UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

POLYCOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.0005 par value
(2)

Aggregate number of securities to which transaction applies:

143,275,913 shares of common stock as of July 20, 2016, which consists of (A) 135,780,063 shares of common stock outstanding, (B) 143,559 shares of common stock issuable upon the exercise of outstanding stock options, (C) 5,562,120 shares of common stock in respect of outstanding restricted stock unit awards, and (D) 1,790,171 shares of common stock in respect of outstanding performance share awards (at 100% of target for such awards).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the maximum aggregate value was determined based upon the sum of (A) 135,780,063 shares of common stock outstanding, (B) 143,559 shares of common stock issuable upon the exercise of outstanding stock options, (C) 5,562,120 shares of common stock in respect of outstanding restricted stock unit awards, and (D) 1,790,171 shares of common stock in respect of outstanding performance share awards (at 100% of target for such awards), each multiplied by $12.50 per share.

In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by .0001007.

	(4)	Proposed maximum aggregate value of transaction: $1,790,948,913
	(5)	Total fee paid: $180,349

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of Polycom, Inc., which is referred to as Polycom, to be held on [●], 2016, at [●], Pacific time, at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated July 8, 2016 (as it may be amended from time to time), which is referred to as the merger agreement, by and among Polycom, Triangle Private Holdings I, LLC, a Delaware limited liability company, which is referred to as Parent, and Triangle Private Merger Sub Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent, which is referred to as Merger Sub. Parent and Merger Sub are affiliates of Siris Capital Group, LLC, which is referred to as Siris. Pursuant to the terms of the merger agreement, upon the satisfaction or waiver of certain closing conditions, Merger Sub will merge with and into Polycom, which is referred to as the merger, and Polycom will become an indirect wholly owned subsidiary of Parent. Prior to entering into the merger agreement, Polycom terminated the Agreement and Plan of Merger, dated April 15, 2016 (as amended), which is referred to as the Mitel Merger Agreement, with Mitel Networks Corporation, which is referred to as Mitel. The Mitel Merger Agreement was terminated to enable Polycom to enter into the transaction with Parent, which Polycom’s board of directors deemed to be superior to the transaction with Mitel.

If the merger is completed, you will be entitled to receive $12.50 in cash, without interest, for each share of Polycom common stock you own (unless you have properly exercised your dissenters’ rights with respect to such shares), which represents a premium of approximately: (1) 15.3% to Polycom’s closing stock price on April 5, 2016, the last full trading day prior to recent speculation that Polycom was exploring a sale; and (2) 15.0% to Polycom’s closing stock price on July 7, 2016, the last trading day prior to the public announcement of the merger agreement.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of Polycom’s board of directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read this proxy statement and the annexes and documents incorporated by reference carefully.

Polycom’s board of directors unanimously recommends that Polycom stockholders vote “FOR” the proposal to adopt the merger agreement, which is necessary to complete the merger.

The merger will entitle stockholders to appraisal rights under the General Corporation Law of the State of Delaware, which is referred to as the DGCL. To exercise appraisal rights, a stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled “The Merger—Appraisal Rights of Polycom Stockholders,” beginning on page 74 of this proxy statement.

Your vote is very important regardless of the number of shares of Polycom common stock that you own. The merger cannot be completed unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of at least a majority of the shares of Polycom common stock issued and outstanding and entitled to vote on the record date for the special meeting.

Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at the special meeting.

If you have any questions or need assistance voting your shares of Polycom common stock, please contact Polycom’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Phone: (800) 322-2885 or (212) 929-5500

On behalf of Polycom’s board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Peter A. Leav

Chief Executive Officer, President and Director

The accompanying proxy statement is dated [●], 2016 and, together with the enclosed form of proxy card, is first being mailed to stockholders of Polycom on or about [●], 2016.

Polycom, Inc.

6001 America Center Drive

San Jose, California 95002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS to be held on [●], 2016

To the Stockholders of Polycom, Inc.:

Notice is hereby given that a special meeting of stockholders of Polycom, Inc., a Delaware corporation, which is referred to as Polycom, will be held at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002, on [●], 2016, at [●], Pacific time, for the following purposes:

1.	to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 8, 2016 (as it may be amended from time to time), which is referred to as the merger agreement, by and among Polycom, Triangle Private Holdings I, LLC, a Delaware limited liability company, which is referred to as Parent, and Triangle Private Merger Sub Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent, which is referred to as Merger Sub, providing for the merger of Merger Sub with and into Polycom, which is referred to as the merger (a copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice and is described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 23 and 85, respectively, of the proxy statement accompanying this notice); this proposal is referred to as the Merger proposal;

2.	to vote on a proposal to approve adjournment or postponement of the special meeting to a later date or dates, if necessary or appropriate, (1) to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger proposal, or (2) if the failure to adjourn or postpone would reasonably be expected to be a violation of applicable law for the distribution of any required amendment or supplement to the proxy statement accompanying this notice to be timely provided to Polycom stockholders; this proposal is referred to as the Adjournment proposal; and

3.	to vote on a proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Polycom’s named executive officers in connection with the merger; this proposal is referred to as the Compensation proposal.

Polycom will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof by or at the direction of Polycom’s board of directors, which is referred to as the Polycom Board. Please refer to the proxy statement of which this notice is a part for further information with respect to the business to be transacted at the special meeting.

The Polycom Board has fixed the close of business on [●], 2016 as the record date for the special meeting. Only Polycom stockholders of record at that time are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Completion of the merger is conditioned on adoption of the merger agreement by Polycom stockholders, which requires the approval of holders of at least a majority of the shares of Polycom common stock issued and outstanding and entitled to vote on the record date for the special meeting.

The Polycom Board has unanimously approved the merger and the merger agreement, declared the merger agreement advisable and in the best interest of Polycom and its stockholders, and unanimously recommends that Polycom stockholders vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the proposal to approve the adjournment or postponement of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies, and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Polycom’s named executive officers in connection with the merger.

Your vote is very important regardless of the number of shares of Polycom stock that you own. Whether or not you expect to attend the special meeting in person, to ensure your representation at the special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (1) visiting the Internet site listed on the Polycom proxy card, (2) calling the toll-free number listed on the Polycom proxy card or (3) submitting your Polycom proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Polycom stock who is present at the special meeting may vote in person, thereby revoking any previously submitted proxy. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in the accompanying proxy statement. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the broker, bank or other nominee.

The enclosed proxy statement provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting. We urge you to carefully read this proxy statement, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning the merger or this proxy statement, would like additional copies or need help voting your shares of Polycom stock, please contact Polycom’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Phone: (800) 322-2885 or (212) 929-5500

By Order of the Board of Directors of Polycom, Inc.

Sayed M. Darwish

Chief Legal Officer, Executive Vice President of

Corporate Development and Secretary

San Jose, California

[●], 2016

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and Polycom’s special meeting, which is referred to as the special meeting. They may not include all the information that is important to stockholders of Polycom. Stockholders should carefully read this entire proxy statement, including the annexes and the other documents referred to or incorporated by reference herein.

Q:	What is the merger?

A:	Polycom, Inc., which is referred to as Polycom, Triangle Private Holdings I, LLC, which is referred to as Parent, and Triangle Private Merger Sub Inc., an indirect wholly owned subsidiary of Parent, which is referred to as Merger Sub, have entered into an Agreement and Plan of Merger, dated as of July 8, 2016 (as it may be amended from time to time), which is referred to as the merger agreement. Parent and Merger Sub are affiliates of Siris Capital Group, LLC, which is referred to as Siris. Under the merger agreement, subject to satisfaction (or waiver to the extent permissible under the merger agreement) of the conditions to the merger set forth in the merger agreement and described in this proxy statement, Merger Sub will merge with and into Polycom, with Polycom continuing as the surviving corporation and a wholly owned subsidiary of Parent, which is referred to as the merger. A copy of the merger agreement is attached as Annex A to this proxy statement.

Prior to entering into the merger agreement, Polycom terminated the Agreement and Plan of Merger, dated April 15, 2016 (as amended on June 10, 2016), which is referred to as the Mitel Merger Agreement, with Mitel Networks Corporation, which is referred to as Mitel. The Mitel Merger Agreement was terminated to enable Polycom to enter into the transaction with Parent, which Polycom’s board of directors, which is referred to as the Polycom Board, deemed to be superior to the transaction with Mitel.

Q:	Why am I receiving these materials?

A:	Polycom is sending these materials to its stockholders to help them decide how to vote their shares of Polycom common stock, which is referred to as Polycom stock, with respect to the merger.

The merger cannot be completed unless Polycom stockholders approve the adoption of the merger agreement. Polycom is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about the special meeting and the merger is contained in this proxy statement.

Q:	What will Polycom stockholders receive in the merger?

A:	In the merger, Polycom stockholders will receive, for each share of Polycom stock (other than shares of Polycom stock held by Polycom, Parent or their respective subsidiaries and shares of Polycom stock with respect to which appraisal rights are properly demanded and not withdrawn under the General Corporation Law of the State of Delaware, which is referred to as the DGCL) an amount in cash equal to $12.50, without interest, which is referred to as the merger consideration

Q:	What are the U.S. federal income tax consequences of the merger to Polycom stockholders?

A:	In general, as a result of the merger, each U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 78 of this proxy statement) will be required to recognize a gain or loss with respect to its shares of Polycom stock exchanged in the merger in an amount equal to the difference between (1) the merger consideration received by such U.S. Holder and (2) the adjusted tax basis of the shares of Polycom stock exchanged therefor. Any gain or loss realized by a Non-U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences”) upon the exchange of shares of Polycom stock for the merger consideration generally will not be subject to U.S. federal income tax, subject to certain exceptions.

Parent and Polycom intend, for U.S. federal income tax purposes, to treat the payment of the merger consideration pursuant to the merger as (1) a redemption of a portion of the shares of Polycom stock held by each Polycom stockholder in exchange for the portion of the merger consideration that is funded by Polycom (including any borrowing by Merger Sub or Polycom and any cash distributed to Polycom from subsidiaries of Polycom), which is referred to as the redemption cash, and (2) an exchange of a portion of the shares of Polycom stock held by each Polycom stockholder for the portion of the merger consideration that is funded by Parent, which is referred to as the merger cash. The shares of Polycom stock held by each Polycom stockholder will be divided between these transactions based on the relative proportion of the merger consideration that is funded by the redemption cash and the merger cash, respectively.

The tax consequences of the merger may vary depending on the specific facts and circumstances of any particular Polycom stockholder. You should carefully read the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 78 of this proxy statement. Furthermore, you should consult your own tax advisor for a full understanding of the tax consequences of the merger.

Q:	What will happen to my Polycom stock options and other stock-based awards?

A:	At the time of the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger, which is referred to as the effective time:

•	each award of options to purchase shares of Polycom stock, which is referred to as a Polycom stock option award, that is outstanding immediately prior to the effective time, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the excess of (1) the merger consideration, over (2) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by

•	the number of shares of Polycom stock underlying such Polycom stock option award; and

•	each award of restricted stock units covering shares of Polycom stock, which is referred to as a Polycom RSU award, and award of performance shares covering shares of Polycom stock, which is referred to as a Polycom performance share award, that is outstanding immediately prior to the effective time, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the merger consideration multiplied by

•	the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the effective time).

Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger, regardless of whether vested or unvested, that is held by each of Polycom’s executive officers and directors will be cancelled in exchange for an amount in cash (without interest and subject to applicable tax withholdings), payable on the business day immediately prior to the closing date of the merger, determined as follows:

•	with regard to each such Polycom stock option award: (1) the excess of (A) the merger consideration over (B) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by (2) the number of shares of Polycom stock underlying such Polycom stock option award; and

•	with regard to each such Polycom RSU award and Polycom performance share award: (1) the merger consideration multiplied by (2) the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the cancellation of such Polycom performance share award).

Q:	When do Polycom and Parent expect to complete the merger?

A:	Polycom and Parent are working to complete the merger as soon as practicable. We currently expect that the merger will be completed during the third or fourth quarter of 2016. Neither Polycom nor Parent can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including federal and foreign regulatory approvals. See the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page 100 of this proxy statement.

Q:	What am I being asked to vote on, and why is this approval necessary?

A:	Polycom stockholders are being asked to vote on the following proposals:

•	to approve the adoption of the merger agreement, which is referred to as the Merger proposal;

•	to approve any proposal to adjourn or postpone the special meeting from time to time, if necessary or appropriate (1) to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger proposal, or (2) if the failure to adjourn or postpone would reasonably be expected to be a violation of applicable law for the distribution of any required amendment or supplement to this proxy statement to be timely provided to Polycom stockholders, which is referred to as the Adjournment proposal; and

•	to approve, by non-binding, advisory vote, compensation that will or may become payable to Polycom’s named executive officers in connection with the merger, which is referred to as the Compensation proposal.

Approval of the Merger proposal by Polycom stockholders is required for completion of the merger.

Q:	How does the Polycom Board recommend that I vote?

A:	The Polycom Board unanimously recommends that Polycom stockholders vote “FOR” the Merger proposal, “FOR” the Adjournment proposal, and “FOR” the Compensation proposal.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable to Polycom’s named executive officers in connection with the merger?

A:	SEC rules require Polycom to seek a non-binding, advisory vote regarding compensation that will or may become payable by Polycom to its named executive officers in connection with the merger.

Q:	What is the compensation that will or may become payable to Polycom’s named executive officers in connection with the merger for purposes of this advisory vote?

A:	The compensation that will or may become payable by Polycom to its named executive officers in connection with the merger is certain compensation that is tied to or based on the merger and payable to certain of Polycom’s named executive officers. For further detail, see the section entitled “Polycom Proposals—Item 3. The Compensation Proposal,” beginning on page 112 of this proxy statement.

Q:	What will happen if Polycom stockholders do not approve the Compensation proposal?

A:	Approval of the Compensation proposal is not a condition to completion of the merger. The vote with respect to the Compensation proposal is an advisory vote and will not be binding on Polycom or Parent. If the merger agreement is adopted by Polycom stockholders and the merger is completed, the compensation that will or may become payable by Polycom to its named executive officers in connection with the merger may be paid to Polycom’s named executive officers even if Polycom stockholders fail to approve such compensation.

Q:	What vote is required to approve each proposal at the special meeting?

A:	The affirmative vote of holders of a majority of the shares of Polycom stock issued and outstanding and entitled to vote at the close of business on [●], 2016, which is referred to as the record date for the special meeting, is required to approve the Merger proposal, which is referred to as the Polycom stockholder approval.

The affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting is required to approve the Adjournment proposal.

The affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting is required to approve the Compensation proposal.

Q:	What constitutes a quorum?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Polycom stock issued and outstanding on the record date for the special meeting is necessary to constitute a quorum at the special meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the special meeting or (2) have properly submitted a proxy by voting their shares as discussed below. Under the DGCL, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the special meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your Polycom stock certificates at this time. If the merger is completed, you will receive instructions for surrendering your Polycom stock certificates in exchange for the merger consideration from the paying agent.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the notice of special meeting has been sent directly to you by Polycom. As the stockholder of record, you have the right to grant your voting proxy directly to Polycom or to a third party, or to vote in person at the special meeting.

If your shares are held by a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the notice of special meeting has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or nominee as to how to vote your shares. Please refer to the voting instruction card provided by your broker, trustee or nominee. You are also invited to attend the special meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	How can I vote my shares in person at the special meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the special meeting. Shares held beneficially in street name may be voted in person at the special meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the special meeting, we recommend that you also submit your vote as instructed below, so that your vote will be counted even if you later decide not to attend the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the special meeting. For instructions on how to vote by proxy, please refer to the instructions below and those included on the proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By Internet—Stockholders of record of Polycom stock with Internet access may submit proxies by following the “Vote by Internet” instructions on the proxy card until 11:59 p.m., Eastern time, on [●], 2016. If you are a beneficial owner of Polycom stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for Internet voting availability.

By telephone—Stockholders of record of Polycom stock who live in the United States or Canada may submit proxies by following the “Vote by Telephone” instructions on the proxy card until 11:59 p.m., Eastern time, on [●], 2016. If you are a beneficial owner of Polycom stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

By mail—Stockholders of record of Polycom stock may submit proxies by following the “Vote by Mail” instructions on the proxy card. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the special meeting in order for your shares to be voted. If you are a beneficial owner of Polycom stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for mail voting availability.

Q:	When and where is the special meeting of stockholders? What must I bring to attend the special meeting?

A:	The special meeting of Polycom stockholders will be held at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002, on [●], 2016, at [●], Pacific time. Subject to space availability, all Polycom stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Stockholders may request directions by calling (408) 586-6000.

If you wish to attend the special meeting, you must bring photo identification. If you hold your shares through a broker, bank or other nominee, you must also bring proof of ownership, such as the voting instruction form from your broker or other nominee or a copy of a brokerage statement reflecting your stock ownership as of the record date.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Polycom or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

In accordance with the rules of the NASDAQ, banks, brokerage firms and other nominees who hold shares of Polycom stock in street name for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters when they have not received instructions from beneficial owners. It is expected that all proposals to be voted on at the special meeting are such “non-routine” matters. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares, which is referred to as a broker non-vote.

If you are a Polycom stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank, trust company or other nominee may not vote your shares on the Merger proposal, which broker non-votes will have the same effect as a vote against such proposal; and

•	your broker, bank, trust company or other nominee may not vote your shares on the Adjournment proposal or the Compensation proposal, which broker non-votes will have no effect on the vote count for such proposals (except for determining whether a quorum is present).

Q:	What if I fail to vote or abstain?

A:	For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting in person and does not vote, or returns a proxy with an “abstain” instruction.

With respect to the Merger proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” the Merger proposal.

With respect to the Adjournment proposal, an abstention will have the same effect as a vote cast “AGAINST” the Adjournment proposal. If a Polycom stockholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the vote count for the Adjournment proposal (assuming a quorum is present).

With respect to the Compensation proposal, an abstention will have the same effect as a vote cast “AGAINST” the Compensation proposal. If a Polycom stockholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the vote count for the Compensation proposal (assuming a quorum is present).

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Polycom stock represented by your proxy will be voted as recommended by the Polycom Board with respect to that proposal. Unless you check the box on your proxy card to withhold discretionary authority, the applicable proxy holder may use discretion to vote on other matters properly before the special meeting.

Q:	May I change or revoke my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of Polycom;

•	by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the special meeting and voting in person.

If you choose any of the first three methods, you must take the described action no later than the beginning of the special meeting.

If your shares are held in an account at a broker, bank or other nominee and you have delivered your voting instruction card to your broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	What happens if I sell my shares of Polycom stock after the record date but before the special meeting?

A:	The record date for the special meeting (the close of business on [●], 2016) is earlier than the date of the special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Polycom stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by Polycom stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	Do I have appraisal rights in connection with the merger?

A:	Subject to the closing of the merger, record holders of Polycom stock who do not vote in favor of the adoption of the merger agreement and otherwise comply fully with the requirements and procedures of Section 262 of the DGCL may exercise their rights of appraisal, which generally entitle stockholders to receive a cash payment equal to the fair value of their Polycom stock exclusive of any element of value arising from the accomplishment or expectation of the merger. The “fair value” could be higher or lower than, or the same as, the merger consideration. A detailed description of the appraisal rights and procedures available to Polycom stockholders is included in the section entitled “The Merger—Appraisal Rights of Polycom Stockholders,” beginning on page 74 of this proxy statement. The full text of Section 262 of the DGCL is attached as Annex C to this proxy statement.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact Polycom’s proxy solicitation agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. You are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the risk that the conditions to the merger are not satisfied on a timely basis or at all and the failure of the merger to close for any other reason;

•	the risk that the merger agreement may be terminated in certain circumstances that require us to pay Parent a termination fee;

•	risks related to Parent’s ability to obtain the necessary equity and debt financing set forth in the financing commitments entered into in connection with the merger agreement, or alternative financing, as applicable, or the failure of any such financing to be sufficient to consummate the merger and the other transactions contemplated by the merger agreement;

•	the fact that, although Parent must use reasonable best efforts to obtain the equity and debt financing contemplated by the financing commitments, there is a risk that the such financing might not be obtained and that, in certain instances, our only viable recourse would be a $130 million (or $150 million in some cases) termination fee payable by Parent, as described in the section entitled “The Merger Agreement—Termination Fees,” beginning on page 103 of this proxy statement,

•	the inherent uncertainty associated with financial or other projections;

•	the outcome of any legal proceedings that have been, or may be, instituted against us and others related to the Mitel Merger Agreement or the merger agreement;

•	risks that the proposed merger disrupts our current operations or affects our ability to retain or recruit key employees;

•	risks related to the diversion of management’s attention from our ongoing business operations;

•	the effect of the announcement or pendency of the merger on our business relationships (including, employees, customers, channel partners and suppliers), operating results and business generally;

•	the risk that our stock price may decline significantly if the merger is not completed;

•	the amount of costs, fees and expenses incurred by us in connection with the Mitel Merger Agreement, the merger agreement or the merger; and

•	the fact that under the terms of the merger agreement, we are unable to solicit other acquisition proposals during the pendency of the merger.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption, and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Forward-looking statements speak only as of the date they are made. Except as required by law, we undertake no obligation to update or revise these forward-looking statements for any reason. You are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

SUMMARY

This summary highlights selected information contained in this proxy statement and does not contain all the information that may be important to you. We urge you to read carefully this proxy statement in its entirety, including the annexes. Additional, important information, which we also urge you to read, is contained in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page 118 of this proxy statement. Unless stated otherwise, all references in this proxy statement to Polycom are to Polycom, Inc., all references to Parent are to Triangle Private Holdings I, LLC, all references to Merger Sub are to Triangle Private Merger Sub Inc., all references to “we,” “us” and “our” refer to Polycom, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of July 8, 2016 and as amended from time to time, by and among Polycom, Parent and Merger Sub, a copy of which is attached as Annex A to this proxy statement.

The Parties

Polycom, Inc.

6001 America Center Drive

San Jose, California 95002

Phone: (408) 586-6000

Polycom is a Delaware corporation based in California and a global leader in helping organizations achieve new levels of teamwork, efficiency and productivity by unleashing the power of human collaboration. More than 400,000 companies and institutions worldwide defy distance with secure video, voice and content solutions from Polycom to increase productivity, speed time to market, provide better customer service, expand education and save lives. Together with Polycom’s global partner ecosystem, it provides flexible collaboration solutions for any environment that deliver a high-quality user experience, a broad multi-vendor interoperability and investment protection.

Additional information concerning Polycom is included in the Polycom reports incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page 118 of this proxy statement. Polycom stock is listed on the NASDAQ, trading under the symbol “PLCM.”

Triangle Private Holdings I, LLC

c/o Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, New York 10022

Phone: (212) 231-0095

Parent is a Delaware limited liability company that was formed on July 5, 2016, by a newly-formed affiliate of Siris. Siris is a private equity firm focused on complex, control equity investments in the telecom, technology and technology-enabled business service sectors. Parent was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Polycom will be an indirect wholly owned subsidiary of Parent.

Triangle Private Merger Sub Inc.

c/o Siris Capital Group, LLC

601 Lexington Avenue, 59th Floor

New York, NY 10022

Phone: (212) 231-0095

Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of Parent, formed on July 5, 2016, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Merger Sub will cease to exist.

The Merger

On July 8, 2016, Parent, Merger Sub and Polycom entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement and in accordance with the DGCL, Merger Sub will merge with and into Polycom, with Polycom continuing as the surviving corporation and a wholly owned subsidiary of Parent.

Consideration to be Received in the Merger by Polycom Stockholders

At the effective time, each share of Polycom stock issued and outstanding immediately prior to the effective time (other than shares of Polycom stock held by Polycom, Parent or their respective subsidiaries and shares of Polycom stock with respect to which appraisal rights are properly demanded and not withdrawn under the DGCL) will be cancelled and converted into the right to receive the merger consideration, consisting of cash in an amount equal to $12.50, without interest.

Treatment of Polycom Stock Options and Other Stock-Based Awards

At the effective time, each Polycom stock option award, that is outstanding immediately prior to the effective time, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the excess of (1) the merger consideration, over (2) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by

•	the number of shares of Polycom stock underlying such Polycom stock option award.

At the effective time, each Polycom RSU award and Polycom performance share award that is outstanding immediately prior to the effective time, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the merger consideration multiplied by

•	the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the effective time).

Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger, regardless of whether vested or unvested, that is held by each of Polycom’s executive officers and directors, will be cancelled in exchange for an amount in cash (without interest and subject to applicable tax withholdings), payable on the business day immediately prior to the closing date of the merger, determined as follows:

•	with regard to each such Polycom stock option award: (1) the excess of (A) the merger consideration over (B) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by (2) the number of shares of Polycom stock underlying such Polycom stock option award; and

•	with regard to each such Polycom RSU award and Polycom performance share award: (1) the merger consideration multiplied by (2) the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the cancellation of such Polycom performance share award).

For a more complete discussion of the treatment of Polycom stock options and other stock-based awards, see the section entitled “The Merger Agreement—Treatment of Polycom Stock Options and Other Stock-Based Awards,” beginning on page 87 of this proxy statement. For further discussion of the treatment of Polycom stock options, restricted stock units and performance share awards held by directors and executive officers of Polycom, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65 of this proxy statement.

Recommendation of the Polycom Board

After careful consideration, the Polycom Board unanimously recommends that Polycom stockholders vote “FOR” the Merger proposal, “FOR” the Adjournment proposal, and “FOR” the Compensation proposal.

For a more complete description of the Polycom Board’s reasons for the merger and the recommendation of the Polycom Board, see the section entitled “The Merger—Polycom Board’s Recommendation and Its Reasons for the Merger,” beginning on page 48 of this proxy statement.

Opinion of Polycom’s Financial Advisor

Morgan Stanley & Co. LLC, referred to as Morgan Stanley, was retained by the Polycom Board to act as its financial advisor in connection with the merger. On July 7, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on the same date, to the Polycom Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of shares of Polycom stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the Polycom Board, dated July 7, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion, this section and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Polycom Board, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of Polycom stock pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how Polycom stockholders should vote at any stockholders’ meeting to be held in connection with the merger or take any other action with respect to the merger.

For a description of the opinion that the Polycom Board received from Morgan Stanley, see the section entitled “The Merger—Opinion of Polycom’s Financial Advisor,” beginning on page 52 of this proxy statement.

Interests of Directors and Executive Officers in the Merger

Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger

Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger, regardless of whether vested or unvested, that is held by each of Polycom’s executive officers and directors will be cancelled in exchange for an amount in cash (without interest and subject to applicable tax withholdings), payable on the business day immediately prior to the closing date of the merger, determined as follows:

•	with regard to each such Polycom stock option award: (1) the excess of the merger consideration over (B) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by (2) the number of shares of Polycom stock underlying such Polycom stock option award; and

•	with regard to each such Polycom RSU award and Polycom performance share award: (1) the merger consideration multiplied by (2) the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the cancellation of such Polycom performance share award).

The cancellation in exchange for cash described above is expected to apply to each of the Polycom equity awards held by Polycom’s named executive officers and non-employee directors that are outstanding on the business day immediately before the closing date of the merger.

Please also see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Equity Interests of Polycom’s Executive Officers and Non-Employee Directors,” beginning on page 71 of this proxy statement, for further information regarding these equity awards.

Change of Control Severance Agreements for Polycom’s Executive Officers

Polycom has entered into a change of control severance agreement with each of its executive officers. Under the terms of each change of control severance agreement, the executive officer is obligated to remain with Polycom for six months following a change of control of Polycom (as defined in the agreements and whereby the merger will constitute a change of control of Polycom under the agreements), subject to certain limitations. If, within 12 months following a change of control (or within 24 months following a change of control for Mr. Leav), the executive officer is involuntarily terminated other than for cause (as defined in the change of control severance agreements), resigns for good reason (as defined in the change of control severance agreements), or dies or terminates employment due to disability, he or she will receive:

•	a lump sum payment equal to 100% of annual base salary and target bonus (or, for Mr. Leav, 200% of annual base salary and target bonus);

•	a lump sum cash payment equal to 24 multiplied by his or her monthly premium for continued health care coverage for the executive officer and his or her spouse and eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in the first month following termination of employment; and

•	full vesting of then-outstanding Polycom equity awards and the immediate right to exercise any then-outstanding Polycom stock option awards and similar awards, with any performance goals subject to Polycom performance share awards or other performance-based awards deemed achieved at the target levels.

If such executive officer’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Polycom’s then-existing severance or benefit plans or pursuant to any other written agreement.

Parent has agreed that the closing of the merger will constitute good reason under certain change of control severance agreements. Please see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Change of Control Severance Agreements for Polycom’s Executive Officers,” beginning on page 67 of this proxy statement, for further information regarding these change of control severance agreements.

For a further discussion of the interests of Polycom’s directors and executive officers in the Merger, see “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 65 of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger

In general, as a result of the merger, each U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 78 of this proxy statement) will be required to recognize gain or loss with respect to its shares of Polycom stock exchanged in the merger in an amount equal to the difference between (1) the merger consideration received by such U.S. Holder and (2) the adjusted tax basis of the shares of Polycom stock exchanged therefor. Any gain or loss realized by a Non-U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences”) upon the exchange of shares of Polycom stock for the merger consideration generally will not be subject to U.S. federal income tax, subject to certain exceptions.

Parent and Polycom intend, for U.S. federal income tax purposes, to treat the payment of the merger consideration pursuant to the merger as (1) a redemption of a portion of the shares of Polycom stock held by each Polycom stockholder in exchange for the redemption cash, and (2) an exchange of a portion of the shares of Polycom stock held by each Polycom stockholder for the merger cash. The shares of Polycom stock held by each Polycom stockholder will be divided between these transactions based on the relative proportion of the merger consideration that is funded by the redemption cash and the merger cash, respectively.

The tax consequences of the merger may vary depending on the specific facts and circumstances of any particular Polycom stockholder. You should read carefully the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 78 of this proxy statement. Furthermore, you should consult your own tax advisor for a full understanding of the tax consequences of the merger.

Appraisal Rights

Under Delaware law, if the merger is completed, record holders of Polycom stock who do not vote in favor of the adoption of the merger agreement and who otherwise properly exercise their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Polycom stock, in lieu of receiving the merger consideration. The “fair value” could be higher or lower than, or the same as, the merger consideration. The relevant provisions of the DGCL are included as Annex C to this proxy statement. Polycom stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Polycom stockholders who are considering exercising that right are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal. For a more detailed description of Polycom stockholder’s appraisal rights, see the section entitled “The Merger—Appraisal Rights of Polycom Stockholders,” beginning on page 74 of this proxy statement.

Regulatory Approvals

To complete the merger, Parent and Polycom must obtain certain approvals or consents from, or make filings with, a number of United States federal and foreign antitrust regulators and other regulatory authorities described below. For more information about regulatory approvals relating to the merger, see the sections entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 72, “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts and Regulatory Filings,” beginning on page 96 and “The Merger Agreement—Conditions to the Merger,” beginning on page 100 of this proxy statement. Although we expect that all regulatory clearances and approvals will be obtained, we cannot assure you that these clearances and approvals will be timely obtained or obtained under the terms of the merger agreement at all or that the granting of these clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

HSR Act

The merger is subject to the requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, which provides that certain transactions may not be completed until required information has been furnished to the Antitrust Division of the Department of Justice, which is referred to as the DOJ, and the Federal Trade Commission, which is referred to as the FTC, and until certain waiting periods have been terminated, have expired or approval has been obtained. Each of Parent and Polycom filed a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the merger on [●], 2016. The waiting period with respect to the merger under the HSR Act will expire at 11:59 p.m., Eastern time, on [●], 2016, unless terminated earlier or extended by a second request.

German ARC

The German Act Against Restraints of Competition of 1958, which is referred to as the German ARC, imposes a pre-merger notification requirement on all transactions that qualify as concentrations and meet certain specified financial thresholds, which the merger meets. Accordingly, consummation of the merger is conditional upon the merger being cleared by the German Federal Cartel Office, which is referred to as the Bundeskartellamt. Clearance can be granted explicitly or is also considered granted if, after a transaction has been notified, the applicable waiting periods expire without any decision by the Bundeskartellamt. Parent filed a notification of the transactions with the Bundeskartellamt as prescribed by the German ARC on [●], 2016.

Russian FLN 135

Under the Russian Federal Law No.135-FZ dated July 26, 2006, “On Protection of Competition,” which is referred to as the Russian FLN 135, and related regulations, consummation of the merger is subject to the consent of the Federal Antimonopoly Service of the Russian Federation, which is referred to as FAS Russia. Parent filed a notification to FAS Russia pursuant to the Russian FLN 135 on [●], 2016, and FAS Russia has until [●], 2016 to issue its decision, unless such date is otherwise extended.

Source and Amount of Funds

We estimate that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement will be approximately $2.0 billion, which will be funded through a combination of equity financing under the equity commitment letters described below, debt financing under the debt commitment letter described below, and Polycom’s cash and cash equivalents on hand at closing. This amount includes the funds needed to (1) pay Polycom stockholders the amounts due to them under the merger agreement, (2) make payments in respect of Polycom’s outstanding equity-based awards pursuant to the merger agreement, (3) refinance or otherwise discharge certain outstanding indebtedness of Polycom, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger, and (4) pay related fees, expenses and taxes, including the $60 million termination fee that was paid to Mitel in connection with the termination of the Mitel Merger Agreement.

In connection with the financing of the merger, Parent entered into equity commitment letters, dated as of July 8, 2016, with each of (1) Siris Partners III, L.P., (2) Siris Partners III Parallel, L.P., (3) investment funds affiliated with StepStone Group LP, (4) Hamilton Lane Co-Investment Fund III Holdings-2 LP, and (5) investment funds affiliated with GCM Customized Fund Investment Group, L.P., for an aggregate equity commitment of approximately $692 million, which letters are referred to as the equity commitment letters and which parties are referred to collectively as the equity investors.

In addition, Merger Sub entered into a debt commitment letter, dated as of July 7, 2016, with Macquarie Capital Funding LLC and Macquarie Capital (USA) Inc., for an aggregate debt commitment of $1.0 billion, which letter is referred to as the debt commitment letter and which parties are referred to collectively as the debt financing parties. The equity commitment letters and the debt commitment letter are collectively referred to as the financing commitments, and the financing under each of them is referred to as the equity financing and the debt financing, respectively.

We cannot assure you that the amounts committed under the financing commitments, together with Polycom’s cash and cash equivalents on hand, will be sufficient to consummate the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fail to fund the committed amounts in breach of such financing commitments or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the consummation of the merger, the failure of Parent and Merger Sub to obtain any portion of the equity financing or debt financing (or any alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay Polycom a termination fee of $130 million (or $150 million in some cases), as described in the section entitled “The Merger Agreement—Termination Fees,” beginning on page 103 of this proxy statement.

The availability of the debt financing is subject to conditions, but is not subject to due diligence or other similar conditions. Further, the debt commitment letter contains customary “certain funds” provisions which materially limit the ability of the debt financing parties to be released from their respective commitments under the debt commitment letter. However, such financing may not be considered assured. For a more detailed description of the financing commitments, see the section entitled “Source and Amount of Funds,” beginning on page 81 of this proxy statement.

Although the obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition, the merger agreement provides that, without Parent’s agreement, the closing of the merger will not occur earlier than the third business day after the expiration of the marketing period, which (subject to certain exceptions) is the first period of 15 consecutive business days throughout which Parent has received certain financial information from Polycom necessary to syndicate any debt financing and satisfaction of the specified merger conditions. For more information, see the section entitled “The Merger Agreement—Marketing Period,” beginning on page 85 of this proxy statement.

Limited Guarantee

Pursuant to a limited guarantee delivered by Siris Partners III, L.P. and Siris Partners III Parallel, L.P., which are referred to as the guarantors, in favor of Polycom, dated as of July 8, 2016, which is referred to as the limited guarantee, the guarantors agreed to guarantee as and when due:

•	the obligation of Parent under the merger agreement to pay Polycom a termination fee of $130 million (or $150 million in some cases) if the merger agreement is terminated by Polycom under certain circumstances as described in the section entitled “The Merger Agreement—Termination Fees,” beginning on page 103 of this proxy statement; and

•	certain additional amounts, including certain reimbursement and indemnification obligations of Parent under the merger agreement and taxes incurred by Polycom in connection with the repatriation of cash held outside of the United States into its United States bank accounts.

The guarantors’ obligations under the limited guarantee are subject to an aggregate cap equal to the amount of (1) the termination fee, plus (2) the amount of the reimbursement and indemnification obligations described above, plus (3) all reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by Polycom in connection with its enforcement of such guarantee, less the portion of the above amounts, if any, paid to Polycom by Parent, Merger Sub or any other person that is not rescinded or otherwise returned.

For a more detailed description of the limited guarantee, see the section entitled “Source and Amount of Funds—Limited Guarantee,” beginning on page 83 of this proxy statement.

Conditions to Completion of the Merger

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after Polycom stockholder approval of the adoption of the merger agreement at the special meeting, receipt of all required regulatory approvals, and the expiration of the first period of 15 consecutive business days after the date of the merger agreement (subject to certain exceptions) throughout which (1) Parent has received certain required financial information from Polycom related to financing the merger, which is referred to as the required information, (2) certain conditions to Parent’s obligation to complete the merger have been satisfied or waived, and (3) nothing has occurred and no condition or state of facts exists that would cause any of the conditions to Parent’s obligation to complete the merger to fail to be satisfied assuming the closing of the merger were to be scheduled on the last day of such 15 consecutive business day period.

Conditions to the Obligations of the Parties to Complete the Merger

The obligations of each of Parent, Merger Sub and Polycom to complete the merger are subject to the satisfaction (or waiver to the extent permissible under the merger agreement) of various conditions, including the following:

•	Polycom having obtained the Polycom stockholder approval;

•	no law or order will have been promulgated, entered, enforced, enacted or issued or be applicable to the merger by any governmental entity that prohibits, restrains or makes illegal the consummation of the merger; and

•	the waiting period (or any extension) applicable to the merger under the HSR Act must have expired or been terminated, and Parent and Polycom must have received evidence of clearance of the merger from the relevant governmental authorities in Germany and Russia, or the waiting period applicable to the merger under the German ARC and the Russian FLN 135 must have expired or been terminated.

Conditions to the Obligations of Each of Parent and Merger Sub to Complete the Merger

The obligations of Parent and Merger Sub to complete the merger are also subject to the satisfaction (or waiver to the extent permissible under the merger agreement) on or prior to the effective time of the following conditions:

•	the representations and warranties of Polycom in the merger agreement with respect to Polycom’s corporate organization, corporate authorization and ownership of subsidiaries, absence of certain changes, finder’s fees, the opinion of Polycom’s financial advisor and anti-takeover laws applicable to Polycom will be accurate in all material respects as of the date of the merger agreement and the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date);

•	the representations and warranties of Polycom in the merger agreement with respect to certain matters of Polycom’s capitalization will be accurate in all respects as of the date of the merger agreement and as of the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date), except for any inaccuracies in such representations and warranties which do not increase Polycom’s fully diluted capitalization by more than 0.10% in the aggregate from Polycom’s fully diluted capitalization as set forth in such representations and warranties;

•	all other representations and warranties of Polycom in the merger agreement being true and correct in all respects (without giving effect to any materiality or material adverse effect qualifier in such representation or warranty), as of the date of the merger agreement and as of the closing date of the merger (other than if made as of an earlier date, then as of such earlier date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have or result in, a material adverse effect on Polycom;

•	Polycom having complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform in the merger agreement at or prior to the closing date of the merger;

•	as of the closing of the merger, Polycom (excluding its subsidiaries) must have no less than $475 million in U.S. currency in its bank accounts in the United States;

•	Parent having received a certificate signed on behalf of Polycom by its chief executive officer and chief financial officer certifying that the conditions above have been satisfied; and

•	since the date of the merger agreement, Polycom must not have suffered a material adverse effect that is continuing.

Conditions to the Obligations of Polycom to Complete the Merger

The obligation of Polycom to complete the merger is also subject to the satisfaction (or waiver to the extent permissible under the merger agreement) on or prior to the effective time of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the merger agreement with respect to their organization and authorization, finder’s fees and ownership of Polycom stock will be accurate in all material respects as of the date of the merger agreement and the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date);

•	all other representations and warranties of Parent and Merger Sub in the merger agreement being true and correct in all respects (without giving effect to any materiality or material adverse effect qualifier in such representation or warranty), as of the date of the merger agreement and as of the closing date of the merger (other than if made as of an earlier date, then as of such earlier date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under the merger agreement or to consummate the merger;

•	Parent and Merger Sub having complied with or performed in all material respects all of the covenants and agreements they are required to comply with or perform in the merger agreement at or prior to the closing date of the merger; and

•	Polycom having received a certificate signed on behalf of Parent by its chief executive officer and chief financial officer certifying that the conditions above have been satisfied.

Timing of the Merger

The merger is expected to be completed during the third or fourth quarter of 2016. However, it is possible that factors outside of Parent’s and Polycom’s control could require them to complete the merger at a later time or not to complete the merger at all.

No Solicitation

In the merger agreement, Polycom has agreed not to, nor permit any of its subsidiaries to, nor authorize or permit any of the officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly facilitate, any inquiry or the making of any proposal which constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation,” beginning on page 92 of this proxy statement);

•	approve or recommend any acquisition proposal;

•	approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any acquisition proposal (other than an acceptable confidentiality agreement, which is described below, entered into in accordance with the merger agreement);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal; or

•	agree to do any of the foregoing.

The merger agreement includes customary exceptions such that, prior the Polycom stockholder vote and subject to certain conditions, Polycom may engage in negotiations regarding and, subject to complying with certain specified procedures and, in certain circumstances, a payment of a termination fee as described below, the Polycom Board may change its recommendation of the merger (1) in light of, or terminate the merger agreement to enter into an agreement for, an unsolicited takeover proposal that is determined to be a superior proposal (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation,”), or (2) in light of an intervening event (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation”), in each case, to the extent necessary to do so to comply with applicable fiduciary duties. For a more detailed discussion of the limitations on solicitation of acquisition proposals from third parties and the ability of the Polycom Board to change its recommendation for the merger, see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation,” beginning on page 92 of this proxy statement.

Termination of the Merger Agreement; Termination Fees

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of Parent and Polycom;

•	by either Parent or Polycom:

•	if any court or governmental authority of competent jurisdiction has issued a final and non-appealable order or enacted a law permanently restraining, enjoining or otherwise prohibiting or making illegal the merger;

•	if the merger has not been completed by January 4, 2017, which is referred to as the outside date; provided, however, in the event the marketing period has commenced but the 15 consecutive business day period has not been completed on or before such date, it will be extended for the remaining 15 consecutive business day period plus five business days; provided, however, that this right to terminate will not be available to any party whose breach of any provision of the merger agreement results in the failure of the effective time to have occurred by such time; or

•	if the Polycom stockholder approval is not obtained at the special meeting or at any adjournment or postponement of such meeting;

•	by Polycom:

•	prior to the receipt of the Polycom stockholder approval, if (1) the Polycom Board authorizes Polycom to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the merger agreement, (2) substantially concurrent with the termination of the merger agreement, Polycom enters into the acquisition agreement with such third party, and (3) prior to or concurrently with such termination, Polycom pays to Parent, in immediately available funds, a termination fee of $60 million;

•	at any time prior to the effective time if (1) any of Parent’s representations or warranties in the merger agreement have become inaccurate, such that the condition regarding the bring down of Parent’s representations and warranties would not be satisfied, or (2) Parent has failed to comply with or perform its covenants or agreements in the merger agreement, such that the condition regarding the bring down of Parent’s covenants and agreements would not be satisfied, subject to certain rights to cure such inaccuracies or breaches; provided, however, that Polycom shall not have the right to terminate the merger agreement if Polycom is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•

in the event that (1) the conditions to Parent’s obligations to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing or unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective material covenants or agreements contained in the merger agreement), (2) Parent and Merger Sub have failed to consummate the merger when required by the merger agreement, (3) Polycom has irrevocably notified Parent in writing that Polycom is ready, willing and able to consummate the merger, (4) Polycom has given Parent written notice at least three business days prior to such termination stating Polycom’s intention to terminate the merger agreement if Parent and Merger Sub fail to consummate the merger, and (5) Parent and Merger Sub fail to consummate the merger on the later of the expiration of such three business day period and the date set forth in such notice;

•	by Parent:

•	prior to the receipt of the Polycom stockholder approval, if the Polycom Board or any of its committees makes an adverse recommendation change; or

•	at any time prior to the effective time if (1) any of Polycom’s representations or warranties in the merger agreement have become inaccurate, such that the condition regarding the bring down of Polycom’s representations and warranties would not be satisfied, or (2) Polycom has failed to comply with or perform its covenants or agreements in the merger agreement, such that the condition regarding the bring down of Polycom’s covenants and agreements would not be satisfied, subject to certain rights to cure such inaccuracies or breaches; provided, however, that Parent shall not have the right to terminate the merger agreement if Parent is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement.

If the merger agreement is terminated as described above, the merger agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•	certain other provisions of the merger agreement, including with respect to indemnification, expense reimbursement, the allocation of fees and expenses and, if applicable, the termination fees described below, will survive termination;

•	no termination will affect the obligations of the parties contained in the confidentiality agreement; and

•	no termination will relieve Polycom from liability for willful breach of a representation, warranty or covenant in the merger agreement.

Under the merger agreement, Polycom has agreed to pay Parent a termination fee of $60 million if the merger agreement is terminated under specified circumstances, and Polycom has agreed to repay to Parent the $60 million termination fee under the Mitel Merger Agreement if the merger agreement is terminated under specified circumstances.

Under the merger agreement, Parent has agreed to pay Polycom a termination fee of $130 million (or $150 million if Parent or Merger Sub willfully breaches the merger agreement and such willful breach is the primary cause for the termination) if the merger agreement is terminated under different specified circumstances.

If paid to Polycom or Parent, the termination fee will be the receiving party’s sole and exclusive remedy under the merger agreement, and the paying party and certain other parties identified in the merger agreement will have no further liability to the receiving party and certain other parties identified in the merger agreement in connection with the merger agreement, except in the case of a willful breach by Polycom.

For a more detailed discussion of each party’s termination rights and the related termination fee obligations, see the sections entitled “The Merger Agreement—Termination,” beginning on page 101, “The Merger Agreement—Effect of Termination,” beginning on page 103, and “The Merger Agreement—Termination Fees,” beginning on page 103 of this proxy statement.

Matters to be Considered at the Special Meeting

At the special meeting, Polycom stockholders will be asked to consider and vote upon:

•	the Merger proposal;

•	the Adjournment proposal; and

•	the Compensation proposal.

Approval of the Merger proposal by Polycom stockholders is required for completion of the merger.

The affirmative vote of holders of a majority of the shares of Polycom stock issued and outstanding and entitled to vote on the record date for the special meeting is required to approve the Merger proposal.

The affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting is required to approve the Adjournment proposal and the Compensation proposal.

If a quorum is not present, the special meeting may be adjourned or postponed by the chairman of the meeting. For a more detailed discussion of the requirements for quorum and adjournment, see the section entitled “Special Meeting—Quorum,” beginning on page 108 of this proxy statement.

The Polycom Board unanimously recommends that Polycom stockholders vote “FOR” all of the proposals set forth above, as more fully described under the section entitled “Polycom Proposals,” beginning on page 112 of this proxy statement.

Share Ownership of Polycom Directors and Executive Officers

At the close of business on July 13, 2016, the most recent practicable date for which such information was available, Polycom directors and executive officers and their affiliates were entitled to vote 1,074,556 shares of Polycom stock or approximately 0.8% of the shares of Polycom stock outstanding on that date. The number and percentage of shares of Polycom stock owned by directors and executive officers of Polycom and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of July 13, 2016.

THE MERGER

The following is a discussion of the material terms of the merger agreement by and among Polycom, Parent and Merger Sub. You should read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement and incorporated by reference herein.

Background of the Merger

The Polycom Board routinely evaluates Polycom’s business alternatives and strategic opportunities as part of its ongoing evaluation of developments in the marketplace and participates in discussions with third parties regarding possible commercial arrangements, partnerships and transactions, as well as regularly considering opportunities to enhance stockholder value. As part of this evaluation, the Polycom Board has from time to time considered a variety of strategic alternatives for Polycom, including (1) the continuation of Polycom’s business plan as an independent enterprise, (2) modifications to Polycom’s strategy and product suite, (3) potential expansion opportunities into new business lines through acquisitions and combinations of Polycom with other businesses, (4) potential divestitures of one or more product lines, and (5) a possible sale of Polycom.

Polycom had periodic meetings with Siris in 2014 regarding a potential transaction. On October 2, 2014, Polycom entered into a confidentiality agreement with Siris in order to allow Polycom to share information during such conversations on a confidential basis. On December 22, 2014, Polycom management had an informal call with Siris. During the call, Siris informed Polycom that Siris was not currently interested in additional engagement with Polycom at that time. No specific proposals were discussed during any of Polycom’s conversations with Siris in 2014.

On July 10, 2015, a director of Mitel introduced Rich McBee, the President and Chief Executive Officer of Mitel, by email to Peter Leav, the President and Chief Executive Officer of Polycom.

Between July 10, 2015 and August 6, 2015, Mitel and Mitel’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as BofA Merrill Lynch, had discussions with Polycom regarding Mitel’s interest in Polycom and a potential offer by Mitel for Polycom.

On August 6, 2015, the Polycom Board met at Polycom’s headquarters with representatives of Wilson Sonsini Goodrich & Rosati, professional corporation, Polycom’s outside legal counsel, which is referred to as WSGR, in attendance. At that meeting, management made a presentation on Polycom’s positioning in the current market environment and certain strategic alternatives and certain then active and contemplated corporate development projects, and discussions to date with Mitel. In response to a prior request by the Polycom Board, representatives of financial advisor Morgan Stanley & Co. LLC, which is referred to as Morgan Stanley, attended the meeting in an informal capacity and discussed with the Polycom Board Polycom’s current situation, noting challenges in Polycom’s business. Representatives of Morgan Stanley also discussed with the Polycom Board a range of strategic alternatives, including a potential merger with Mitel. The Polycom Board discussed the foregoing matters but did not make any determinations at that time regarding Polycom’s strategic plans or willingness to engage in discussions with Mitel, its representatives or any other party regarding a potential business combination. The Polycom Board, however, authorized management to negotiate and enter into a confidentiality agreement with Mitel in anticipation of possible discussions with Mitel regarding a potential business combination transaction.

On August 12, 2015, Mr. McBee contacted Mr. Leav. Mr. Leav informed Mr. McBee that, in the absence of a specific proposal with details regarding a potential transaction, including with respect to the structure and the premium payable, the Polycom Board could not evaluate the benefits of a combination of Polycom and Mitel, but invited Mitel to make a written proposal. Mr. McBee recommended to Mr. Leav that they meet to discuss the details of a potential transaction in order to facilitate Mitel making a written proposal.

On August 13, 2015, Siris contacted Polycom to re-engage in discussions regarding a potential transaction.

On September 14, 2015, Jesse Cohn, Senior Portfolio Manager of Elliott Management Corp., which is referred to as Elliott, sent the Polycom Board a letter disclosing that Elliott had acquired beneficial ownership or economic interests in 4.9% of the outstanding Polycom stock. In the letter, Mr. Cohn stated that Polycom’s outlook was becoming increasingly difficult and requested a dialogue with Polycom. Mr. Cohn also suggested that Polycom consider consolidation opportunities with several other companies in the unified communications industry, particularly Mitel, a company in which Mr. Cohn stated that Elliott was one of the largest shareholders and had previously disclosed in public filings an ownership interest.

On September 21, 2015, Mitel submitted to Polycom a non-binding proposal to acquire Polycom in a strategic combination for consideration of $12.50 per share of Polycom stock, payable 50% in cash and 50% in Mitel common shares, with the number of Mitel common shares to be fixed at the time of signing a definitive merger agreement.

On September 24, 2015, the Polycom Board met telephonically. Representatives of Morgan Stanley and WSGR discussed with the Polycom Board the terms of the Mitel proposal and communications certain members of the Polycom Board had with Mr. Cohn of Elliott, along with the letter from Mr. Cohn. Representatives of Morgan Stanley then reviewed recent discussions with a strategic entity and a potential acquisition target of Polycom, and representatives of WSGR discussed the directors’ fiduciary duties. Following the departure of representatives of Morgan Stanley, the Polycom Board discussed the retention of Morgan Stanley as Polycom’s financial advisor and directed management to work with Morgan Stanley to continue to evaluate and provide analysis of Polycom’s strategic alternatives.

On September 28, 2015, members of Polycom management met with representatives of Siris. On September 29, 2015, a representative of Siris contacted Mr. Leav to request a follow-up meeting to discuss Siris’ continued interest in acquiring Polycom.

On September 30, 2015, Mr. McBee contacted Mr. Leav to request a meeting with the Polycom Board so that he could describe the benefits of Mitel’s September 21 proposal. The Polycom Board determined that Mitel’s September 21 proposal did not warrant a meeting with Mr. McBee, but authorized Mr. Leav to meet with Mr. McBee on behalf of the Polycom Board.

On October 1, 2015, Polycom entered into an engagement letter with Morgan Stanley as Polycom’s financial advisor.

On October 8, 2015, Elliott filed a Schedule 13D with respect to its beneficial ownership of Polycom stock, which included a letter to Polycom. In the filing and letter Elliott stated that it had acquired beneficial ownership or economic interests in approximately 6.6% of the outstanding Polycom stock. Elliott advocated that Polycom review its strategic options, including going private transactions with a private equity sponsor, with a focus on consolidation transactions with other companies in its industry, including Mitel, with which Elliott said it had an ongoing dialogue. Later that day, Polycom issued a press release, stating that the Polycom Board and management regularly review and evaluate Polycom’s strategy and that Polycom maintains an ongoing dialogue with stockholders and would be meeting with Elliott.

On October 12, 2015, at the request of Elliott, Mr. Leav and certain members of the Polycom Board met with Mr. Cohn to discuss Elliott’s letters of September 14 and October 8.

On October 13, 2015, the Polycom Board met telephonically to revisit its consideration of Mitel’s September 21 proposal in light of recent communications with representatives of Elliott. The Polycom Board also discussed a request from Elliott that Polycom sign a confidentiality agreement with Elliott so that the parties could engage in more detailed discussions. The Polycom Board considered Elliott’s request but took no action at that time. The Polycom Board also discussed with management the status of the forecasts that the Polycom Board had requested form management and that were to be discussed at an upcoming meeting of the Polycom Board.

On October 20, 2015, Polycom amended the confidentiality agreement with Siris to extend its term and the term of the protection of confidential information, standstill and non-solicit provisions.

On October 22, 2015, shortly after Polycom announced its earnings for the third quarter of 2015, Elliott sent another letter to the Polycom Board, advocating either a take-private transaction with a private equity sponsor or a value focused M&A strategy, including a potential transaction with Mitel.

Also on October 22, 2015, as previously authorized by the Polycom Board, Mr. Leav met with Mr. McBee to discuss Mitel’s September 21 proposal.

On October 23, 2015, the Polycom Board met telephonically with representatives of Morgan Stanley and WSGR to discuss recent communications with Mitel and the upcoming meeting that Siris had requested. The Polycom Board also discussed recent communications from Elliott and Elliott’s further requests to enter into a confidentiality agreement and to conduct more detailed discussions with Polycom. The Polycom Board determined that there could be benefits to Polycom and its stockholders to enter into a nondisclosure agreement with Elliott, but that they wished to consider it further prior to entering into such a nondisclosure agreement.

On October 25, 2015, Polycom management had a call with representatives of Siris to review the agenda for the upcoming meeting and discuss some of the information to be shared at the meeting, including Polycom’s financial model.

On October 27, 2015, Morgan Stanley and Polycom management met with Siris to discuss Siris’ continuing interest in a potential transaction. During the meeting, Siris provided background information on Siris and prior Siris transactions. Polycom agreed to follow up with Siris following the next meeting of the Polycom Board on November 4, 2015.

On October 28, 2015, as part of ongoing periodic discussions on unrelated matters, members of Polycom management had a discussion with representatives of a strategic entity, which is referred to as Strategic Entity 1, to discuss whether Strategic Entity 1 would have interest in a strategic transaction with Polycom.

On November 2, 2015, Siris sent a non-binding letter to Polycom indicating that it would be interested in discussing a potential acquisition of Polycom for cash at a price of $12.00 to $12.50 per share.

On November 4, 2015, the Polycom Board met at Polycom’s headquarters for a regular quarterly meeting with representatives of management, Morgan Stanley and WSGR in attendance. The Polycom Board discussed Polycom’s performance during the quarter and various administrative and operational matters. Polycom management then led a discussion of several stand-alone operating scenarios for Polycom that management had prepared pursuant to previous Polycom Board requests, based on various assumptions. The scenarios included a Baseline Case, also referred to as the 0% Growth Case, an Upside Case, a Downside Case and an Endpoint Focus Case. The Baseline Case presented management’s estimate of the likely outcome based on Polycom’s then current business strategy. The Upside and Downside Cases were prepared by adjusting upwards or downwards the revenue and profit projections used for the Baseline Case. The Endpoint Focus Case contemplated a strategic pivot whereby Polycom would focus on increased partnering related to its video endpoint products and further reductions in sales, marketing, and R&D efforts in the platform business. The Polycom Board discussed the various assumptions and strategic decisions included in the various cases and, after also discussing the various limitations inherent in making projections of future circumstances and results, determined that the Baseline Case was a reasonably likely plan absent a strategic pivot and that the Endpoint Focus Case might represent an attractive shift in Polycom’s business plans warranting further consideration, although it involved additional execution risk. The Polycom Board directed management to continue to refine the business plans and strategies reflected in the Endpoint Focus Case so that the Polycom Board could further consider them in the future. The Polycom Board also discussed Elliott’s activities with Polycom and other entities.

On November 5, 2015, the Polycom Board reconvened the board meeting from the prior day. Mr. Leav and representatives of Morgan Stanley reviewed the status of the discussions with Mitel and Siris. Representatives of WSGR discussed the directors’ fiduciary duties in considering a business combination or other significant corporate transaction, including the Polycom Board’s duties of loyalty, care and candor, the applicable standards of judicial review, and the importance of being appropriately informed as a board. Representatives of WSGR also discussed the Polycom Board’s discretion in determining whether and how to pursue a transaction and potential additional considerations in a transaction with a private equity sponsor.

At the request of the Polycom Board, representatives of Morgan Stanley then discussed with the Polycom Board Morgan Stanley’s preliminary views on Polycom’s current position and prospects as a stand-alone company and a range of strategic alternatives that might be available to Polycom. Representatives of Morgan Stanley also identified key considerations associated with such alternatives. Representatives of Morgan Stanley discussed the status of discussions with Mitel and Siris and also reviewed a preliminary list of other private equity sponsors and strategic buyers that it believed might have interest in exploring an acquisition of Polycom or another strategic transaction with Polycom. Representatives of Morgan Stanley discussed with the Polycom Board the financial forecasts of Polycom that had been prepared by management and discussed with the Polycom Board on the previous day, including the Baseline Case and Endpoint Focus Case, and then discussed preliminary valuation analyses with respect to Polycom based on the financial forecasts that management had presented the previous day. Representatives of Morgan Stanley also reviewed factors related to a leveraged buyout of Polycom and an overview and analysis of the cash/stock merger proposal of Mitel, including Mitel’s share price performance, key benchmarks, pro forma P&L and pro forma share price, and relative contribution analysis. Representatives of Morgan Stanley noted that Mitel had communicated that it would not be able to make an all cash offer. The Polycom Board discussed its desire for deal certainty in any transaction given the significant risks to Polycom’s business if an announced transaction did not close. The Polycom Board also discussed alternative transactions in which Polycom could potentially acquire another company. Representatives of Morgan Stanley also reviewed various share buy-back scenarios.

At the request of the Polycom Board, representatives of Morgan Stanley presented a framework for initiating a confidential, targeted market check in order to determine whether there were any other strategic buyers or private equity sponsors with interest in a potential transaction. The Polycom Board then discussed the appropriate scope and timing of a potential market check, including the advantages and disadvantages of different approaches. The Polycom Board directed that management continue its dialogue with Strategic Entity 1, which had indicated a preference for a commercial relationship but had agreed to discuss a potential acquisition with Polycom. Representatives of Morgan Stanley noted that, other than Mitel and Siris, there had been no in-bound contact from any strategic buyers or private equity sponsors following the 13D filing by Elliott and Polycom’s October 8 press release. After discussion, the Polycom Board directed Morgan Stanley to contact up to 10 private equity sponsors, one potential strategic buyer and one identified potential target company, to determine their respective interest in a potential transaction with Polycom. The Polycom Board also directed Morgan Stanley and Polycom management to hold further discussions with Mitel in an effort to seek an improved proposal from Mitel.

Immediately after the Polycom Board meeting, the independent members of the Polycom Board met in executive session and decided to engage additional legal counsel to advise the independent directors in connection with their consideration and direction of a potential strategic transaction in light of the potential involvement of private equity sponsors in a transaction with the company and the potential conflicts with management that such a transaction might present. Thereafter, one of the independent directors interviewed law firms to serve as counsel to the independent directors.

On November 9, 2015, Polycom management had a further discussion with Strategic Entity 1 regarding Strategic Entity 1’s interest in a strategic transaction. Strategic Entity 1 indicated its continued strong preference for a commercial relationship rather than a business combination.

On November 14, 2015, the Polycom Board met telephonically. At the request of the Polycom Board, representatives of Morgan Stanley updated the directors on discussions with Mitel and Siris, as well as on discussions with Elliott. The Polycom Board was also informed that Strategic Entity 1 had indicated it was not interested in pursuing a potential business combination transaction with Polycom. The Polycom Board directed Morgan Stanley to assess whether another potential strategic counterparty identified by the Polycom Board, which is referred to as Strategic Entity 2, would be capable of a transaction with Polycom. The Polycom Board discussed Polycom’s financial plans and representatives of Morgan Stanley gave preliminary views on valuations of Polycom based upon the Baseline Case and Endpoint Focus Case. Legal counsel reviewed and discussed with the Polycom Board the terms of a proposed form of non-disclosure agreement to be used with potential bidders.

On November 16, 2015, the independent members of the Polycom Board met telephonically, without Polycom management or representatives of Morgan Stanley present. At the invitation of the independent members, Morrison & Foerster LLP, which is referred to as MoFo, who the independent members of the Polycom Board had selected as their legal counsel, attended in its capacity as outside legal counsel to the independent members of the Polycom Board. The independent members of the Polycom Board discussed Polycom’s recent contact with Mr. Cohn of Elliott related to Mr. Cohn’s belief in the need for a strategic change at Polycom and consolidation within Polycom’s industry. At the request of the independent members of the Polycom Board, representatives of MoFo discussed the potential entry by Polycom into a non-disclosure agreement with Elliott, as requested by Elliott, to conduct more detailed discussions between Elliott and Polycom. The independent members concluded that entering into such an agreement with Elliott in order to encourage input from Elliott would be in the best interests of Polycom and its stockholders, and determined to direct management to enter into such an agreement on behalf of Polycom. The independent members of the Polycom Board discussed the various stand-alone plans that Polycom had developed and determined to continue discussions regarding those plans. The independent members of the Polycom Board and representatives of MoFo discussed the use of a special committee, and the independent members of the Polycom Board determined that there was no need to establish such a committee at that time based on the lack of conflicts of interest or logistical issues on the part of the full Polycom Board that might necessitate using a committee, but noted that the Polycom Board should continue to monitor such conflicts and other issues. Representatives of MoFo discussed the information that had been provided thus far to Siris and mechanics around provision of information, as well as the role of management in communications with potential buyers, and the independent members directed MoFo to prepare guidelines for communications that could be given to Polycom management by the Polycom Board. The independent members of the Polycom Board discussed the potential advantages and disadvantages of public disclosure of Polycom’s engagement of Morgan Stanley and determined that it would not be beneficial to disclose the engagement at that time. The independent members of the Polycom Board also discussed a potential acquisition by Polycom of a target company that had been previously discussed with the Polycom Board and determined to continue to take steps to consider Polycom’s alternatives on a stand-alone or other basis.

On November 19, 2015, Mitel delivered a revised non-binding proposal to Polycom pursuant to which Mitel would acquire Polycom for $13.75 per share of Polycom stock, payable 50% in cash and 50% in Mitel common shares, with the number of shares determined at the time of signing a definitive merger agreement. Mitel also proposed to offer Polycom stockholders the ability to elect between stock and cash, subject to adjustment and proration.

Also on November 19, 2015, Siris sent representatives of Morgan Stanley a list of information requests that it believed would help Siris support a higher offer price for Polycom in a potential transaction.

On November 20, 2015, pursuant to the directions of the independent members of the Polycom Board, Polycom entered into a nondisclosure agreement with Elliott.

Also on November 20, 2015, the independent members of the Polycom Board reviewed and approved materials prepared by Polycom management and Morgan Stanley for distribution to potential counterparties, and directed Morgan Stanley to use such materials in reaching out to potential counterparties.

On November 23, 2015, the Polycom Board met telephonically. Mr. Leav gave an update on recent meetings with Mitel and representatives of Morgan Stanley gave an update on Polycom’s strategic initiatives. Representatives of Morgan Stanley described recent due diligence meetings with Mitel. Morgan Stanley also provided a preliminary analysis of Mitel’s November 19 proposal. The Polycom Board directed management and Morgan Stanley to continue to engage with Mitel to improve the terms and perform due diligence. Representatives of Morgan Stanley then updated the Polycom Board on its discussion with Siris and noted that management was collecting information requested by Siris to help support a higher offer price for Polycom. Representatives of Morgan Stanley then summarized the status of Morgan Stanley’s outreach to other private equity sponsors, and noted that one had immediately declined to engage and the others were considering whether they were interested in exploring a potential acquisition of Polycom. The Polycom Board directed management and Morgan Stanley to continue their engagement with the same group of private equity sponsors and to begin scheduling management meetings with those private equity sponsors in December. The Polycom Board then discussed whether any other parties might have an interest in acquiring Polycom, and discussed several potential strategic buyers. Representatives of Morgan Stanley noted Strategic Entity 2 would likely have difficulty acquiring Polycom given its debt load. The Polycom Board also discussed the possibility of a business combination with Strategic Entity 2, but determined that it would present many of the same challenges likely entailed by a business combination with Mitel, but without many of the potential benefits. The Polycom Board then discussed potential communications with Elliott and directed management and Morgan Stanley to provide Elliott with a high level update of Polycom’s efforts but not to share the identity of the private equity sponsors that Polycom was meeting, and to maintain an open dialogue with Mr. Cohn. Representatives of WSGR and MoFo discussed the key terms of a proposed confidentiality agreement that would be entered into with private equity sponsors, highlighting the “standstill” provisions and identifying the circumstances under which such provisions would fall away, prohibitions on bidder contact with potential financing sources and prohibitions on bidder discussions with members of Polycom management regarding employment and equity arrangements without the Polycom Board’s prior consent. Mr. Leav provided an update to the Polycom Board on Polycom management’s perspectives on the stand-alone strategic plans being considered by Polycom.

On November 23, 2015, immediately following the Polycom Board meeting, the independent members of the Polycom Board met telephonically. The independent members discussed Polycom’s stand-alone plans as well as the Polycom Board’s duties in considering potential transactions. The independent members also discussed the role of Polycom management in the review and evaluation of potential transactions and other alternatives, and approved guidelines that Polycom management would be required to follow during the course of such process, including requirements to, except as otherwise instructed by the Polycom Board, treat all potential acquirers equally and not engage in discussions regarding any compensation, retention or investment arrangements with prospective counterparties. After the meeting, these guidelines were conveyed to Mr. Leav.

On November 24, 2015, Mr. Leav, representatives of Morgan Stanley and representatives of Elliott, including Mr. Cohn, had a conference call. As directed by the Polycom Board, Mr. Leav and the representatives of Morgan Stanley gave Elliott a high level update on the process being undertaken by Polycom. Mr. Cohn requested additional information and offered Elliott’s assistance, including with obtaining any necessary financing should a transaction occur. Mr. Cohn communicated that he felt strongly that Polycom should conduct its review process immediately and that a transaction with Mitel could have upside potential for Polycom stockholders.

From November 24, 2015 through December 2015, Polycom and representatives of Morgan Stanley and WSGR solicited the interests of nine additional private equity sponsors and negotiated confidentiality agreements with seven of those private equity sponsors. In the first three weeks of December 2015, Polycom, along with Morgan Stanley, held management meetings with all seven of those sponsors, and in addition, had a meeting with Siris on December 17, 2015.

On November 30, 2015, the Polycom Board met telephonically. Representatives of Morgan Stanley reported on the November 24, 2015 call between Mr. Leav, Morgan Stanley and Elliott. The Polycom Board discussed whether Polycom should consider buying Mitel rather than being acquired by Mitel and determined that in an acquisition of Mitel, Polycom stockholders would not receive a premium for their shares. After discussion of the benefits and detriments of such a transaction, the Polycom Board determined that it was preferable not to pursue an acquisition of Mitel. The representatives of Morgan Stanley also summarized the status of its outreach to various private equity sponsors, and reported that three meetings with private equity sponsors had been scheduled. The Polycom Board discussed whether to publicly announce that it was exploring a potential sale of the company, but concluded, among other matters, that announcing a public process might negatively impact Polycom’s ability to negotiate with potential buyers, and determined not to make a public disclosure about the Polycom Board’s ongoing process.

On November 30, 2015, immediately following the Polycom Board meeting, the independent members of the Polycom Board met telephonically with representatives of MoFo. During this session, the independent directors discussed in greater detail Polycom’s stand-alone strategic and financial plans.

On December 2, 2015, the Polycom Board met telephonically. The Polycom Board discussed further the Baseline Case and the Endpoint Focus Case that had been presented to and been considered by them previously. The Polycom Board discussed the merits of both plans and concluded that both should be presented to potential counterparties. The Polycom Board discussed management meetings that had been scheduled with the private equity sponsors that had expressed interest in a potential transaction with Polycom. Representatives of Morgan Stanley reviewed with the Polycom Board the management presentation that would be presented to potential counterparties and the Polycom Board discussed the proposed presentation and directed Morgan Stanley to use the presentation in its meetings.

On December 7, 2015, the Polycom Board met telephonically. Representatives of Morgan Stanley provided an update on recent meetings that management and Morgan Stanley had held with the private equity sponsors and additional meetings that were in the process of being scheduled. The representatives of Morgan Stanley gave an update on Morgan Stanley’s review of Mitel and also gave an update on an illustrative lending package that Morgan Stanley had prepared, at the request of the Polycom Board, showing terms that a potential buyer might receive from another bank, for use by potential buyers in making initial bids or other responses. The Polycom Board discussed with representatives of Morgan Stanley, WSGR and MoFo the scope of Polycom’s current outreach to private equity sponsors and discussed methods for maintaining competitive pressure among bidders. The Polycom Board then met in executive session and discussed, among other things, Polycom’s recent operations and the impact thereof on the strategic review process.

On December 14, 2015, the Polycom Board met telephonically. Representatives of Morgan Stanley reported that a number of private equity sponsors were still actively engaged with Polycom, but that many of the sponsors had provided feedback that they were having difficulty justifying paying a premium to Polycom’s current stock price and that Morgan Stanley had not received many follow up requests for additional information from those sponsors. The representatives of Morgan Stanley updated the Polycom Board on recent changes in the leveraged acquisition lending environment and the increasing difficulty securing lending commitments for leveraged acquisitions. The representatives of Morgan Stanley also provided an update regarding a potential transaction with Mitel, including a discussion of timing and the then ongoing due diligence process, and discussed next steps in engaging with Mitel. Mr. Leav relayed the recent conversation that Morgan Stanley and Polycom management had with Mr. Cohn of Elliott. Mr. Leav also gave an update on Polycom’s anticipated performance for the first quarter, noting business risks in certain markets.

On December 21, 2015, the Polycom Board met telephonically. Representatives of Morgan Stanley provided an update on the feedback Morgan Stanley had received from the private equity sponsors that had been engaged in meetings with Polycom management. In general, the sponsors had stated that they were not able to justify offering a price for Polycom at or above Polycom’s current market price and had concerns about the leveraged finance market. In particular, representatives of Morgan Stanley noted that Siris indicated that it was not prepared to propose a higher price for Polycom than $12 per share. The Polycom Board discussed whether additional private equity sponsors should be contacted. Representatives of Morgan Stanley noted that Polycom had already explored a potential acquisition of Polycom with a relatively large and representative sample of sponsors. The Polycom Board determined after discussion that further outreach to additional private equity sponsors was not likely to lead to a different response. Representatives of Morgan Stanley next gave an update on discussions with Mitel and noted that a revised proposal was expected from Mitel during the week. Representatives of Morgan Stanley also reviewed its analysis of Mitel. The Polycom Board discussed the valuation of Mitel common shares. The Polycom Board also discussed whether it should look at other strategic acquirers or acquisition targets in addition to Mitel, and representatives of WSGR and MoFo discussed the same with the Polycom Board and representatives of Morgan Stanley. Following such discussion, the Polycom Board directed Morgan Stanley to prepare financial analyses of a transaction with several other acquisition targets. Mr. Leav provided an update on Polycom’s business and noted market challenges.

Immediately following the Polycom Board meeting on December 21, 2015, the independent members of the Polycom Board met telephonically. The independent directors discussed the recent performance of Polycom, the merits of the alternative potential transactions considered by Polycom and Polycom’s business cases in light of continuing market challenges.

Also on December 21, 2015, Mitel delivered a revised non-binding proposal to Polycom pursuant to which Mitel would acquire Polycom for consideration of $14.20 per share of Polycom stock, payable 50% in cash and 50% in Mitel common shares, with the number of Mitel common shares to be fixed at the time of signing a definitive merger agreement. In its proposal, Mitel stated that it was prepared to consider allowing Polycom to appoint members to the combined company’s board and to discuss appointment of some of the combined company’s senior management. Mitel’s proposal also included a request that Polycom agree to negotiate exclusively with Mitel for 30 days starting from January 4.

On December 22, 2015, the Polycom Board met telephonically. Representatives of Morgan Stanley reviewed the revised December 21 proposal from Mitel. The Polycom Board instructed Morgan Stanley to provide Mitel with a counter proposal with the same mix of consideration but a value at the time of signing of $14.40 per share of Polycom stock, and a shorter exclusivity period through January 26, 2016. The Polycom Board also discussed the mechanics of the proposed exchange ratio related to the stock component of Mitel’s proposal.

Immediately following the Polycom Board meeting on December 22, 2015, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board discussed board composition of the combined company following a potential transaction with Mitel.

Also on December 22, 2015, representatives of Morgan Stanley presented a counter proposal to representatives of BofA Merrill Lynch on the terms discussed at the Polycom Board meeting held on December 22, 2015.

On December 24, 2015, Mitel delivered a revised non-binding proposal to Polycom pursuant to which Mitel would acquire Polycom for consideration of $14.40 per share of Polycom stock, with 50% in cash and 50% in Mitel common shares, with the number of Mitel common shares to be fixed at the time of signing a definitive merger agreement, and with Mitel retaining control of the combined company’s board and officer positions. Mitel’s revised proposal requested that Polycom agree to negotiate exclusively with Mitel until January 26, 2016.

On December 28, 2015, Mitel submitted a draft mutual exclusivity agreement between Mitel and Polycom.

On December 29, 2015 the Polycom Board met telephonically. Representatives of Morgan Stanley reported that Mitel’s most recent proposal matched Polycom’s counterproposal regarding value and duration of exclusivity. Representatives of Morgan Stanley also noted that Mitel’s senior management was willing to meet with the Polycom Board for due diligence purposes and to discuss any concerns that the Polycom Board might have. The Polycom Board agreed to meet with Mitel’s senior management and directed Polycom management to arrange the meeting. Representatives of Morgan Stanley also reported that Siris had asked whether Polycom was exploring a transaction with a third party. Legal counsel reviewed with the Polycom Board the material terms of the draft mutual exclusivity agreement Mitel had provided, and the Polycom Board authorized a subset of Polycom Board members to review the draft mutual exclusivity agreement more extensively on behalf of the Polycom Board. The Polycom Board discussed potential strategic business combination transactions with three potential entities, each of which was smaller than Polycom and would, therefore, be a target for Polycom to acquire. Representatives of Morgan Stanley provided the financial analysis of such targets that had been requested at the Polycom Board meeting on December 21. The Polycom Board discussed that Polycom’s stockholders would not receive a premium in such acquisitions as an acquirer and that any such transaction would likely be dilutive to Polycom’s earnings. The Polycom Board discussed the fact that communications with Mitel to date had focused on the Endpoint Focus Case, and directed Morgan Stanley and Polycom management to also provide the Baseline Case to Mitel.

Immediately following the Polycom Board meeting on December 29, 2015, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board further discussed Polycom’s stand-alone plans.

On January 4, 2016, the Polycom Board met at the offices of WSGR and telephonically. Mr. McBee and Steven E. Spooner, the Chief Financial Officer of Mitel, were in attendance for a portion of the meeting to provide a review of Mitel’s business, operations, and strategies and Mitel’s perspectives on a transaction with Polycom.

Also on January 4, 2016, Polycom and Mitel entered into a mutual exclusivity agreement providing for exclusive negotiations regarding a transaction until January 26, 2016.

On January 5 and 6, 2016, management of Polycom and its advisors met with management of Mitel and its advisors and conducted due diligence meetings.

Also on January 6, 2016, Mr. Cohn of Elliott called Mr. Leav and representatives of Morgan Stanley to relay Elliott’s preference that Polycom enter into a transaction with Mitel before Polycom’s planned earnings announcement on January 26, 2016.

On January 7, 2016, the Polycom Board met telephonically. Mr. Leav confirmed to the Polycom Board that Mitel had received the Baseline Case and the Endpoint Focus Case. At the request of the Polycom Board, Representatives of Morgan Stanley noted to the Polycom Board that, in line with recent changes in global securities markets, Polycom stock had decreased to $11.53 per share and Mitel common shares were trading at $7.12 per share. Morgan Stanley discussed with the Polycom Board the fact that the relative decline in stock prices had increased the premium Mitel would have to pay to a level larger than Mitel had expected. Representatives of Morgan Stanley also provided an update on diligence meetings with Mitel. The Polycom Board discussed that because of a deterioration in debt markets, Mitel was considering raising equity capital to finance part of the proposed transaction. The Polycom Board agreed to allow Mitel to contact potential equity investors and directed Morgan Stanley to manage Mitel’s outreach to potential equity financing sources. The Polycom Board discussed whether to propose having Polycom stockholders receive more stock and less cash in the deal as an alternative and concluded that this alternative could be addressed at a later date if necessary or desired. Representatives of Morgan Stanley informed the Polycom Board about its call with Mr. Cohn on January 6, 2016. Representatives of Morgan Stanley and the Polycom Board discussed Polycom’s stand-alone plans, including both the Baseline Case and the Endpoint Focus Case. Mr. Leav also provided the Polycom Board with a preliminary update on Polycom’s fourth quarter results.

Also on January 7, 2016, immediately following the Polycom Board call, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board discussed various alternative structures for a transaction in the event that Mitel was unable to secure sufficient financing to fund the proposed cash consideration component contemplated in the deal. The independent members of the Polycom Board also discussed corporate governance and leadership of the combined company.

On January 8, 2016, each of Polycom and Mitel opened a virtual data room to the other party and its advisors to enable each of the parties to conduct due diligence.

On January 10, 2016, Mitel’s legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, which is referred to as Paul, Weiss, sent a draft of the Mitel Merger Agreement to representatives of WSGR. Following receipt of the draft agreement, representatives of WSGR and Paul, Weiss negotiated the terms of the Mitel Merger Agreement with input from their respective clients.

On January 18, 2016, the Polycom Board met telephonically. Representatives of Morgan Stanley discussed with the Polycom Board the status of the discussions with Mitel and noted that, in line with volatility in global markets, Mitel’s share price had fallen more than 15% since its December 23 proposal, and Polycom’s stock price also had fallen, thus resulting in increasing dilution to Mitel, which would result in a larger premium to Polycom stockholders under the currently contemplated terms, since Mitel had agreed to determine the number of Mitel common shares payable as consideration at the time of signing a definitive merger agreement. The representatives of Morgan Stanley also noted issues Mitel had raised regarding securing debt financing for the transaction. Representatives of WSGR reported on open items in the Mitel Merger Agreement, including issues related to deal certainty and financing-related risks.

On January 21, 2016, Mr. McBee telephoned Mr. Leav to convey that, although Mitel remained positive about the possibility of a transaction with Polycom, in light of the recent global decline in equity prices, including the price of Mitel common shares and Polycom stock, Mitel would not be able to proceed with a transaction on the basis of its December 23 proposal.

On January 21, 2016, the Polycom Board met telephonically. Mr. Leav reported to the Polycom Board on the discussion he had with Mr. McBee. The Polycom Board discussed whether to approach other potential counterparties again or consider other strategies, such as a stock buyback. The Polycom Board determined that, given the consistent feedback from prior discussions with private equity sponsors, it was unlikely that such discussions would yield any superior results, and accordingly that it would not be beneficial to approach potential counterparties beyond those already in the process at that time.

On January 21, 2016, Polycom closed its virtual data room to Mitel and its advisors. Mitel then closed its virtual data room to Polycom and its advisors. On that same day, representatives of Paul, Weiss and WSGR put their negotiations with respect to the Mitel Merger Agreement on hold.

On January 27, 2016, at the request of Elliott, representatives of Morgan Stanley called Mr. Cohn of Elliott, who reiterated his preference that Polycom enter into a transaction with Mitel before Mitel’s fourth quarter and year-end earnings announcement. On January 30, 2016, Elliott sent a letter to the Polycom Board urging the Polycom Board to pursue an immediate transaction with Mitel. In the letter, Elliott also noted that it had offered to retain its equity stake in Polycom and to finance the transaction.

On February 2, 2016, representatives of Morgan Stanley had dinner scheduled with the CEO of a strategic entity, which is referred to as Strategic Entity 3, to discuss unrelated matters. At the direction of Polycom, the representatives of Morgan Stanley inquired whether Strategic Entity 3 had any interest in exploring a strategic transaction with Polycom.

On February 7, 2016, representatives of BofA Merrill Lynch telephoned representatives of Morgan Stanley to convey a revised non-binding proposal pursuant to which Mitel would acquire Polycom for consideration of

$11.50 per share of Polycom stock, consisting of $5.18 in cash and 0.9 of a Mitel common share (with an implied value of $6.32 per share of Polycom stock, based on the closing price of a Mitel common share on February 3, 2016).

On February 10, 2016, the Polycom Board met at Polycom’s headquarters. The Polycom Board discussed Polycom’s strategic alternatives, including Mitel’s most recent revised proposal, and discussed and approved Polycom’s 2016 annual operating plan. The Polycom Board discussed whether to conduct outreach to additional private equity sponsors and determined instead to request a “go-shop” from Mitel if a transaction occurred. The Polycom Board also requested that Morgan Stanley approach Mitel with a counterproposal, consisting of $5.18 in cash and 1.17 Mitel common shares (implying a total value per share of Polycom stock of $12.50, based on the closing price of a Mitel common share of $6.26 on February 10, 2016), and additional governance rights.

On February 11 and 12, 2016, representatives of Morgan Stanley contacted Siris and another private equity sponsor that Morgan Stanley had previously contacted in December to gauge whether either had interest in re-engaging in discussions with Polycom in light of the then-current valuations of Polycom.

On February 12, 2016, representatives of Morgan Stanley contacted representatives of BofA Merrill Lynch with the revised transaction proposal, which BofA Merrill Lynch subsequently conveyed to Mitel.

On February 15, 2016, Siris emailed representatives of Morgan Stanley and requested a follow up call with Polycom’s management, and permission to approach five potential debt sources.

On February 18, 2016, representatives of BofA Merrill Lynch contacted representatives of Morgan Stanley with a revised non-binding proposal pursuant to which Mitel would acquire Polycom for consideration per share of Polycom stock consisting of $5.18 in cash and 1.0 Mitel common share (implying a total value per share of Polycom stock of $12.23, based on the closing price of a Mitel common share of $7.05 on February 18, 2016). In addition, under the revised proposal Polycom would be entitled to designate two directors to the combined company’s board and would have a “go-shop” allowing it to actively seek an alternative transaction for 15 days after signing a definitive agreement with Mitel.

On February 19, 2016, representatives of Morgan Stanley spoke to Siris. Siris stated that while it might still be interested in a transaction with Polycom, challenges in the debt markets would have a $2 per share negative impact on its earlier indications of price range and, therefore, its proposed transaction price would have to be lowered to a range of $10.00 to $10.50 per share.

On February 19, 2016, the Polycom Board met telephonically. Mr. Leav and representatives of Morgan Stanley discussed with the Polycom Board the terms of Mitel’s most recent proposal. Morgan Stanley also provided an update to the Polycom Board on discussions with Siris, and Strategic Entity 3, and the Polycom Board instructed Morgan Stanley to engage with another private equity sponsor, which is referred to as Sponsor 2, and Strategic Entity 3. Representatives of Morgan Stanley provided an overview and analysis of the latest Mitel proposal to the Polycom Board. The Polycom Board determined to make a counterproposal to Mitel of $5.18 per share in cash and 1.05 Mitel common shares (implying a total value per share of Polycom stock of $12.45 based on the closing price of a Mitel common share of $6.92 on February 19, 2016) and directed Morgan Stanley to convey such counterproposal to Mitel. The Polycom Board discussed the capital markets and accessibility of funds for Mitel to finance the transaction.

On February 19, 2016, representatives of Morgan Stanley contacted representatives of BofA Merrill Lynch to convey Polycom’s counterproposal discussed at the February 19 Polycom Board meeting.

Also on February 19, 2016, representatives of Morgan Stanley contacted Mr. Cohn of Elliott to inform him that Polycom would probably not announce a transaction before March 1, 2016. Elliott expressed its support for a transaction with Mitel and indicated that, if requested, Elliott would execute a support agreement agreeing to vote its shares of Polycom stock and Mitel common shares in favor of such a transaction.

On February 20, 2016, representatives of BofA Merrill Lynch contacted representatives of Morgan Stanley to convey a revised non-binding proposal pursuant to which Mitel would acquire Polycom for consideration per share of Polycom stock of $5.53 in cash and 1.0 Mitel common share (implying a total value per share of Polycom stock of $12.45, based on the closing price of a Mitel common share of $6.92 on February 19, 2016).

Also on February 20, 2016, the Polycom Board authorized Polycom management to re-engage directly with Mitel and its advisors, to permit Mitel to complete its due diligence of Polycom. The Polycom Board also instructed Polycom management to conduct further due diligence of Mitel.

On February 22, 2016, representatives of WSGR and Paul, Weiss resumed negotiations with respect to the Mitel Merger Agreement.

On February 22, 2016, representatives of Morgan Stanley emailed Siris to cancel the scheduled call given that the proposed value that Siris was considering was not competitive with the proposal received from Mitel and that the Polycom Board had authorized Polycom management to re-engage directly with Mitel. Siris agreed with the decision to cancel the call.

On February 23, 2016, representatives of Morgan Stanley had discussions with Sponsor 2, which indicated that it could perhaps pay a price in the $11.00 range per share of Polycom stock, subject to the availability of debt financing in an improved financing market.

On February 24, 2016, representatives of Morgan Stanley and Mr. Leav met with Strategic Entity 3 to discuss a potential transaction with Polycom. The Chief Executive Officer of Strategic Entity 3 conveyed to them that Strategic Entity 3 had decided to hire a financial advisor and have additional meetings with Polycom management about a potential transaction.

On February 26, 2016, the Polycom Board met telephonically. Representatives of Morgan Stanley provided an update to the Polycom Board on the conversations management and representatives of Morgan Stanley had with Mitel, Elliott, Siris, Sponsor 2 and Strategic Entity 3 since the last Polycom Board meeting. The Polycom Board discussed the potential transaction with Mitel, including the excise taxes that would be imposed on Polycom directors and certain executives should the Mitel transaction proceed.

Also on February 26, 2016, immediately following the Polycom Board meeting, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board discussed which directors might serve on the board of the combined company following the consummation of a transaction. The independent members of the Polycom Board also discussed the voting agreements that each director would be required to execute in connection with a transaction with Mitel.

On March 1, 2016, the Polycom Board met telephonically. Mr. Leav and representatives of Morgan Stanley provided an update to the Polycom Board on the status of discussions with Mitel. At the request of the Polycom Board, representatives of Morgan Stanley gave the Polycom Board an overview of the status of the leveraged finance market. The Polycom Board discussed the potential transaction with Mitel and whether Elliott might provide a bridge loan to Mitel to finance a portion of the transaction with Polycom. The Polycom Board discussed whether Polycom had any ability to assist Mitel with its financing difficulties and determined that Polycom did not have any ability to do so. The Polycom Board discussed considering alternatives to the proposed transaction with Mitel.

Immediately following the Polycom Board meeting on March 1, 2016, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board discussed which members of the Polycom Board might join the board of directors of the combined company upon consummation of the transaction.

Also on March 1, 2016, representatives of BofA Merrill Lynch called representatives of Morgan Stanley to inform Morgan Stanley that Mitel would not be able to announce a deal with Polycom by March 3, 2016, as previously contemplated, on the terms they had previously proposed. The representatives of BofA Merrill Lynch conveyed that Mitel was experiencing difficulty securing the debt financing for the transaction.

On March 3, 2016, Mitel conveyed to Polycom that the debt financing they had been seeking was not available. On March 3, 2016, representatives of Paul, Weiss and WSGR put their negotiations with respect to the Mitel Merger Agreement on hold and each of the parties closed its virtual data room to the other party.

On March 11, 2016, Mr. Leav and other members of Polycom management met again with Strategic Entity 3.

Also on March 11, 2016, representatives of BofA Merrill Lynch called representatives of Morgan Stanley to report that despite not being able to secure debt financing for a potential transaction, Mitel was still interested in a transaction with Polycom and proposed a no-premium, all stock merger with Polycom.

On March 14, 2016, representatives of Strategic Entity 3 called Mr. Leav to inform him that it was not interested in pursuing a transaction with Polycom.

On March 15, 2016, the Polycom Board met telephonically. Mr. Leav reported to the Polycom Board on his conversation with Strategic Entity 3. Representatives of Morgan Stanley provided an update to the Polycom Board on its discussions with Mitel. At the request of the Polycom Board, representatives of Morgan Stanley provided an update to the Polycom Board on the state of the debt financing market and alternatives available to Mitel to finance the transaction. The Polycom Board discussed Mitel’s most recent proposal and determined that it was not in Polycom’s or its stockholders best interest to pursue that proposal. The Polycom Board expressed concern that continued consideration of a transaction with Mitel might distract management’s attention away from operating Polycom.

Immediately following the Polycom Board meeting on March 15, 2016, the independent members of the Polycom Board met telephonically. The independent members of the Polycom Board discussed developments with the potential Mitel transaction, Polycom’s stand-alone strategy, and communications with Elliott.

On March 15, 2016, an article appeared in the media reporting that Mitel and Polycom were negotiating a strategic transaction.

On March 16, 2016, representatives of BofA Merrill Lynch contacted representatives of Morgan Stanley with a revised non-binding proposal pursuant to which Mitel would acquire Polycom for consideration per share of Polycom stock of $3.12 in cash and 1.288 Mitel common shares (implying a value per share of Polycom stock of $12.50 based on the closing price of a Mitel common share of $7.28 on March 16, 2016). The representatives of BofA Merrill Lynch also asked if Morgan Stanley would be prepared to underwrite a portion of the debt financing for the transaction.

On March 18, 2016, the Polycom Board met telephonically. Representatives of Morgan Stanley discussed with the Polycom Board its analysis of the most recent proposal from Mitel, noting that the revised proposal contemplated that Mitel would raise less debt, use some of Polycom’s offshore cash to fund the cash requirements of the transaction and that Polycom stockholders would own a greater proportion of the combined company as a result. Representatives of Morgan Stanley also discussed with the Polycom Board the request Morgan Stanley had received to underwrite a portion of the debt financing for the transaction with Mitel. The Polycom Board discussed governance issues raised by Polycom stockholders owning approximately 59% of the combined company following consummation of the proposed transaction. The Polycom Board discussed a counterproposal to Mitel that would request additional cash and an exchange ratio of 1.34 instead of 1.288. The Polycom Board also discussed that Mitel should be required to give assurances that it is able to raise the debt necessary to consummate a transaction with Polycom prior to engaging in further negotiations. The Polycom Board concluded that it was unlikely that Mitel would be able to furnish additional cash in a transaction but that it made sense to ask for additional Mitel common shares as consideration. The Polycom Board discussed risks in Polycom’s underlying business and the financial benefits of a transaction on the terms proposed by Mitel given those risks, and determined that Polycom should continue to discuss a potential transaction with Mitel but should continue to require from Mitel assurance related to the financing risks. In executive session, the Polycom Board discussed Mitel’s request that Morgan Stanley underwrite a portion of the debt financing and concluded that given Morgan Stanley’s role as Polycom’s financial advisor, the Polycom Board would prefer for Morgan Stanley not to provide debt financing, but would reconsider the issue only if required to finalize the financing for a desirable transaction, and so instructed Morgan Stanley.

On March 20, 2016, the Polycom Board met telephonically. The Polycom Board further discussed Mitel’s most recent revised proposal and Polycom’s potential counterproposal. The Polycom Board discussed timing and risks related to a third-party bank providing financing, and discussed whether a private equity source or Elliott could provide alternative financing. The Polycom Board directed Polycom management and Morgan Stanley to contact Mitel to discuss Mitel’s plan for securing financing and to make a counterproposal to Mitel of $3.12 in cash and 1.34 Mitel common shares per share of Polycom stock as previously discussed by the Polycom Board at its March 18 meeting.

Also on March 20, 2016, following the Polycom Board meeting, representatives of Morgan Stanley contacted representatives of BofA Merrill Lynch to discuss financing and to propose a transaction in which Mitel would acquire Polycom for consideration per share of Polycom stock of $3.12 in cash and 1.34 Mitel common shares.

On March 21, 2016, representatives of BofA Merrill Lynch telephoned representatives of Morgan Stanley with a revised non-binding proposal pursuant to which Mitel would acquire Polycom for consideration per share of Polycom stock of $3.12 in cash and 1.31 Mitel common shares.

On April 1, 2016, the Polycom Board met telephonically. At the request of the Polycom Board, representatives of Morgan Stanley gave an update on Mitel’s efforts to secure debt financing. The Polycom Board discussed whether it would consider alternative transaction structures in the event Mitel was unable to finance the full amount of cash but determined it was premature to reach any conclusions, and discussed alternatives to pursuing a transaction. Mr. Leav provided a preliminary update on Polycom’s first quarter performance, and indicated that revenue would be slightly below guidance.

On April 5, 2016, the media published additional information about a potential transaction between the parties, citing an approximate valuation of $12.50 per share.

On April 7, 2016, representatives of WSGR and Paul, Weiss resumed negotiations with respect to the Mitel Merger Agreement and the parties re-opened their virtual data rooms so that each party and its advisors could complete due diligence on the other party.

On April 11, 2016, the Polycom Board met telephonically. Representatives of Morgan Stanley provided an update on recent discussions with Mitel, including that Mitel had required the elimination of a “go-shop” provision that Polycom was negotiating to have in the Mitel Merger Agreement as a condition to agreeing to the elimination of the financing-related limitations on Polycom’s ability to seek specific performance to require Mitel to consummate the transaction and other changes to increase deal certainty for Polycom. The Polycom Board discussed, with input from legal and financial advisors, the open items on the draft Mitel Merger Agreement and determined that, in light of the market check conducted, the publicity about a potential sale of Polycom as well as Polycom’s continued right to respond to unsolicited bids through a no-shop process, Polycom could reasonably forego the “go-shop” provision in return for the concessions being offered by Mitel.

Immediately following the Polycom Board meeting on April 11, 2016, the independent members of the Polycom Board met telephonically to discuss the proposed Mitel transaction.

Also on April 11, 2016, representatives of Paul, Weiss delivered to representatives of WSGR draft debt commitment letters from Bank of America, N.A. and BofA Merrill Lynch, and negotiations on such debt commitment papers continued between Mitel, its lenders and their respective advisors between April 11, 2016 and April 14, 2016.

Between April 8 and April 14, 2016, representatives of Paul, Weiss and WSGR continued to exchange drafts of the Mitel Merger Agreement and, together with their clients, worked to resolve the remaining open issues in the Mitel Merger Agreement and the Polycom and Mitel disclosure letters to the Mitel Merger Agreement. The parties ultimately agreed, among other things, to a Polycom termination fee of $60 million and a Mitel termination fee of $50 million, and, as discussed above, to eliminate the “go-shop” provision and the financing-related limitations on Polycom’s ability to seek specific performance to require Mitel to consummate the transaction.

On April 14, 2016, the Polycom Board met telephonically to consider the proposed transaction with Mitel. At the request of the Polycom Board, representatives of MoFo discussed with the Polycom Board their fiduciary duties with respect to the transaction. Representatives of Morgan Stanley provided an update on negotiations with Mitel, including an update on the financing being provided in the transaction and Mitel’s requirement that the “go-shop” provision in the Mitel Merger Agreement be eliminated. Representatives of Morgan Stanley summarized Polycom’s review of strategic alternatives, including the outreach made by Polycom to potential counterparties, noting that Polycom had discussed a transaction with 13 other parties, both strategic and financial, and that no actionable alternative proposals had emerged as a result of those discussions. Representatives of Morgan Stanley reviewed the applicable termination fees, valuation benchmarks and other metrics for evaluating the financial terms of the proposed transaction and discussed with the Polycom Board its analysis of the consideration to be paid in the transaction. Representatives of Morgan Stanley discussed the pro forma balance sheet of the proposed combined company prepared by management and the first quarter results of both Polycom and Mitel, as well as the stand-alone business plans for Polycom. Representatives of Morgan Stanley also confirmed that Morgan Stanley did not have any material relationships with Mitel. Representatives of Morgan Stanley then delivered to the Polycom Board Morgan Stanley’s oral opinion, which was subsequently confirmed in writing on the same date, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of Polycom stock pursuant to the Mitel Merger Agreement was fair from a financial point of view to such holders. Management reviewed an inversion analysis performed by a third party and reported that Polycom was comfortable with the analysis. Representatives of WSGR reviewed the terms of the draft Mitel Merger Agreement circulated earlier that day, including the summary which had previously been provided to the Polycom Board, discussed the resolution of the open issues previously discussed with the Polycom Board at the April 11, 2016 meeting and reviewed certain other matters. Representatives of WSGR also reviewed the terms of the debt commitment letter being delivered to Mitel as part of the transaction, and noted that there was no financing condition in the Mitel Merger Agreement. Representatives of WSGR described the closing conditions under the Mitel Merger Agreement, including antitrust approvals and CFIUS approval. Representatives of WSGR also discussed the provisions in the agreement relating to alternative acquisition proposals. Representatives of WSGR noted that directors and executive officers of Polycom and Mitel and Elliott would be signing voting agreements as part of the transaction. Management updated the Polycom Board on the due diligence investigation that Polycom had performed on Mitel, and discussed retention and severance plans. After discussing potential reasons for and against the proposed transaction, the Polycom Board unanimously determined that the Mitel Merger Agreement and the transactions contemplated by the Mitel Merger Agreement, including the merger with Mitel, were on terms that were fair to, advisable and in the best interests of Polycom’s stockholders. The Polycom Board, therefore, approved the execution of the Mitel Merger Agreement and recommended that Polycom’s stockholders vote to approve the adoption of the Mitel Merger Agreement at any meeting of Polycom stockholders to be called for the purposes of acting thereon. The Polycom Board also discussed and adopted a resolution authorizing amendments to Polycom’s bylaws to provide that Delaware courts would be the exclusive forum for certain types of claims relating to Polycom.

On April 14 and April 15, 2016, representatives of WSGR and Paul, Weiss finalized the draft Mitel Merger Agreement and draft voting agreements.

On April 15, 2016, each of Polycom, Mitel and the Merger Sub executed and delivered the Mitel Merger Agreement and the directors and executive officers of each company and Elliott also executed and delivered the voting agreements. On the morning of April 15, 2016, prior to the opening of the market, Polycom and Mitel issued a joint press release announcing the proposed transaction. On the first trading day immediately following the announcement of the transaction, Mitel’s share price experienced a decline of approximately 10%, falling from $7.88 to $7.12 per share.

On April 22, 2016, Polycom received a letter from Siris proposing an acquisition of Polycom and a leveraged recapitalization of Polycom in which, among other things, existing Polycom stockholders would receive a cash dividend of $9.37 per share and Siris (directly or through affiliates) would purchase from Polycom $600 million in shares of a new convertible preferred stock of Polycom, which securities would give Siris ownership immediately after the closing of 50.3% of Polycom’s outstanding equity, on an as-converted basis. Siris’ proposal would have entitled Siris to vote the preferred stock on an as-converted basis, thus giving Siris voting control of Polycom, and to nominate a majority of the Polycom Board and any subsidiary boards. Under Siris’ proposal, the cash dividend, the repayment of Polycom’s existing debt and the termination fee payable to Mitel would be funded with $800 million of new debt, the proceeds of the sale to Siris of the $600 million of new preferred stock and cash on Polycom’s balance sheet. Siris’ proposal assumed that Polycom could achieve $75 million in cost savings following the recapitalization. Siris asserted that the publicly traded common stock that Polycom stockholders would continue to hold after the recapitalization would have a value of $4.13 per share immediately after the closing of the recapitalization, which also would be the conversion price of the new preferred stock, and accordingly that its proposal provided an aggregate value of $13.50 per share of Polycom stock. Pursuant to the terms of the Mitel Merger Agreement, Polycom provided notice to Mitel of Siris’ letter, Polycom also kept Mitel informed of each subsequent material communication with Siris related to a potential Siris transaction prior to the termination of the Mitel Merger Agreement.

On April 23, 2016, the Polycom Board met telephonically to discuss Siris’ April 22 proposal. Upon the request of the Polycom Board, representatives of Morgan Stanley reviewed the terms of the proposal, and representatives of WSGR and MoFo reviewed the Polycom Board’s fiduciary duties and the provisions of the Mitel Merger Agreement applicable to the directors’ consideration of Siris’ proposal. Following discussion, the Polycom Board instructed Morgan Stanley to conduct additional analysis of Siris’ proposal to be presented at a subsequent Polycom Board meeting before the Polycom Board decided whether and how to respond to Siris.

Immediately following the meeting of the Polycom Board on April 23, 2016, the independent members of the Polycom Board met telephonically to discuss further Siris’ April 22 proposal and the process for determining Polycom’s response to Siris’ proposal.

On April 25, 2016, Mitel sent a letter to Polycom stating Mitel’s view that Siris’ April 22 proposal was not, and could not reasonably be expected to lead to, a “Company Superior Proposal” as defined in the Mitel Merger Agreement. In its letter, Mitel stated that Siris’ proposal lacked specificity as to certain terms, including the structure and terms of the contemplated financing, the rights and preferences of the new convertible preferred stock to be held by Siris and how Siris would complete the necessary financing. Mitel also stated Mitel’s view that Siris’ proposal would provide less value to Polycom stockholders than the Mitel merger.

On April 26, 2016, the Polycom Board met telephonically to discuss Siris’ April 22 proposal. At the request of the Polycom Board, representatives of Morgan Stanley provided further analysis of Siris’ proposal, and representatives of WSGR and MoFo reviewed with the Polycom Board its fiduciary duties and applicable provisions of the Mitel Merger Agreement. The Polycom Board discussed the positive aspects of Siris’ proposal, such as the higher cash component that provided increased certainty of value to Polycom stockholders compared to the merger with Mitel and the potential benefit to Polycom stockholders of the ongoing equity interest if the recapitalized company succeeded. The Polycom Board also discussed the proposal’s negative attributes, particularly with respect to the risks to the value of the ongoing equity interest, including that the recapitalized company would continue to bear the costs of being publicly traded, would still face standalone operating risks, would lose the benefit of the synergies that might be achieved through a merger with a strategic company such as Mitel, would be subject to voting and board control by Siris, and would be more leveraged and have less cash on hand to pursue alternative transactions. The Polycom Board discussed that Siris would receive preferred stock in exchange for its investment, which would be senior to the common stock held by Polycom stockholders and the potential negative impact that would have on the value of the Polycom stock, and that the future value of Polycom stock would depend on actual trading and could be very low or zero in certain scenarios when compared to valuation ranges in which Polycom stock has historically traded. The Polycom Board discussed whether the $75 million in cost cutting measures assumed by Siris in its proposal were feasible and the likely detrimental effects that such measures would have on the recapitalized company’s ability to sustain its sales and EBITDA projections and, therefore, on the residual value of the recapitalized company’s publicly traded common stock. In light of the foregoing negative considerations, the Polycom Board was of the view that under Siris’ proposal the common stock in the recapitalized company would likely have a value that was significantly lower than the $4.13 per share that Siris asserted in its proposal. The Polycom Board also discussed the likelihood that a transaction could be consummated under the proposed terms, including likely difficulties that Siris would have raising the necessary equity and debt financing for the proposed transaction, particularly in light of the challenges Mitel encountered securing debt financing for the Mitel merger at much lower leverage levels. After discussion, the Polycom Board determined that Siris’ proposal was not a “Company Superior Proposal” and could not reasonably be expected to lead to a Company Superior Proposal and requested that representatives of WSGR communicate that determination to Siris. The Polycom Board also discussed Mitel’s letter of April 25, and determined that no response to Mitel was needed.

On April 27, 2016, WSGR sent Siris a letter reflecting the Polycom Board’s determination.

On April 27, 2016, Polycom received a letter from Siris in which Siris stated that it would be in a position to significantly improve the terms of its acquisition proposal if it were able to speak with a limited number of potential financing sources.

On April 28, 2016, Polycom received a letter from Mitel in which Mitel stated its view that Polycom was prohibited by the “no-shop” provisions in the Mitel Merger Agreement from releasing Siris from certain obligations under Siris’ existing confidentiality agreement with Polycom that prevented Siris from discussing its proposal with potential financing sources.

On April 29, 2016, the Polycom Board met telephonically to discuss Siris’ April 27 letter. Representatives of Morgan Stanley provided its views on Siris’ April 27 letter and, at the request of the Polycom Board, representatives of WSGR and MoFo reviewed with the Polycom Board its fiduciary duties and the applicable provisions of the Mitel Merger Agreement. Following additional discussion, the Polycom Board concluded that, in light of Siris’ April 27 letter, and the stated possibility of significant improvements in Siris’ proposal, Siris’ proposal constituted a bona fide, written “Company Acquisition Proposal” that could reasonably be expected to lead to a “Company Superior Proposal.” The Polycom Board directed Morgan Stanley to communicate this decision to Siris and to Mitel and to seek clarification from Siris regarding certain terms of its proposal.

On April 29, 2016, immediately following the meeting of the Polycom Board, the independent members of the Polycom Board met telephonically to discuss further the April 27 Siris letter and Polycom’s process for responding to Siris.

On April 29, 2016, representatives of Morgan Stanley contacted Siris to obtain further information about Siris’ proposal, including the potential for Siris improving the terms of its proposal, terms of the preferred stock, mechanics of the dividend, financing of the transaction, and terms impacting deal certainty.

On May 1, 2016, the Polycom Board met telephonically to discuss the conversation that representatives of Morgan Stanley had with Siris on April 29. Representatives of Morgan Stanley reported on the information received from Siris about its proposal and sought additional direction from the Polycom Board. The Polycom Board discussed Siris’ proposal and concluded that it needed to receive a more specific and improved proposal from Siris, including Siris’ assumptions on financing terms, prior to engaging further with Siris or permitting Siris to speak with debt and equity financing sources, and directed Morgan Stanley to communicate that to Siris.

Immediately following the meeting of the Polycom Board on May 1, the independent members of the Polycom Board met telephonically to discuss further Siris’ proposal.

Also on May 1, 2016, representatives of Morgan Stanley contacted Siris to request that Siris submit an improved proposal, based (if necessary) on assumed financing terms and conditions. Siris informed the representatives of Morgan Stanley it would consider the Polycom Board’s request.

On May 6, 2016, Polycom received a revised acquisition proposal from Siris. Among other terms, Siris’ revised proposal increased the cash dividend payable to Polycom stockholders from $9.37 per share to $10.50 per share and revised the post-closing conversion price of the preferred stock that Siris would purchase from $4.13 per share to $4.00 per share. Siris asserted that the common stock that Polycom stockholders would continue to hold after the recapitalization would have a value of $4.00 per share and that its revised proposal, therefore, provided an aggregate value of $14.50 per share of Polycom stock. As with the original proposal, Siris’ revised proposal contemplated that Siris would purchase $600 million of Polycom preferred stock, giving Siris approximately 51% of Polycom’s outstanding equity on an as-converted basis immediately after the closing. Under Siris’ revised proposal, Siris would be entitled to vote the preferred stock on an as-converted basis, thus giving Siris voting control of Polycom and the right to appoint a majority of the Polycom Board. In addition to the foregoing adjustment to the conversion price of the preferred stock, Siris’ revised proposal included additional terms of the foregoing preferred stock, including noting that the preferred stock would have a liquidation preference and a preferred payment in kind dividend. Siris’ proposal did not specify the dividend rate of the preferred stock. Siris’ revised proposal also contemplated that Polycom would increase its borrowings from $810 million to $872 million and use $266 million of Polycom’s existing cash to fund the cash dividend and pay off Polycom’s existing debt. Siris’ revised proposal also continued to assume that the recapitalized company could achieve $75 million in cost savings following the recapitalization. In reviewing Siris’ revised proposal, Polycom calculated that it would require approximately $429 million in gross cash to cover the $266 million in cash required for Siris’ revised proposal and to pay the Mitel termination fee and cover costs to repatriate cash and other transaction expenses.

On May 6, 2016, Polycom received a letter from Mitel in which Mitel stated its view that Siris’ revised May 6 proposal was not more favorable from a financial point of view to Polycom’s stockholders than Polycom’s merger with Mitel, could not be consummated in accordance with its terms and, therefore, was not, and could not reasonably be expected to lead to, a “Company Superior Proposal” within the meaning of the Mitel Merger Agreement.

On May 9, 2016, the Polycom Board met telephonically to discuss Siris’ May 6 acquisition proposal. Representatives of MoFo commented on the directors’ fiduciary duties and representatives of WSGR summarized the applicable terms of the Mitel Merger Agreement. Representatives of Morgan Stanley discussed the financial value of Siris’ revised proposal in comparison to Siris’ original proposal and in comparison to the financial value of the Mitel transaction. Representatives of Morgan Stanley addressed the differences in the type of consideration between the proposals and the potential values of the common stock to be retained by Polycom stockholders in Siris’ revised proposal in different scenarios, taking into consideration the preference that Siris would receive as a result of holding preferred stock. The Polycom Board discussed the likely value of the ongoing equity interest offered in Siris’ revised proposal, taking note of the fact that since the increase in upfront cash consideration was to be funded solely by greater indebtedness and Polycom’s existing cash resources, the revisions to Siris’ proposal potentially further impaired the value of such Polycom stock relative to Siris’ original proposal. The Polycom Board discussed its belief that the value of the Polycom stock in the recapitalized company likely would have a value that was significantly less than the $4.00 per share asserted by Siris. The Polycom Board discussed whether the cost cuts assumed in Siris’ revised proposal were realistic and how Siris’ proposed cost cuts might affect the operations of the recapitalized company and the financial results and valuation that the recapitalized company might achieve. The Polycom Board compared the proposed cuts in Siris’ revised proposal with the synergies that might be achieved in the strategic merger with Mitel. The Polycom Board also discussed the likelihood that a transaction could be consummated under the proposed terms, including whether Siris would be able to arrange the equity and debt financing needed for its proposal, taking note of the fact that the increased leverage required by Siris’ revised proposal likely would make obtaining debt financing more difficult than its original proposal. The Polycom Board also discussed that by virtue of the requirement to repatriate more cash under Siris’ revised proposal, Polycom would have less cash on hand to pursue alternative transactions. Further, as a stand-alone entity, Polycom would potentially be subject to a higher tax rate post-repatriation. Following the discussion, the Polycom Board determined to reject Siris’ revised proposal and declined to engage further with Siris on the basis of its revised proposal and directed Morgan Stanley to communicate this to Siris. The Polycom Board also discussed the May 6 Mitel letter and determined not to respond to it.

Immediately after the meeting of the Polycom Board on May 9, 2016, the independent members of the Polycom Board met telephonically to discuss further Siris’ May 6 proposal and the response to Siris.

On May 12, 2016, representatives of Morgan Stanley advised Siris of the Polycom Board’s determination.

On May 17, 2016, Polycom received a revised acquisition proposal from Siris. Under the terms of Siris’ revised proposal, existing Polycom stockholders would receive a cash dividend of $11.00 per share and Siris (directly or through affiliates and other equity financing sources) would purchase from Polycom $650 million in shares of a new convertible preferred stock of Polycom. After the proposed transaction, Siris would own 56% of Polycom’s outstanding equity on an as-converted basis. The conversion price of the new convertible preferred stock would be $3.50 per share post-transaction and the convertible preferred stock would have an in kind dividend rate of 8%. The revised proposal also stated that Siris would be prepared to offer existing Polycom stockholders the opportunity to exchange or “roll-over” their $11.00 per share cash dividend for an interest in up to $250 million of the new convertible preferred stock, subject to pro ration, which exchange would be offered through a new special purpose vehicle controlled by Siris and, to the extent accepted by Polycom stockholders, would reduce by a like amount the amount of new convertible preferred stock to be purchased by Siris. Shares in the special purpose vehicle would be registered with the SEC, but would not be listed on a securities exchange or transferable. Under Siris’ proposal, the cash dividend, the repayment of Polycom’s existing debt and the termination fee payable to Mitel would be funded with the proceeds of the sale to Siris of $650 million of the foregoing new convertible preferred stock, $870 million of new debt financing, and cash on Polycom’s balance sheet (including both onshore and offshore cash). In addition, Siris stated that it would be prepared to consider an alternative transaction structure in which Siris would acquire 100% of Polycom in a “take private” transaction for $11.50 per share in cash and a contingent value right, which is referred to as CVR, worth up to $3.00 per share. Siris also reiterated in its proposal its request that the Polycom Board provide its consent under the existing confidentiality agreement between Siris and Polycom for Siris to discuss the Siris proposal with potential financing sources in order to obtain the commitments for the financing that Siris would require to consummate a transaction with Polycom.

On May 18, 2016, Polycom received a letter from Mitel stating Mitel’s view that Siris’ revised May 17 proposal was not more favorable from a financial point of view to Polycom stockholders than Polycom’s merger with Mitel and could not be consummated in accordance with its terms, and therefore, was not and could not reasonably be expected to lead to a “Company Superior Proposal” within the meaning of the Mitel Merger

Agreement. Mitel also reiterated its view that Polycom was prohibited by the “no-shop” provisions in the Mitel Merger Agreement from releasing Siris from its obligations under Siris’ existing confidentiality agreement with Polycom that prevented Siris from discussing its proposal with potential financing sources.

On May 20, 2016, the Polycom Board met telephonically to discuss Siris’ May 17 proposal. Representatives of Morgan Stanley summarized for the Polycom Board the features of Siris’ revised proposal and provided a financial analysis of the terms of the Siris proposal, noting that the revised proposal would offer Polycom stockholders increased upfront cash and a smaller percentage ownership of Polycom going forward as compared to the prior Siris proposal and that Siris had stated that it would also be prepared to consider alternative transaction structures such as a “take private,” which would offer Polycom stockholders cash and CVRs in exchange for all of the outstanding shares of Polycom stock. Representatives of Morgan Stanley also described the proposed dividend roll-over feature in Siris’ revised proposal and provided the Polycom Board with a financial analysis regarding circumstances under which Polycom stock potentially would or would not have a positive value in light of the projected performance of Polycom. The Polycom Board discussed Siris’ revised proposal with Morgan Stanley and its legal counsel, addressing whether the Polycom Board thought that Siris’ revised proposal could reasonably be expected to lead to a “Company Superior Proposal” as defined in the Mitel Merger Agreement and whether and how it should engage with Siris. As part of the discussion, the Polycom Board discussed the value of the cash component, the value of the preferred stock component and the value of the common stock or CVR. After discussion, the Polycom Board determined that taking into consideration the revised terms, and in particular the additional cash component being proposed, Siris’ revised proposal could reasonably be expected to lead to a “Company Superior Proposal” as defined in Section 1.01 of the Mitel Merger Agreement. In light of the preliminary, non-binding nature of the Siris proposal, the Polycom Board did not address whether the proposal qualified as a “Company Superior Proposal” as defined in the Mitel Merger Agreement. The Polycom Board concluded that it was in the best interest of Polycom stockholders to engage with Siris to further understand and seek to improve the proposal. The Polycom Board also discussed whether it should provide consent to Siris under Polycom’s confidentiality agreement with Siris to allow Siris to consult potential financing sources and authorized management to grant Siris consent to consult with such potential financing sources in the event that discussions with Siris proceeded in a productive manner. The Polycom Board discussed the assertions made by Mitel in its letter of May 18, 2016 and disagreed with Mitel’s position. The Polycom Board instructed Morgan Stanley to inform Siris that, if discussions between the Company and Siris proceeded in a productive manner, the Polycom Board intended to grant some form of such consent at a later date to allow Siris to enter into discussions with potential financing sources in a manner that was not less restrictive than the access that the Polycom Board had allowed Mitel before the Mitel Merger Agreement was signed. The Polycom Board also instructed Morgan Stanley to engage in discussions or negotiations with Siris with respect to clarifying and improving certain aspects of Siris’ revised proposal, including clarifying the terms of the CVR and preferred stock rollover and suggesting a preference for a more certain value in the proposal.

On May 20, 2016, the independent members of the Polycom Board met telephonically immediately following the Polycom Board meeting to discuss aspects of Siris’ revised proposal and the role of the independent members of the Polycom Board in any future discussions with representatives of Siris.

On May 21, 2016, representatives of Morgan Stanley advised Siris of the Polycom Board’s determination and requested additional information from Siris regarding its proposal.

On May 23, 2016, Polycom filed a Form 8-K with the SEC in which it publicly announced that it had received a modified acquisition proposal from Siris, which was the acquisition proposal received by Polycom on May 17, 2016, described above.

On May 24, 2016, Polycom received a letter from Mitel in which Mitel requested that the Polycom Board publicly reaffirm its recommendation that Polycom stockholders vote in favor of the proposed merger with Mitel.

On May 26, 2016, Polycom received another letter from Mitel in which Mitel stated its view that consenting to deem certain of Siris’ potential sources of debt financing as “Representatives” under the confidentiality agreement between Polycom and Siris would be a breach of the Mitel Merger Agreement.

On May 26, 2016, the Polycom Board met telephonically to discuss, among other things, Mitel’s request that the Polycom Board publicly reaffirm its recommendation that Polycom stockholders vote in favor of the proposed Mitel merger. The Polycom Board discussed with representatives of Morgan Stanley, Morgan Stanley’s recent communications with Siris about its potential financing sources, performing due diligence on Polycom, and scheduling management meetings among representatives of Siris, representatives of Morgan Stanley, Polycom management, and the Polycom Board. The Polycom Board also discussed with representatives of WSGR the status and likely timing of the merger with Mitel. After discussion, including the fact that the Polycom Board had not determined that there was a “Company Superior Proposal” (as defined in the Mitel Merger Agreement) and the fact that a failure to reaffirm its recommendation, as contemplated by the Mitel Merger Agreement, would constitute a “Company Adverse Recommendation Change” (as defined in the Mitel Merger Agreement), which would give Mitel the right to terminate the Mitel Merger Agreement and collect a termination fee, the Polycom Board unanimously passed a resolution to reaffirm its recommendation that Polycom stockholders vote in favor of the proposed merger with Mitel.

On May 26, 2016, the independent members of the Polycom Board met telephonically immediately following the Polycom Board meeting to discuss the planned meetings among members of Polycom management, the Polycom Board, and representatives of Siris.

On May 27, 2016, Polycom entered into an amendment to its confidentiality agreement with Siris to permit Polycom to communicate to Mitel information about Siris in a manner consistent with the Mitel Merger Agreement, including, among other things, to permit Polycom to disclose to Mitel information regarding proposals received by Polycom from Siris. Also on May 27, Polycom disclosed in a filing with the SEC that the Polycom Board had unanimously reaffirmed its recommendation that Polycom stockholders vote in favor of the proposed merger with Mitel.

On May 31, 2016, Polycom granted Siris access to its virtual data room in order to allow Siris to conduct due diligence. Also on May 31, Polycom gave its consent to Siris for Siris to deem five specified potential sources of debt financing “Representatives” of Siris under the confidentiality agreement between Polycom and Siris, as requested by Siris to enable Siris to seek debt financing for a transaction with Polycom.

On June 2, 2016, representatives of Polycom and Siris met at Polycom’s offices, together with their respective financial and legal advisors, to discuss a potential transaction and conduct due diligence, among other things. In addition, in a separate session, the Chair of the Polycom Board, acting on behalf of the Polycom Board at their request, together with a representative of MoFo, met with representatives of Siris and Sidley. At that meeting, the Chair of the Polycom Board asked Siris to make an all-cash offer for the entire company. Subsequent to June 2, 2016, representatives of Polycom and Siris and their respective financial and legal advisors continued to meet and conduct due diligence.

During the pendency of the discussions with Siris, Mitel’s share price continued to decline, from the $7.12 per share closing price on April 15, 2016, the first full trading day after the announcement of the Mitel Merger Agreement, down to a $6.69 per share closing price on June 3, 2016, a further 6% decline.

On June 6, 2016, Siris delivered to Polycom a revised non-binding acquisition proposal pursuant to which Siris would acquire 100% of the outstanding common stock of Polycom for an all-cash offer of $12.25 per share in a take private transaction. The revised acquisition proposal required that Siris be granted permission to communicate with additional financing sources. Siris indicated that its revised proposal would be funded, in part, with $650 million of equity financing and $950 million of debt financing. The revised proposal included a letter from a potential lender indicating that, subject to a number of conditions and contingencies, the potential lender was highly confident it could arrange the debt financing. On June 6, 2016, the Polycom Board met telephonically to discuss Siris’ June 6 proposal. Representatives of Morgan Stanley summarized for the Polycom Board Siris’ revised proposal and provided a financial analysis of the terms of the revised proposal, noting that the revised proposal would offer Polycom stockholders $12.25 per share of Polycom stock in cash without any stub equity or

CVR component as contemplated in previous offers from Siris and comparing the potential value of the revised Siris proposal to the potential value of the consideration to be received in the merger with Mitel. The Polycom Board also discussed the June 2, 2016 meeting between Polycom and Siris. The Polycom Board also discussed with representatives of WSGR, MoFo, and Morgan Stanley improving the price and certainty of Siris’ revised proposal and provided representatives of WSGR, MoFo, and Morgan Stanley instructions for further discussions with Siris.

On June 6, 2016, the independent members of the Polycom Board met telephonically immediately following the Polycom Board meeting to further discuss the recent meeting among representatives of Siris and representatives of Polycom and other items related to the revised Siris proposal.

On June 7, 2016, Polycom received a letter from Mitel stating Mitel’s view that Siris’ June 6 revised proposal was not more favorable from a financial point of view to Polycom stockholders than Polycom’s merger with Mitel and lacked committed financing and an alternative acquisition agreement and therefore was not and could not reasonably be expected to lead to a “Company Superior Proposal” within the meaning of the Mitel Merger Agreement. Polycom also received a letter from Mitel stating Mitel’s view that Polycom’s consent to deem specified potential sources of debt financing for Siris’ acquisition proposal “Representatives” of Siris under the confidentiality agreement between Polycom and Siris, as requested by Siris, was a willful breach of the Mitel Merger Agreement.

On June 8, 2016, Polycom filed a Form 8-K with the SEC in which it publicly announced that it had received a modified acquisition proposal from Siris, which was the acquisition proposal received by Polycom on June 6, 2016, described above, and that the Polycom Board had reaffirmed its recommendation that Polycom stockholders vote in favor of the proposed merger with Mitel.

On June 10, 2016, representatives of Siris’ legal counsel, Sidley Austin LLP, which is referred to as Sidley, sent a draft of the merger agreement to representatives of WSGR and MoFo. The draft merger agreement was substantially in the form of the Mitel Merger Agreement, as modified for a customary structure for a private equity sponsor acquirer. The draft merger agreement included a no solicitation provision for Polycom and a termination fee payable by Polycom if, among other things, Polycom were to terminate the agreement for a superior offer or if the board were to change its recommendation. Siris proposed to set Polycom’s termination fee at $60 million, which was equal to Polycom’s termination fee in the Mitel Merger Agreement. The draft merger agreement provided that Polycom would be entitled to require Siris to consummate the merger only if all of the conditions to the closing had been satisfied or waived, the debt financing had been or would be funded and Polycom was willing and able to close, and that Polycom’s sole recourse for a breach of the closing obligations of Siris or a failure to receive funding or material breach of representations would be a reverse termination fee of $100 million from Siris. It did not include a financing condition to closing. The draft merger agreement also required that Polycom terminate its agreement with Mitel and pay Mitel the $60 million termination fee due to it under the Mitel Merger Agreement prior to entering into the agreement with Siris. The draft merger agreement did not require voting agreements by any stockholders of Polycom.

On June 16, 2016, the Polycom Board met telephonically to discuss the draft of the merger agreement. Representatives of WSGR and MoFo summarized for the Polycom Board the terms of the merger agreement, certain differences in the provisions of the merger agreement compared to the Mitel Merger Agreement and issues in and related to the merger agreement. After discussion, the Polycom Board instructed WSGR and MoFo to negotiate with Siris and its legal counsel on the terms of the merger agreement. The Polycom Board also discussed Siris’ request that the Polycom Board provide its consent under the confidentiality agreement between Siris and Polycom for Siris to discuss the Siris proposal with potential debt and equity financing sources in order to obtain the commitments for the financing that Siris would require to consummate a transaction with Polycom. After discussion, the Polycom Board agreed to give its consent to Siris for Siris to contact certain specified potential sources of financing under the confidentiality agreement between Polycom and Siris as requested by Siris.

On June 16, 2016, the independent members of the Polycom Board met telephonically immediately following the Polycom Board meeting to discuss aspects of the merger agreement and the recent discussions that the Chair of the Polycom Board and representatives of MoFo had with representatives of Siris on June 15, 2016, on the due diligence, status of and timeline for Siris’ proposed transaction.

On June 19, 2016, representatives of WSGR and MoFo sent representatives of Sidley a revised version of the merger agreement. The revised merger agreement removed the reverse termination fee and allowed Polycom to seek specific performance to require Siris to consummate the merger. The draft merger agreement also required Siris to pay the Mitel termination fee on behalf of Polycom.

On June 20, 2016, representatives from Polycom, Morgan Stanley, and Siris met telephonically to discuss Polycom’s 2016-2017 annual operating plan and the Endpoint Focus Case.

On June 26, 2016, representatives of Sidley sent a revised draft of Siris’ proposed merger agreement to representatives of WSGR and MoFo, along with drafts of the equity and debt commitment letters and a limited guarantee.

On June 28, 2016, the Polycom Board met telephonically to discuss the revised draft of the merger agreement and recent discussions that representatives of MoFo, WSGR and the Chair of the Polycom Board had with representatives of Siris and Sidley. Representatives of MoFo and WSGR summarized for the Polycom Board the draft merger agreement as well as the draft debt and equity commitment letters and limited guarantee and discussed certain issues with respect to the terms proposed by Siris therein. Representatives of MoFo and WSGR informed the Polycom Board that Siris was unwilling to agree to specific performance with respect to its closing obligation in the absence of financing, and instead proposed agreeing to use its reasonable best efforts to secure debt financing and to provide a reverse termination fee if Siris failed to close because financing was not available. The Polycom Board discussed issues related to the proposed transaction, including the financing provisions, the reverse termination fee, other deal certainty provisions and other issues related to the Mitel transaction. After discussion, the Polycom Board instructed representatives of WSGR and MoFo to continue to negotiate for specific performance. Representatives of Morgan Stanley also discussed the value to Polycom’s stockholders of the Mitel transaction. The Polycom Board discussed the consideration offered in the Mitel transaction compared to the proposed transaction with Siris and instructed Morgan Stanley to prepare further analysis of the comparative value of the Mitel and Siris transactions for presentation to the Polycom Board at its meeting scheduled for July 2, 2016.

On June 28, 2016, the Chair of the Polycom Board and representatives of Siris met telephonically, together with representatives of MoFo, WSGR and Sidley, to discuss certain issues in the merger agreement and the timing of the potential transaction.

On July 1, 2016, representatives from Polycom, Siris, and Morgan Stanley met telephonically to discuss Polycom’s preliminary financial results for the second quarter of 2016.

On July 2, 2016, the Polycom Board met telephonically to discuss issues related to the proposed transaction with Siris and an analysis of the comparative value to Polycom stockholders of the Mitel transaction versus the Siris transaction. Representatives of MoFo and WSGR reported to the Polycom Board on recent discussions that they had had with representatives of Siris regarding financing certainty and the size of the Siris reverse termination fee. Siris had indicated that it could not agree to specific performance but would consider increasing the size of the Siris reverse termination fee to $120 million. Representatives of Morgan Stanley discussed with the Polycom Board Morgan Stanley’s analysis of the value of the Mitel transaction. Representatives of Morgan Stanley discussed with the Polycom Board other financial metrics of the Mitel and Siris transactions. The Polycom Board discussed issues regarding the merger agreement and determined to seek an increase in the consideration to be paid and an increase in the size of the Siris reverse termination fee.

On July 2, 2016, representatives of WSGR sent a revised draft of the merger agreement to representatives of Sidley.

On July 3, 2016, the Chair of the Polycom Board and representatives of Siris met telephonically, together with representatives of MoFo and Sidley, to discuss increasing the merger consideration to be paid by Siris and the size of the Siris reverse termination fee applicable to the failure to close the transaction in the event of a financing failure or willful breach of the merger agreement by Siris.

On July 4, 2016, representatives of MoFo, WSGR and Sidley negotiated by telephone conference calls other open issues under the proposed merger agreement and other transaction documents.

On July 5, 2016, the Chair of the Polycom Board and representatives of Siris met telephonically, together with representatives of MoFo, WSGR and Sidley, to continue discussing the amount of the merger consideration and the size of the Siris reverse termination fee. During the meeting, in response to Polycom’s request, Siris offered to raise the merger consideration to $12.50 per share of Polycom stock and to increase the size of the Siris reverse termination fee to $130 million. In a subsequent conversation on July 5, 2016, between the Chair of the Polycom Board and the representatives of Siris, in response to Polycom’s request, Siris offered to provide a bifurcated reverse termination fee structure wherein $120 million would be paid to Polycom by Siris in the event that the merger agreement was terminated under certain circumstances (including the failure to close the transaction due to financing failure) without a willful breach on the part of Siris and $150 million would be paid to Polycom by Siris for a termination due to willful breach on the part of Siris.

On July 5, 2016, the Polycom Board met telephonically to discuss developments in negotiations with Siris. Representatives of MoFo described for the Polycom Board Siris’ offer to raise the merger consideration to $12.50 per share of Polycom stock and to increase the size of the reverse termination fee to $130 million for the failure to close the transaction due to a financing failure without willful breach and $150 million for failure to close the transaction due to a willful breach. The Polycom Board also discussed with representatives of MoFo and WSGR the other open issues in the draft merger agreement, including the circumstances under which Polycom would be required to repay to Siris the $60 million that Siris would pay to Polycom after execution of a merger agreement with Siris to reimburse Polycom for the termination fee required to be paid to Mitel, as well as the likely timeline of events if the Polycom Board determined that the Siris proposal was a Company Superior Proposal under the Mitel Merger Agreement and provided notice to Mitel of its intent to terminate the Mitel Merger Agreement.

On July 5, 2016, the independent members of the Polycom Board met telephonically immediately following the Polycom Board meeting to discuss certain terms in the draft merger agreement and to schedule a Polycom Board meeting for later that week.

On July 6, 2016, representatives from Polycom, Siris, and Morgan Stanley met telephonically to discuss Polycom’s preliminary financial results for the second quarter of 2016 and cash projections for 2016.

On July 6, 2016, representatives of MoFo, WSGR and Sidley negotiated the terms of the draft merger agreement with input from their respective clients.

On July 7, 2016, affiliates of Siris submitted a complete proposal package including a binding offer to acquire all of the outstanding shares of Polycom for $12.50 per share on the terms set forth in a merger agreement executed by affiliates of Siris consistent with the terms previously discussed with the Polycom Board, executed commitment letters, and the limited guarantee.

During the afternoon on July 7, 2016, the Polycom Board met telephonically to consider the binding offer submitted earlier that day by Siris. At the request of the Polycom Board, representatives of MoFo discussed with the Polycom Board their fiduciary duties with respect to the Siris transaction and the Mitel transaction. Representatives of Morgan Stanley discussed with the Polycom Board Morgan Stanley’s valuation benchmarks and other metrics for evaluating the financial terms of the proposed transaction with Siris and the transaction with Mitel, and discussed with the Polycom Board its analysis of the consideration to be paid in the Siris transaction. Representatives of Morgan Stanley also summarized Polycom’s review of strategic alternatives, including the outreach made by Polycom to potential counterparties prior to execution of the Mitel Merger Agreement, and discussed the history of the proposals that Polycom had received as well as the stand-alone business plans for Polycom. Representatives of Morgan Stanley indicated that it would be prepared to deliver a fairness opinion regarding a transaction with Siris to the Polycom Board in the event that the Polycom Board determined that the Siris proposal was a Company Superior Proposal and subsequently terminated the Mitel Merger Agreement to enter into the merger agreement with Siris. Representatives of WSGR reviewed the terms of the merger agreement provided by Siris, noting significant differences from the Mitel Merger Agreement, discussed the resolution of the open issues previously discussed with the Polycom Board at the July 5, 2016 meeting and reviewed certain other matters. Representatives of WSGR also reviewed the terms of the executed debt and equity commitment letters delivered to Siris as well as the terms of the limited guarantee to be provided by Siris. Representatives of WSGR discussed the closing conditions, including antitrust approvals, the provisions relating to alternative acquisition proposals and the Siris reverse termination fee structure. After discussing potential reasons for and against the proposed transaction (see the section entitled “The Merger— Polycom Board’s Recommendation and Its Reasons for the Merger,” beginning on page 48 of this proxy statement) and the nature of Polycom’s obligations under the Mitel Merger Agreement, the Polycom Board unanimously determined that the Siris proposal constituted a Company Superior Proposal, that failure to make a “Company Adverse Recommendation Change” (as defined in the Mitel Merger Agreement) would be inconsistent with the fiduciary duties of the Polycom Board under applicable “Law” (as defined in the Mitel Merger Agreement) and that Polycom would notify Mitel of Polycom’s intent to terminate the Mitel Merger Agreement.

Promptly following conclusion of the Board meeting, representatives of WSGR provided written notice to Mitel of the Polycom Board’s determination that the Siris offer constituted a Company Superior Proposal and that Polycom was triggering the five day “matching period” available to Mitel under the Mitel Merger Agreement to propose to Polycom revisions to the Mitel Merger Agreement that might render the Siris offer no longer superior.

Shortly after receipt by Mitel of the notice from Polycom, Mitel provided written notice to Polycom indicating that Mitel would waive its right to revise the terms of its agreement with Polycom during the five-day “matching period” and would accept Polycom’s termination of the Mitel Merger Agreement, subject to payment by Polycom to Mitel of the $60 million termination fee. Following receipt of the Mitel notice, the Polycom Board convened a telephonic meeting on the evening of July 7, 2016, to discuss the Mitel letter and its impact on the transaction with Siris. Representatives of Morgan Stanley discussed with the Board Morgan Stanley’s assessment of the valuation and financial terms of the proposed transaction with Siris that representatives of Morgan Stanley had presented to the Polycom Board during the Polycom Board meeting during the afternoon of July 7, 2016. After discussion, representatives of Morgan Stanley then delivered to the Polycom Board Morgan Stanley’s oral opinion, which was subsequently confirmed in writing, that, as of July 7, 2016 based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of Polycom stock pursuant to the merger agreement was fair from a financial point of view to such holders. For more information about Morgan Stanley’s opinion, see the section entitled “The Merger—Opinion of Polycom’s Financial Advisor,” beginning on page 52 of this proxy statement. Representatives of WSGR summarized the provisions of Board resolutions that were proposed to be adopted by the Polycom Board, including approval of termination of the Mitel Merger Agreement, payment of the Mitel termination fee, and approval of the merger agreement and related ancillary agreements, among other items. The Polycom Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were on terms that were fair to, advisable and in the best interests of Polycom’s stockholders. The Polycom Board, therefore, authorized the termination of the Mitel Merger Agreement and the payment of the termination fee to Mitel and approved the execution of the merger agreement and recommended that Polycom’s stockholders vote to approve the adoption of the merger agreement at any meeting of Polycom stockholders called for the purposes of acting thereon.

On the morning of July 8, 2016, prior to the opening of the market, Polycom and Siris issued press releases announcing their intent to enter into the proposed merger, subject to receipt by Mitel of the termination fee and termination of the Mitel Merger Agreement. Also on July 8, 2016, Polycom paid the termination fee to Mitel, terminated the Mitel Merger Agreement, and, subsequent to such termination, entered into the merger agreement with Siris.

Polycom Board’s Recommendation and Its Reasons for the Merger

At a meeting on July 7, 2016, the Polycom Board unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of Polycom and Polycom stockholders, (2) approved and adopted the merger agreement, and (3) directed that the Merger proposal be submitted to a vote at a meeting of Polycom stockholders and recommended that Polycom stockholders vote “FOR” adoption of the merger agreement in accordance with the Merger proposal.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Polycom Board consulted with Polycom’s management and legal and financial advisors and considered a variety of factors with respect to the merger and the other transactions contemplated by the merger agreement, including the factors described below:

•	the Polycom Board’s knowledge and understanding of Polycom and the industry in which it operates and the Polycom Board’s review of Polycom’s business, strategy, current and projected financial condition, current earnings and earnings prospects;

•	the increasing competition, consolidation and other challenges in the unified communications and collaboration sector, including the fact that Polycom faces significant competition from companies with substantially greater size and resources, and the likely effect thereof on the business, operations, financial condition and prospects of Polycom were it to remain a stand-alone company;

•	the risks associated with Polycom’s execution of its strategy as a stand-alone company, including the uncertainty with the strategic shift required to implement its Endpoint Focus Case strategy and the continuing challenges that Polycom faces in China, one of its major markets; and

•	the nature and amount of consideration offered in the transaction as compared to the nature and amount of consideration offered in the Mitel transaction, as well as the terms and conditions of the merger agreement as compared to the terms and conditions of, and the status of the conditions of, the Mitel Merger Agreement.

The Polycom Board reviewed the potential benefits associated with the transaction, including:

•	the fact that the consideration payable under the merger agreement is all cash, which provides certainty of value, while eliminating the effect of long-term business and execution risk to Polycom stockholders, compared to continuing to operate Polycom as a stand-alone entity and as compared to the merger consideration under the Mitel Merger Agreement, a substantial portion of which would have been paid in Mitel common shares in accordance with a fixed exchange ratio, the value of which had fluctuated significantly during the pendency of the Mitel transaction and was subject to additional uncertainty after the closing of the Mitel transaction, due to, among other things, the challenges in combining Polycom and Mitel, including the risks associated with achieving anticipated cost synergies and successfully integrating Polycom’s business, operations and workforce with those of Mitel, potential adverse reactions from customers regarding a merger with Mitel and broader macroeconomic and industry challenges;

•	the decline in the value of the merger consideration offered by Mitel, which had declined from an implied value of $13.44 per share of Polycom stock based upon the closing price of Mitel common shares on April 14, 2016, to an implied value of $11.01 per share of Polycom stock based upon the closing price of Mitel common shares on July 6, 2016, a decline of approximately 18%, as a result of a decline in the Mitel share price over that period;

•	the consideration payable pursuant to the merger agreement represented a 15.3% premium based on the closing price per share of Polycom stock on April 5, 2016 (before the publication of media reports concerning a potential strategic transaction between Polycom and Mitel);

•	the belief of the Polycom Board that Polycom stockholders will receive the highest value of consideration reasonably obtainable in the merger due to:

•	the fact that, prior to Polycom’s entry into the Mitel Merger Agreement, Polycom and its financial advisor reached out to or were approached by approximately 10 potential financial sponsors and two potential strategic acquirers and that there were periodic rumors and market reports that Polycom was considering a potential sale following public filings and the publication of a letter by Elliott advocating that Polycom enter into a strategic transaction with Mitel and no actionable proposal other than the Mitel proposal emerged, and that, following announcement of the Mitel Merger Agreement, no party other than Siris had approached Polycom regarding an actionable proposal, and that after Polycom publicly announced the fact that it had received the Siris proposal and the Polycom Board had determined that the Siris proposal could reasonably lead to a superior proposal to the Mitel transaction, no party approached Polycom regarding interest in an alternative transaction;

•	the belief of the Polycom Board after extensive negotiations with Siris that the Polycom Board had obtained the highest price that Siris was willing to pay in an acquisition of 100% of the shares of Polycom; and

•	the fact that, after the Polycom Board had notified Mitel that the Polycom Board had determined the Siris proposal to be a “Company Superior Proposal” (as defined in the Mitel Merger Agreement) and that the Polycom Board intended to terminate the Mitel Merger Agreement unless Mitel, during the matching period provided for under the Mitel Merger Agreement, submitted an alternative proposal that rendered the Siris proposal no longer a Company Superior Proposal, Mitel promptly declined to submit any alternative proposal and instead notified Polycom that it wished to terminate the Mitel Merger Agreement and receive payment of the $60 million termination fee;

•	the oral opinion, subsequently confirmed in writing, of Morgan Stanley delivered to the Polycom Board on July 7, 2016, to the effect that, as of such date, the merger consideration to be received by the holders of shares of Polycom stock was fair from a financial point of view to such holders, which opinion was subject to the procedures followed, matters considered, assumptions made and qualifications as more fully described in the section entitled “The Merger—Opinion of Polycom’s Financial Advisor,” beginning on page 52 of this proxy statement; and

•	the financial analyses of Morgan Stanley presented to the Polycom Board in connection with the delivery by Morgan Stanley of its opinion as described above.

The Polycom Board considered the terms and conditions of the merger agreement, including the following:

•	the Polycom Board’s belief that the merger agreement offered reasonable assurances as to the likelihood of consummation of the merger, including that Parent and Merger Sub have obtained committed debt financing and equity financing for the merger and that Polycom is entitled to a reverse termination fee of either $130 million or $150 million if Parent terminates the merger agreement under certain circumstances, as more fully described in the section entitled “The Merger Agreement—Termination Fees,” beginning on page 103 of this proxy statement;

•	the Polycom Board’s belief that the merger agreement did not impose unreasonable burdens on Polycom and would not preclude a competing bidder from making a superior proposal. In this regard, the Polycom Board considered the following, including:

•	Polycom’s ability to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide written acquisition proposal that the Polycom Board in good faith believes is a superior proposal or could reasonably be expected to lead to a superior proposal, as more fully described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation,” beginning on page 92 of this proxy statement;

•	the ability of the Polycom Board to change its recommendation supporting the merger in response to an intervening event or following the Polycom Board’s good faith determination that an alternative acquisition proposal constitutes a superior proposal, as more fully described in the section entitled “The Merger Agreement— Covenants and Agreements—No Solicitation,” beginning on page 92 of this proxy statement; and

•	the judgment of the Polycom Board that the termination fee of $60 million payable by Polycom to Parent in the event of a termination of the merger agreement due to a change in the Polycom Board’s recommendation and certain other circumstances, as more fully described in the section entitled “The Merger Agreement—Termination Fees,” beginning on page 103 of this proxy statement, would not preclude potential superior offers;

•	the fact that the merger will be subject to the approval of Polycom stockholders; and

•	the fact that Polycom stockholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures would be entitled to appraisal rights under Delaware law.

The Polycom Board also considered potential risks and other negative factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger, in connection with its deliberations of the merger agreement and such transactions, including the following:

•	the fact that stockholders will not participate in any future earnings or growth of Polycom and will not benefit from any appreciation in value of Polycom, including any appreciation in value that could be realized as a result of improvements to Polycom’s operations;

•	the potential risk of diverting management attention and resources from the operation of Polycom’s business, including other strategic opportunities and operational matters, while working toward the completion of the merger;

•	the potential negative effect of the pendency of the transaction on Polycom’s business, including its relationships with employees, customers, and suppliers, and the restrictions on the conduct of Polycom’s business prior to completion of the merger;

•	the fact that Parent and Merger Sub are newly-formed entities with essentially no assets other than their rights under the debt commitment letter and the equity commitment letters, and that Polycom’s remedy in the event of the termination of the merger agreement would be limited to receipt of the reverse termination fee, even in the event of a deliberate or willful breach of the merger agreement by Parent or Merger Sub;

•	the risk that the financing contemplated by the debt commitment letter and the equity commitment letters for the consummation of the merger might not be obtained;

•	Polycom’s inability to seek specific performance to require Parent or Merger Sub to complete the merger if debt financing is not then available, and the fact that Polycom’s sole remedy in connection with the merger agreement, even for a breach by Parent or Merger Sub that is deliberate or willful, would be limited to the reverse termination fee that is payable in certain circumstances;

•	the risk that the merger may not be completed despite the parties’ efforts or that completion of the merger may be unduly delayed, even if the requisite approval is obtained from Polycom stockholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruptions to Polycom’s business;

•	the fact that various regulatory approvals are required to complete the merger, which present a risk that the applicable governmental authorities may condition their grant of required approvals or consents on the imposition of unfavorable terms or conditions or that such approvals and consents will not be able to be obtained at all, particularly as compared to the Mitel Merger Agreement, for which all material regulatory approvals already had been obtained, although the Mitel Merger Agreement remained subject to approval by holders of Mitel common shares as well as by Polycom stockholders;

•	the fact that, subject to certain limited exceptions, during the term of the merger agreement, Polycom is prohibited from soliciting, initiating or knowingly encouraging any inquiry, proposal, indication of interest or offer with respect to a competing proposal for Polycom;

•	the fact that upon termination of the merger agreement under specified circumstances, Polycom may be required to pay Parent a $60 million termination fee and/or to repay to Parent the $60 million that Parent had agreed to pay to Polycom in connection with Polycom’s payment of the “Company Termination Fee” under (and as defined in) the Mitel Merger Agreement upon Polycom’s termination of the Mitel Merger Agreement;

•	the fact that the parties have incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is completed;

•	the fact that the consideration received by Polycom stockholders in the merger will be taxable for U.S. federal income tax purposes; and

•	the risks described under the section entitled “Risk Factors” in Polycom’s most recent filings on Forms 10-Q and 10-K, and the matters described under the section entitled “Cautionary Note Regarding Forward-Looking Statements,” beginning on page 8 of this proxy statement.

The Polycom Board concluded that the potentially negative factors associated with the acquisition of Polycom by Parent were outweighed by the potential benefits that the Polycom Board expects Polycom and its stockholders to achieve as a result of the merger. Accordingly, the Polycom Board approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

In considering the recommendation of the Polycom Board, Polycom stockholders should be aware that directors and executive officers of Polycom have interests in the merger that are different from, or in addition to, any interests they might have solely as a stockholder. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65 of this proxy statement.

The foregoing discussion of factors considered by the Polycom Board is not meant to be exhaustive, but includes the material factors considered by the Polycom Board in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Polycom Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the members of the Polycom Board made their respective determinations based on the totality of the information presented to them, including the input from Polycom’s management and advisors, and the judgments of individual members of the Polycom Board may have been influenced to a greater or lesser degree by different factors. The Polycom Board did not undertake to make any specific determinations as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Polycom Board based its determination on the totality of the information presented.

The Polycom Board unanimously recommends a vote “FOR” the Merger proposal.

Opinion of Polycom’s Financial Advisor

The Polycom Board retained Morgan Stanley as its financial advisor in connection with the merger. The Polycom Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the industry, business and affairs of Polycom. At the meeting of the Polycom Board on July 7, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on the same date, to the Polycom Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of shares of Polycom stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the Polycom Board, dated July 7, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Polycom Board, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of Polycom stock pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how Polycom stockholders should vote at any stockholders’ meeting to be held in connection with the merger or take any other action with respect to the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Polycom;

•	reviewed certain internal financial statements and other financial and operating data concerning Polycom;

•	reviewed certain financial projections prepared by the management of Polycom;

•	discussed the past and current operations and financial condition and the prospects of Polycom with senior executives of Polycom;

•	reviewed the reported prices and trading activity for Polycom stock;

•	compared the financial performance of Polycom and the prices and trading activity of Polycom stock with that of certain other publicly-traded companies comparable with Polycom and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	reviewed the draft merger agreement dated as of July 7, 2016, the draft commitment letters from a certain lender and equity co-investors, each dated as of July 7, 2016, which are referred to as the draft commitment letters, and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Polycom, and formed a substantial basis for the opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Polycom’s management of the future financial performance of Polycom. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the draft commitment letters. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Polycom and Parent and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Polycom’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Polycom stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Polycom, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, July 7, 2016. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the Polycom Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Morgan Stanley considered a number of factors in analyzing the merger consideration. The fact that points in the ranges of implied equity value per share of Polycom stock derived below were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the merger consideration, but is one of many factors Morgan Stanley considered. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 5, 2016, which was the last full trading day prior to recent public speculation that Polycom was exploring a sale, and is not necessarily indicative of current market conditions.

Comparable Public Company Analysis

Morgan Stanley performed a comparable public company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of Polycom with corresponding financial data for other companies that shared certain similar characteristics to Polycom to derive an implied valuation range for Polycom. The companies used in this comparison included the following:

Enterprise Infrastructure

• Brocade Communications Systems, Inc. • Cisco Systems, Inc.	• NetApp, Inc. • QLogic Corporation

Endpoint Solutions

• AudioCodes Ltd. • ClearOne, Inc. • Harman International Industries, Incorporated • Logitech International S.A.	• Motorola Solutions, Inc. • Netgear, Inc. • Plantronics, Inc. • Vocera Communications, Inc.

Unified Communications

• Alcatel Lucent S.A. • BroadSoft, Inc.	• Mitel Networks Corporation • ShoreTel, Inc.

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to Polycom’s. Although none of such companies are identical or directly comparable to Polycom, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to those of Polycom.

For Polycom and each other company listed above, Morgan Stanley calculated and compared various financial multiples and ratios based on publicly available financial data compiled by Thomson Reuters for comparison purposes and closing share prices as of July 6, 2016, except that Morgan Stanley used Polycom’s and Mitel Networks Corporation’s respective unaffected closing share price as of April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale. Among other calculations, the information Morgan Stanley calculated for each of the selected companies included:

•	the ratio of aggregate value, which is referred to as AV (calculated as the market value of equity plus total debt, net of cash and cash equivalents), to estimated EBITDA (calculated as net income excluding net interest expense, income tax expense and certain other non-cash and non-recurring items, principally depreciation, amortization and stock-based compensation) for calendar year 2016, which is referred to below as the CY2016E AV/EBITDA Ratio; and

•	the ratio of stock price of its common equity to estimated earnings per share for calendar year 2016, which is referred to below as the CY2016E P/E Ratio.

Results of the analysis were presented for the selected companies, as indicated in the following table:

Enterprise Infrastructure Trading Multiples
	Low	High	Median
CY2016E AV/EBITDA Ratio	4.1x	6.8x	6.2x
CY2016E P/E Ratio	10.4x	13.7x	11.7x
Endpoint Solutions Trading Multiples
	Low	High	Median
CY2016E AV/EBITDA Ratio*	5.0x	9.2x	7.6x
CY2016E P/E Ratio*	11.2x	17.1x	14.5x
Unified Communications Trading Multiples
	Low	High	Median
CY2016E AV/EBITDA Ratio	6.0x	32.3x	12.9x
CY2016E P/E Ratio*	10.7x	20.2x	14.0x

*	Multiples for certain selected companies excluded as not meaningful.

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment, Morgan Stanley selected representative ranges of the CY2016E AV/EBITDA Ratio and CY2016E P/E Ratio and applied these ranges of multiples to Polycom’s estimated EBITDA for calendar year 2016 and estimated earnings per share for calendar year 2016, respectively.

Morgan Stanley then calculated a range of implied equity values per share of Polycom stock as follows, in each case rounded to the nearest $0.25 per share:

	Selected Representative Multiple Range	Implied Equity Value Per Share of Polycom Stock
CY2016E AV/Adjusted EBITDA Ratio	4.5x-6.5x	$9.25 – $12.00
CY2016E P/E Ratio	10.0x-14.0x	$8.75 – $12.25

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the merger consideration of $12.50 per share.

No company included in the comparable public company analysis is identical to Polycom. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Polycom. These include, among other things, the impact of competition on the business of Polycom and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Polycom and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley conducted a discounted cash flow analysis, which is designed to provide an implied value of an asset using estimates of the future unlevered free cash flows generated by the asset, taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents unlevered net operating profit after tax, adjusted for depreciation, capital expenditures, stock-based compensation, changes in net working capital, and certain other one-time cash expenses, as applicable. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

Morgan Stanley calculated the present value of unlevered free cash flows for Polycom (1) for the last two quarters of calendar year 2016, based upon the 0% Growth Case (which is also referred to as the Baseline Case) and the Endpoint Focus Case, provided by the management of Polycom, for the full calendar year 2016, less actual results for the first quarter of 2016 and estimated results for the second quarter of 2016 from an internal estimate for 2016, which is referred to as the AOP Case, prepared by the management of Polycom, (2) for the calendar years 2017 through 2018 based upon the 0% Growth Case and the Endpoint Focus Case, and (3) for the calendar years 2019 through 2020 based upon extrapolations from the projections in the 0% Growth Case and Endpoint Focus Case, which extrapolations were prepared for Morgan Stanley’s use in connection with its financial analyses and rendering its fairness opinion. The 0% Growth Case, the Endpoint Focus Case and the AOP Case are more fully described in the section entitled “The Merger—Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor—Financial Projections Related to Polycom,” beginning on page 63 of this proxy statement.

Morgan Stanley also calculated a range of terminal values for Polycom at December 31, 2020 by applying a perpetual growth rate ranging from 0.0% to 2.0% to the unlevered free cash flows of Polycom after the calendar year 2020. Morgan Stanley selected this perpetual growth rate range based on the application of Morgan Stanley’s professional judgment and experience. The unlevered free cash flows and the range of terminal values were then discounted to present values at June 30, 2016 using a range of discount rates from 8.1% to 9.8%, which range of discount rates was selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Polycom’s estimated weighted average cost of capital.

This analysis indicated the following range of implied equity value per share for Polycom stock, rounded to the nearest $0.25.

Financial Forecast Case	Implied Equity Value Per Share of Polycom Stock
0% Growth Case	$8.75 – $13.50	(1)
Endpoint Focus Case	$11.50 – $17.50	(2)

(1)	Assumes that cash held by foreign subsidiaries is not repatriated to the United States in a manner subject to taxation. If such cash is assumed to be repatriated and subject to tax at an assumed rate of 38%, the upper range would be $12.25.
(2)	Assumes that cash held by foreign subsidiaries is not repatriated to the United States in a manner subject to taxation. If such cash is assumed to be repatriated and subject to tax at an assumed rate of 38%, the upper range would be $16.25.

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the merger consideration of $12.50 per share.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future implied value of a company’s equity price per share as a function of its estimated future price to earnings ratio. The resulting values are subsequently discounted to arrive at a range of present values for the company’s price per share.

Morgan Stanley performed an analysis of the present value per share for Polycom stock of implied future trading prices based on a range of calendar year 2018 price to earnings ratios of 9.0x to 14.0x, which range was selected by Morgan Stanley in the application of its professional judgment and experience. For purposes of this analysis, Polycom was considered as a standalone entity. The valuation range was determined by using projections from the 0% Growth Case and the Endpoint Focus Case, which are more fully described in the section entitled “The Merger—Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor—Financial Projections Related to Polycom,” beginning on page 63 of this proxy statement. Morgan Stanley then calculated what the current price of Polycom stock would be if this future share price was discounted back two years, using a 10.0% discount rate. Morgan Stanley selected this discount rate based on the application of its professional judgment and experience, to reflect Polycom’s estimated cost of equity.

This analysis indicated the following range of implied equity value per share for Polycom stock, rounded to the nearest $0.25.

Financial Forecast Case	Implied Equity Value Per Share of Polycom Stock
0% Growth Case	$8.25 – $13.00
Endpoint Focus Case	$10.75 – $16.75

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the merger consideration of $12.50 per share.

Precedent Transaction Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with the merger.

Precedent Multiples. In connection with its analysis, Morgan Stanley compared publicly available statistics for selected transactions involving businesses that Morgan Stanley judged to be similar in certain respects to Polycom’s business or aspects thereof based on Morgan Stanley’s experience and familiarity with Polycom’s industry. For Polycom and each other target company listed below, Morgan Stanley calculated and compared various financial multiples and ratios based on publicly available financial data compiled by Thomson Reuters for comparison purposes. The transactions considered and the date each transaction was announced are as follows:

Date Announced	Acquiror	Target
February 25, 2015	Avago Technologies Limited	Emulex Corporation
November 11, 2013	Mitel Networks Corporation	Aastra Technologies Limited
August 26, 2013	Wasserstein Cosmos Co-Invest, L.P.	Globecomm Systems Inc.
August 13, 2012	Verint Systems Inc.	Comverse Technology, Inc.
October 27, 2010	Cedar I Holdings Company, Inc., an affiliate of Carlyle Partners V, L.P.	Commscope Inc.
September 29, 2010	VeriFone Systems, Inc.	Hypercom Corporation
May 10, 2010	Comtech Telecommunications Corp.	CPI International, Inc.
October 1, 2009	Cisco Systems, Inc.	Tandberg ASA

For each transaction listed above, Morgan Stanley noted the ratio of AV of the transaction to the target company’s EBITDA for the twelve-month period prior to the announcement date of the applicable transaction, which is referred to as LTM EBITDA, and the ratio of AV of the transaction to the target company’s EBITDA for the twelve-month period following the announcement date of the applicable transaction, which is referred to as NTM EBITDA.

Results of the analysis were presented for the selected companies, as indicated in the following table:

	Low	High	Median
AV/LTM EBITDA Ratio	4.4x	13.2x	7.9x
AV/NTM EBITDA Ratio	4.7x	11.5x	7.1x

Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional judgment, Morgan Stanley selected representative ranges of the AV/LTM EBITDA Ratio multiples and AV/NTM EBITDA Ratio multiples and applied these ranges of multiples to Polycom’s EBITDA for the third quarter of 2015 through the second quarter of 2016 (the estimated EBITDA for the second quarter of 2016 based upon the AOP Case, prepared by the management of Polycom) and estimated EBITDA for the third quarter of 2016 through the second quarter of 2017, based upon research report estimates, respectively.

Morgan Stanley then calculated a range of implied equity values per share of Polycom stock as follows, in each case rounded to the nearest $0.25 per share:

	Selected Representative Multiple Range	Implied Equity Value Per Share of Polycom Stock
AV/LTM EBITDA Ratio	4.0x – 8.0x	$8.75 – $14.25
AV/NTM EBITDA Ratio	5.0x – 8.0x	$10.25 – $14.25

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the merger consideration of $12.50 per share.

Precedent Premia. Morgan Stanley reviewed the premia paid in 71 merger and acquisition transactions involving U.S. targets in the technology sector between January 1, 2011 to July 1, 2016, with a publicly announced transaction value of more than $1.0 billion, as published by Thomson Reuters. Morgan Stanley reviewed the premium paid in each transaction to the target company’s (1) closing stock price one trading day prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news), which is referred to below as the “One Day Spot Price,” (2) average closing stock price during the 30 trading days prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news), which is referred to below as the “30 Day Average Price,” and (3) high closing stock price during the 52-week period prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news), which is referred to below as the “52-Week High Price.”

This analysis indicated the following:

	Bottom Quartile	Median	Top Quartile
1-Day Spot Premium	19.6%	31.2%	46.4%
30-Day Average Premium	23.4%	35.1%	50.3%
52-Week High Price	(4.9%)	0.3%	7.9%

Based on the review of the premia paid in the transactions summarized above, Morgan Stanley applied the following premia ranges to the price per share of Polycom stock as of the applicable time periods set forth in the table below to calculate a range of implied values per share of Polycom stock, rounded to the nearest $0.25, as follows:

	Premia Range	Implied Equity Value Per Share of Polycom Stock
1-Day Spot Premium to Unaffected Closing Price on April 5, 2016	20.0% – 50.0%	$13.00 – $16.25
30-Day Average Premium to Unaffected Closing Price on April 5, 2016	20.0% – 50.0%	$13.00 – $16.25

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the merger consideration of $12.50 per share.

No company or transaction utilized in the precedent transaction multiples or premia paid analyses is identical to Polycom or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Polycom. These include, among other things, the impact of competition on the business of Polycom or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Polycom or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data.

Illustrative Leveraged Buyout Analysis

Morgan Stanley performed a hypothetical leveraged buyout analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of Polycom. In preparing this analysis, Morgan Stanley utilized projections from the 0% Growth Case and the Endpoint Focus Case. Morgan Stanley assumed (1) a transaction date of June 30, 2016, (2) a subsequent exit transaction by the financial sponsor at December 31, 2020, (3) a multiple of 5.00x of total debt to 2015 Adjusted EBITDA, (4) debt financing through a first lien term loan equal to 3.75x 2015 Adjusted EBITDA at a rate of LIBOR plus 625 basis points (with a minimum LIBOR rate of 1.00%) and 95.0% original issue discount and senior unsecured notes equal to 1.25x 2015 Adjusted EBITDA at a rate of 13.0%, (5) a range from 6.0x to 8.0x of AV to 2020 Adjusted EBITDA exit multiples, (6) target ranges of annualized internal rates of return for the financial sponsor of 15.0% to 25.0% in the 0% Growth Case and 20.0% to 25.0% in the Endpoint Focus Case, and (7) that the sponsor would pay $77 million in fees and expenses at entry. Morgan Stanley selected the leverage multiple, financing terms, exit multiple, target internal rates of return, and fees and expenses based upon the application of its professional judgment and experience.

The following table summarizes Morgan Stanley’s analysis:

Source of 2020 EBITDA Projections	Hypothetical Sponsor Required IRR	Exit AV/EBITDA Multiples	Implied Equity Value Per Share of Polycom Stock
0% Growth Case	15.0% – 25.0%	6.0x – 8.0x	$10.00 – $12.50
Endpoint Focus Case	20.0% – 25.0%	6.0x – 8.0x	$11.25 – $13.25

Morgan Stanley compared the foregoing ranges of implied equity value per share of Polycom stock to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the merger consideration of $12.50 per share.

Other Information

Historical Trading Range

For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the low and high per share trading range of Polycom stock for (1) the one-month period ending April 5, 2016, which was $10.68 to $11.34, (2) the three-month period ending April 5, 2016, which was $8.98 to $11.94, (3) the six-month period ending April 5, 2016, which was $8.98 to $14.04, and (4) the twelve-month period ending April 5, 2016, which was $8.98 to $14.04, and compared that to (a) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (b) the merger consideration of $12.50 per share.

Equity Research Analysts’ Price Targets

For reference only and not as a component of its fairness analysis, Morgan Stanley also reviewed certain publicly available equity research analyst share price targets for Polycom stock and noted that (1) the undiscounted range of such price targets (excluding merger-related estimates) was $10.00 per share to $13.00 per share and (2) the range of such price targets (excluding merger-related estimates), discounted one year to present value using a 10.0% discount rate, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect Polycom’s estimated cost of equity, was $9.09 per share to $11.82 per share. Morgan Stanley compared these ranges to (1) the unaffected closing price per share of Polycom stock of $10.84 on April 5, 2016, the last full trading day prior to recent public speculation that Polycom was exploring a sale, and (2) the merger consideration of $12.50 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Polycom stock, and these estimates are subject to uncertainties, including the future financial performance of Polycom and future financial market conditions.

General

In connection with the review of the merger by the Polycom Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Polycom.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Polycom. These include, among other things, the impact of competition on the business of Polycom and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Polycom and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Polycom stock pursuant to the merger agreement, and in connection with the delivery of its opinion to the Polycom Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Polycom stock might actually trade.

The consideration to be received by the holders of shares of Polycom stock was determined through arm’s-length negotiations between Polycom and Parent and was approved by the Polycom Board. Morgan Stanley acted as financial advisor to the Polycom Board during these negotiations but did not, however, recommend any specific merger consideration to Polycom, nor opine that any specific merger consideration constituted the only appropriate merger consideration for the merger. In addition, Morgan Stanley expressed no opinion or recommendation as to how Polycom stockholders should vote at any stockholders’ meeting to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the Polycom Board was one of many factors taken into consideration by the Polycom Board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the Polycom Board with respect to the merger consideration or of whether the Polycom Board would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is acting as financial advisor to the Polycom Board in connection with the merger and earned $2.5 million upon execution of the Mitel Merger Agreement and $2.5 million upon execution of the merger agreement and will be entitled to receive an additional approximately $[●] million upon the completion of the merger, for serving in this capacity. In addition, in the event the merger is not completed and Polycom receives a break-up fee from Parent in connection with such termination, Morgan Stanley would be entitled to receive a termination fee equal to 25% of such break-up fee (net of out-of-pocket expenses incurred by Polycom to collect such fee), provided that such amount will not exceed 50% of the total transaction fee payable to Morgan Stanley and against which the announcement fee will be creditable. Polycom has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services, including fees and expenses of outside counsel to Morgan Stanley. In addition, Polycom has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley did not receive any fees for any financial advisory or financing services from Polycom. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services to Siris and its affiliates, and have received approximately $4.0 million in fees for providing such services. In addition, Morgan Stanley or an affiliate thereof is a lender to Polycom, and acts as administrative agent with respect to credit facilities of Polycom. Morgan Stanley may also seek to provide financial advisory or financing services to Polycom and Parent in the future and would expect to receive fees for the rendering of these services.

Morgan Stanley, together with its affiliates, is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, Polycom, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument

Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor

In connection with its consideration of strategic alternatives and discussions with Parent, the Polycom Board reviewed four sets of non-public, unaudited financial projections for fiscal years 2016 through 2018 relating to Polycom’s business and potential future performance that were prepared by Polycom’s management in October 2015 at the Polycom Board’s request, which, together with the AOP Case and the extrapolations therefrom described below, are collectively referred to as the Polycom Projections: (1) a set of projections that assumed, among other things, 0% compound annual revenue growth from 2015 to 2018, which is referred to as the Baseline Case or the 0% Growth Case; (2) a set of projections that assumed, among other things, 4% compound annual revenue growth from 2015 to 2018, which is referred to as the Upside Case; (3) a set of projections that assumed, among other things, negative 5% compound annual revenue growth from 2015 to 2018, which is referred to as the Downside Case; and (4) a set of projections that assumed, among other things, negative 1% compound annual revenue growth from 2015 to 2018 and a strategic pivot whereby Polycom would focus on increased partnering related to its video endpoints and a more aggressive reduction in sales, marketing, and R&D spending in the platform business, which is referred to as the Endpoint Focus Case. The Baseline Case presented management’s estimate of the likely outcome based on Polycom’s then current business strategy, based on information available as of the date of the merger agreement. The Upside and Downside Cases were prepared by adjusting upwards or downwards the revenue and profit projections of the current business strategy used for the Baseline Case. The Endpoint Focus Case reflected management’s best estimates as to the future financial performance of Polycom, assuming a significant strategic pivot whereby Polycom would focus on increased partnering related to its video endpoint products and further reductions in sales, marketing, and R&D efforts in the platform business, based on information available as of the date of the merger agreement, although management felt it involved additional execution risk beyond the Baseline Case. The Polycom Board also reviewed non-public, unaudited financial projections for fiscal year 2016 that were prepared by Polycom’s management and approved by the Polycom Board in February 2016 in connection with creating Polycom’s 2016 annual operating plan, which is referred to as the AOP Case.

Polycom provided the Polycom Projections to Morgan Stanley. However, Polycom advised Morgan Stanley to rely on, and it did rely on, only the Baseline Case, the Endpoint Focus Case and the AOP Case in performing the financial analyses described above in the section entitled “The Merger—Opinion of Polycom’s Financial Advisor,” beginning on page 52 of this proxy statement, because management believed such cases represented the best estimates as to the future financial performance of Polycom, depending on whether Polycom pursued a significant strategic shift in the business, based on information available as of the date of the merger agreement. Morgan Stanley expressed no view or opinion as to the Polycom Projections or the assumptions on which they were based. Polycom provided the Baseline Case and the Endpoint Focus Case to Parent.

Polycom does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance or results of operations, other than general earnings guidance, due to the inherent unpredictability of the underlying assumptions and projections. The unaudited financial forecasts of Polycom were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. The projections are forward-looking statements.

The summary of the Polycom Projections is being included in this proxy statement to give Polycom stockholders access to non-public information that was provided to Morgan Stanley and to Parent in the course of evaluating the proposed merger, and are not intended to influence your decision whether to vote for adoption of the merger agreement or any other proposal at the special meeting. The inclusion of the unaudited financial forecasts in this proxy statement should not be regarded as an indication that Polycom or any other recipient of the unaudited financial forecasts considered, or now considers, the forecasts to be material or necessarily predictive of actual future results, and the unaudited financial forecasts should not be relied upon as such.

All of the Polycom Projections summarized in this section were prepared or approved by the management of Polycom. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the unaudited financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto, and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

By including the projections in this proxy statement, Polycom and its representatives have not made and are not making any representation to any person regarding the information included in the projections or the ultimate performance of Polycom compared to the information contained in the projections. Polycom has made no representation to Parent or Merger Sub, in the merger agreement or otherwise, concerning the projections.

Because the unaudited financial forecasts were developed on a stand-alone basis without giving effect to the merger, the unaudited financial forecasts do not give effect to the merger or any changes to Polycom’s operations or strategy that may be implemented after the completion of the merger, or to any costs related to, or that may arise in connection with, the merger.

While presented with numeric specificity, the unaudited financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Polycom’s management. In the view of Polycom’s management, such unaudited financial forecasts were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of Polycom’s management and may have changed since that time. Important factors that may affect actual results and cause the unaudited financial forecasts to not be realized include, but are not limited to, the risks, contingencies and other uncertainties more fully described in the sections entitled “Cautionary Note Regarding Forward-Looking

Statements” beginning on page 8 of this proxy statement. As a result, actual results may differ materially from the unaudited financial forecasts, and there can be no assurance that the forecasts will be realized. Since the forecasts cover multiple years, this information by its nature becomes less meaningful and predictive with each successive year. Polycom has not made, and does not make, any representation to any stockholder or other person regarding Polycom’s ultimate performance compared to the information contained in the unaudited financial forecasts. Inclusion of a summary of these internal financial forecasts in this proxy statement should not be regarded as an indication that Polycom, Parent or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future results, and these internal financial forecasts should not be relied upon as such, nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. Except as may be required under applicable federal securities law, Polycom does not undertake any obligation to update or otherwise revise the unaudited financial forecasts to reflect events or circumstances after the date the forecasts were made, including events or circumstances that may have occurred during the period between that date and the date of this proxy statement, or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions are shown to be in error. In light of the foregoing factors and the uncertainties inherent in the projections, readers of this proxy statement are cautioned not to place undue, if any, reliance on the projections.

Polycom uses certain non-GAAP measurements to set performance goals and to measure its performance, and Polycom believes that investors’ understanding of the underlying performance of its continuing operations is enhanced through the disclosure of these metrics. Non-GAAP measurements are not, and should not be viewed as, substitutes for GAAP measurements.

Financial Projections Related to Polycom

The following Polycom Projections are expressly qualified by the statements above under the section entitled “—Financial Projections Utilized by the Polycom Board and Polycom’s Financial Advisor,” beginning on page 61 of this proxy statement.

Baseline Case / 0% Growth Case Projections

The Baseline Case reflected management’s best estimates as to the future financial performance of Polycom, absent a significant strategic shift in the business, based on information available as of the date of the merger agreement. The Baseline Case projections assumed, among other things, 0% compound annual revenue growth from 2015 to 2018 and that available free cash flow was used to repurchase shares. The estimates for 2016 through 2018 were prepared by Polycom’s management. The estimates for 2019 through 2020 for certain metrics were prepared by extrapolating the 2018 estimates for such metrics. A summary of the projections in the Baseline Case is set forth below.

				Extrapolations
	2016E	2017E	2018E	2019E	2020E
	(in millions except per share data; “E” refers to estimated)
Total revenue	$1,223	$1,235	$1,270	$1,306	$1,343
Total gross profit	$706	$700	$700
Total operating expenses	$554	$542	$530
Operating income	$152	$159	$170
EBITDA	$196	$201	$210	$216	$222
Income before taxes	$149	$155	$167
Non-GAAP net income	$119	$124	$133
Non-GAAP earnings per share	$0.90	$0.98	$1.11
Free cash flow	$121	$118	$124

Upside Case Projections

As part of an effort to demonstrate the potential value of Polycom in a sale transaction, Polycom management prepared and provided to the Polycom Board and Morgan Stanley an alternative set of Upside Case financial projections for 2016 to 2018 that reflected higher revenue growth rates and margins relative to the Baseline Case. The Upside Case projections assumed, among other things, 4% compound annual revenue growth from 2015 to 2018 and that available free cash flow was used to repurchase shares. The estimates for 2019 through 2020 for certain metrics were prepared by extrapolating the 2018 estimates for such metrics. A summary of the projections in the Upside Case is set forth below.

				Extrapolations
	2016E	2017E	2018E	2019E	2020E
	(in millions except per share data; “E” refers to estimated)
Total revenue	$1,259	$1,321	$1,422	$1,478	$1,536
Total gross profit	$725	$747	$783
Total operating expenses	$548	$542	$548
Operating income	$177	$206	$235
EBITDA	$221	$249	$277	$288	$300
Income before taxes	$173	$202	$231
Non-GAAP net income	$139	$162	$185
Non-GAAP earnings per share	$1.06	$1.31	$1.59
Free cash flow	$135	$148	$165

Downside Case Projections

As part of an effort to demonstrate the downside scenario if revenues declined more aggressively than projected in the Baseline Case, Polycom management prepared and provided to the Polycom Board and Morgan Stanley an alternative set of Downside Case financial projections for 2016 to 2018 that reflected, among other things, negative 5% compound annual revenue growth from 2015 to 2018 and slightly lower margins relative to the Baseline Case and assumed that available free cash flow was used to repurchase shares. The estimates for 2019 through 2020 for certain metrics were prepared by extrapolating the 2018 estimates for such metrics. A summary of the projections in the Downside Case is set forth below.

				Extrapolations
	2016E	2017E	2018E	2019E	2020E
	(in millions except per share data; “E” refers to estimated)
Total revenue	$1,171	$1,127	$1,101	$1,076	$1,051
Total gross profit	$678	$639	$605
Total operating expenses	$538	$506	$472
Operating income	$140	$133	$134
EBITDA	$183	$173	$170	$166	$162
Income before taxes	$136	$129	$130
Non-GAAP net income	$109	$103	$104
Non-GAAP earnings per share	$0.83	$0.82	$0.86
Free cash flow	$119	$107	$104

Endpoint Focus Case Projections

The Endpoint Focus Case projections assumed, among other things, negative 1% compound annual revenue growth from 2015 to 2018, a strategic pivot whereby Polycom would focus on increased partnering related to its video endpoints and a more aggressive reduction in sales, marketing, and R&D spending in the platform business, and that available free cash flow was used to repurchase shares. The estimates for 2016 through 2018 were prepared by Polycom’s management. The estimates for 2019 through 2020 for certain metrics were prepared by extrapolating the 2018 estimates for such metrics. A summary of the projections in the Endpoint Focus Case is set forth below.

				Extrapolations
	2016E	2017E	2018E	2019E	2020E
	(in millions except per share data; “E” refers to estimated)
Total revenue	$1,205	$1,206	$1,241	$1,276	$1,313
Total gross profit	$696	$684	$685
Total operating expenses	$527	$495	$470
Operating income	$169	$189	$214
EBITDA	$213	$231	$253	$260	$268
Income before taxes	$165	$186	$211
Non-GAAP net income	$132	$148	$168
Non-GAAP earnings per share	$1.02	$1.21	$1.45
Free cash flow	$137	$145	$159

AOP Case Projections

The AOP Case projections were prepared by Polycom’s management and approved by the Polycom Board in February 2016 in connection with creating Polycom’s 2016 annual operating plan. Unlike the other Polycom Projections, the AOP Case projections did not assume that available free cash flow would be used to repurchase shares. A summary of the projections in the AOP Case is set forth below.

2016E
(in millions except per share data; “E” refers to estimated)
Total revenue	$1,249
EBITDA	$207
EBITDA—CapEx—SBC	$110
Non-GAAP net income	$127
Non-GAAP earnings per share	$0.91

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of the Polycom Board that Polycom stockholders vote “FOR” the Merger proposal, Polycom stockholders should be aware that Polycom’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Polycom stockholders generally. The Polycom Board was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that Polycom stockholders adopt the merger agreement.

The following discussion sets forth certain of these interests in the merger of each person who has served as a non-employee director or executive officer of Polycom since January 1, 2015. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Treatment of Polycom Equity Awards in the Merger

Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger

As of July 13, 2016, Polycom’s directors and executive officers held outstanding Polycom stock option awards to purchase 37,000 shares of Polycom stock, all of which are fully vested, outstanding Polycom RSU awards covering 793,741 shares of Polycom stock, and outstanding Polycom performance share awards covering an aggregate target of 836,243 shares of Polycom stock (or a maximum of 1,666,984 shares of Polycom stock).

Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger, regardless of whether vested or unvested, that is held by each of Polycom’s executive officers and directors, will be cancelled in exchange for an amount in cash (without interest and subject to applicable tax withholdings), payable on the business day immediately prior to the closing date of the merger, determined as follows:

•	with regard to each such Polycom stock option award: (1) the excess of (A) the merger consideration, over (B) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by (2) the number of shares of Polycom stock underlying such Polycom stock option award; and

•	with regard to each such Polycom RSU award and Polycom performance share award: (1) the merger consideration multiplied by (2) the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the cancellation of such Polycom performance share award).

Polycom will not provide any tax “gross up” for its executives in connection with the merger. Please also see the section entitled “—Equity Interests of Polycom’s Executive Officers and Non-Employee Directors,” beginning on page 71 of this proxy statement, for further information regarding these equity awards.

Treatment of Polycom Stock Options in the Merger

At the effective time, each Polycom stock option award that is outstanding immediately prior to the effective time, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the excess of (1) the merger consideration over (2) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by

•	the number of shares of Polycom stock underlying such Polycom stock option award.

The treatment of Polycom stock option awards described in this section will apply to Polycom stock option awards held by any Polycom directors and executive officers only if the cancellation in exchange for cash described in the section entitled “—Treatment of Polycom Equity Awards in the Merger—Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger,” beginning on page 66 of this proxy statement, does not apply. Otherwise, all of such individual’s outstanding Polycom stock option awards will be cashed out on the business day immediately prior to the closing date of the merger (as described further above).

Treatment of Polycom Restricted Stock Units and Polycom Performance Shares in the Merger

At the effective time, each Polycom RSU award and Polycom performance share award that is outstanding immediately prior to the effective time, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the merger consideration multiplied by

•	the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the effective time).

The treatment of equity awards described in this section will apply to Polycom RSU awards and Polycom performance share awards held by any Polycom directors and executive officers only if the cancellation in exchange for cash described in the section entitled “—Treatment of Polycom Equity Awards in the Merger—Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger,” beginning on page 66 of this proxy statement, does not apply. Otherwise, all of such individual’s outstanding Polycom RSU awards and outstanding Polycom performance share awards will be cashed out on the business day immediately prior to the closing date of the merger.

Change of Control Severance Agreements for Polycom’s Executive Officers

Polycom has entered into a change of control severance agreement with each of its executive officers. Under the terms of each change of control severance agreement, the executive officer is obligated to remain with Polycom for six months following a change of control of Polycom (as defined in the agreements and whereby the merger will constitute a change of control of Polycom under the agreements), subject to certain limitations. If, within 12 months following a change of control (or within 24 months following a change of control for Mr. Leav), the executive officer is involuntarily terminated other than for cause (as defined in the change of control severance agreements), resigns for good reason (as defined in the change of control severance agreements), or dies or terminates employment due to disability, he or she will receive:

•	a lump sum payment equal to 100% of annual base salary and target bonus (or, for Mr. Leav, 200% of annual base salary and target bonus);

•	a lump sum cash payment equal to 24 multiplied by his or her monthly premium for continued health care coverage for the executive officer and his or her spouse and eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in the first month following termination of employment; and

•	full vesting of then-outstanding Polycom equity awards and the immediate right to exercise any then-outstanding Polycom stock option awards and similar awards, with any performance goals subject to Polycom performance share awards or other performance-based awards deemed achieved at the target levels.

If such executive officer’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Polycom’s then-existing severance or benefit plans or pursuant to any other written agreement.

Definition of “Cause”

As defined in Polycom’s change of control severance agreements, “cause” generally means:

•	an act of personal dishonesty taken by the employee in connection with his or her responsibilities as an employee and intended to result in his or her substantial personal enrichment;

•	the employee being convicted of a felony;

•	a willful act by the employee which constitutes gross misconduct and which is injurious to Polycom; or

•	the employee’s demonstrably willful and deliberate continued violations of his or her obligations to Polycom following receipt of written demand for performance from Polycom regarding the employee’s failure to have substantially performed his or her duties.

Definition of “Change of Control”

As defined in Polycom’s change of control severance agreements, a “change of control” generally means:

•	the acquisition by any person of 50% or more of the total voting power of Polycom’s then outstanding voting securities;

•	a change in the composition of the Polycom Board during any two-year period, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office at the time of such nomination;

•	a merger or consolidation involving Polycom where the outstanding securities of Polycom immediately prior to the merger or consolidation no longer represent at least 60% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	the sale, lease, or other disposition of all or substantially all of Polycom’s assets.

Definition of “Good Reason”

As defined in Polycom’s change of control severance agreements, “good reason” generally means the occurrence of any of the following without the employee’s written consent:

•	a material reduction of the employee’s duties, title, authority or responsibilities, or the assignment to the employee of such reduced duties, authority or responsibilities;

•	a substantial reduction of the facilities and perquisites available to the employee immediately prior to such reduction;

•	a reduction by Polycom in the base compensation or target annual bonus opportunity of the employee;

•	a material reduction by Polycom in the kind or level of benefits with the result that the employee’s overall benefits package is significantly reduced; or

•	the relocation of the employee to a facility or a location more than 35 miles from the employee’s then-present location.

Parent has agreed that the closing of the merger will constitute good reason under the change of control severance agreements with Mr. Leav, Ms. Durr and Mr. Darwish. The severance benefits under Polycom’s change of control severance agreements are subject to the executive officer executing, and not revoking, a release of claims in Polycom’s favor, unless the severance benefits are triggered by the executive officer’s death. In addition, if the severance benefits would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, and would be subject to the related excise tax, the executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax pursuant to Section 4999 of the Code, whichever results in the greater amount of after-tax benefits to the executive officer, which cutback is referred to as the 280G cutback.

New Compensation Arrangements with Parent

Any executive officers and directors of Polycom who become officers, directors or employees or who otherwise are retained to provide services to Parent or the surviving corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Parent or the surviving corporation. As of the date of this proxy statement, no compensation arrangements between such persons and Parent or its affiliates have been established.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the merger that will or may become payable to each of Polycom’s named executive officers in connection with the merger. Please also see the other descriptions in the section entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 65 of this proxy statement, for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for illustrative purposes for this table, that the merger is consummated on September 30, 2016, that the employment of each of the named executive officers is terminated other than for cause or the named executive officer resigns for good reason (as such terms are defined in the applicable change of control severance agreement), in each case on that date, and that each named executive officer’s outstanding equity awards will be cancelled in exchange for cash on the business day immediately prior to the closing of the merger, as described in the section entitled “—Treatment of Polycom Equity Awards in the Merger—Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger,” beginning on page 66 of this proxy statement. Polycom’s named executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the merger.

In addition to the assumptions regarding the closing date of the merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash($) (1)	Equity($) (2)	Total($)
Peter A. Leav	3,166,986	12,039,650	15,206,636
Laura J. Durr	823,617	2,773,350	3,596,967
Sayed M. Darwish	814,781	2,364,000	3,178,781
Michael J. Frendo	657,150	3,114,475	3,771,625

(1)

These amounts represent the “double-trigger” cash severance payments to which each named executive officer may become entitled under his or her change of control severance agreement. The amounts become payable in the event that, during the period beginning on the change of control of Polycom and ending 12 months following a change of control (or ending 24 months following a change of control for Mr. Leav), the executive officer is involuntarily terminated other than for cause (as defined in the change of control severance agreements), resigns for good reason (as defined in the change of control severance agreements), or dies or terminates employment due to disability, as described in further detail in the section entitled “—Change of Control Severance Agreements for Polycom’s Executive Officers,” beginning on page 67 of this proxy statement. The amounts represent the lump sum payment of 200% of base salary and target bonus for Mr. Leav and 100% of annual base salary and target bonus for Ms. Durr and Messrs. Darwish and Frendo, as well as, for each named executive officer, the value of 24 multiplied by the applicable named executive officer’s monthly premium for continued health care coverage for the named executive officer and his or her spouse and eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in the first month following termination of employment, as follows: $1,400,000 salary severance, $1,750,000 bonus severance and $16,986 continued health care coverage severance for Mr. Leav; $440,000 salary severance, $352,000 bonus severance and $31,617 continued health care coverage severance for Ms. Durr; $438,576 salary severance, $328,932 bonus severance and $47,273 continued health care coverage severance for Mr. Darwish; and $350,000 salary severance, $262,500 bonus severance and $44,650 continued health care coverage severance for Mr. Frendo.
(2)	These amounts represent the “single-trigger” cash payments in exchange for the cancellation of any unvested Polycom RSU awards and Polycom performance share awards to which each named executive officer may become entitled pursuant to the merger agreement’s treatment of awards held by Polycom’s directors and executive officers, as described in the section entitled “—Treatment of Polycom Equity Awards in the Merger—Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger,” beginning on page 66 of this proxy statement. The value with respect to these awards represents the product of (1) the merger consideration in the amount of $12.50 multiplied by (2) the number of shares of Polycom stock subject to the executive officer’s outstanding Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the cancellation of such Polycom performance share award) that are cancelled in exchange for cash on the business day immediately prior to the closing of the merger. The cash payments in exchange for the cancellation of Polycom stock option awards held by any named executive officer are not included in the values of the single-trigger cash payments, as all such Polycom stock option awards are fully vested. The value of the single-trigger cash payments in exchange for the cancellation of unvested Polycom RSU awards and Polycom performance share awards with respect to each named executive officer is quantified in further detail in the table below:

Name	Value of RSUs ($)	Value of Performance Shares ($)	Total($)
Peter A. Leav	5,795,850	6,243,800	12,039,650
Laura J. Durr	1,386,675	1,386,675	2,773,350
Sayed M. Darwish	1,182,000	1,182,000	2,364,000
Michael J. Frendo	1,557,237	1,557,238	3,114,475

Equity Interests of Polycom’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of Polycom stock, and the number of shares of Polycom stock underlying equity awards that are expected to be held by each of Polycom’s executive officers and non-employee directors as of September 29, 2016. The table also sets forth the values of these shares and equity awards based on the merger consideration in the amount of $12.50 (minus any applicable aggregate exercise price for stock options), assuming, solely for illustrative purposes, that the consummation of the merger occurs on September 30, 2016, and that equity awards held by Polycom’s executive officers and non-employee directors are cancelled and paid out on September 29, 2016.

Name	Shares Held(#) (1)	Value of Shares Held ($)	In-the-Money Options (#) (2)	Value of In-the- Money Options ($)	RSUs and Performance Shares Held (#) (3)	Value of RSUs and Performance Shares Held ($)	Total ($)
P. Leav	326,872	4,085,900	—	—	963,172	12,039,650	16,125,550
L. Durr	133,819	1,672,738	7,000	6,230	221,868	2,773,350	4,452,318
S. Darwish	164,082	2,051,025	30,000	26,700	189,120	2,364,000	4,441,725
M. Frendo	93,317	1,166,463	—	—	249,158	3,114,475	4,280,938
M. Bejar	42,500	531,250	—	—	—	—	531,250
G. Daichendt	15,000	187,500	—	—	—	—	187,500
R. Frankenberg	53,333	666,663	—	—	—	—	666,663
J. Kelley	138,949	1,736,863	—	—	—	—	1,736,863
D. Mercer	113,350	1,416,875	—	—	—	—	1,416,875

(1)	This amount includes shares of Polycom stock held by the individual directly. For information regarding the beneficial ownership of Polycom stock, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Polycom,” beginning on page 115 of this proxy statement. The amounts shown include shares of Polycom stock currently subject to Polycom RSU awards and Polycom performance share awards that are expected to vest prior to September 29, 2016, in the ordinary course in accordance with the applicable award agreements underlying the awards (including continued employment or other services, as applicable), as follows: 6,666 shares will vest with respect to Polycom performance share awards for Mr. Leav. The Polycom performance share awards that are scheduled to vest as described in the immediately preceding sentence are those for which the applicable performance criteria previously were achieved.
(2)	This amount includes all vested outstanding in-the-money Polycom stock option awards. No executive officer or director of Polycom holds unvested Polycom stock option awards. All stock options held by executive officers and directors have a per share exercise price less than $12.50.
(3)	This amount includes shares of Polycom stock subject to Polycom RSU awards and Polycom performance share awards held by Polycom’s executive officers and non-employee directors. The number of shares of Polycom stock subject to Polycom performance share awards included in the amount is the target number of shares that are eligible to vest under the awards.

Indemnification and Insurance

Under the merger agreement, Polycom’s directors and officers will have certain ongoing rights to indemnification, advancement of expenses, and exculpation from the combined company and will have continued coverage under directors’ and officers’ liability insurance policies for a period of six years following the effective time of the merger. See the sections entitled “The Merger—Director and Officer Indemnification” and “The Merger Agreement—Covenants and Agreements—Indemnification and Insurance,” beginning on pages 72 and 94, respectively, of this proxy statement, for information about these rights.

Director and Officer Indemnification

The merger agreement provides that, for a period of no less than six years after the effective time, Polycom, as the surviving corporation, will indemnify and hold harmless (and advance funds in respect of the foregoing to the fullest extent permitted under applicable law) each present and former director and officer against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim arising out of or pertaining to the fact that any such director or officer is or was a director or officer of Polycom or any of its subsidiaries, or was serving at the request of Polycom or any of its subsidiaries as a director or officer, whether asserted or claimed prior to, at or after the effective time. Polycom, as the surviving corporation, is only required to indemnify and hold harmless, or advance expenses to, such director or officer if such party was entitled to indemnification as of the date of the merger agreement by Polycom or any of its subsidiaries pursuant to (1) the provisions of the organizational documents of Polycom or the applicable subsidiary or (2) any indemnification agreement between Polycom or any of its subsidiaries and such director or officer.

The merger agreement also provides that, for six years following the merger, Parent must cause the certificate of incorporation and bylaws of Polycom, as the surviving corporation, to contain provisions regarding exculpation, indemnification and advancement of expenses that are at least as favorable as those currently provided by Polycom’s amended and restated certificate of incorporation and amended and restated bylaws. In addition, prior to the effective time, Polycom will obtain and fully pay for the premiums for a non-cancellable extension of Polycom’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies in an amount and scope at least as favorable as such existing policies with respect to matters occurring at or prior to the closing of the merger. Neither Polycom nor the surviving corporation will be required or permitted to pay for such policies an aggregate amount in excess of 300% of the last annual premium paid by Polycom prior to the date of the merger agreement in respect of such coverage. See the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification and Insurance,” beginning on page 94 of this proxy statement, for information about these rights.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Regulatory Approvals Required for the Merger

To complete the merger, Parent and Polycom must obtain approvals or consents from, or make filings with, a number of United States federal and foreign antitrust regulators and other regulatory authorities. Other than (1) clearance under the HSR Act, the German ARC and the Russian FLN 135 that are described below and (2) the filing of a certificate of merger under the DGCL with respect to the merger, neither Parent nor Polycom believes that any additional regulatory approvals, consents or filings (other than notices) are required with respect to the merger. If additional approvals, consents and filings are required to complete the merger, Parent and Polycom intend to seek such consents and approvals and make such filings.

Parent and Polycom expect to complete the merger in the third or fourth quarter of 2016. Although Parent and Polycom believe that they will receive the required consents and approvals described below to complete the merger, they cannot give any assurance as to the timing of these consents and approvals or as to Parent’s and Polycom’s ultimate ability to obtain such consents and approvals (or any additional consents or approvals which may otherwise become necessary) or that they will obtain such consents or approvals on terms and subject to conditions satisfactory to Parent and Polycom.

Hart-Scott-Rodino Antitrust Improvements Act

The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until required information has been furnished to the DOJ and the FTC and until certain waiting periods have been terminated, have expired or approval has been obtained. The HSR Act requires Parent and Polycom to observe a 30-day waiting period after the submission of their HSR filings before consummating the merger, unless the waiting period is terminated early, or unless it is extended by a request for additional information or documentary material from the FTC or the DOJ, which is referred to as a second request.

Each of Parent and Polycom filed a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the merger on [●], 2016. The waiting period with respect to the merger under the HSR Act will expire at 11:59 p.m., Eastern time, on [●], 2016, unless terminated earlier or extended by a second request.

The FTC and the DOJ may scrutinize the legality under the antitrust laws of proposed transactions such as the merger. At any time before or after the merger, the FTC or the DOJ could take any action under the antitrust laws that it considers either necessary or desirable in the public interest, including seeking to enjoin the merger or require the divestiture of substantial assets of Parent, Polycom or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

German ARC

The German ARC imposes a pre-merger notification requirement on all transactions that qualify as concentrations and meet certain specified financial thresholds. The German ARC imposes a suspension obligation on any transactions that are subject to the pre-merger notification requirement, which means a transaction cannot be consummated until it has been cleared, either explicitly or due to expiry of the applicable waiting periods. Parent’s proposed acquisition of Polycom qualifies as a concentration and meets the financial notification thresholds and is consequently subject to the pre-merger notification requirement and the suspension obligation. Accordingly, consummation of the merger is conditional upon the merger being notified to the Bundeskartellamt and being cleared by the Bundeskartellamt either explicitly or due to expiry of the applicable waiting periods. Parent filed a notification of the transactions with the Bundeskartellamt as prescribed by the German ARC on [●], 2016, and the parties anticipate receiving clearance on or before [●], 2016.

Russian FLN 135

Under the Russian FLN 135 and related regulations, consummation of the merger is subject to the consent of FAS Russia. Parent filed a notification to FAS Russia pursuant to the Russian FLN 135 on [●], 2016, and FAS Russia has until [●], 2016 to issue its decision, unless such date is otherwise extended.

Treatment of Polycom Stock Options and Other Stock-Based Awards

Polycom Stock Options

At the effective time, each Polycom stock option award that is outstanding immediately prior to the effective time, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of

•	the excess of (1) the merger consideration, over (2) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by

•	the number of shares of Polycom stock underlying such Polycom stock option award.

Polycom Restricted Stock Units and Polycom Performance Share Awards

At the effective time, each Polycom RSU award and Polycom performance share award that is outstanding immediately prior to the effective time, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the merger consideration multiplied by

•	the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the effective time).

Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger

Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger, regardless of whether vested or unvested, that is held by each of Polycom’s executive officers and directors, will be cancelled in exchange for an amount in cash (without interest and subject to applicable tax withholdings), payable on the business day immediately prior to the closing date of the merger, determined as follows:

•	with regard to each such Polycom stock option award: (1) the excess of (A) the merger consideration over (B) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by (2) the number of shares of Polycom stock underlying such Polycom stock option award; and

•	with regard to each such Polycom RSU award and Polycom performance share award: (1) the merger consideration multiplied by (2) the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the cancellation of such Polycom performance share award).

Appraisal Rights of Polycom Stockholders

Record holders of Polycom stock who comply with the procedures set forth in Section 262 of the DGCL, which is referred to as Section 262, will be entitled to appraisal rights if the merger is completed. Under Section 262, holders of shares of Polycom stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the effective time of the merger, which is referred to as the completion of the merger, judicially determined and paid to them in cash by complying with the provisions of Section 262. Polycom is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This proxy statement constitutes that notice to the record holders of Polycom stock.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of the applicable requirements, and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Stockholders of record who desire to exercise their appraisal rights must do all of the following: (1) not vote in favor of the adoption of the merger agreement, (2) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to the Secretary of Polycom before the vote on the adoption of the merger agreement at the special meeting, (3) continuously hold the shares of record from the date of making the demand through completion of the merger, and (4) otherwise comply with the requirements of Section 262.

Only a holder of record of Polycom stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal must be executed by or for the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should consult with the record owner to determine the appropriate procedures for having the record owner make a demand for appraisal with respect to the beneficial owner’s shares. Any holder of shares held in “street name” who desires to exercise appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., The Depository Trust Company’s nominee. A demand for appraisal with respect to such shares must be made by or on behalf of the depository nominee and it must identify the depository nominee as the record owner. Any beneficial holder of shares desiring to exercise appraisal rights with respect to such shares which are held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Polycom of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of the holder’s shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Polycom, Inc., 6001 America Center Drive, San Jose, California 95002, Attention: Sayed M. Darwish, Chief Legal Officer and Executive Vice President, Corporate Development and Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address. The written demand must reasonably inform Polycom that the stockholder intends thereby to demand an appraisal of his, her or its shares. The written demand must be received by Polycom prior to the vote on the Merger proposal at the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the adoption of the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of Polycom stock in favor of adoption of the merger agreement. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement and will cause the stockholder’s right of appraisal to be lost. Therefore, a stockholder who desires to exercise appraisal rights should either (1) refrain from executing and submitting the enclosed proxy card or (2) vote against the adoption of the merger agreement or affirmatively register an abstention with respect thereto.

Within 120 days after completion of the merger, but not thereafter, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. There is no present intent on the part of Polycom as the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after completion of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Polycom stock not voting in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for, or request from the surviving corporation, the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation, or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a Polycom stockholder and a copy of the petition is served on the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Polycom stock and with whom agreements as to the value of their shares of Polycom stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of Polycom stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the date the merger is completed through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the date the merger is completed and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be determined

“exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under Section 262. Each of Parent and Polycom reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Polycom stock is less than the applicable merger consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. The Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

From and after the date of completion of the merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to completion of the merger.

Within 10 days after the effective time of the merger, the surviving corporation must give notice of the date that the merger became effective to each Polycom stockholders who has properly filed a written demand for appraisal, who did not vote in favor of the proposal to adopt the merger agreement and who has otherwise complied with Section 262. At any time within 60 days after completion of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the cash to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the written approval of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after completion of the merger, stockholders’ rights to appraisal will cease and all stockholders will be entitled only to receive the merger consideration as provided for in the merger agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after completion of the merger.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex C to this proxy statement.

Failure to comply strictly with all the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

Delisting and Deregistration of Polycom Stock

If the merger is completed, Polycom stock will cease to be listed on the NASDAQ and will be deregistered under the Exchange Act.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Polycom stock whose shares are exchanged for the merger consideration pursuant to the merger. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular holder of shares of Polycom stock, nor is it a complete analysis of all potential U.S. federal income tax consequences. This summary does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Code, Treasury Regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, which is referred to as the IRS, with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court. This discussion is limited to U.S. Holders and Non-U.S. Holders that hold shares of Polycom stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to stockholders that are subject to special tax rules, including, without limitation, expatriates and certain former citizens or long-term residents of the United States, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, persons subject to the alternative minimum tax, persons holding shares of Polycom stock as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment, and stockholders who acquired their shares of Polycom stock through stock option or stock purchase plan programs or in other compensatory arrangements. In addition, this discussion does not address the tax consequences to holders of Polycom stock option awards, Polycom RSU awards or Polycom performance share awards issued by Polycom that are assumed, replaced, exercised or converted, as the case may be, in connection with the merger. This discussion also does not apply to any stockholders that exercise appraisal rights in connection with the merger.

If a partnership or other pass-through entity for U.S. federal income tax purposes holds shares of Polycom stock, the tax treatment of a partner in the partnership or owner of such other pass-through entity generally will depend upon the status of the partner or owner and the activities of the partnership or other pass-through entity. Partners and owners of pass-through entities are urged to consult their tax advisors about the tax consequences of the merger to them.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Polycom stock that is: (1) an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes; (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (A) a court within the United States is able to exercise primary supervision over its administration and (B) one or more U.S. persons has the authority to control all of the substantial decisions of the trust.

As used herein, a “Non-U.S. Holder” means a beneficial owner of shares of Polycom stock that is neither (1) a U.S. Holder, nor (2) a partnership (or other entity or arrangement treated as a pass-through entity for U.S. federal income tax purposes).

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS).

Consequences of the Merger to U.S. Holders

Parent and Polycom intend, for U.S. federal income tax purposes, to treat the payment of the merger consideration pursuant to the merger as (1) a redemption of a portion of the shares of Polycom stock held by each Polycom stockholder in exchange for the redemption cash, and (2) an exchange of a portion of the shares of Polycom stock held by each Polycom stockholder for the merger cash. The shares of Polycom stock held by each Polycom stockholder will be divided between these transactions based on the relative proportion of the merger consideration that is funded by the redemption cash and the merger cash, respectively.

If a U.S. Holder acquired different blocks of shares of Polycom stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of shares of Polycom stock.

The payment of the redemption cash will be treated as a sale or exchange of shares of Polycom stock for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange results in a “complete termination” of the U.S. Holder’s stock interest in Polycom. Parent and Polycom intend to treat the payment of the redemption cash as a sale or exchange of the shares so redeemed, and the remainder of this discussion assumes that to be the case. In such case, each U.S. Holder will recognize capital gain or loss in an amount equal to the difference between (1) the amount of the merger consideration (including the redemption cash and the merger cash) received and (2) the U.S. Holder’s adjusted tax basis in its shares of Polycom stock. The capital gain or loss generally will be long term capital gain or loss if the U.S. Holder has held the shares of Polycom stock surrendered for more than one year before the effective time of the merger. Long term capital gains of certain non-corporate U.S. Holders, including individuals, generally are taxed at preferential rates. The deductibility of capital losses against ordinary income is subject to limitations. Because Section 302 tests are applied separately with respect to each stockholder and take into account constructive ownership of stock, U.S. Holders of Polycom stock should consult their tax advisors regarding the application of the foregoing treatment to their particular circumstances.

Consequences of the Merger to Non-U.S. Holders

Parent and Polycom intend, for U.S. federal income tax purposes, to treat the payment of the merger consideration pursuant to the merger as (1) a redemption of a portion of the shares of Polycom stock held by each Polycom stockholder in exchange for the redemption cash, and (2) an exchange of a portion of the shares of Polycom stock held by each Polycom stockholder for the merger cash. The shares of Polycom stock held by each Polycom stockholder will be divided between these transactions based on the relative proportion of the merger consideration that is funded by the redemption cash and the merger cash, respectively.

If a Non-U.S. Holder acquired different blocks of shares of Polycom stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of shares of Polycom stock.

The payment of the merger consideration (including the redemption cash and the merger cash) generally will be treated as a sale or exchange of shares of Polycom stock in the same manner described above under the section entitled “—Consequences of the Merger to U.S. Holders,” beginning on page 79 of this proxy statement, assuming that the transaction results in a complete termination of the Non-U.S. Holder’s stock interest in Polycom as determined for purposes of Section 302 of the Code. Each Non-U.S. Holder generally will recognize capital gain or loss, which is not expected to be subject to U.S. federal income tax unless:

•	the recognized gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year in which the merger occurs, and certain other requirements are met; or

•	the shares of Polycom stock that are exchanged constitute a “United States real property interest” with respect to the Non-U.S. Holder. Polycom does not believe that its stock constitutes a “United States real property interest.”

Unless an applicable treaty provides otherwise, the realized gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder, as described under the section entitled “—Consequences of the Merger to U.S. Holders,” beginning on page 79 of this proxy statement. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Realized gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any.

Because the tests under Section 302 of the Code are applied separately with respect to each stockholder and take into account constructive ownership of stock, and because absent a complete termination Polycom and its withholding agents may withhold tax with respect to the redemption cash, non-U.S. Holders of Polycom stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances. A Non-U.S. Holder may be required to provide documentation to the withholding agent that such Non-U.S. Holder meets the Section 302 tests.

Additional Tax on Net Investment Income

A U.S. Holder that is an individual, estate or trust, subject to certain exceptions, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold. A holder’s net investment income generally includes its dividend income and net gain from the disposition of Polycom stock, unless such income or gain is derived in the ordinary course of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you should consult your tax advisors regarding the applicability of this tax to your income and gain in respect of Polycom stock.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to backup withholding of U.S. federal income tax, currently at a rate of 28%, with respect to the consideration received pursuant to the merger. Backup withholding will not apply, however, to a U.S. Holder that (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (2) is otherwise exempt from backup withholding, and provides appropriate proof of the applicable exemption. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the U.S. Holder timely furnishes the required information to the IRS.

Certain “exempt recipients” (including, among others, generally all corporations and certain Non-U.S. Holders) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that holder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. This statement can be obtained from the IRS website at www.irs.gov.

Consequences of the Merger to Polycom

Polycom should not incur additional U.S. federal income tax solely by virtue of the consummation of the merger.

SOURCE AND AMOUNT OF FUNDS

We estimate that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement will be approximately $2.0 billion, which will be funded through a combination of equity financing under the equity commitment letters described below, debt financing under the debt commitment letter described below, and Polycom’s cash and cash equivalents on hand at closing. This amount includes the funds needed to (1) pay Polycom stockholders the amounts due to them under the merger agreement, (2) make payments in respect of Polycom’s outstanding equity-based awards pursuant to the merger agreement, (3) refinance or otherwise discharge certain outstanding indebtedness of Polycom, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger, and (4) pay related fees, expenses and taxes, including the $60 million termination fee that was paid to Mitel in connection with the termination of the Mitel Merger Agreement.

We cannot assure you that the amounts committed under the financing commitments, together with Polycom’s cash and cash equivalents on hand, will be sufficient to consummate the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fail to fund the committed amounts in breach of such financing commitments or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the consummation of the merger, the failure of Parent and Merger Sub to obtain any portion of the equity financing or debt financing (or any alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay Polycom a termination fee of $130 million (or $150 million in some cases), as described in the section entitled “The Merger Agreement—Termination Fees,” beginning on page 103 of this proxy statement.

Equity Financing

Parent has entered into the equity commitment letters with the equity investors, dated as of July 8, 2016, pursuant to which the equity investors have severally (and not jointly and severally) committed to make contributions to Parent at or prior to the closing in an aggregate amount of up to $692 million. Each equity investor may assign all or a portion of its equity commitment to its affiliates and/or certain other permitted co-investors, including limited partners of its affiliates. However, the assignment by any equity investor of any equity financing commitment to other persons will not affect such equity investor’s commitment to make equity capital contributions to Parent pursuant to its equity financing.

The obligation of the equity investors to fund their commitments under the equity commitment letters is subject to the following conditions:

•	the satisfaction or waiver by Parent of Parent’s and Merger Sub’s conditions to closing under the merger agreement (other than those conditions that by their terms are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver of those conditions);

•	Merger Sub’s prior or substantially simultaneous receipt of the entire proceeds of that portion of the debt financing contemplated to be funded on the closing date of the merger by the debt commitment letter; and

•	the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement; provided, that no equity investor shall be permitted to assert a failure of the condition set forth in this bullet if such equity investor’s failure to fund its commitment shall have been the sole cause of the failure of such condition.

Polycom is an express third-party beneficiary of the rights granted to Parent under the equity commitment letters and has the right to seek specific performance to enforce (or cause Parent to enforce) the obligation of each equity investor to fund its equity financing commitment upon the satisfaction of the conditions described above and on the terms described in the section entitled “The Merger Agreement—Enforcement,” beginning on page 105 of this proxy statement.

Debt Financing

Merger Sub has entered into the debt commitment letter, dated as of July 7, 2016, with the debt financing parties pursuant to which Macquarie Capital Funding LLC has committed to provide an aggregate of up to $1.0 billion in debt financing to Parent consisting of (1) a senior secured first lien term loan in an aggregate principal amount of $750 million, (2) a senior secured first lien revolving credit facility in an aggregate principal amount of $50 million, and (3) a second lien term loan of $200 million.

The commitment of the debt financing parties under the debt commitment letter expires upon the earliest of (1) the termination of the merger agreement by or with the consent of Merger Sub prior to the consummation of the merger, (2) the closing of the merger without the use of the debt financing, and (3) 5:00 p.m., New York City time, on January 4, 2017 (or as such date may be extended pursuant to Section 9.01(c) of the merger agreement, but in no event later than February 2, 2017). The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

Each of Parent and Merger Sub has agreed to use reasonable best efforts to consummate the debt financing on the terms and subject to the conditions described in the debt commitment letter. If any portion of the debt financing (including after giving effect to the exercise of any “market flex” provisions that may be contained in the debt commitment letter) becomes unavailable to Merger Sub on the terms and conditions contemplated by the debt commitment letter, (1) Parent must notify Polycom as promptly as practicable, and (2) Parent and Merger Sub must use their respective reasonable best efforts to arrange and obtain any such portion from alternative sources on terms, taken as a whole, that are not less favorable to Merger Sub (including after giving effect to the exercise of any “market flex” provisions) than those set forth in the debt commitment letter as in effect on the date of execution of the merger agreement. See the section entitled “The Merger Agreement—Covenants and Agreements—Financing,” beginning on page 97 of this proxy statement.

The availability of the debt financing is subject, among other things, to the following conditions (subject to certain customary “certain funds” provisions):

•	execution and delivery of credit documentation in accordance with the terms of the debt commitment letter and delivery of customary legal opinions, certificates and other customary closing documents, including a solvency certificate from the chief financial officer of the borrower;

•	the making and accuracy of certain representations and warranties under the merger agreement made by Polycom as are material to the interests of the lenders, but only to the extent that Parent or Merger Sub have the right to terminate the merger agreement or to decline to consummate the merger as a result of a breach of such representations and warranties in the merger agreement and the accuracy of certain specified representations and warranties in the credit agreement for the debt financing;

•	consummation of the equity financing in a specified amount substantially concurrently with the initial funding of the debt financing;

•	consummation of the merger in accordance with the terms of the merger agreement substantially concurrently with the initial funding of the debt financing (without giving effect to any amendments, waivers or consents to the merger agreement that are materially adverse to the interests of the debt financing parties without the consent of the debt financing parties (such consent not to be unreasonably withheld, delayed or conditioned));

•	consummation of the refinancing of certain outstanding indebtedness of Polycom substantially concurrently with the initial funding of the debt financing;

•	since March 31, 2016, there will not have occurred any material adverse effect in respect of Polycom and its subsidiaries, taken as a whole, that would excuse Parent or Merger Sub from its obligation to consummate the merger under the merger agreement;

•	delivery of certain financial statements relating to Polycom and its subsidiaries and certain pro forma financial statements of Polycom prepared after giving effect to the merger and the financing;

•	execution and delivery of all documents and instruments with respect to the debt financing facilities required to grant to the debt financing parties a perfected security interest in certain collateral;

•	payment of required fees and expenses to the debt financing parties;

•	delivery at least three business days prior to the closing date of the debt financing of all “know your customer” and anti-money laundering documentation and information reasonably requested at least ten days in advance of the closing date of the debt financing by the debt financing parties regarding Merger Sub, Polycom and certain of its subsidiaries;

•	Merger Sub having provided specified information for the preparation of a customary confidential information memorandum and other customary marketing materials to be used in connection with the syndication of the debt financing facilities; and

•	the debt financing parties having been afforded a marketing period of at least 15 consecutive business days (ending no later than the business day immediately prior to the closing date of the debt financing) upon receipt of certain financial information and the borrower portions of a customary confidential information memorandum to syndicate the debt financing facilities (see the section entitled “The Merger Agreement—Marketing Period,” beginning on page 85 of this proxy statement).

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event that the debt financing is not available. The availability of the debt financing is subject to certain conditions but is not subject to due diligence or other similar conditions. Further, the debt commitment letter contains customary “certain funds” provisions which materially limit the ability of the debt financing parties to be released from their respective commitments under the debt commitment letter. However, such financing may not be considered assured.

Limited Guarantee

Pursuant to a limited guarantee delivered by the guarantors in favor of Polycom, dated as of July 8, 2016, which we refer to as the limited guarantee, the guarantors agreed to guarantee as and when due:

•	the obligation of Parent under the merger agreement to pay Polycom a termination fee of $130 million (or $150 million in some cases) if the merger agreement is terminated by Polycom under certain circumstances as described in the section entitled “The Merger Agreement—Termination Fees,” beginning on page 103 of this proxy statement; and

•	certain additional amounts, including certain reimbursement and indemnification obligations of Parent under the merger agreement and taxes incurred by Polycom in connection with the repatriation of cash held outside of the United States into its United States bank accounts.

The guarantors’ obligations under the limited guarantee are subject to an aggregate cap equal to the amount of (1) the termination fee, plus (2) the amount of the reimbursement and indemnification obligations described above, plus (3) all reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by Polycom in connection with its enforcement of such guarantee, less the portion of the above amounts, if any, paid to Polycom by Parent, Merger Sub or any other person that is not rescinded or otherwise returned.

Subject to specified exceptions, the limited guaranty will terminate upon the earliest of:

•	the effective time of the merger;

•	the valid termination of the merger agreement in accordance with its terms under circumstances in which Parent would not be obligated to make any payments with respect to any guaranteed obligations;

•	the payment to Polycom by any combination of Parent, Merger Sub, the guarantors and/or any other person of the full amount of the obligations; and

•	three months after the termination of the merger agreement under circumstances in which Parent or Merger Sub would be obligated to make any payments that are guaranteed obligations if Polycom has not presented a written claim for such payment to Parent or the guarantors at the end of such period.

THE MERGER AGREEMENT

This section of this proxy statement describes the material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated by reference herein. The rights and obligations of Parent, Merger Sub and Polycom are governed by the express terms and conditions of the merger agreement and not by this summary or any of the other information contained in this proxy statement. You should read the full text of the merger agreement because it is the legal document that governs the merger.

The merger agreement contains representations, warranties and covenants by Parent, Merger Sub and Polycom, which were made only for purposes of the merger agreement as of its date. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, may be subject to standards of materiality applicable to the parties that differ from those applicable to investors, and are subject to limitations agreed upon by the parties, including being qualified by public and confidential disclosures. Investors should not rely on representations, warranties and covenants or summaries as characterizations of the actual state of facts or condition of Parent, Merger Sub or Polycom or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement. The merger agreement should not be read alone, but should instead be read in conjunction with the other information contained in or incorporated by reference into this proxy statement, as well as in the Forms 10-K, Forms 10-Q and other filings that Polycom has made or will make with the SEC.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into Polycom, with Polycom continuing as the surviving corporation and a wholly owned subsidiary of Parent. As used herein, “surviving corporation” means Polycom following the merger.

Merger Consideration

At the effective time, each share of Polycom stock issued and outstanding as of immediately prior to the effective time (other than shares of Polycom stock held by Polycom, Parent or their respective subsidiaries and shares of Polycom stock with respect to which appraisal rights are properly demanded and not withdrawn under the DGCL) will be cancelled and converted into the right to receive the merger consideration, consisting of cash in an amount equal to $12.50, without interest.

Closing

Unless another date, time or place is agreed to in writing by Parent and Polycom, the closing of the merger will occur on the later of (1) the third business day after satisfaction (or waiver to the extent permissible under the merger agreement) of the closing conditions set forth in the merger agreement (except for any conditions that by their nature can only be satisfied on the closing date, but subject to the satisfaction or waiver of such conditions), and (2) the earlier of (a) the date during the marketing period (described below under the section entitled “The Merger Agreement—Marketing Period,” beginning on page 85 of this proxy statement) to be specified by Parent and (b) the third business day following the final day of the marketing period.

Marketing Period

The “marketing period” referred to above is the first period of 15 consecutive business days after the date of the merger agreement throughout which (1) Parent has received certain required financial and other information from Polycom related to financing the merger, which is referred to as the required information, (2) certain conditions to Parent’s obligation to complete the merger (namely, Polycom stockholder approval having been obtained, no law or order prohibiting the merger having been enacted or entered, and no Polycom material adverse effect since the date of the merger agreement which is continuing) have been satisfied or waived, and (3) nothing has occurred and no condition or state of facts exists that would cause any of the conditions to Parent’s obligation to complete the merger to fail to be satisfied assuming the closing of the merger were to be scheduled on the last day of the marketing period. The dates November 23, 2016, and November 25, 2016 are excluded in the calculation of the 15 consecutive business day period and if the marketing period has not ended on or prior to (1) August 19, 2016, then it will commence no earlier than September 6, 2016, or (2) December 16, 2016, then it will commence no earlier than January 3, 2017. The marketing period will be deemed to have ended if and when the debt financing is consummated and will not commence or be deemed to have commenced if (1) Polycom has stated its intention to restate any of its financial information included in the required information, (2) Polycom’s independent accountants withdraw any audit opinion with respect to any financial statements included in the required information, or (3) any required information ceases to be compliant. For required information to be compliant, (1) it must not contain any untrue statement of a material fact regarding Polycom and its subsidiaries or omit to state any material fact necessary in order to make such required information not misleading in light of the circumstances under which it was made, and (2) with respect to projections and other forward-looking information, it must be prepared in good faith based on reasonable assumptions. It is expected that the marketing period will not commence until after the mailing of this proxy statement.

Effective Time

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger. We refer to this as the effective time throughout this proxy statement.

Following the effective time, Polycom stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Exchange and Payment Procedures

At or immediately following the effective time,

•	Polycom or the surviving corporation will provide to the paying agent from its bank accounts in the United States $475 million, or such lesser amount (or greater amount, if available in Polycom’s reasonable determination) as Parent shall have specified by written notice to Polycom at least one day prior to the closing of the merger, and

•	Parent will deposit or cause to be deposited with the paying agent cash sufficient to pay the remaining aggregate merger consideration.

The conversion of Polycom stock into the right to receive the merger consideration will occur automatically at the effective time. As soon as reasonably practicable (but not later than five business days) after consummation of the merger, Parent will instruct the paying agent to send a letter of transmittal and instructions for surrendering certificates for shares of Polycom stock to each holder of record of a certificate for shares of Polycom stock whose shares of Polycom stock were converted into the merger consideration. Upon surrender of a certificate for shares of Polycom stock, together with a properly completed letter of transmittal, the holder of such certificate will be entitled to receive, and Polycom will cause the paying agent to pay and deliver in exchange thereof as promptly as practicable, the merger consideration into which such shares of Polycom stock were converted in the merger.

Any holder of book-entry shares of Polycom stock will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration. In lieu thereof, each holder of record of book-entry shares of Polycom stock whose shares of Polycom stock were converted into the merger consideration will automatically upon the effective time be entitled to receive, and Polycom will cause the paying agent to pay and deliver as promptly as practicable after the effective time, the merger consideration into which such shares of Polycom stock were converted in the merger.

After consummation of the merger, each certificate that previously represented shares of Polycom stock and each uncertificated share of Polycom stock that previously was registered to a holder on Polycom’s stock transfer books will only represent the right to receive the merger consideration into which those shares of Polycom stock have been converted.

Rights of Polycom Stockholders Following the Effective Time

At and after the effective time, all holders of shares of Polycom stock will cease to hold any rights as Polycom stockholders, other than the right to receive the merger consideration.

Transfers Following the Effective Time

In addition, the stock transfer books of Polycom will be closed with respect to all shares of Polycom stock outstanding immediately prior to the effective time. If, after the effective time, any certificates formerly representing shares of Polycom stock are presented to Polycom or the paying agent for any reason, they will be cancelled and exchanged for the merger consideration.

Withholding Rights

Parent, Polycom, as the surviving corporation, and the paying agent will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise become payable under the terms of the merger agreement, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated as having been paid to the person from whom such amounts were originally withheld.

Treatment of Polycom Stock Options and Other Stock-Based Awards

Polycom Stock Options

At the effective time, each Polycom stock option award that is outstanding immediately prior to the effective time, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of

•	the excess of (1) the merger consideration, over (2) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by

•	the number of shares of Polycom stock underlying such Polycom stock option award.

Polycom Restricted Stock Units and Polycom Performance Share Awards

At the effective time, each Polycom RSU award and Polycom performance share award that is outstanding immediately prior to the effective time, regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and subject to applicable tax withholdings, equal to the product of:

•	the merger consideration multiplied by

•

the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the effective time).

Treatment of Equity Awards Held by Directors and Executive Officers of Polycom in the Merger

Prior to the effective time, each Polycom stock option award, Polycom RSU award and Polycom performance share award outstanding as of the business day immediately prior to the closing date of the merger, regardless of whether vested or unvested, that is held by each of Polycom’s executive officers and directors, will be cancelled in exchange for an amount in cash (without interest and subject to applicable tax withholdings), payable on the business day immediately prior to the closing date of the merger, determined as follows:

•	with regard to each such Polycom stock option award: (1) the excess of (A) the merger consideration over (B) the exercise price per share of Polycom stock underlying such Polycom stock option award multiplied by (2) the number of shares of Polycom stock underlying such Polycom stock option award; and

•	with regard to each such Polycom RSU award and Polycom performance share award: (1) the merger consideration multiplied by (2) the number of shares of Polycom stock underlying such Polycom RSU award or Polycom performance share award (which will be 100% of any portion of the Polycom performance share award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Polycom stock set forth in the applicable award agreement governing the Polycom performance share award as applied to any portion of the Polycom performance share award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the cancellation of such Polycom performance share award).

Representations and Warranties

Polycom, Parent and Merger Sub each made representations and warranties in the merger agreement for the benefit of the other parties. The representations and warranties of the parties are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure schedules and are also qualified by materiality and material adverse effect and, in the case of Polycom, certain documents filed by Polycom with the SEC. The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Polycom’s representations and warranties in the merger agreement relate to, among other things:

•	corporate existence and power;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•	governmental authorizations necessary to complete the merger;

•	the lack of conflicts and required filings and consents;

•	capitalization and subsidiaries;

•	filings and reports with the SEC and financial statements;

•	internal controls over financial reporting and the maintenance of disclosure controls and procedures;

•	absence of untrue statements of material fact or omissions of material fact in documents to be filed with the SEC in connection with the merger;

•	absence of certain changes or events;

•	the absence of undisclosed material liabilities;

•	compliance with applicable laws and court orders;

•	absence of undisclosed material litigation;

•	real property and leaseholds;

•	intellectual property;

•	tax matters;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	material contracts;

•	finders’ fees;

•	receipt of a fairness opinion from Polycom’s financial advisor;

•	the inapplicability of antitakeover statutes;

•	disclosure of material customers and suppliers;

•	compliance with applicable anticorruption and anti-money laundering laws;

•	insurance plans maintained and used; and

•	security clearances, export controls and sanctions.

Parent’s and Merger Sub’s representations and warranties in the merger agreement relate to, among other things:

•	existence and power;

•	authority and approval relating to the execution, delivery and performance of the merger agreement;

•	governmental authorizations necessary to complete the merger;

•	the lack of conflicts and required filings and consents;

•	the financing and the limited guarantee;

•	the validity of the debt commitment letter, the equity commitment letters and the limited guarantee;

•	the sufficiency of the funds to be provided under the commitment letters and with respect to ownership of Polycom stock;

•	the solvency of Parent, the surviving corporation and its subsidiaries after consummation of the merger;

•	absence of undisclosed material litigation;

•	lack of ownership of shares Polycom stock; and

•	finders’ fees.

Covenants and Agreements

Conduct of Business of Polycom

The merger agreement provides that, subject to limited exceptions, until the effective time, Polycom will, and will cause its subsidiaries to conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use commercially reasonable efforts to (1) preserve intact its business organization, goodwill and reputation, (2) preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with governmental authorities with jurisdiction over its operations, and (3) keep available its current officers and key employees. The merger agreement also expressly restricts the ability of each of Polycom and its subsidiaries to take the following actions, subject to limited exceptions, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Polycom or any of its subsidiaries;

•	directly or indirectly split, combine or reclassify any shares of capital stock of Polycom or any of its subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Polycom or its subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Polycom or its subsidiaries, except for limited exceptions;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of Polycom or its subsidiaries, except for limited exceptions, or amend any term of any security of Polycom or its subsidiaries;

•	incur or commit to any capital expenditures, except for (1) those contemplated by Polycom’s fiscal 2016 budget and capital expenditure plan, or (2) any capital expenditures of less than $500,000 in the aggregate per fiscal quarter;

•	acquire from any third party, directly or indirectly, any corporation, partnership, or other business organization or business thereof, other than (1) inventory, supplies and materials in the ordinary course of business, (2) pursuant to contracts in effect on the date of the merger agreement, or (3) assets, securities, properties, interests or businesses of Polycom or any of its wholly owned subsidiaries;

•	sell, license, lease or otherwise transfer, exchange, swap, dispose of or abandon or create or incur any lien on, directly or indirectly, any of Polycom’s or its subsidiaries’ material assets, securities, properties, interests, leases or businesses, other than (1) sales of inventory, of products or services, or obsolete equipment, or non-exclusive licensing of intellectual property rights, all in the ordinary course of business, (2) sales, licenses, leases or transfers that are pursuant to contracts in effect on the date of the merger agreement, (3) permitted liens, or (4) sales, licenses, leases or other transfers to, or liens in favor of, Polycom or any of its wholly owned subsidiaries;

•	make any loans, advances or capital contributions to, or investments in, any other person, or form or acquire any subsidiary that is not wholly owned by Polycom or any of its wholly owned subsidiaries, other than with limited exceptions;

•	redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantees in a manner that increases the aggregate liability (including any contingent liability) of Polycom or any of its subsidiaries, or issue or sell any debt securities, except for (1) inter-company debt, (2) indebtedness in an amount not to exceed $1 million, and (3) letters of credit in the ordinary course of business to the extent undrawn;

•	enter into any agreement or arrangement that limits or otherwise restricts in any material respect Polycom or any of its subsidiaries, or after the effective time Parent or its subsidiaries, from engaging or competing in any line of business, in any location or with any person;

•	enter into any new line of business outside of the existing business of Polycom and its subsidiaries, other than pursuant to any product roadmaps in existence as of the date of the merger agreement;

•	amend or modify in any material respect or terminate any material contract, other than in the ordinary course of business or that does not have a material effect on Polycom and its subsidiaries, or waive, release or assign any material rights, claims or benefits under any material contract, or enter into any material contract;

•	recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or negotiate, enter into, amend, modify or terminate any collective bargaining agreement;

•	grant any equity or equity-based awards;

•	except as required or disclosed to Parent, (1) grant or provide any severance or termination payments or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant, (2) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant, (3) increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant, other than increases in the ordinary course of business or payments due under plans in effect prior to the date of the merger agreement, (4) establish, adopt, terminate or amend any material employee benefit or compensation plans, (5) hire any employee of Polycom or any of its subsidiaries or engage any other individual to provide services to Polycom or any of its subsidiaries, other than in the ordinary course of business, (6) terminate the employment of any current employee of Polycom or any of its subsidiaries with a title of Senior Vice President or above other than for cause or for performance-related reasons, or (7) promote any employee of Polycom or any of its subsidiaries to a position that reports directly to the Chief Executive Officer of Polycom;

•	waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of Polycom or any of its subsidiaries;

•	change Polycom’s methods of financial accounting, except as required by GAAP;

•	(1) make or change any material election with respect to taxes, (2) adopt or change any method of tax accounting, (3) amend any material tax return, (4) settle any material claim or assessment in respect of taxes, (5) agree to an extension or waiver of the limitation period for any material claim or assessment in respect of taxes, (6) enter into any material closing agreement, or (7) surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•	(1) compromise or settle any lawsuit, other than settlements where the net payment does not exceed $500,000, that do not involve an admission of guilt or impose any injunctive relief or a material restriction on Polycom or its subsidiaries and that do not involve material intellectual property rights, or (2) commence any lawsuit, other than in the ordinary course of business;

•	take any actions that would or would be reasonably likely to (1) result in any of the conditions in the merger agreement not being satisfied, (2) result in new or additional required approvals from any governmental authority that would materially delay the consummation of the merger, or (3) materially impair the ability of the parties to consummate, or materially delay the consummation of, the merger;

•	authorize, apply for or cause to be approved the listing of Polycom stock on any stock exchange, other than the NASDAQ;

•	fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, invalidation, loss, impairment or dedication to the public domain of any material intellectual property rights;

•	cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent substitute insurance coverage;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Polycom or any of its significant subsidiaries;

•	acquire any fee interest in real property;

•	enter into any material interest rate swaps, non-U.S. exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

•	agree, resolve or commit to do any of the foregoing.

Stockholder Meeting

The merger agreement requires Polycom to, as soon as practicable after the SEC confirms that it has no further comments on this proxy statement or that it does not intend to review this proxy statement, duly set a record date for, call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking Polycom stockholder approval of the merger agreement. If the Polycom Board has not made an adverse recommendation change, Polycom will recommend that its stockholders approve the proposal to adopt the merger agreement, include such recommendation in this proxy statement, and use its reasonable best efforts to (1) solicit from its stockholders proxies in favor of the adoption of the merger agreement, and (2) take all other action necessary or advisable to secure such approval. Except as expressly permitted under the no solicitation provisions described below, neither the Polycom Board nor or any committees thereof may make an adverse recommendation change.

No Solicitation

Polycom has agreed to immediately cease (1) any discussions or negotiations, (2) furnishing any information or (3) cooperating with any parties that may have been ongoing with respect to an acquisition proposal, as described below, and will request to have returned to it any information and materials that have been provided in any such discussions or negotiations occurring in the six months prior to the date of the merger agreement.

Until the earlier of the effective time of the merger or the date of termination of the merger agreement, Polycom has agreed not to, nor permit any of its subsidiaries to, nor authorize or permit any of its officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly facilitate, any inquiry or the making of any proposal which constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	approve or recommend any acquisition proposal;

•	approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any acquisition proposal (other than an acceptable confidentiality agreement, which is described below, entered into in accordance with the merger agreement);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal; or

•	agree to do any of the foregoing.

However, if, prior to the Polycom stockholder vote, following the receipt of an acquisition proposal, as described below, that the Polycom Board determines in good faith is or could reasonably be expected to lead to a superior proposal, as described below, and that was unsolicited and made after the date of the merger agreement in circumstances not otherwise involving a breach of the no solicitation provision of the merger agreement, Polycom may, in response to such acquisition proposal, and subject to compliance with the notification requirements with respect to any acquisition proposal described below:

•	furnish information with respect to Polycom, to the party making such acquisition proposal pursuant to a confidentiality agreement, which is referred to as an “acceptable confidentiality agreement,” that does not contain any provision that would prevent Polycom from complying with its obligations to provide any disclosures required by the merger agreement, that contains confidentiality provisions not less favorable to Polycom than those contained in the confidentiality agreement entered into by Polycom and Parent;

•	engage in discussions or negotiations with such party regarding such acquisition proposal; and

•	provided, that, promptly (but in any event within 24 hours) following furnishing any such nonpublic information to the person making the acquisition proposal, Polycom must furnish any nonpublic information to Parent to the extent not previously provided.

In addition, Polycom must promptly (but in any event within 24 hours) notify Parent in writing of any inquiries, proposals or offers with respect to an acquisition proposal and of any discussions or negotiations regarding such acquisition proposal, including any material changes to such acquisition proposal. The written notice must indicate the identity of the person making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers (and Polycom must provide copies of all related written inquiries, proposals or offers, including proposed agreements).

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer from any person (other than Parent and its affiliates) that, if consummated, would result in the person making such acquisition proposal owning:

•	15% or more of the total voting power or of any class of equity securities of Polycom, or any one or more of its subsidiaries which comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Polycom and its subsidiaries, taken as a whole; or

•	assets comprising 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Polycom and its subsidiaries, taken as a whole.

For purposes of the merger agreement, “superior proposal” means a bona fide and written acquisition proposal that, if consummated, would result in the person making such acquisition proposal owning:

•	more than 50% of the total voting power or of any class of equity securities of Polycom, or any one or more of its subsidiaries which comprise more than 50% of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Polycom and its subsidiaries, taken as a whole; or

•	assets comprising more than 50% of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Polycom and its subsidiaries, taken as a whole;

that the Polycom Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated substantially in accordance with its terms and, if consummated, would be more favorable from a financial point of view to Polycom stockholders than the merger, taking into account (1) all legal, financial (including the certainty of any financing) and regulatory aspects of the acquisition proposal, (2) the person making the acquisition proposal, and (3) any adjustment to the terms and conditions of the merger agreement agreed to by Polycom in response to such acquisition proposal.

Prior to the receipt of the Polycom stockholder approval the Polycom Board may effect an adverse recommendation change, as described below, only if:

•	it receives a superior proposal that has not been withdrawn; or

•	there has been an intervening event, as described below; and

the Polycom Board concludes in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law; provided, however, an adverse recommendation change may not be made unless:

•	Polycom provides Parent at least five days’ prior written notice of its intention to take such action, including information with respect to the superior proposal or intervening event;

•	during the five days following such written notice, Polycom and its representatives have negotiated in good faith with Parent (to the extent it desires to negotiate) regarding any revisions to the terms of the merger agreement proposed by Parent in response to such superior proposal or intervening event, as applicable; and

•	at the end of the five day period, the Polycom Board concludes in good faith, after consultation with its legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed), that the superior proposal continues to be a superior proposal or the intervening event continues to warrant an adverse recommendation change and, in each case, that the failure to make such adverse recommendation change would be inconsistent with the fiduciary duties of the Polycom Board.

Any amendment or modification to the conditionality, price or form of consideration of any superior proposal will be deemed to be a new acquisition proposal, and the provisions described above will apply to the new acquisition proposal except that the five day “matching period” will be reduced to three days.

Whether or not there is an adverse recommendation change, unless the merger agreement is terminated in accordance with its terms, the Polycom Board will submit the proposal to adopt the merger agreement to Polycom stockholders. With respect to a superior proposal, Polycom may enter into an acquisition agreement with respect to such superior proposal by terminating the merger agreement and paying a termination fee to Parent prior to or concurrently with such termination. The termination fee payable by Polycom to Parent in such circumstances is $60 million.

For purposes of the merger agreement, “intervening event” means any event, occurrence or development (1) that is material to Polycom and its subsidiaries, taken as a whole, and which is, or the implications of which are, unknown to, or were not reasonably foreseeable by, the Polycom Board as of the date of the merger agreement and (2) does not relate to an acquisition proposal, any actions taken by either party in connection with obtaining regulatory approvals or the consequences of any such action.

Indemnification and Insurance

For a period of no less than six years after the effective time, Polycom, as the surviving corporation, will indemnify and hold harmless (and advance funds in respect of the foregoing to the fullest extent permitted under applicable law) each present and former director, officer, employee or agent of Polycom or any of its subsidiaries, and each person who served as a director, officer, employee, agent, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, which is referred to, together with such person’s heirs, executors or administrators, as a “Polycom indemnified party,” against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or litigation, whether civil, criminal or administrative, arising out of or pertaining to the fact that the Polycom indemnified party is or was a director, officer, employee or agent of Polycom or any of its subsidiaries, or was serving at the request of Polycom or any of its subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the effective time.

Polycom, as the surviving corporation, is only required to indemnify and hold harmless, or advance expenses to, a Polycom indemnified party if such party was entitled to indemnification as of the date of the merger agreement by Polycom or any of its subsidiaries pursuant to: (1) the provisions of the organizational documents of Polycom or the applicable subsidiary or (2) any indemnification agreement between Polycom or any of its subsidiaries and such Polycom indemnified party.

In addition, for six years following the merger, Parent must cause the certificate of incorporation and bylaws of Polycom, as the surviving corporation, to contain provisions regarding exculpation, indemnification and advancement of expenses that are at least as favorable as those currently provided by Polycom’s amended and restated certificate of incorporation and amended and restated bylaws.

Polycom has agreed, prior to the effective time of the merger, to purchase “tail” insurance policies with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with a claims period of no more than six years from the effective time of the merger in an amount and scope at least as favorable as Polycom’s existing policies with respect to matters occurring prior to the effective time of the merger. Neither Polycom nor the surviving corporation will be required or permitted to pay for such policies an aggregate amount in excess of 300% of the last annual premium paid by Polycom prior to the date of the merger agreement in respect of such coverage, and if the aggregate premiums of such insurance coverage exceed such amount and Polycom or the surviving corporation, as applicable, obtain a tail insurance policy, such policy must provide the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding such amount.

Employee Benefits Matters

For a period of at least one year following the effective time of the merger, Parent will, or will cause the surviving corporation and its subsidiaries to, provide each employee of Polycom and of each of its subsidiaries as of the effective time of the merger, each of which is referred to as a “continuing employee,” with:

•	a base salary (or wages) and cash bonus opportunities (excluding any equity compensation) that are no less favorable than the base salaries and cash bonus opportunities (excluding any equity compensation) provided by Polycom and its subsidiaries immediately prior to the effective time;

•	pension and welfare benefits (excluding defined benefit pension and retiree health) that are no less favorable in the aggregate than those provided by Polycom and its subsidiaries immediately prior to the effective time; and

•	severance benefits that are no less favorable than those provided by Polycom and its subsidiaries immediately prior to the effective time.

Continuing employees will receive credit for any service with Polycom or its subsidiaries earned prior to the effective time of the merger for purposes of eligibility and vesting, accrued vacation or paid time-off severance benefit determinations, and level of benefits under any benefit or compensation plan, program, agreement or arrangement (except with respect to benefit accruals under any defined benefit pension plan) established or maintained by Parent, the surviving corporation or any of their respective subsidiaries under which a continuing employee may be eligible to participate on or after the effective time of the merger, subject to certain exceptions.

Nothing contained in the merger agreement, expressed or implied, (1) gives any current or former employee, director or other independent contractor of Polycom and its subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative body, any third-party beneficiary or other rights under the merger agreement or otherwise, or (2) obligates Parent or any of its affiliates to maintain any particular benefits plan or retain the employment or services of any current or former employee, director or other independent contractor of Polycom and its subsidiaries.

Reasonable Best Efforts and Regulatory Filings

Each of Parent and Polycom filed a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the merger on [●], 2016. The waiting period with respect to the merger under the HSR Act will expire at 11:59 p.m., Eastern time, on [●], 2016, unless terminated earlier or extended by a second request. Parent filed a notification of the transactions with the Bundeskartellamt as prescribed by the German ARC on [●], 2016, and the parties anticipate receiving clearance on or before [●], 2016. Parent filed a notification to FAS Russia pursuant to the Russian FLN 135 on [●], 2016, and FAS Russia has until [●], 2016 to issue its decision, unless such date is otherwise extended.

Consummation of the merger is conditioned upon the expiration or termination of the waiting period applicable to the merger under the HSR Act and the receipt of evidence of clearance of the merger from the Bundeskartellamt in Germany and FAS Russia or the expiration or termination of the waiting periods applicable to the merger thereunder.

In furtherance of the foregoing, Parent and Polycom will, except as prohibited by applicable law or order or otherwise by a governmental agency or other authority:

•	cooperate in connection with any filing or submission with a governmental authority in connection with the merger and in connection with any investigation or other inquiry by or before a governmental authority relating to the merger;

•	promptly inform the other of (and if in writing, supply to the other) any communication (other than any ministerial communications) received from, or given to, the FTC, the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the merger;

•	consult with each other prior to taking any material position in discussions with or filings to be submitted to any governmental authority regarding the merger;

•	permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation to be submitted to any governmental authority regarding the merger, and

•	coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any governmental authority relating to the merger.

Parent will have control over and lead all communications and strategy, including all analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any governmental authority in connection with consummating the merger, except for any Polycom stockholder litigation.

Parent and Polycom will also use reasonable best efforts to consummate the merger, including making all filings and giving all notices required to be made, using reasonable best efforts to obtain each consent required to be obtained (whether pursuant to law or contract, request by a governmental authority or otherwise), and using reasonable best efforts to lift or cause to be overturned any restraint, injunction or other legal bar. Reasonable best efforts will include contesting and resisting any litigation and court orders that would restrict, prevent or prohibit the merger or any other transactions contemplated by the merger agreement and taking measures necessary to obtain governmental approval, including making payments to governmental authorities, disposing of assets or portions of the business of Polycom, the surviving corporation, Parent, Merger Sub or any of their respective subsidiaries and making changes in the operation of their respective businesses. Prior to the earlier of the closing and the termination of the merger agreement, neither Parent nor Merger Sub are allowed to, and each of Parent and Merger Sub are required to cause their affiliates to not, enter into any acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (or otherwise consummate any such transaction), in each case for the purchase of a corporation, partnership, or other business organization or business thereof (including all or substantially all of the assets of such business) within the Unified Communications as a Service industry that would reasonably be expected to prevent or materially delay the merger.

Financing

Parent and Merger Sub have expressly acknowledged and agreed in the merger agreement that, notwithstanding anything in the merger agreement to the contrary, their obligations to consummate the merger, are not subject to, or conditioned on, receipt of any financing.

The merger agreement provides that Parent will use reasonable best efforts to obtain the proceeds of the equity and debt financing on the terms and conditions described in the equity and debt commitment letters, as applicable. Parent may amend or modify, or waive any provision under, the equity commitment letters so long as such action is not adverse to Polycom. Parent may amend, supplement or replace the debt commitment letter so long as such action is not material and would not reasonably be expected to delay, hinder or prevent the consummation of the merger and the terms are not materially less beneficial to Parent, provided that it may not, without the prior written consent of Polycom (such consent not to be unreasonably withheld, conditioned or delayed), permit an amendment to the debt commitment letter that:

•	reduces the aggregate amount of the debt financing unless such amount is available to be borrowed under any revolving credit facility or through additional equity financing;

•	imposes new or additional conditions or otherwise adversely expands, amends or modifies any of the conditions to the debt financing, in each case in a manner that would reasonably be expected to prevent or materially delay, hinder or prevent the ability of Parent to consummate the closing of the merger; or

•	would materially adversely impact the ability of Parent to enforce its rights against other parties to the debt commitment letter or otherwise to timely consummate the transactions contemplated by the merger agreement.

The merger agreement provides that Parent will use reasonable best efforts to:

•	maintain in effect the equity and debt commitment letters;

•	negotiate and enter into definitive debt financing agreements on the terms and conditions contained in the debt commitment letter;

•	satisfy on a timely basis (or seek the waiver of where permissible) all conditions under the equity and debt commitment letters applicable to Parent that are within its control and comply with all of its obligations under such commitment letters;

•	upon satisfaction of the closing conditions set forth in the merger agreement, cause the funding of the equity and debt financing and otherwise diligently and in good faith enforce its rights under the equity and debt commitment letters, including if necessary by suing to enforce the equity and debt commitment letters;

•	take each of the actions required of Polycom and its subsidiaries in connection with the debt financing as described below with respect to itself and its affiliates; and

•	give Polycom prompt notice of any material breach of the equity and debt commitment letters.

If any portion of the debt financing becomes unavailable on the terms contemplated in the debt commitment letter or the debt commitment letter is terminated or modified in a manner materially adverse to Parent, Parent must promptly notify Polycom and use its reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable on terms no less favorable to Parent in any material respect as those contained in the debt commitment letter and in an amount sufficient, together with cash on hand from the combined businesses, to fund the merger consideration and consummate the merger.

The merger agreement further provides that, prior to the closing of the merger, Polycom will, and will cause each of its subsidiaries and representatives to, each use their reasonable best efforts to provide cooperation in connection with the debt financing as may be reasonably requested by Parent, including:

•	furnishing Parent and the lenders with the required information;

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and assisting Parent in obtaining ratings as contemplated by the debt financing;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (confidential and public), prospectuses and similar documents;

•	using reasonable best efforts to cause its independent auditors to provide, consistent with customary practice, (1) consent to offering documents, private placement memorandum, bank information memorandum, prospectuses and similar marketing documents that include or incorporate Polycom’s consolidated financial information and their reports thereon, (2) reasonable assistance in the preparation of pro forma financial statements by Parent, (3) customary comfort letters, and (4) reasonable assistance and cooperation to Parent with respect to auditor due diligence;

•	using reasonable best efforts to assist Parent in connection with its preparation of pro forma financial information and financial statements;

•	using reasonable best efforts to (1) provide monthly financial statements within fifteen (15) business days of the end of each month prior to the closing of the merger and (2) provide quarterly financial statements within forty (40) days of the end of each fiscal quarter prior to the closing of the merger;

•	executing and delivering as of the closing of the merger any guarantees, pledge and security documents, other definitive financing agreements, or other certificates or documents as may be reasonably requested by Parent and otherwise facilitating the pledging of collateral (including cooperating in connection with the pay-off of existing indebtedness of Polycom and its subsidiaries and the release of related liens and termination of security interests and guarantees);

•	using reasonable best efforts to assist Parent in obtaining waivers, consents, estoppels and approvals from other parties to material real property leases, rights of way and other encumbrances and Polycom’s material contracts and to arrange discussions among Parent and the lenders with such other parties;

•	using reasonable best efforts to permit the lenders involved in the debt financing to evaluate Polycom and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the closing of the merger and to assist with other reasonable and customary collateral audits and due diligence examinations;

•	taking all corporate actions reasonably requested by Parent that are necessary or customary to permit the consummation of the debt financing; and

•	providing all documentation and other information about Polycom and its subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested.

Such assistance on the part of Polycom may not:

•	require Polycom to pay any fees or incur any other liability or expense in connection with the debt financing prior to the effective time; or

•	require any director or officer of Polycom or any of its subsidiaries to execute any agreement or other instrument with respect to the debt financing that would be effective prior to the effective time (other than customary representation letters).

Polycom will use reasonable best efforts to periodically update the required information as necessary so that such required information is (1) compliant, (2) meets the requirements for required information set forth in the merger agreement, and (3) would not result in the marketing period ceasing to be deemed to have commenced.

Repatriation of Polycom Cash

Parent will, no later than ten business days prior to the anticipated closing of the merger, deliver written notice to Polycom, and Polycom and its subsidiaries will thereafter use their commercially reasonable efforts, to (1) lend or cause to be loaned to Polycom prior to the closing of the merger certain cash balances held by certain of its non-U.S. subsidiaries and (2) distribute or transfer or cause to be distributed or transferred to Polycom before the closing of the merger certain cash balances held by certain of its non-U.S. subsidiaries, which amounts shall not exceed, in the aggregate, the sum necessary to satisfy the closing condition that Polycom have $475 million in cash in its U.S. accounts on the day prior to the closing of the merger. Polycom will treat any of such loans as debt for U.S. federal income tax purposes to the fullest extent permitted by applicable law. If the merger agreement is terminated after any such loans have been made, Polycom will repay or cause to be repaid any such loans as soon as possible following such termination. Subject to Polycom’s compliance with its obligations under the repatriation provision of the merger agreement and except in connection with a termination of the merger agreement because of a failure by Polycom to comply with or perform any of its covenants or agreements under the merger agreement or the occurrence of a material adverse effect since March 31, 2016, Parent will indemnify Polycom and its subsidiaries for any taxes required to be paid, and any reasonable related costs, expenses and losses incurred, by Polycom or any of its subsidiaries with respect to any such loans or distributions.

Mitel Termination Fee

On July 22, 2016, Parent paid to Polycom $60 million as reimbursement for the termination fee Polycom paid to Mitel under the Mitel Merger Agreement. Such amount must be repaid by Polycom to Parent promptly following:

•	any termination of the merger agreement because (1) any court or governmental authority has issued a final and non-appealable order or enacted a law permanently restraining, enjoining or otherwise prohibiting or making illegal the merger or (2) the merger has not been completed by the outside date, in each case primarily because Polycom has entered into a definitive agreement with respect to any acquisition proposal with Mitel or any of its subsidiaries (including if a court or other governmental authority determined that the Mitel Merger Agreement was not validly terminated prior to or concurrently with the execution of the merger agreement);

•	any acquisition proposal is consummated with Mitel or any of its subsidiaries within twelve months following the date of such termination; or

•	any termination of the merger agreement because:

•	the Polycom stockholder approval was not obtained at the special meeting or at any adjournment or postponement of such meeting;

•	prior to the receipt of the Polycom stockholder approval, the Polycom Board or any of its committees made an adverse recommendation change;

•	prior to the receipt of the Polycom stockholder approval, the Polycom Board authorizes Polycom to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the merger agreement; provided, however, that all references to “15%” in the definition of acquisition proposal will be deemed to be references to “50%”;

•	Polycom fails to comply with or perform its covenants or agreements in the merger agreement; or

•	Polycom breaches its representation that there has not been a “material adverse effect” since March 31, 2016.

Additional Covenants

The merger agreement contains additional agreements relating to, among other matters, the suspension of Polycom’s employee stock purchase plan, the negotiation of “pay-off” letters with Polycom’s existing lenders, coordination with respect to litigation relating to the merger, public announcements with respect to the merger, notice of certain events, access to certain information, properties, books and records of Polycom, de-listing and deregistration of Polycom stock and the removal or replacement of surety bonds of Polycom and its subsidiaries.

Conditions to the Merger

Conditions to the Obligations of the Parties to Complete the Merger

The obligations of each of Parent, Merger Sub and Polycom to complete the merger are subject to the satisfaction (or waiver to the extent permissible under the merger agreement) of various conditions, including the following:

•	Polycom having obtained the Polycom stockholder approval;

•	no law or order will have been promulgated, entered, enforced, enacted or issued or be applicable to the merger by any governmental entity that prohibits, restrains or makes illegal the consummation of the merger; and

•	the waiting period (or any extension) applicable to the merger under the HSR Act must have expired or been terminated, and Parent and Polycom must have received evidence of clearance of the merger from the relevant governmental authorities in Germany and Russia, or the waiting period applicable to the merger under the German ARC and the Russian FLN 135 must have expired or been terminated.

Conditions to the Obligations of Each of Parent and Merger Sub to Complete the Merger

In addition, the obligations of Parent and Merger Sub to complete the merger are also subject to the satisfaction (or waiver to the extent permissible under the merger agreement) on or prior to the effective time of the following conditions:

•	the representations and warranties of Polycom in the merger agreement with respect to Polycom’s corporate organization, corporate authorization and ownership of subsidiaries, an absence of certain changes, finder’s fees, the opinion of Polycom’s financial advisor and anti-takeover laws applicable to Polycom will be accurate in all material respects as of the date of the merger agreement and the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date);

•	the representations and warranties of Polycom in the merger agreement with respect to certain matters of Polycom’s capitalization will be accurate in all respects as of the date of the merger agreement and as of the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date), except for any inaccuracies in such representations and warranties which do not increase Polycom’s fully diluted capitalization by more than 0.10% in the aggregate from Polycom’s fully diluted capitalization;

•	all other representations and warranties of Polycom in the merger agreement being true and correct in all respects (without giving effect to any materiality or material adverse effect qualifier in such representation or warranty), as of the date of the merger agreement and as of the closing date of the merger (other than if made as of an earlier date, then as of such earlier date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have or result in, a material adverse effect on Polycom;

•	Polycom having complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform in the merger agreement at or prior to the closing date of the merger;

•	as of the closing of the merger, Polycom (excluding its subsidiaries) must have no less than $475 million in U.S. currency in its bank accounts in the United States;

•	Parent having received a certificate signed on behalf of Polycom by its chief executive officer and chief financial officer certifying that the conditions above have been satisfied; and

•	since the date of the merger agreement, Polycom must not have suffered a material adverse effect that is continuing.

Conditions to the Obligations of Polycom to Complete the Merger

The obligation of Polycom to complete the merger is also subject to the satisfaction (or waiver to the extent permissible under the merger agreement) on or prior to the effective time of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement with respect to their organization and authorization, finder’s fees, and ownership of Polycom stock will be accurate in all material respects as of the date of the merger agreement and the date of the closing of the merger (other than if made as of an earlier date, then as of such earlier date);

•	all other representations and warranties of Parent and Merger Sub in the merger agreement being true and correct in all respects (without giving effect to any materiality or material adverse effect qualifier in such representation or warranty), as of the date of the merger agreement and as of the closing date (other than if made as of an earlier date, then as of such earlier date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have or result in, a material adverse effect on Parent;

•	Parent and Merger Sub having complied with or performed in all material respects all of the covenants and agreements they are required to comply with or perform in the merger agreement at or prior to the closing date of the merger; and

•	Polycom having received a certificate signed on behalf of Parent by its chief executive officer and chief financial officer certifying that the conditions above have been satisfied.

Termination

The merger agreement may be terminated and the merger may be abandoned only as follows:

•	by the mutual written consent of Parent and Polycom;

•	by either Parent or Polycom:

•	if any court or governmental authority of competent jurisdiction has issued a final and non-appealable order or enacted a law permanently restraining, enjoining or otherwise prohibiting or making illegal the merger;

•	if the merger has not been completed by the outside date; provided, however, in the event the marketing period has commenced but the 15 consecutive business day period has not been completed on or before such date, it will be extended for the remaining 15 consecutive business day period plus five business days; provided, however, that this right to terminate will not be available to any party whose breach of any provision of the merger agreement results in the failure of the effective time to have occurred by such time; or

•	if the Polycom stockholder approval is not obtained at the special meeting or at any adjournment or postponement of such meeting;

•	by Polycom:

•	prior to the receipt of the Polycom stockholder approval, if (1) the Polycom Board authorizes Polycom to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the merger agreement, (2) substantially concurrent with the termination of the merger agreement, Polycom enters into the acquisition agreement with such third party, and (3) prior to or concurrently with such termination, Polycom pays to Parent, in immediately available funds, a termination fee of $60 million;

•	at any time prior to the effective time if (1) any of Parent’s representations or warranties in the merger agreement have become inaccurate, such that the condition regarding the bring down of Parent’s representations and warranties would not be satisfied, or (2) Parent has failed to comply with or perform its covenants or agreements in the merger agreement, such that the condition regarding the bring down of Parent’s covenants and agreements would not be satisfied; provided, however

•	if any inaccuracy of any of Parent’s representations or warranties or failure to comply with or perform Parent’s covenants or agreements is curable by Parent prior to the earlier of the outside date or 30 days after the date on which Parent is notified by Polycom in writing of such breach or failure to comply with or perform; and

•	Parent is continuing to exercise reasonable best efforts to cure such inaccuracy or failure to comply with or perform,

then Polycom may not terminate the merger agreement on account of such inaccuracy or failure to perform (1) during such 30-day (or shorter) period, or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been cured in all material respects; provided, further, that Polycom will not have the right to terminate the merger agreement if Polycom is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	in the event that (1) the conditions to Parent’s obligations to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing or unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective material covenants or agreements contained in the merger agreement), (2) Parent and Merger Sub have failed to consummate the merger at the closing, (3) Polycom has irrevocably notified Parent in writing that Polycom is ready, willing and able to consummate the merger, (4) Polycom has given Parent written notice at least three business days prior to such termination stating Polycom’s intention to terminate the merger agreement if Parent and Merger Sub fail to consummate the merger, and (5) Parent and Merger Sub fail to consummate the merger on the later of the expiration of such three business day period and the date set forth in such notice;

•	by Parent:

•	prior to the receipt of the Polycom stockholder approval, if the Polycom Board or any of its committees makes an adverse recommendation change; or

•	at any time prior to the effective time if (1) any of Polycom’s representations or warranties in the merger agreement have become inaccurate, such that the condition regarding the bring down of Polycom’s representations and warranties would not be satisfied, or (2) Polycom has failed to comply with or perform its covenants or agreements in the merger agreement, such that the condition regarding the bring down of Polycom’s covenants and agreements would not be satisfied; provided, however

•	if any inaccuracy of any of Polycom’s representations or warranties or failure to comply with or perform Polycom’s covenants or agreements is curable by Polycom prior to the earlier of the outside date or 30 days after the date on which Polycom is notified by Parent in writing of such breach or failure to comply with or perform; and

•	Polycom is continuing to exercise reasonable best efforts to cure such inaccuracy or failure to comply with or perform,

then Parent may not terminate the merger agreement on account of such inaccuracy or failure to perform (1) during such 30-day (or shorter) period, or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been cured in all material respects; provided, further, that Parent will not have the right to terminate the merger agreement if Parent is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement.

Effect of Termination

If the merger agreement is terminated as described in the section entitled “The Merger Agreement—Termination,” beginning on page 101 of this proxy statement above, the merger agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•	certain other provisions of the merger agreement, including with respect to indemnification, expense reimbursement, the allocation of fees and expenses, and, if applicable, the termination fees described below, will survive termination;

•	no termination will affect the obligations of the parties contained in the confidentiality agreement; and

•	no termination will relieve Polycom from liability for willful breach of a representation, warranty or covenant in the merger agreement.

Termination Fees

Polycom has agreed to pay Parent a termination fee of $60 million if the merger agreement is terminated as described below:

•	by Parent or Polycom at the outside date or if the Polycom stockholder approval was not obtained at the special meeting, and at or prior to the termination, an acquisition proposal to Polycom has been disclosed, announced, commenced, submitted or made and within twelve (12) months after the date of any such termination Polycom enters into a definitive agreement with respect to any acquisition proposal or any acquisition proposal is consummated (regardless of whether it is the same acquisition proposal); provided, however, that all references to “15%” in the definition of acquisition proposal will be deemed to be references to “50%”;

•	by Parent if the Polycom Board or any committee thereof has made an adverse recommendation change;

•	by Polycom to enter into an acquisition agreement that is a superior proposal; or

•	by Polycom at the outside date and the Polycom Board or any committee thereof has made an adverse recommendation change and the Polycom stockholder approval was not obtained.

Parent has agreed to pay Polycom a termination fee of $130 million (or $150 million if Parent or Merger Sub willfully breaches the merger agreement and such willful breach is the primary cause for the termination) if the merger agreement is terminated as described below:

•

by Polycom at any time prior to the effective time if (1) any of Parent’s representations or warranties in the merger agreement have become inaccurate, such that the condition regarding the bring down of

Parent’s representations and warranties would not be satisfied, or (2) Parent has failed to comply with or perform its covenants or agreements in the merger agreement, such that the condition regarding the bring down of Parent’s covenants and agreements would not be satisfied; or

•	in the event that (1) the conditions to Parent’s obligations to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing or unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective material covenants or agreements contained in the merger agreement), (2) Parent and Merger Sub have failed to consummate the merger at the closing, (3) Polycom has irrevocably notified Parent in writing that Polycom is ready, willing and able to consummate the merger, (4) Polycom has given Parent written notice at least three business days prior to such termination stating Polycom’s intention to terminate the merger agreement if Parent and Merger Sub fail to consummate the merger, and (5) Parent and Merger Sub fail to consummate the merger on the later of the expiration of such three business day period and the date set forth in such notice.

If paid to Polycom or Parent, the termination fee will be the receiving party’s sole and exclusive remedy under the merger agreement, and the paying party and certain other parties identified in the merger agreement will have no further liability to the receiving party and certain other parties identified in the merger agreement in connection with the merger agreement, except in the case of a willful breach by Polycom.

Limitations on Liability

The maximum aggregate liability of Parent, Merger Sub and their representatives and affiliates, taken as a whole, arising out of or related to the merger agreement is limited to the amount of the termination fee payable by Parent.

Polycom and its subsidiaries are not allowed to sue Parent or its representatives and affiliates for any claim arising under or in connection with the merger agreement, the equity commitment letters, the limited guarantee or the transactions contemplated by the merger agreement except for claims:

•	against Parent or Merger Sub in accordance with the merger agreement;

•	against Parent or Merger Sub for indemnification or expense reimbursement;

•	against the guarantors under the limited guarantee;

•	against the parties to the equity commitment letters for specific performance and the conditions to Polycom’s right to seek an injunction or other forms of specific performance or equitable relief have been satisfied or waived; and

•	against Siris under the confidentiality agreement.

Amendment

The merger agreement may be amended, modified or supplemented in any and all respects by a written agreement of the parties with respect to any of the terms contained in the merger agreement, either before or after the Polycom stockholder approval; provided, however, that no amendment may be made following the receipt of the Polycom stockholder approval unless, to the extent required by applicable law, such amendment, modification or supplement is approved by Polycom stockholders, and provided further that no amendment, modification or supplement may be made to the merger agreement that would adversely affect the rights of the debt financing sources without the consent of the debt financing sources.

Waiver

At any time prior to the effective time of the merger the parties to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to the provisos in the amendment provisions described above, waive compliance with any of the agreements or conditions contained in the merger agreement.

Third Party Beneficiaries

The merger agreement is not intended to confer upon any person other than the parties thereto any rights or remedies, except:

•	for the provisions of the merger agreement relating to indemnification and exculpation from liability for the directors and officers of Polycom; and

•	for the debt financing sources, with respect to the jurisdiction provisions and the waiver of claims by Polycom, its representatives or affiliates against the debt financing sources and the waiver of jury trial provisions.

Governing Law; Jurisdiction

The merger agreement is governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the law of any other jurisdiction. Each of Parent, Merger Sub and Polycom has agreed that any proceeding related to the merger agreement (other than as described below) will be brought and determined exclusively by the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction. Notwithstanding the foregoing, each of Parent, Merger Sub and Polycom has agreed that any proceeding against the debt financing sources in any way relating to the merger agreement will be brought and determined exclusively in any state or federal court sitting in the Borough of Manhattan in the City of New York.

Enforcement

The parties to the merger agreement will be entitled to injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement and the debt and equity commitment letters in addition to any other remedy to which they are entitled at law or equity. Polycom’s right to obtain an injunction or other forms of specific performance or equitable relief with respect to the funding of the equity commitments is subject to (1) the conditions to the closing applicable to Parent having been satisfied if the closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the closing, each of which will be capable of being satisfied at the closing), (2) the debt financing having been funded or would be funded if the equity financing was funded at the closing, (3) Parent and Merger Sub having failed to complete the closing, and (4) Polycom having confirmed to Parent that (i) all conditions to the closing solely applicable to Polycom have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or that it is willing to waive any such open conditions, and (ii) if specific performance is granted and if the equity financing and the debt financing were funded, the closing would occur.

INFORMATION ABOUT THE PARTIES

Polycom, Inc.

6001 America Center Drive

San Jose, California 95002

Phone: (408) 586-6000

Polycom is a Delaware corporation based in California and a global leader in helping organizations achieve new levels of teamwork, efficiency and productivity by unleashing the power of human collaboration. More than 400,000 companies and institutions worldwide defy distance with secure video, voice and content solutions from Polycom to increase productivity, speed time to market, provide better customer service, expand education and save lives. Together with Polycom’s global partner ecosystem, it provides flexible collaboration solutions for any environment that deliver a high-quality user experience, a broad multi-vendor interoperability and investment protection.

Additional information concerning Polycom is included in the Polycom reports incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page 118 of this proxy statement. Polycom stock is listed on the NASDAQ, trading under the symbol “PLCM.”

Triangle Private Holdings I, LLC

c/o Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, New York 10022

Phone: (212) 231-0095

Parent is a Delaware limited liability company that was formed on July 5, 2016, by a newly-formed affiliate of Siris. Siris is a private equity firm focused on complex, control equity investments in the telecom, technology and technology-enabled business service sectors. Parent was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Polycom will be an indirect wholly owned subsidiary of Parent.

Triangle Private Merger Sub Inc.

c/o Siris Capital Group, LLC

601 Lexington Avenue, 59th Floor

New York, NY 10022

Phone: (212) 231-0095

Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of Parent, formed on July 5, 2016, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Merger Sub will cease to exist.

SPECIAL MEETING

This proxy statement is being provided to Polycom stockholders as part of a solicitation of proxies by the Polycom Board for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides Polycom stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of Polycom stockholders will be held at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002, on [●], 2016, at [●], Pacific time. On or about [●], 2016, Polycom commenced mailing this proxy statement and the enclosed form of proxy to its stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, Polycom stockholders will be asked to consider and vote on the following:

•	the Merger proposal: a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement and which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 23 and 85, respectively, of this proxy statement;

•	the Adjournment proposal: a proposal to approve adjournment or postponement of the special meeting to a later date or dates, if necessary or appropriate, (1) to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger proposal, or (2) if the failure to adjourn or postpone would reasonably be expected to be a violation of applicable law for the distribution of any required amendment or supplement to this proxy statement to be timely provided to Polycom stockholders; and

•	the Compensation proposal: a proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Polycom’s named executive officers in connection with the merger.

Completion of the merger is conditioned on the approval of the Merger proposal.

Recommendation of the Polycom Board

At a special meeting held on July 7, 2016, the Polycom Board adopted the merger agreement, declared the merger agreement advisable and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Polycom and its stockholders. Accordingly, the Polycom Board unanimously recommends that Polycom stockholders vote “FOR” the Merger proposal, “FOR” the Adjournment proposal, and “FOR” the Compensation proposal.

Polycom stockholders should carefully read this proxy statement, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger.

Record Date; Stockholders Entitled to Vote

Only holders of record of Polycom stock at the close of business on [●], 2016, the record date, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

As of the close of business on the record date, there were [●] shares of Polycom stock outstanding and entitled to vote at the special meeting. Each share of Polycom stock outstanding on the record date entitles the holder thereof to one vote on each proposal to be considered at the special meeting, in person or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the special meeting.

A complete list of stockholders entitled to vote at the special meeting will be available for examination by any Polycom stockholder who visits Polycom’s corporate office at 6001 America Center Drive, San Jose, California 95002, for purposes pertaining to the special meeting, between the hours of 9:00 a.m. and 4:00 p.m. (Pacific time) for a period of 10 days before the date of the special meeting, and at the time and place of the special meeting.

Share Ownership of Polycom’s Directors and Executive Officers

At the close of business on July 13, 2016, the most recent practicable date for which such information was available, Polycom directors and executive officers and their affiliates were entitled to vote 1,074,556 shares of Polycom stock or approximately 0.8% of the shares of Polycom stock outstanding on that date. The number and percentage of shares of Polycom stock owned by directors and executive officers of Polycom and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of July 13, 2016. Approval of the Merger proposal requires the affirmative vote of a majority of the total issued and outstanding shares of Polycom stock on the record date.

Quorum

Polycom’s bylaws require that the holders of a majority in voting power of the Polycom stock issued and outstanding and entitled to vote be present in person or represented by proxy in order for the business of the special meeting to be transacted. If a quorum is not present, the special meeting may be adjourned by the chairman of the meeting. Even if a quorum is present, the special meeting may be adjourned to allow additional time for obtaining additional proxies, among other things, by the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting. See the section entitled “—Adjournment,” beginning on page 111 of this proxy statement.

Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Broker non-votes, if any, will also be counted for the purpose of determining the presence of a quorum for the transaction of business at the special meeting.

Required Vote

The required votes to approve the proposals are as follows:

•	The Merger proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of Polycom stock entitled to vote. Each share of Polycom stock outstanding on the record date is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•	The Adjournment proposal requires the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting. Each share of Polycom stock outstanding on the record date is entitled to one vote on this proposal. Broker non-votes will have no effect on the vote for this proposal, and abstentions will have the same effect as a vote “AGAINST” this proposal.

•	The Compensation proposal requires the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting. Each share of Polycom stock outstanding on the record date is entitled to one vote on this proposal. Broker non-votes will have no effect on the vote for this proposal, and abstentions will have the same effect as a vote “AGAINST” this proposal.

Voting of Proxies by Holders of Record

How to Vote by Proxy If You Are the Record Holder of Your Shares

If you were the record holder of your shares as of the record date, you may submit your proxy to vote by mail, by telephone or via the Internet.

Voting via the Internet or by Telephone.

•	To submit your proxy via the Internet, follow the “Vote by Internet” instructions on the proxy card.

•	To submit your proxy by telephone, follow the “Vote by Telephone” instructions on the proxy card.

•	If you vote via the Internet or by telephone, you must do so no later than 11:59 p.m. (Eastern time) on [●], 2016.

Voting by Mail. As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

•	To submit your proxy by mail, follow the “Vote by Mail” instructions on the proxy card. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card.

•	If you vote by mail, your proxy card must be received no later than the time of the special meeting.

How to Vote Your Shares If You Are a “Street Name” Holder

If you hold your shares through a broker, bank or other nominee, which is referred to as a “street name” holder, check the instructions provided by that entity to determine which options are available to you with respect to voting your shares.

General

Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Polycom Board. Unless a Polycom stockholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting.

Attendance at the Special Meeting and Voting in Person

Stockholders who wish to attend the special meeting will be required to present photo identification. Stockholders who hold shares of Polycom stock through a broker, bank or other nominee, must also bring proof of ownership, such as the voting instruction form from the broker or other nominee or a copy of a brokerage statement reflecting their stock ownership as of the record date.

If you are a stockholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the special meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

(1)	By delivering, at any time before your proxy is voted, to Polycom’s Corporate Secretary (at Polycom’s corporate headquarters at 6001 America Center Drive, San Jose, California 95002) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

(2)	By duly executing a subsequently dated proxy relating to the same shares of Polycom stock and delivering it to Polycom’s Corporate Secretary at the address in (1) above at any time before your proxy is voted;

(3)	By duly submitting a subsequently dated proxy relating to the same shares of Polycom stock by telephone or via the Internet (i.e., your most recent duly submitted voting instructions will be followed) before 11:59 p.m. (Eastern time) on [●], 2016; or

(4)	By attending the special meeting in person and voting such shares during the special meeting as described above, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Solicitation

The Polycom Board is soliciting proxies for the special meeting from its stockholders. Polycom will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this proxy statement, the proxy card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of Polycom’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. Polycom has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $40,000 plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Polycom stock of record for beneficial owners for forwarding to such beneficial owners. Polycom may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance with voting via the Internet, voting by telephone or completing your proxy card, or have questions regarding the special meeting, please contact Polycom’s proxy solicitation agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

Your vote is very important regardless of the number of shares of Polycom stock that you own. Please vote your shares via the Internet, vote by telephone or sign, date and return a proxy card promptly so your shares can be represented, even if you plan to attend the special meeting in person.

Tabulation of Votes

Polycom has appointed Computershare Trust Company, N.A., which is referred to as Computershare, to serve as the Inspector of Election for the special meeting. Computershare will independently tabulate affirmative and negative votes and abstentions.

Adjournment

The special meeting may be adjourned by the chairman of the meeting if a quorum is not present. If a quorum is present, the special meeting may be adjourned to allow additional time for obtaining additional proxies, among other things, by the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the special meeting. No notice of an adjourned meeting need be given unless:

•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting; or

•	a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

POLYCOM PROPOSALS

Item 1. The Merger Proposal

(Item 1 on Proxy Card)

In the Merger proposal, Polycom is asking its stockholders to adopt the merger agreement. Approval of the Merger proposal by Polycom stockholders is required for completion of the merger.

The Polycom Board unanimously recommends a vote “FOR” the Merger proposal (Item 1).

Item 2. The Adjournment Proposal

(Item 2 on Proxy Card)

The special meeting may be adjourned or postponed to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger proposal.

If, at the special meeting, the number of shares of Polycom stock present or represented and voting in favor of the Merger proposal is insufficient to approve the Merger proposal, Polycom intends to adjourn the special meeting from time to time in order to enable the Polycom Board to solicit additional proxies for approval of the Merger proposal.

In the Adjournment proposal, Polycom is asking its stockholders to authorize the holder of any proxy solicited by the Polycom Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place from time to time for the purpose of soliciting additional proxies. If Polycom stockholders approve the Adjournment proposal, Polycom could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Polycom stockholders who have previously voted.

The Polycom Board unanimously recommends a vote “FOR” the Adjournment proposal (Item 2).

Item 3. The Compensation Proposal

(Item 3 on Proxy Card)

In the Compensation proposal, Polycom is asking its stockholders to indicate their approval of the various compensation that will or may become payable to Polycom’s named executive officers in connection with the merger. These payments are set forth in the sections entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Treatment of Polycom Equity Awards in the Merger,” “The Merger—Interests of Directors and Executive Officers in the Merger—Change of Control Severance Agreements for Polycom’s Executive Officers,” “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” and “The Merger—Interests of Directors and Executive Officers in the Merger—Equity Interests of Polycom’s Executive Officers and Non-Employee Directors.”

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Polycom, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to Polycom’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the sections entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Treatment of Polycom Equity Awards in the Merger,” “The Merger—Interests of Directors and Executive Officers in the Merger—Change of

Control Severance Agreements for Polycom’s Executive Officers,” “The Merger— Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” and “The Merger—Interests of Directors and Executive Officers in the Merger—Equity Interests of Polycom’s Executive Officers and Non-Employee Directors.”

Polycom stockholders should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on Polycom, the Polycom Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, Polycom’s named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The Polycom Board unanimously recommends a vote “FOR” the Compensation proposal (Item 3).

MARKET PRICES AND DIVIDEND DATA

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of Polycom stock, which trades on the NASDAQ under the symbol “PLCM.” As of [●], 2016, there were approximately [●] shares of Polycom stock outstanding, held by approximately [●] stockholders of record.

	Polycom Stock
	High	Low
2013:
First Calendar Quarter	$11.94	$9.00
Second Calendar Quarter	11.85	9.80
Third Calendar Quarter	11.72	9.36
Fourth Calendar Quarter	11.30	10.29

2014:
First Calendar Quarter	$13.84	$11.08
Second Calendar Quarter	14.06	11.90
Third Calendar Quarter	13.83	12.15
Fourth Calendar Quarter	13.95	10.33

2015:
First Calendar Quarter	$14.22	$12.32
Second Calendar Quarter	13.78	11.09
Third Calendar Quarter	11.73	9.99
Fourth Calendar Quarter	14.09	10.23

2016:
First Calendar Quarter	$12.43	$8.79
Second Calendar Quarter	12.50	10.71
Third Calendar Quarter (through July 20, 2016)	12.38	10.62

On July 7, 2016, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of Polycom stock on the NASDAQ was $10.87. On [●], 2016, the latest practicable date before the printing of this proxy statement, the closing sale price per share of Polycom stock on the NASDAQ was $[●].

Polycom has never declared or paid any cash dividend on its capital stock and does not anticipate paying any cash dividends on its capital stock in the near future. Polycom currently intends to retain any future earnings for use in its business, future acquisitions or future purchases of its common stock, subject in each case to applicable limitations set forth in the merger agreement.

Following the merger, there will be no further market for Polycom stock, and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the merger Polycom will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF POLYCOM

The following table sets forth certain information regarding the beneficial ownership of Polycom stock, as of July 13, 2016, for the following:

•	each person (or group of affiliated persons) who is known by Polycom to beneficially own more than five percent (5%) of the outstanding shares of Polycom stock;

•	each of Polycom’s non-employee directors;

•	each of Polycom’s named executive officers; and

•	all directors and current executive officers of Polycom as a group.

5% Stockholders, Directors and Officers (1)	Shares Beneficially Owned (#) (2)	Percentage Beneficially Owned (%) (2)
5% Stockholders:
BlackRock, Inc. (3)	11,694,670	8.61%
The Vanguard Group (4)	9,400,885	6.92%
Dimensional Fund Advisors LP (5)	8,911,061	6.56%
Soros Fund Management LLC (6)	8,466,666	6.24%

Non-Employee Directors:
Martha H. Bejar	42,500	*
Gary J. Daichendt	15,000	*
Robert J. Frankenberg	53,333	*
John A. Kelley, Jr.	138,949	*
D. Scott Mercer	113,350	*

Named Executive Officers:
Peter A. Leav (7)	326,872	*
Laura J. Durr (8)	140,819	*
Sayed M. Darwish (9)	194,082	*
Michael J. Frendo	93,317	*
All directors and current executive officers as a group (9 persons) (10)	1,118,222	*

*	Represents less than 1% of the total.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Polycom, Inc., 6001 America Center Drive, San Jose, California 95002.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of July 13, 2016, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 135,778,676 shares of Polycom stock outstanding on July 13, 2016.
(3)	Information concerning stock ownership was obtained from Amendment No. 9 to the Schedule 13G filed with the SEC on January 27, 2016 by BlackRock, Inc., which reported sole voting power with respect to 11,380,712 shares of Polycom stock and sole dispositive power with respect to 11,694,670 shares of Polycom stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.
(4)	Information concerning stock ownership was obtained from Amendment No. 3 to the Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group, Inc., which reported sole voting power with respect to 168,804 shares of Polycom stock, shared voting power with respect to 9,500 shares of Polycom stock, sole dispositive power with respect to 9,229,581 shares of Polycom stock and shared dispositive power with respect to 171,304 shares of Polycom stock. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.
(5)	Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP., which reported sole voting power with respect to 8,694,057 shares of Polycom stock and sole dispositive power with respect to 8,911,061 shares of Polycom stock. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(6)	Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13G filed with the SEC on February 16, 2016 by Soros Fund Management LLC, George Soros and Robert Soros. Soros Fund Management LLC reported sole voting power with respect to 8,466,666 shares of Polycom stock and sole dispositive power with respect to 8,466,666 shares of Polycom stock. George Soros and Robert Soros reported shared voting power with respect to 8,466,666 shares of Polycom stock and shared dispositive power with respect to 8,466,666 shares of Polycom stock. The address of each of the foregoing is 250 West 55th Street, 38th Floor, New York, New York 10019.
(7)	Includes 6,666 shares subject to a performance share award that are eligible to vest within 60 days of July 13, 2016.
(8)	Includes 7,000 shares subject to options that are exercisable within 60 days of July 13, 2016.
(9)	Includes 30,000 shares subject to options that are exercisable within 60 days of July 13, 2016.
(10)	Includes 37,000 shares subject to options that are exercisable within 60 days of July 13, 2016.

DATES FOR SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS BY POLYCOM STOCKHOLDERS

If the merger is completed during 2016, Polycom will become a wholly owned subsidiary of Parent and, consequently, will not hold an annual meeting of its stockholders in 2016. If the merger is not completed for any reason, then Polycom will hold an annual meeting of its stockholders in 2016.

Proposals of stockholders that are intended for inclusion in Polycom’s proxy statement relating to its annual meeting in 2016, if held, must be submitted in writing to the Corporate Secretary at Polycom’s principal executive offices no later than the close of business on the 10th day following the date of public disclosure, via a press release or filing with the SEC, of the date of Polycom’s 2016 annual meeting of stockholders, and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in Polycom’s bylaws for stockholder proposals in order to be included in Polycom’s proxy statement for that meeting.

Stockholders may only present a matter for consideration at Polycom’s annual meeting in 2016, if held, if certain procedures are followed. Under Polycom’s bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to or mailed and received by the Corporate Secretary at Polycom’s principal executive offices not later than the close of business on the 45th day, nor earlier than the close of business on the 75th day, before the one-year anniversary of the date on which Polycom first mailed its proxy materials or a notice of availability of proxy materials for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice by the stockholder to be timely must be so received not earlier than the close of business on the later of (1) the 120th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Polycom’s bylaws specify the information with respect to making stockholder proposals that is required to be included in the written notice that must be provided to Polycom’s Corporate Secretary. Stockholders may contact the Corporate Secretary at Polycom’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

HOUSEHOLDING OF PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless stockholders have notified Polycom of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact Polycom at its address identified below. Polycom will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Polycom, Inc., 6001 America Center Drive, San Jose, California 95002, Attn: Investor Relations, or contact Polycom by telephone at (408) 586-6000.

WHERE YOU CAN FIND MORE INFORMATION

Polycom files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Polycom, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement.

The SEC allows Polycom to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

This proxy statement incorporates by reference the documents listed below that Polycom has previously filed with the SEC. They contain important information about Polycom and its financial condition.

•	Annual report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016 and amended on April 28, 2016;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2016, filed on April 28, 2016; and

•	Current reports on Form 8-K filed on February 17, 2016, March 4, 2016, March 18, 2016, April 18, 2016, April 20, 2016, May 23, 2016, May 27, 2016, June 8, 2016, June 14, 2016, June 28, 2016 and July 8, 2016 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Polycom incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed).

Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Polycom by requesting them in writing at 6001 America Center Drive, San Jose, California 95002 or by telephone at (408) 586-6000.

These documents are available from Polycom without charge, excluding any exhibits to them. You can also find information about Polycom at www.polycom.com. Information contained on such website does not constitute part of this proxy statement.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from MacKenzie Partners, Inc., Polycom’s proxy solicitor, at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Phone: (800) 322-2885 or (212) 929-5500

If you are a Polycom stockholder and would like to request documents, please do so by [●], 2016 to receive them before the special meeting. If you request any documents from Polycom, Polycom will mail them to you by first class mail, or another equally prompt means, within one business day after Polycom receives your request.

MISCELLANEOUS

Polycom has supplied all information relating to Polycom, and Parent has supplied, and Polycom has not independently verified, all of the information relating to Parent, Merger Sub and the equity investors and debt financing parties contained in the sections entitled “Summary—The Parties,” “Summary—Source and Amount of Funds,” “Source and Amount of Funds” and “Information About the Parties.”

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

POLYCOM, INC.,

TRIANGLE PRIVATE HOLDINGS I, LLC,

and

TRIANGLE PRIVATE MERGER SUB INC.

July 8, 2016

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 8, 2016, is entered into by and among Polycom, Inc., a Delaware corporation (the “Company”), Triangle Private Holdings I, LLC, a Delaware limited liability company (“Parent”), and Triangle Private Merger Sub Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, prior to entering into this Agreement, (i) the Agreement and Plan of Merger, dated April 15, 2016, by and among the Company, Mitel Networks Corporation (“Mitel”), and Meteor Two, Inc., (as the same may be amended from time to time, the “Mitel Merger Agreement”), was terminated, and (ii) the Company paid to Mitel the Company Termination Fee (as defined in the Mitel Merger Agreement) in accordance with the terms of the Mitel Merger Agreement;

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which, except as otherwise provided herein, all of the issued and outstanding shares of Company Stock (“Shares”) will be cancelled and converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), and has unanimously resolved to recommend that the Company’s stockholders approve the adoption of this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable and in the best interests of Triangle Private Holdings II, LLC, a Delaware limited liability company, wholly owned subsidiary of Parent and the sole stockholder of Merger Sub (“Merger Sub Parent”), this Agreement and the Transactions;

WHEREAS, the managing member of Parent (the “Parent Managing Member”) has unanimously approved this Agreement and the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the limited guarantee of Siris Partners III, L.P. and Siris Partners III Parallel, L.P. (together, the “Guarantors”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Limited Guarantee”) as specified in the Limited Guarantee; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether though ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“ARC” means the German Act Against Restraints of Competition of 1958.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or obligated by Law or Order to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” mean any Contract or any side letter to which the Company or any Subsidiary thereof is bound or that has been entered into between the Company or any Subsidiary thereof and any labor organization, union, works council, employee association, trade union or other similar employee representative body.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2016.

“Company Acquisition Proposal” means (i) any proposal or offer (other than the Transactions or any other proposal or offer by Parent, Merger Sub or their Affiliates) with respect to a merger, consolidation, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving the Company or any one or more of its Subsidiaries or (ii) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase, license acquisition or in any other manner, which, in each case with respect to clauses (i) and (ii), if consummated, would result in any Person (other than Parent, Merger Sub or their Affiliates) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of (A) 15% or more of the total voting power or of any class of equity securities of the Company or any one or more of its Subsidiaries which comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or, in the case of a transaction described in clause (i), the entity resulting from such transaction (to the extent such entity would comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, prior to such transaction) or

(B) assets (including equity securities of any of the Company’s Subsidiaries) comprising 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole.

“Company Adverse Recommendation Change” means any of the following actions by the Company, the Company Board or any committee thereof: (i) withholding, withdrawing, modifying or qualifying in a manner adverse to Parent or Merger Sub or proposing publicly to withhold, withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) failing to make the Company Board Recommendation or failing to include the Company Board Recommendation in (or removing it from) the Proxy Statement, (iii) approving, endorsing, recommending or otherwise publicly declaring to be advisable or proposing to approve, endorse, recommend or determine to be advisable any Company Acquisition Proposal, (iv) following the date any Company Acquisition Proposal or any modification to the price, form of consideration or conditionality thereto is first made public or sent or given to the stockholders of the Company, failing to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent requests a reaffirmation thereof in writing, (v) following the commencement of any tender offer or exchange offer for Shares that is publicly disclosed, publicly being neutral or failing to reject or recommend against acceptance of any such tender offer or exchange offer within five (5) Business Days of such commencement of such tender offer or exchange offer or recommending that the stockholders of the Company tender their respective Shares in such tender offer or exchange offer, or (vi) publicly announcing an intention, or resolving, to take any of the foregoing actions; provided, however, none of (x) a termination of this Agreement by the Company pursuant to Section 9.01(c), (y) a “stop, look and listen” or similar communication by the Company Board of the type contemplated by Rule 14d-9(f) under the Exchange Act (including disclosure of the Company’s receipt of a Company Acquisition Proposal and the operation of this Agreement with respect thereto) or (z) factually accurate public statements regarding financial results, operations or business conditions or developments shall, in any case, in and of itself constitute a Company Adverse Recommendation Change.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2016 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means March 31, 2016.

“Company Bond” means any surety bond, letter of credit or other similar debt instrument, including security interests issued at the application or for the benefit of the Company or any of its Subsidiaries.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with, and upon the execution of, this Agreement.

“Company ESPP” means the Company Employee Stock Purchase Plan, as amended and restated as of June 9, 2014.

“Company Intellectual Property Rights” means, collectively Company Owned Intellectual Property Rights and Company Licensed Intellectual Property Rights.

“Company Intervening Event” means any event, occurrence or development (i) that is material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, and which is, or the implications of which are, unknown to, or were not reasonably foreseeable by, the Company Board as of the date of this Agreement and (ii) does not relate to (A) any Company Acquisition Proposal, or (B) any actions taken by Parent or the Company in accordance with Section 7.01 or the consequences of any such action.

“Company Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, or condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any non-U.S. jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes or proposed changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by Parent, Merger Sub or their respective Affiliates or by the Company or its Subsidiaries or their respective Affiliates at the written request of Parent or as required by the terms, conditions or restrictions of this Agreement, (vii) the entry into, the public announcement of, or pendency of this Agreement and the Transactions (it being understood that this clause (vii) shall not apply to any representation or warranty of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement), (viii) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period, (ix) any change in the market price or trading volume of the Company’s securities or in its credit ratings; (x) any Proceedings (including any Proceedings pending as of the date hereof) brought by stockholders of the Company (either on their own behalf or on behalf of the Company) against the Company, the Company Board or any individual director, officer or other employee of the Company, in any such case arising out of the transactions contemplated by the Mitel Merger Agreement or the transactions contemplated by this Agreement, or any results of any such Proceedings, or (xi) any Proceeding or threatened Proceeding arising out of or relating to (A) the Company’s actual or alleged breach or non-compliance with the terms of the Mitel Merger Agreement or the Company’s termination of the Mitel Merger Agreement to enter into this Agreement, or (B) this Agreement or any related agreement or the negotiation, execution, or performance of this Agreement or any related agreement or the transactions contemplated by this Agreement, in each case brought by Mitel or any of its Affiliates against the Company, Parent or any of their respective Affiliates, or any results of any such Proceedings; provided, however, (A) in the case of clauses (i), (ii), (iii), (iv) and (v), any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which the Company and its Subsidiaries operate; and (B) in the case of clauses (viii) and (ix), the underlying causes of any failure or adverse change shall not be excluded unless otherwise specifically excluded by clauses (i) through (vii).

“Company Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Performance Share Award” means an award of performance shares covering shares of Company Stock.

“Company RSU Award” means an award of restricted stock units covering shares of Company Stock.

“Company Stock” means the common stock, par value $0.0005 per share, of the Company.

“Company Superior Proposal” means any bona fide and written Company Acquisition Proposal that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated substantially in accordance with its terms and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders (in their capacity as such)

than the Merger, in each case, after taking into account all relevant factors, including all terms and conditions of such Company Acquisition Proposal (including the likelihood that such Company Acquisition Proposal is consummated in accordance with its terms, after taking into account all legal, financial (including the certainty of financing) and regulatory aspects of the proposal and the Person making the Company Acquisition Proposal), and this Agreement (including any adjustment to the terms and conditions of this Agreement agreed to by Parent in writing pursuant to Section 5.02(b) in response to such Company Acquisition Proposal). For purposes of this definition, all references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%.”

“Company Termination Fee” means $60,000,000.

“Competition Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, the ARC, FLN 135 and all other Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Compliant” means, with respect to the Required Information, that (i) such Required Information (other than projections, interpretations and other forward-looking information, and information of a general economic or industry-specific nature), together with the Company’s filings with the SEC, does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not misleading in light of the circumstances under which it was made, and (ii) such Required Information constituting projections, interpretations and other forward-looking information has been prepared in good faith based upon reasonable assumptions.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 16, 2014 (as amended by Amendment No. 1 dated October 2, 2014, Amendment No. 2 dated October 20, 2015, and Amendment No. 3 dated May 27, 2016), by and between Sponsor and the Company.

“Contract” means any agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other legally binding commitment, arrangement or understanding, whether written or oral.

“EAR” means the Export Administration Regulations administered by the U.S. Department of Commerce.

“Environmental Claim” means any Proceeding or Order alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Substances, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Law.

“Environmental Law” means any Law or Order relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including any Law or Order relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances, (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances, or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means all Governmental Authorizations required by Environmental Law.

“Equity Financing Sources” means Siris Partners III, L.P., Siris Partners III Parallel, L.P., and the other equity financing sources set forth in the Equity Commitment Letters delivered to the Company on the date hereof and any amendments, joinders or supplements thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“FLN 135” means Federal Law No.135-FZ dated 26 July 2006, “On Protection of Competition” (Russian Federation).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (i) nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or merger control authority, (ii) federal, state, provincial, local or non-U.S. court or tribunal, (iii) self-regulatory organization (including any national securities exchange), or (iv) other governmental, quasi-governmental, supranational or regulatory entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any license, approval, clearance, permit, certificate, waiver, amendment, consent, exemption, variance, expiration and termination of any waiting period requirements (including pursuant to Competition Law), other actions by, and any notice, filing, registration, qualification, declaration and designation with, and other authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect (i) under any Environmental Law, or (ii) that can form the basis of any liability under any Environmental Law or any Order relating to pollution, waste, the environment, or the protection of worker health and safety.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) internet domain names, whether or not trademarks, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, LinkedIn, Instagram, YouTube, Google+ and other social media companies and the content found thereon and related thereto, and URLs; (ii) expressions, designs and other works of authorship; (iii) inventions, discoveries, trade secrets, business and technical information and know-how, databases, processes, procedures, research and development results, marketing plans and other confidential and proprietary information, excluding any Personal Data contained in any of the foregoing; and (iv) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, algorithms, structures, development tools and other related specifications, media and documentation, excluding any Personal Data contained in any of the foregoing.

“Intellectual Property Rights” shall mean any and all rights and protections (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with any Intellectual Property, including (i) trademarks, service marks, trade names, brand names, logos, corporate names, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of or symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iii) trade secrets and other confidential information; and (iv) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“IT Assets” means any and all computers, computer software, source code, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology systems and equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased to the Company or its Subsidiaries (excluding any public networks).

“ITAR” means the International Traffic in Arms Regulations administered by the U.S. Department of State.

“Knowledge” means (i) with respect to the Company, the actual knowledge of each of the individuals listed in Section 1.01(a) of the Company Disclosure Letter, after reasonable inquiry of the direct reports of such individuals who would reasonably have knowledge of the applicable matter, and (ii) with respect to Parent, the actual knowledge of each of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter, after reasonable inquiry of the direct reports of such individuals who would reasonably have knowledge of the applicable matter.

“Law” means any United States, federal, state, provincial or local or any non-U.S. law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Leased Real Property” means each parcel of real property subject to a lease, sublease, license or occupancy agreement to which the Company or any of its Subsidiaries is a party as lessee, sublessee, licensee or occupant.

“Lien” means, with respect to any property or asset, any mortgage, hypothec, lien, pledge, charge, security interest, deed of trust, right of first refusal or offer, option, easement, right of way, or any other encumbrance (other than such a limitation arising under securities Law in respect of such property or asset).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date hereof (i) throughout and at the end of which Parent shall have (and the Lenders shall have) access to the Required Information, (ii) on which the conditions set forth in Section 8.01(a), Section 8.01(b), and Section 8.02(c) shall have been satisfied or waived, and (iii) throughout and at the end of which nothing has occurred and no condition exists that would cause any of the other conditions set forth in Section 8.01 and Section 8.02 to fail to be satisfied assuming that the Closing Date were scheduled on the last day of such 15 consecutive Business Day period, provided, that (x) if the Marketing Period has not been completed on or prior to August 19, 2016, the Marketing Period shall commence no earlier than September 6, 2016, (y) if the Marketing Period has not been completed on or prior to December 16, 2016, the Marketing Period shall commence no earlier than January 3, 2017, and (z) November 23, 2016 and November 25, 2016 shall be excluded from the determination of such 15 consecutive Business Day period. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the 15 consecutive Business Day period described above if the Debt Financing is consummated on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Company has publicly announced, or informed Parent, that it has concluded no such restatement is required in accordance with GAAP, (B) the independent accountants of the Company shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such independent accountants or another independent public accounting firm reasonably acceptable to Parent, or (C) any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such Required Information is updated or supplemented so that it is Compliant. If at any time the Company shall in good faith reasonably believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such delivery of such Required Information as has been identified in such notice, unless Parent in good faith reasonably believes that Company has not completed the delivery of the Required Information and, within three Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which portion of the Required Information the Company has not delivered).

“NASDAQ” means, with respect to the Company, the NASDAQ Global Select Market.

“Open Source Material” means software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

“Order” means any order, writ, injunction, decree, consent decree, judgment, ruling, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Transactions.

“Parent Termination Fee” means (a) $130,000,000 or (b) in the event that the termination of this Agreement by the Company pursuant to Section 9.01(h) or Section 9.01(i) primarily arises from the commission of a Willful Breach by Parent or Merger Sub of this Agreement, $150,000,000; provided that in each case such amount shall be reduced by the amount of the Company Termination Fee (as defined in the Mitel Merger Agreement as of April 15, 2016) after payment by Parent of the Company Termination Fee (as defined in the Mitel Merger Agreement as of April 15, 2016) to the Company in accordance with Section 6.05.

“Party” means each of Parent, Merger Sub and the Company individually, as the context requires, and “Parties” means all of them collectively.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Financial Statements or (with respect to such Liens arising after the date of this Agreement) on the financial books and records of the Company, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Financial Statements, or (with respect to such Liens arising after the date of this Agreement) on the financial books and records of the Company, (iii) Liens reflected on the Company Balance Sheet, (iv) zoning, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property in any manner that would reasonably be expected to materially impair the continued use and operation of the Leased Real Property as presently conducted, (v) Liens to secure indebtedness pursuant to the Loan Documents to be released as of the Effective Time, (vi) non-exclusive licenses with respect to Company Owned Intellectual Property Rights that are entered into in the ordinary course of business, (vii) statutory, common law or contractual liens of landlords, (viii) title defects, encumbrances or irregularities that do not secure the payment of a sum of money or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Affiliates as presently conducted, and (ix) any Liens set forth on Section 1.01 of the Company Disclosure Letter.

“Person” means an individual, corporation, partnership, limited liability company, association, company, joint venture, estate, trust, association other entity or organization of any kind or nature, including a Governmental Authority or arbitrator (public or private), or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Personal Data” means an identifiable individual’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the Company or any of its Subsidiaries allows the identification of or contact with an individual.

“Proceeding” means any suit, audit, action, claim, litigation, arbitration, mediation, hearing, public inquiry, or similar proceeding (in each case, whether civil, criminal or administrative, whether public or private or whether written or oral) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator (public or private).

“Related Persons” shall mean, with respect to any Person, each of such Person’s former, current and future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees.

“Release” shall have the same meaning as under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Section 9601 (22).

“Representative” means a Person and its Subsidiaries’ directors, officers, employees, Affiliates, agents, attorneys, accountants, advisors, consultants and other authorized representatives.

“Required Information” means (a) (i) audited consolidated balance sheets and related statements of income and cash flows of the Company for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 (it being agreed by that the foregoing have been received) and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for the fiscal quarter ended March 31, 2016 (it being agreed that the foregoing has been received) and if the Marketing Period has not commenced prior to (x) August 15, 2016, the fiscal quarter ending June 30, 2016 or (y) November 15, 2016, the fiscal quarter ending September 30, 2016 and (b) other customary and readily available information regarding the business of the Company and its Subsidiaries necessary for the preparation of the “CIM” referred to in clause (c) of the second full paragraph of Section 3 of the Debt Commitment Letter.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” means a “significant subsidiary” as such term is defined in Rule 12b-2 under the Exchange Act.

“Sponsor” means Siris Capital Group, LLC.

“Subsidiary” means, with respect to any Person, another Person (other than a natural Person), of which such first Person (i) owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect or appoint a majority of the board of directors or other governing body or (b) if there are no such voting interests, a majority of the equity interests therein or (ii) has the right to appoint a majority of the directors or managers.

“Tax” means (i) any and all federal, state, provincial, local, non-U.S. and other taxes, levies, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, harmonized sales, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any documents to be supplied to any Governmental Authority with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means any Contract binding a Party or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Third Party” means any Person other than Parent, Merger Sub, the Company or any of their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

(a)

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Company Confidentiality Agreement	Section 5.02(a)
Agreement	Preamble
Alternate Debt Commitment Letter	Section 7.03(c)
Alternate Debt Financing	Section 7.03(c)
Alternative Company Acquisition Agreement	Section 5.02(a)
Anti-Takeover Law	Section 3.02(b)
Appraisal Shares	Section 2.05
Award	Section 10.10(c)
Book-Entry Shares	Section 2.03(c)
Bundeskartellamt	Section 7.01(b)
Certificate	Section 2.03(c)
Certificate of Merger	Section 2.02(a)
Change of Control Severance Agreement	Section 5.01(n)
China Establishments	Section 3.15(g)
Closing	Section 2.01
Commitment Letters	Section 4.05(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.02(b)
Company Capitalization Representations	Section 8.02(a)(iii)
Company Cash Consideration	Section 2.06(a)
Company Financial Statements	Section 3.08
Company Indemnified Party	Section 6.03(a)
Company Material Contract	Section 3.19
Company Plan	Section 3.17(a)
Company SEC Documents	Section 3.07(a)
Company Securities	Section 3.05(b)
Company Specified Representations	Section 8.02(a)(ii)
Company Stock Option Award	Section 2.08(a)
Company Stockholder Approval	Section 3.02(a)
Company Stockholders Meeting	Section 5.03
Company Subsidiary Securities	Section 3.06(b)
Continuing Employee	Section 6.04
Continuing Employees	Section 6.04
D&O Insurance	Section 6.03(c)
Debt Commitment Letter	Section 4.05(a)
Debt Financing	Section 4.05(a)
Debt Financing Source Parties	Section 10.07
Debt Financing Source Party	Section 10.07
Debt FS Provisions	Section 10.07
Definitive Financing Agreements	Section 4.05(b)
DGCL	Recitals

Term	Section
EDGAR	Article 3
Effective Time	Section 2.02(a)
Enforceability Limitations	Section 3.02(a)
Equity Commitment Letters	Section 4.05(a)
Equity Financing	Section 4.05(a)
FCPA	Section 3.24
Financing	Section 4.05(a)
Guarantors	Recitals
internal controls	Section 3.07(g)
Lenders	Section 4.05(a)
Limited Guarantee	Recitals
Loan Documents	Section 5.05
Merger	Recitals
Merger Consideration	Section 2.03(b)
Merger Sub	Preamble
Merger Sub Parent	Recitals
Multiemployer Plan	Section 3.17(c)
Non-U.S. Company Plan	Section 3.17(a)
Outside Date	Section 9.01(c)
Parent	Preamble
Parent Managing Member	Recitals
Parent Specified Representations	Section 8.03(a)(ii)
Paying Agent	Section 2.06(a)
Payment Fund	Section 2.06(a)
Pre-Closing Period	Section 5.01
Privacy Policy	Section 3.15(e)
Proxy Statement	Section 3.09
Public Official	Section 3.24
Public Statement	Section 7.04
Real Property Leases	Section 3.14(b)
Registered Intellectual Property Rights	Section 3.15(a)
Required Jurisdictions	Section 7.01(b)
262	Section 2.05
Shares	Recitals
Surviving Corporation	Section 2.02(a)
Top Channel Partners and Contract Manufacturers	Section 3.23
Transactions	Recitals
U.S. Company Plan	Section 3.17(a)

Section 1.02 Other Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) all other representations and warranties of the Company that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract or applicable Law, the enforceability of any Contract, the existence or non-existence of third-party rights or similar matters or statements shall be construed as an admission or indication with respect to any of the foregoing. Any disclosure in any section of the Company Disclosure Letter of information that is also filed with or disclosed in any Company SEC Document shall not be deemed a representation that there is no other information filed with or disclosed in any Company SEC Document that would qualify the corresponding representation. All disclosures in the Company Disclosure Letter are intended only to allocate rights and risks between the parties to the Agreement and are not intended to be admissions against interests, be admissible against any Party by any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties), or give rise to any claim or benefit to any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties).

(e) Any reference in a particular Section of the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of Parent and Merger Sub that are contained in the corresponding Section of this Agreement and (ii) all other representations and warranties of Parent and Merger Sub that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The listing of any matter on the Parent Disclosure Letter shall not be deemed to constitute an admission by the Parent or Merger Sub, or to otherwise imply, that any such matter is material, is required to be disclosed by Parent or Merger Sub under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Parent Disclosure Letter relating to any possible breach or violation by Parent or Merger Sub of any Contract or applicable Law, the enforceability of any Contract, the existence or non-existence of third-party rights or similar matters or statements shall be construed as an admission or indication with respect to any of the foregoing. All disclosures in the Parent Disclosure Letter are intended only to allocate rights and risks between the parties to the Agreement and are not intended to be admissions against interests, be admissible against any Party by any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties), or give rise to any claim or benefit to any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties).

(f) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(h) The use of the word “or” shall not be exclusive unless expressly indicated otherwise.

(i) Any reference to a Party or a party to any other agreement or document contemplated hereby shall include such Person’s successors and permitted assigns.

(j) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(k) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; provided, that with respect to any representation or warranty contained in this Agreement, such reference shall mean the legislation or provision as exists as of the date that such representation or warranty is made.

(l) A reference to any Contract (including this Agreement) is to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed on such schedule in order to be included in such reference.

(m) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(n) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(o) Time is of the essence with respect to the performance of this Agreement.

(p) References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively.

(q) References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.

(r) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(s) Whenever the phrase “ordinary course of business” is used in this Agreement, it shall be deemed to be followed by the words “consistent with past practice,” whether or not it is in fact followed by those words or words of like import.

ARTICLE 2

THE MERGER

Section 2.01 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place via the electronic exchange of signatures and documentation as soon as practicable, but in any event within three (3) Business Days, following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article 8 (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to waive such conditions); provided, however, the Closing may occur on such other date or at such other time and place as agreed to in writing by Parent and the Company; provided, further, that documents may be delivered and exchanged at the Closing by facsimile, PDF or other electronic means; provided, further, that if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article 8 (except for any conditions that by their nature can only be satisfied on the

Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to waive such conditions), the Closing shall occur on the date following the satisfaction or, to the extent permitted hereunder, waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Parent and (b) the third (3rd)  Business Day following the final day of the Marketing Period.

Section 2.02 The Merger.

(a) On the Closing Date, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) satisfying the applicable requirements of, and executed in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time (to the extent permitted by the DGCL) as agreed by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”). As a result of the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue its existence as a wholly owned indirect subsidiary of Parent under the Law of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(c) At the Effective Time, subject to Section 6.03, (i) by virtue of the Merger, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Exhibit A, and (ii) the Parties shall cause the bylaws of Merger Sub in effect immediately prior to the Effective Time to be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

(d) From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the DGCL and as provided in the certificate of incorporation and bylaws of the Surviving Corporation. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the DGCL and as provided in the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.03 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective shareholders or stockholders, as applicable:

(a) all Shares that are owned, directly or indirectly, by Parent or any of its Subsidiaries (including Merger Sub) or the Company (including Shares held as treasury stock or otherwise) or any of its wholly owned Subsidiaries, in each case immediately prior to the Effective Time, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(b) each Share issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 2.03(a) and (ii) Appraisal Shares subject to the provisions of Section 2.05) shall be cancelled and converted into the right to receive, subject to the other provisions of this Article 2, $12.50 in cash, without interest (such amount for each such Share, the “Merger Consideration”);

(c) each holder of a Share cancelled and converted into the right to receive the Merger Consideration pursuant to Section 2.03(b) (i) represented by a certificate (a “Certificate”) or (ii) held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the amount of Merger Consideration due to such holder pursuant to this Section 2.03, without interest, subject to compliance with the procedures set forth in Section 2.06; and

(d) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e) The Surviving Corporation shall issue 100,000 shares of common stock of the Surviving Corporation to Merger Sub Parent or Parent in consideration for the payment of the Merger Consideration.

Section 2.04 Certain Adjustments. Without limiting the provisions of this Agreement, if, from the date of this Agreement until the Effective Time, the outstanding Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar transaction, the Merger Consideration and any items on which the calculation of the Merger Consideration depends, as the case may be, shall be correspondingly adjusted as appropriate to provide the holders of Shares (including the holders of Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards) the same economic effect as contemplated by this Agreement prior to such event.

Section 2.05 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares and who has not effectively withdrawn or lost such Person’s right to appraisal of such Shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 2.03, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares to the extent permitted by and in accordance with Section 262; provided, however, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.03. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or waive any failure to timely deliver in writing in accordance with the DGCL, any such demands, or agree to do any of the foregoing.

Section 2.06 Exchange of Shares.

(a) Prior to the mailing of the Proxy Statement, Parent shall enter into a customary paying agent agreement, reasonably acceptable to the Company, with a nationally recognized financial institution designated by Parent, which (at Parent’s option) may be the transfer agent for Shares, or such other Person reasonably acceptable to the Company (the “Paying Agent”). At or immediately following the Effective Time, (i) the Company or the Surviving Corporation, as the case may be, shall provide to the Paying Agent from its bank accounts in the United States cash in an aggregate amount equal to the amount set forth in Section 8.02(e), or such lesser or (if available, in the Company’s reasonable determination) greater amount as Parent shall have specified by written notice to the Company, delivered at least one (1) day prior to the Closing Date (the “Company Cash Consideration”) and (ii) Parent shall provide or shall cause Merger Sub Parent to provide to the Paying Agent cash in an aggregate amount necessary to pay the remaining cash portion of the aggregate Merger

Consideration (such cash provided to the Paying Agent is hereinafter referred to as the “Payment Fund”). In the event the Payment Fund shall be insufficient to make the payments in connection with the aggregate Merger Consideration contemplated by Section 2.03 (including as a result of any losses resulting from the investments contemplated in Section 2.06(i)), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency. The Paying Agent shall deliver the aggregate Merger Consideration to be issued pursuant to Section 2.03 out of the Payment Fund. Except as provided in Section 2.06(i), the Payment Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. Parent shall instruct the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, to each holder of record of a Certificate whose Shares were converted into the Merger Consideration pursuant to Section 2.03, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form, be reasonably acceptable to the Company, and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the Merger Consideration due to such holder subject to, and in accordance with Section 2.03(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Share that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the applicable form of Merger Consideration that such holder is entitled to receive pursuant to this Article 2. Each holder of record of one (1) or more Book-Entry Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.03 shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration due to such holder, subject to, and in accordance with Section 2.03(c), and the Book-Entry Shares of such holder shall forthwith be cancelled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c) The Merger Consideration issued and paid in accordance with the terms of this Article 2 upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(d) Any portion of the Payment Fund that remains undistributed to the former holders of Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Shares who has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.

(e) Any portion of the aggregate Merger Consideration deposited with the Paying Agent pursuant to this Section 2.06 to pay for Shares for which appraisal rights shall have been perfected pursuant to Section 262 of the DGCL shall be returned to the Surviving Corporation upon the Surviving Corporation’s demand.

(f) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit and indemnification, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration had such lost, stolen or destroyed Certificate been surrendered as provided in this Article 2.

(h) The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent; provided, however, no such investment income or gain or loss thereon shall affect the amounts payable to holders of Shares. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent (or Merger Sub Parent, as the case may be) payable to Parent (or Merger Sub Parent, as the case may be) upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Shares; provided, however, any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Shares pursuant to this Article 2.

(i) Parent, Merger Sub Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. tax Law. Any amount deducted or withheld pursuant to this Section 2.07(j) and paid over to the relevant taxing authority shall be treated as having been paid to the holder of Shares in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

Section 2.07 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.08 Company Stock Based Plans.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of options to purchase shares of Company Stock that is outstanding immediately prior to the Effective Time (a “Company Stock Option Award”), regardless of whether vested or unvested, shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option Award as soon as practicable following the Effective Time, but in no event later than five (5) Business Days thereafter, by a payroll payment an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per share of Company Stock underlying such Company Stock Option Award multiplied by (ii) the number of shares of Company Stock underlying such Company Stock Option Award; provided, that Parent may, in its sole discretion, cause the Paying Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 2.08(a) rather than the Surviving Corporation.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders hereof, each Company RSU Award and Company Performance Share Award that is outstanding immediately prior to the Effective Time, regardless of whether vested or unvested, shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company RSU Award or Company Performance Share Award as soon as practicable following the Effective Time, but in no event later than five (5) Business Days thereafter, by a payroll payment an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Stock underlying such Company RSU Award or Company Performance Share Award (which shall be 100% of any portion of the Company Performance Share Award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Company Stock set forth in the applicable award agreement governing the Company Performance Share Award as applied to any portion of the Company Performance Share Award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the Effective Time); provided, that Parent may, in its sole discretion, cause the Paying Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 2.08(b) rather than the Surviving Corporation.

(c) Except as otherwise provided in this Agreement, following the Effective Time, no holder of a Company Stock Option Award, Company RSU Award or Company Performance Share Award or any participant in a Company Plan or other employee benefit arrangement of the Company or any of its Subsidiaries or under any employment agreement, shall have any right hereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Surviving Corporation or its Subsidiaries.

Section 2.09 Tax Treatment. The Parties shall treat the payment pursuant to the Merger of the Merger Consideration that is funded by Company Cash Consideration or by a third party loan to Merger Sub or the Surviving Corporation as a distribution in redemption of Shares subject to the provisions of Section 302(a) of the Code for U.S. federal income Tax purposes and shall take no position for U.S. federal income Tax purposes inconsistent therewith except to the extent otherwise required by a good faith resolution of a Tax contest.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Letter (subject to the first sentence of Section 1.02(d)) or (b) as disclosed in the Company SEC Documents filed or furnished with the SEC at least one (1) Business Day prior to the date hereof (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC after one (1) Business Day prior to the date hereof; (ii) excluding any disclosures contained under the heading “Risk Factors” that are not historical facts and any disclosure of risks included in any general

“forward-looking statements” disclaimer or other statements that are not historical facts to the extent that they are general, cautionary, predictive or forward-looking in nature; and (iii) not in respect of Section 3.10(b)), but only to the extent (A) such Company SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties would be reasonably apparent to an individual who has read that disclosure and such representations and warranties, the Company represents and warrants to Parent and Merger Sub that:

Section 3.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Law of the State of Delaware. The Company has all corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, (i) to have a Company Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement. The Company is not in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.

Section 3.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate power and authority and, except (if required by applicable Law) for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Transactions. This Agreement, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Limitations”).

(b) At a meeting duly called and held, the Company Board, has by the unanimous vote of all directors of the Company: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s stockholders; (ii) approved and adopted this Agreement and approved the Transactions in accordance with the requirements of the DGCL; (iii) declared the advisability of this Agreement; (iv) resolved to recommend that the stockholders of the Company approve this Agreement (the unanimous recommendation of the Company Board that the stockholders of the Company approve this Agreement being referred to as the “Company Board Recommendation”); (v) directed that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose; and (vi) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or similar restriction set forth in Section 203 of the DGCL or, to the Knowledge of the Company, set forth in any other Law (each such Law, whether or not known by the Company, an “Anti-Takeover Law”) that, in the absence of such resolution, would apply to the Merger or any of the other Transactions. As of the date of this Agreement, none of the actions described in the immediately preceding sentence has been amended, rescinded or modified in any respect.

Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Law, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Law, (d) compliance with any applicable requirements of the NASDAQ, and (e) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (x) have a Company Material Adverse Effect, or (y) have an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 3.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions by the Company do not and will not (a) assuming the authorizations, consents and approvals referred to in Section 3.03 are obtained, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming the authorizations, consents and approvals referred to in Section 3.03 are obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (c) assuming the authorizations, consents and approvals referred to in Section 3.03 are obtained, require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien and Liens contemplated by the Debt Financing, on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), which have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 3.05 Capitalization.

(a) The authorized capital stock of the Company consists of 350,000,000 shares of Company Stock, par value $0.0005 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of the close of business on July 1, 2016, there were (i) 135,771,498 Shares outstanding; (ii) no shares of preferred stock of the Company outstanding; (iii) 32 Company Stock Option Awards outstanding, exercisable to purchase 147,559 shares of Company Stock in the aggregate, all of which are vested Company Stock Option Awards; (iv) 3,754 Company RSU Awards outstanding, representing the right to receive 5,600,985 shares of Company Stock in the aggregate; and (v) 169 Company Performance Share Awards outstanding, representing the right to receive 1,790,171 shares of Company Stock in the aggregate (assuming such awards vest at 100% of target). The Company does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(b) Section 3.05(b) of the Company Disclosure Letter contains a correct and complete list by person as of the close of business on July 1, 2016 of Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards, including the number of Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards, the grant date, the exercise price (where applicable), the vesting date, and the maximum number of Shares that may be issued with respect to each Company Stock Option Award, Company RSU Award and Company Performance Share Award. Except, (w) as set forth in Section 3.05(a), (x) for any Shares issued upon the exercise of Company Stock Option Awards and the vesting of Company RSU Awards and Company Performance Share Awards set forth in Section 3.05(a), (y) pursuant to the

Company ESPP, or (z) for any Company Securities the issuance of which was permitted by Section 5.01 or was consented to by Parent, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, deliver, or sell any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv), together with the Shares, Company Stock Option Awards, Company RSU Awards, Company Performance Share Awards and any other equity interests in the Company, being referred to collectively as the “Company Securities”).

(c) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, and neither the Company nor any of its Subsidiaries maintains an employee stock purchase plan other than the Company ESPP. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities.

Section 3.06 Subsidiaries.

(a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the Law of its jurisdiction of incorporation or organization, except where the failure to be in good standing can be corrected without the payment of a material sum. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than Permitted Liens. Section 3.06(b) of the Company Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary of the Company is directly or indirectly wholly owned by the Company. There are no issued, reserved for issuance or outstanding (x) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (y) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (z) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii), together with the capital stock of, other voting securities of, and any other equity interests in each Subsidiary of the Company being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Company since December 31, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e) The Company has heretofore furnished or made available to Parent complete and correct copies of all comment letters from the SEC since December 31, 2013 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is timely accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure of such information in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The management of the Company has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures as of December 31, 2015, and such assessment concluded that such controls were effective as of such date.

(g) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s consolidated financial reporting and the preparation of Company consolidated financial statements for external purposes in accordance with GAAP and applicable Law. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. As of March 31, 2016, neither the Company nor its auditors had identified any significant deficiencies or material weaknesses in the Company’s internal controls and, as of the date of this Agreement, to the Knowledge of the Company, nothing has come to the attention of the Company that has caused the Company to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of the Company, since December 31, 2015, no complaints from any source regarding accounting, internal controls or auditing matters have been received by the Company, which, if the allegations underlying such complaints were true, would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, and the Company has not received any complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law.

(h) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(i) The Company is in compliance, and has complied since December 31, 2013, in each case in all material respects, with the applicable provisions of the Sarbanes-Oxley Act.

(j) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct in all material respects.

(k) Since the Company Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been disclosed in the Company SEC Documents publicly filed or furnished with the SEC following the Company Balance Sheet Date.

Section 3.08 Financial Statements. The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) (the “Company Financial Statements”) (a) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited condensed consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited condensed consolidated interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act).

Section 3.09 Disclosure Documents. None of the documents required to be filed by the Company with the SEC after the date hereof in connection with the Transactions will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, and subject to the last sentence of this Section 3.09, none of the information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the definitive proxy statement at the time it becomes effective to be sent to the Company stockholders in connection with the Merger and the other Transactions (including any amendments or supplements, the “Proxy Statement”) will, at the date it is first mailed to the Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.09, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 3.10 Absence of Certain Changes.

(a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects (except for actions taken in connection with this Agreement) and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.01.

(b) Since the Company Balance Sheet Date, there has not been a Company Material Adverse Effect.

Section 3.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date;

(c) liabilities or obligations arising out of, in connection with this Agreement or the Transactions;

(d) liabilities or obligations that have been discharged or paid in full prior to the date of this Agreement; and

(e) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Compliance with Law and Court Orders; Governmental Authorizations.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is and since

December 31, 2013 has been in compliance with all applicable Laws and Orders, and to the Knowledge of the Company, is not under investigation by a Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority or arbitrator (public or private) outstanding against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and each of its Subsidiaries has all material Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect. The Company and each of its Subsidiaries is and since December 31, 2013, has been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and since December 31, 2013, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization and which allegations in such written notice have not been fully resolved to the satisfaction of such Governmental Authority prior to the date hereof.

Section 3.13 Litigation. There is no material Proceeding or, to the Knowledge of the Company, material investigation, pending against, or, to the Knowledge of the Company, threatened by or in writing against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries (in their capacities as such or related to their activities with the Company or any Subsidiary) nor is the Company or any of its Subsidiaries subject to any material Order of, settlement agreement or other similar written agreement by any Governmental Authority or arbitrator (public or private) under which the Company or any such Subsidiary has any outstanding legal obligations.

Section 3.14 Properties.

(a) Neither the Company nor any of its Subsidiaries own any real property or is a party to any Contract (including any option agreement) to purchase any interest in real property.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth as of the date of this Agreement, the address of all Leased Real Property over 5,000 square feet, the identity of the lessor, lessee and current occupant (if different from the lessee) of such Leased Real Property and a list, as of the date of this Agreement, of all such leases, subleases, licenses and other occupancy agreements related thereto, including all amendments and supplements thereto and guaranties thereof (the “Real Property Leases”). The Company has made available to Parent complete, correct and accurate copies of each Real Property Lease. Except as set forth in Section 3.14(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any of the Leased Real Property over 5,000 square feet or any portion thereof. The Leased Real Property constitutes all of the real property used or occupied by the Company and its Subsidiaries in the conduct of their respective businesses.

(c) The Company or one of its Subsidiaries owns good and valid and legally compliant leasehold title (to the extent such concepts are applicable in the jurisdiction(s) governing such leasehold title) to the Leased Real Property free and clear of all Liens, except (i) Permitted Liens and (ii) in respects that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.15 Intellectual Property.

(a) The Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or material and used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. Except as set forth on Section 3.15(a) of the Company Disclosure Letter, the Company and its Subsidiaries own and possess all right, title and interest in and to the Company Owned Intellectual Property Rights free and clear of all Liens. Section 3.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) all Company Owned Intellectual Property Rights registered, issued or the subject of a pending application with a Governmental Authority (“Registered Intellectual Property Rights”) and (ii) all material unregistered trademarks. To the Knowledge of the Company, all of the registrations, issuances and applications set forth on Section 3.15(a) of the Company Disclosure Letter are (as applicable) valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. Nothing in this Section 3.15(a) shall be deemed to be a representation or warranty regarding the infringement or misappropriation of the Intellectual Property Rights of any Person, for which the sole representations and warranties are set forth in Section 3.15(b).

(b) As of the date of this Agreement, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries. Since January 1, 2013, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person except as was not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no Proceeding to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, investigation, pending against or, to the Knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Owned Intellectual Property Rights or Company Licensed Intellectual Property Rights, (B) alleging that any Company Intellectual Property Right is invalid or unenforceable, or seeking to oppose or cancel any Company Owned Intellectual Property Right, or (C) alleging that the use of any Company Intellectual Property Rights or that the conduct of the business of the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person, except for each of (A), (B) and (C) for matters that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Since January 1, 2013, none of the Company Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part. Since January 1, 2013, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property Rights, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) The IT Assets, taken as a whole, operate and perform in a manner that permits the Company and each of its Subsidiaries to conduct its business in all material respects as currently conducted. Since January 1, 2013, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have taken commercially reasonable actions reasonably necessary to protect the confidentiality, integrity and security of material IT Assets in the control of the Company and its Subsidiaries (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and (ii) no Person has gained unauthorized access to such material IT Assets (or, to the Knowledge of the Company, the information and transactions stored or contained therein or transmitted thereby). To the Knowledge of the Company, the IT Assets and Company Owned Intellectual Property Rights do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software, other than documented security features.

(e) The Company and its Subsidiaries have a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Data, a true, correct and complete copy of which has been made available to Parent prior to the date hereof. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its

Subsidiaries is in compliance with all applicable Laws regarding the collection, use and protection of Personal Data and with the Company’s and its Subsidiaries’ Privacy Policy. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries take commercially reasonable actions (including implementing and monitoring compliance with measures with respect to technical and physical security) intended to protect Personal Data maintained by the Company or any of its Subsidiaries against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Company’s Knowledge, since January 1, 2013, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Data maintained by the Company or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The execution, delivery and performance of this Agreement and all related documents and the consummation of the Transactions do not materially violate any Privacy Policy that applies as of the date of this Agreement to any Personal Data currently retained by the Company or any of its Subsidiaries. Upon Closing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and/or its applicable Subsidiaries will continue to have the right to use such Personal Data on identical terms and conditions as the Company or its Subsidiaries enjoyed immediately prior to the Closing.

(f) The Company and each Subsidiary are in material compliance with the terms and conditions of all licenses for any Open Source Material used by the Company and/or each Subsidiary. The Company and each Subsidiary have not used Open Source Material in such a way that would require, as a condition of use, modification or distribution of such Open Source Material, that any software code material to Company’s or a Subsidiary’s business, and owned by the Company or its Subsidiaries to be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

(g) Each present or past employee, officer, director, consultant or any other Person who has developed any Intellectual Property Rights (including any software) for the Company or a Subsidiary that is material to the business of the Company or a Subsidiary has executed a valid and enforceable Contract with the Company or one of its Subsidiaries that (i) where the Company or a Subsidiary intended to own such Intellectual Property, conveys to the Company or one or more of its Subsidiaries any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Company or one or more of its Subsidiaries (and which Contract, in the case of Polycom Communication Solutions (Beijing) Co., Ltd., Polycom Communication Technology (Beijing) Co., Ltd. and the Beijing Representative Office of Polycom (Netherlands) B. V. (collectively, the “China Establishments”), do not require any future payments in order for the applicable China Establishment to own all right, title and interest in and to all such Intellectual Property), (ii) requires such Person if such Person is or was an employee, during and after the term of employment, to cooperate with the Company or one or more of its Subsidiaries in the prosecution of any patent applications filed in connection with such Intellectual Property and (iii) obligates such Person to keep any confidential information, including trade secrets, of the Company and its Subsidiaries confidential both during and for a reasonable period after the term of employment or Contract.

(h) Except as set forth in Section 3.15(h) of the Company Disclosure Letter, the Company and its Subsidiaries are not a party to any Contracts that, as a result of the Transactions, would require Parent or its Subsidiaries to assign, license, grant a non-assert or make available to any other Person any Company Owned Intellectual Property Rights, or restrict the use or license by Parent or any of its Subsidiaries of any such Intellectual Property Rights, in each case, in a manner that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 3.16 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) Each Tax Return required to be filed with any Governmental Authority by the Company or any of its Subsidiaries has been filed when due (taking into account extensions) and is accurate and complete;

(i) the Company and each of its Subsidiaries has timely paid to the appropriate Governmental Authority all Taxes due and payable, except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Financial Statements;

(ii) the Company and each of its Subsidiaries has complied with all applicable Law relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Financial Statements;

(iii) the Company and each of its Subsidiaries have established adequate accruals or reserves, in accordance with GAAP, for all Taxes for taxable periods beginning on or after the date of the most recent Company Financial Statements;

(iv) there is no Proceeding or, to the Company’s Knowledge, investigation, pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and

(v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(b) During the two (2) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) (i) Neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time, (ii) neither the Company nor any of its Subsidiaries has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), and (iii) neither the Company nor any of its Subsidiaries has any liability for the payment of any Tax imposed on any Person (other than the Company or any of its Subsidiaries) as a transferee or successor.

(c) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(d) No jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns has made a claim in writing which has not been resolved that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

Section 3.17 Employees and Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Plan, provided, however, that such list as of the date hereof will identify the material Company Plans based on the Company’s commercially reasonable efforts and provided further, that the Company will be permitted to update such list within 60 days following the date hereof and such updates will be deemed to have been made as of the date hereof. For purposes of this Agreement, (i) “Company Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment agreement, severance agreement or plan, and each other plan, program, fund, or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), vacation, health or medical benefits, disability or sick leave payments, change of control payments, or post-employment or retirement benefits

(including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Affiliates and covers any current or former employee, officer, director, or other service provider of the Company or any of its Affiliates, or with respect to which the Company or any of its Affiliates has any liability, other than a Multiemployer Plan; (ii) “Non-U.S. Company Plan” means each Company Plan that primarily covers current or former employees, officers, directors or other service providers of the Company or any of its Affiliates based outside of the United States and/or which is governed by the Law of any jurisdiction outside of the United States (other than any plan or program maintained by a Governmental Authority to which the Company or any of its Affiliates is required to contribute pursuant to applicable Law); and (iii) “U.S. Company Plan” means each Company Plan that is not a Non-U.S. Company Plan. The Company has made available to Parent with respect to each material U.S. Company Plan: (A) copies of all material documents embodying and relating to each such U.S. Company Plan, including the plan document, all amendments thereto and all related trust documents, (B) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990), if any, required under ERISA or the Code in connection therewith or its related trust, (C) the most recent actuarial report (if applicable), (D) the most recent summary plan description, if any, required under ERISA, and (E) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such U.S. Company Plan intended to be qualified under Section 401(a) of the Code.

(b) Neither the Company nor any of its ERISA Affiliates maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored, a (i) single employer plan or other pension plan that is subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code or (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code.

(c) Neither the Company nor any of its ERISA Affiliates maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) With respect to each of the U.S. Company Plans, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole: (i) each U.S. Company Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code and to the Company’s Knowledge no event has occurred that has caused or could reasonably be expected to cause the loss of such qualification, (ii) all payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a U.S. Company Plan, any Collective Bargaining Agreement, or by applicable Law (including, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such U.S. Company Plan, Collective Bargaining Agreement or applicable Law, (iii) no proceeding has been threatened in writing, instituted or, to the Knowledge of the Company, is anticipated against any of the U.S. Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any of the Company’s ERISA Affiliates, or any of the assets of any trust of any of the U.S. Company Plans, (iv) each U.S. Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, ERISA and the Code, (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the U.S. Company Plans, (vi) no U.S. Company Plan is under, and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or any other Governmental Authority, and (vii) no U.S. Company Plan provides any employer premium subsidies with respect to post-retirement health and welfare benefits for any current or former employee of the Company or its Subsidiaries. Except as set forth on the Company Balance Sheet, none of the Company or its Subsidiaries or any of its ERISA Affiliates has any material current or projected liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of any of the Company or its Subsidiaries or any of its ERISA Affiliates, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Letter, the consummation of the Transactions will not (either alone or together with any other event) (i) entitle any employee, officer, director, or other independent contractor of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries to severance pay under a material Company Plan (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any material Company Plan, (iii) increase the amount payable or trigger any other financial obligation pursuant to any material Company Plan, or (iv) result in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Except as set forth in Section 3.17(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(f) The Company has made available to Parent copies of all material documents embodying and relating to each material Non-U.S. Company Plan, including, but not limited to, the Non-U.S. Company Plan document, all amendments thereto and all related trust documents, the most recent summary plan description, the most recent actuarial valuation report, and the most recent Tax Return filing, in each case, to the extent applicable, provided, however, that such documents made available as of the date hereof will be based on the Company’s commercially reasonable efforts, and provided further, that the Company will be permitted to make available additional documents within 60 days following the date hereof and such additional documents will be deemed to have been made as of the date hereof. Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, each Non-U.S. Company Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been maintained in compliance with all applicable Law.

(g) Each U.S. Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(h) Section 3.17(h) of the Company Disclosure Letter contains a true and complete list identifying each Collective Bargaining Agreement.

(i) Except as has not resulted in, and would not reasonably be expected to result in, a material liability to the Company and its Subsidiaries, taken as a whole, (i) none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement and there are no grievances or arbitrations outstanding thereunder; (ii) there are no labor organizational campaigns, corporate campaigns, petitions, demands for recognition or, to the Knowledge of the Company, other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries; (iii) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union matters before the National Labor Relations Board or other labor board of Governmental Authority or arbitrator (public or private) that would reasonably be expected to affect the employees of the Company and its Subsidiaries; (iv) there are no current or, to the Knowledge of the Company, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred within the two (2) years preceding the date of this Agreement; (v) the execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any Collective Bargaining Agreement; (vi) the execution of this Agreement will not result in any breach or other violation of any notice, information or consultation obligations under applicable labor Law; (vii) the Company and its Subsidiaries are in compliance in all respects with (x) the Worker Adjustment and Retraining Notification Act of

1988, or any similar applicable Law relating to plant closings and layoffs and (y) applicable Law respecting labor, employment, immigration, fair employment practices (including equal employment opportunity Law), terms and conditions of employment, classification of employees, workers’ compensation and mandatory social insurance, occupational safety and health, affirmative action, plant closings, and wages and hours.

Section 3.18 Environmental Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, or, to the Knowledge of the Company, against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and, since December 31, 2013, have been in compliance with all applicable Environmental Laws and all of the Company’s necessary Environmental Permits.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Substance, which would be reasonably likely to form the basis of any Environmental Claim against the Company, any of its Subsidiaries, or to the Knowledge of the Company, against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

Section 3.19 Material Contracts. (a) Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement, but excluding any purchase orders, invoices, requisition forms, or other form purchasing documents:

(i) (A) contains any exclusivity or similar provision that is binding on the Company or any of its Subsidiaries (or would purport to be binding, after the Effective Time, on Parent or any of its Subsidiaries) or (B) otherwise limits or restricts the Company or any of its Subsidiaries (or would purport to limit or restrict, after the Effective Time, Parent or any of its Subsidiaries) from (1) engaging or competing in any line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person, in each case of clause (A) and clauses (1), (2) and (3) of clause (B), that is material to the Company and its Subsidiaries, taken as a whole;

(ii) includes (A) any “most favored nation” terms and conditions (including with respect to pricing) granted by the Company to a Third Party, or (B) any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to a Third Party, in each case of clauses (A) and (B) that is material to the Company and its Subsidiaries, taken as a whole;

(iii) is a joint venture, strategic alliance or partnership agreement that either (A) is material to the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $1,000,000 in the aggregate during the 12-month period following the date of this Agreement;

(iv) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $1,000,000 individually;

(v) is a Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $1,000,000;

(vi) is a material Contract with respect to any Company Intellectual Property and not for “off-the-shelf” software or hardware generally commercially available on standard and non-discriminatory terms;

(vii) is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale or purchase agreement or other similar agreement, in each case for the purchase or sale of a corporation, partnership, or other business organization or business thereof (including all or substantially all of the assets of such business), pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date of this Agreement to be in excess of $1,000,000, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $1,000,000 or (C) any other Person has the right to acquire any equity interests in the Company or any of its Subsidiaries;

(viii) is a settlement or similar agreement with any Governmental Authority or arbitrator (public or private) (including any corporate integrity agreement, monitoring agreement or deferred prosecution agreement) or order or consent of a Governmental Authority or arbitrator (public or private) (including any consent decree or settlement order) to which the Company or any of its Subsidiaries is subject involving performance on or after the date hereof by the Company or any of its Subsidiaries;

(ix) any Contract (or series of related Contracts) pursuant to which the Company or any Subsidiary has continuing “earn-out” or similar obligations that could result in payments from the Company or any Subsidiary in excess of $1,000,000 in the aggregate;

(x) any Contract (or series of related Contracts) that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $1,000,000 per twelve-month period after the date of this Agreement;

(xi) any Contract with the Top Channel Partners and Contract Manufacturers;

(xii) any Contract that contains a change in control provision that would be triggered in connection with consummation of the Transactions, provided that (i) such Contract has provided $15,000,000 or more of revenue to the Company or any of its Subsidiaries, individually or in the aggregate, in the twelve-month period prior to the date of this Agreement, or would reasonably be expected to provide $15,000,000 or more of revenue to the Company or any of its Subsidiaries, individually or in the aggregate, in the twelve-month period after the date of this Agreement, or (ii) such change in control provision expressly requires aggregate payments by the Company or any its Subsidiaries, individually or in the aggregate, in excess of $500,000;

(xiii) any Contract between the Company or any of its Significant Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary) of the Company or any of its Significant Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Significant Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member, but not including any Company Plans;

(xiv) any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xv) any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) “milestone” or other similar contingent payments to be made to or by the Company or any of its Subsidiaries upon the achievement of certain milestones, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case (x) which payments after the date hereof would reasonably be expected to be more than $1,000,000 in the twelve (12) month period following the date hereof and (y) that cannot be terminated by the Company or such Subsidiary without more than sixty (60) days’ notice without material payment or penalty;

(xvi) any material collective bargaining agreement or other material Contract with any labor union;

(xvii) any Contract (including any option agreement) to purchase or sell any interest in real property, and any Real Property Lease;

(xviii) any Contract relating to the indemnification of a Company Indemnified Party that deviates from the form of indemnification agreement made available to Parent; or

(xix) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company under Item 1.01 on a Current Report on Form 8-K.

Each Contract of the type described in clauses (i) through (xix) is referred to herein as a “Company Material Contract.”

(b) Except for this Agreement or as set forth in Section 3.19(a) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that is to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in a Company SEC Document.

(c) Each Company Material Contract is valid and binding and in full force and effect and, to the Company’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. Since December 31, 2014, (i) except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Company Material Contract, is in violation of any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and (ii) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract which has not been cured or resolved. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent.

Section 3.20 Finders’ Fees, etc. Except for Morgan Stanley & Co LLC and except as set forth on Section 3.20 of the Company Disclosure Letter, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions. Set forth on Section 3.20 of the Company Disclosure Letter is a good faith estimate, as of the date of this Agreement, of all financial, legal, accounting or other advisory fees and expenses incurred or payable, or to be incurred or payable, by the Company or its Subsidiaries in connection with this Agreement and the consummation of the Transactions.

Section 3.21 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair to such holders from a financial point of view, and a copy of such opinion will be delivered to Parent concurrently with the execution and delivery of this Agreement for informational purposes.

Section 3.22 Anti-Takeover Law. The Company Board has taken all action necessary to exempt the Transactions from the restrictions applicable to business combinations included in Section 203 of the DGCL pursuant to subsection (b)(3) thereof and the restrictions applicable to business combinations contained in Section 203(a) of the DGCL are not applicable to the execution, delivery or performance of this Agreement or to the consummation of the Transactions. Except for the foregoing, the Company is not subject to any Anti-Takeover Law that would apply to the Transactions.

Section 3.23 Customers and Suppliers. Section 3.23 of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest channel partners and five (5) largest contractor manufacturers (in dollar volume) of the business of the Company and its Subsidiaries during the 2015 fiscal year and the first fiscal quarter of 2016 and the revenue attributed to such channel partners or spent with such contract manufacturers in such fiscal year and the first fiscal quarter of 2016 (the “Top Channel Partners and Contract Manufacturers”).

Section 3.24 Anti-Corruption; Anti-Money Laundering. In the last five (5) years, the Company and its Subsidiaries have been and are in compliance with all applicable anti-corruption Law, including (i) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.) (the “FCPA”), (ii) the U.K. Bribery Act 2010, (iii) any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, and (iv) any other applicable Law of similar purpose and scope in any jurisdiction. In the last five (5) years, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any (x) agent or representative of the Company or any of its Subsidiaries in connection with its performance of its business with the Company or (y) employee of the Company or any of its Subsidiaries has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (a) which would violate any applicable anti-corruption Law; or (b) to or for a Public Official with the intention of: (i) improperly influencing any official act or decision of such Public Official; (ii) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (iii) securing any improper advantage in each case in violation of applicable anti-corruption Law. For the purposes of this Agreement, “Public Official” includes any Person holding, representing or acting on behalf of a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Authority or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office, but it does not include employees who are members of the reserve components of the United States Armed Forces. No officer or director of the Company or any of its Subsidiaries is a Public Official and, to the Company’s Knowledge, no employee of the Company or any of its Subsidiaries (in each case, that is not a director or officer) is a non-U.S. Public Official. In the last five (5) years, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, (x) any agent or representative of the Company or any of its Subsidiaries in connection with its performance of its business with the Company, or (y) employee of the Company or any of its Subsidiaries has violated or operated in noncompliance with any, been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority in any way relating to anti-corruption or anti-money laundering Law or Law related to terrorism financing. The Company has instituted policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries, directors, officers, employees, agents and representatives with applicable anti-corruption Law, anti-money laundering Law and applicable Law related to terrorism financing.

Section 3.25 Insurance. Each of the insurance policies and self- insurance programs and arrangements relating to the business, assets and operations of the Company is in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid. As of the date of this Agreement, since December 31, 2013, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not constitute a Company Material Adverse Effect; or (b) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid would constitute a Company Material Adverse Effect. With respect to each Proceeding that has been filed or investigation initiated against the Company or any of its Subsidiaries since December 31, 2013, no insurance carrier has issued a denial of coverage with respect to any such Proceeding or investigation, or informed any of the Company nor any of its Subsidiaries of its intent to do so, other than such denial that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.26 Security Clearance; Export Controls; Sanctions.

(a) Neither the Company nor any of its Subsidiaries holds a U.S. security clearance or has such a clearance in process. Neither the Company nor any of its Subsidiaries (i) is registered under the ITAR, (ii) manufactures, develops, sells, exports or reexports any equipment, products, software, or technical data that are controlled under the ITAR, or (iii) has any such equipment, software, or technical data in the pipeline or under development. Except as set forth in Section 3.26(a) of the Company Disclosure Letter and except for items properly classified under EAR99, neither the Company nor any of its Subsidiaries (i) manufactures, develops, sells, exports or reexports any equipment, products, software, or technical data that are controlled under the EAR, or (ii) has any such equipment, software, or technical data in the pipeline or under development.

(b) In the last five (5) years, the Company, its Subsidiaries, their respective directors and officers and, to the Company’s Knowledge, their respective agents, representatives and employees acting on their behalf, (i) have complied in all material respects with all sanctions, export control, anti-boycott, customs Laws, and (ii) have not been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority relating to material violation of sanctions, export control, anti-boycott, or customs Laws. The Company has instituted policies and procedures reasonably designed to ensure material compliance by the Company, its Subsidiaries, directors, officers, employees, agents and representatives acting on behalf of the Company or any of its Subsidiaries with applicable sanctions, export control, anti-boycott, and customs Laws.

Section 3.27 No Additional Representations. Except for the representations and warranties expressly made by Parent and Merger Sub in Article 4, the Company acknowledges that none of Parent, Merger Sub or any other Person makes, and that the Company has not relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, Merger Sub or any of their Representatives makes, nor has the Company relied upon, any representation or warranty with respect to (a) Parent or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Parent or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter (subject to the first sentence of Section 1.02(e)), but only to the extent the relevance of the applicable disclosure as an exception to the applicable representations and warranties would be reasonably apparent to an individual who has read that disclosure and such representations and warranties, Parent and Merger Sub represent and warrant to the Company that:

Section 4.01 Corporate Existence and Power. Parent is a limited liability company duly formed and validly existing under the Law of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Law of the State of Delaware. Each of Parent and Merger Sub has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the organizational documents of Parent and Merger Sub as in effect on the date of this Agreement. Neither Parent nor Merger Sub is in violation of, in conflict with, or in default under, its certificate of incorporation, or bylaws or limited liability company operating agreement, as the case may be.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate power and authority of Parent and Merger Sub and, except for the required approval of Merger Sub Parent as the sole stockholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

(b) As of the date of this Agreement, (i) the respective managing member or board of directors of each of Parent and Merger Sub have approved and declared advisable this Agreement and the Transactions as required under applicable Law and (ii) Merger Sub Parent, as the sole stockholder of Merger Sub, has adopted this agreement in accordance with the DGCL.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Law, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Law, (d) compliance with any applicable requirements of the NASDAQ, and (e) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (a) assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (c) assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien and Liens contemplated by the Debt Financing, on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05 Financing; Limited Guaranty.

(a) Assuming the truth and accuracy of the Company’s representations and warranties and compliance by the Company with its covenants and agreements (in each case solely to the extent that a breach of such representation or warranty or noncompliance with such covenant or agreement would adversely affect the satisfaction by Parent of the conditions set forth in the Commitment Letters) herein and assuming the Financing has been received, at the Effective Time, Parent and Merger Sub shall have available cash resources and financing in an aggregate amount which, together with the available cash resources of the Company, are sufficient to enable Parent and Merger Sub to consummate the Transactions, to refinance any indebtedness required to be refinanced in connection with the consummation of the Transactions, and to pay related fees and expenses. Parent has delivered to the Company an accurate and complete copy of (i) a fully executed debt commitment letter (together with all annexes, schedules and exhibits thereto) from the financial institutions party thereto (collectively, the “Lenders”) together with the executed fee letter(s) related thereto of even date therewith (which fee letter(s) may be redacted so long as no such redaction covers terms that would adversely affect the aggregate amount, conditionality, availability, or termination of the debt financing contemplated therein) and any related exhibits, schedules, annexes, supplements, term sheets or other agreements (other than fee letters) (collectively, the “Debt Commitment Letter”), pursuant to the terms, but subject to the conditions expressly set forth therein, of which certain of the Lenders have committed to provide Parent and Merger Sub with debt financing in the amounts set forth therein for purposes of partially financing the Transactions (such debt financing or any debt securities issued in lieu thereof, the “Debt Financing”), and (ii) fully executed equity commitment letters (together with all annexes, schedules and exhibits thereto) (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”) from the Equity Financing Sources, pursuant to which, and subject to the terms and conditions thereof, the Equity Financing Sources have committed to invest the amounts set forth therein for purposes of partially financing the Transactions (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b) The Commitment Letters are, and each definitive agreement with respect to the Financing (which definitive agreements are referred to collectively in this Agreement as the “Definitive Financing Agreements”) entered into after the date of this Agreement but prior to the Effective Time (if any), will be, in each case, a legal, valid, binding and enforceable obligation of Parent (to the extent party thereto) and Merger Sub (to the extent party thereto) and, to the Knowledge of Parent, the other parties thereto in accordance with their respective terms and subject to: (i) the respective conditions expressly set forth therein; and (ii) the Enforceability Limitations. The Equity Commitment Letters provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement, subject to the terms and conditions thereof. As of the date of this Agreement, the Commitment Letters and the commitments contained therein have not been withdrawn, modified, terminated or rescinded in any respect, amended, restated or otherwise modified or waived (and, to the Knowledge of Parent, no such withdrawal, modification, termination, amendment, restatement or waiver is contemplated (other than as set forth in the fee letters with regard to flex rights and/or to add additional lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this

Agreement)). As of the date hereof, there are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters in the form delivered to the Company and assuming the truth and accuracy of the Company’s representations and warranties and compliance by the Company with its covenants and agreements herein (in each case solely to the extent that a breach of such representation or warranty or noncompliance with such covenant or agreement would adversely affect the satisfaction by Parent of the conditions set forth in the Commitment Letters), Parent does not have any reason to believe that the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent at the Effective Time. As of the date hereof, there are no, and there are not contemplated to be any, side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Financing, other than any customary engagement letters, fee letters and non-disclosure agreements and an interim investors agreement, in each case that do not impact the conditionality for the Financing to occur or amount of the Financing.

(c) As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or Merger Sub under the Commitment Letters or which would otherwise result in any portion of the Financing contemplated thereby to be unavailable. As of the date of this Agreement, neither Parent nor Merger Sub is aware of any material inaccuracies in any of the representations or warranties of Parent or Merger Sub in the Commitment Letters. To the extent required, Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letters.

(d) As of the date hereof, the Limited Guarantee is in full force and effect and is a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms (subject to the Enforceability Limitations) and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default on the part of any Guarantor under such Limited Guarantee.

Section 4.06 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing and any Alternate Debt Financing, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the accuracy of the representations and warranties of the Company contained in Article III in all material respects and the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, be Solvent at and immediately after the Closing. As used in this Section 4.06, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of the Company and its Subsidiaries (on a consolidated basis) will exceed their debts, (b) each of the Company and its Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) the Company and its Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.06, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.07 Litigation. There is no material Proceeding or, to the Knowledge of Parent, material investigation, pending against, or, to the Knowledge of Parent, threatened by or in writing against Parent, Merger Sub or any of Parent’s other Subsidiaries, any present or former officer, director or employee of Parent, Merger Sub or any of Parent’s other Subsidiaries (in their capacities as such or related to their activities with Parent, Merger Sub or any of Parent’s other Subsidiaries) challenging the Merger.

Section 4.08 Ownership of Company Shares. Neither Parent nor any of its Subsidiaries (including Merger Sub) nor or any of their “affiliates” or “associates” (as each such term is defined within the meaning of Section 203 of the DGCL) “beneficially owns” (as defined in Rule 13d-3 of the Exchange Act) any Shares, nor have any of them during the past three years “owned” fifteen percent (15%) or more of the outstanding Shares within the meaning of Section 203 of the DGCL.

Section 4.09 Finders’ Fees, etc. Except for Evercore Partners, Macquarie Capital (USA) Inc. and Moelis & Company, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the Transactions (excluding the Debt Financing).

Section 4.10 No Additional Representations. Except for the representations and warranties expressly made by the Company in Article 3, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person makes, and that neither Parent nor Merger Sub have relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any Representative of the Company makes, nor has either Parent or Merger Sub relied upon, any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

ARTICLE 5

COVENANTS OF THE COMPANY

Section 5.01 Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 9 (the “Pre-Closing Period”), except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or as required by applicable Law or Order, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use commercially reasonable efforts to (i) preserve intact its business organization, goodwill and reputation, (ii) preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with Governmental Authorities with jurisdiction over the Company’s operations and (iii) keep available its current officers and key employees. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), in each case, of the Company or any Subsidiary of the Company;

(b) directly or indirectly split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) the declaration, setting aside or payment of any dividends or other distributions by any of its wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary or (ii) acquisitions, or deemed acquisitions, of (A) Shares in connection with the payment of the exercise price of Company Stock Option Awards with Company Stock Option Awards or Shares (including in connection with “net exercises”), (B) Shares in connection with required Tax withholding in connection with the exercise of Company Stock Option Awards or the vesting of or issuance of Shares subject to Company RSU Awards or Company Performance Share Awards or (C) Company Subsidiary Securities by the Company or its Subsidiaries;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities or any securities convertible into or exchangeable or exercisable for Company Securities or Company Subsidiary Securities, other than (x) the issuance of any Shares pursuant to Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards, (y) the issuance, delivery or sale of any shares of Company Subsidiary Securities to the Company or any of its wholly owned Subsidiaries and (z) as otherwise permitted pursuant to Section 5.01(m) of the Company Disclosure Letter, or (ii) amend any term of any Company Security or Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur or commit to any capital expenditures, except for (i) those as may be contemplated by the Company’s fiscal 2016 budget and capital expenditure plan made available to Parent prior to the date of this Agreement (whether or not such capital expenditures are made during the 2016 fiscal year) or (ii) any capital expenditures (or series of related capital expenditures) of less than $500,000 in the aggregate per fiscal quarter;

(e) acquire from any Third Party (by merger, consolidation, acquisition of substantial equity interests in or substantial assets or otherwise), directly or indirectly, any corporation, partnership, or other business organization or business thereof, other than (i) inventory, supplies and materials in the ordinary course of business of the Company and its Subsidiaries, (ii) pursuant to Contracts in effect on the date of this Agreement, or (iii) assets, securities, properties, interests or businesses of the Company or any of its wholly owned Subsidiaries;

(f) sell, license, lease or otherwise transfer, exchange, swap, dispose of or abandon or create or incur any Lien on, directly or indirectly, any of the Company’s or its Subsidiaries’ material assets, securities, properties, interests, leases or businesses, other than (i) sales of inventory, of products or services, or obsolete equipment, or non-exclusive licensing of Intellectual Property Rights, all in the ordinary course of business, (ii) sales, licenses, leases or transfers that are pursuant to Contracts in effect on the date of this Agreement, (iii) Permitted Liens, or (iv) sales, licenses, leases or other transfers to, or Liens in favor of, the Company or any of its wholly owned Subsidiaries;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, or form or acquire any Subsidiary that is not wholly owned by the Company or any of its wholly owned Subsidiaries, other than (i) in connection with actions permitted by Sections 5.01(d) or (e), (ii) loans, advances or capital contributions to, or investments in, the Company or any of its wholly owned Subsidiaries, (iii) advances of expenses to employees or other service providers of the Company or its Subsidiaries in the ordinary course of business, for amounts individually not exceeding $10,000 and in the aggregate not exceeding $250,000, (iv) advances to customers of the Company or its Subsidiaries in the ordinary course of business in connection with the sale of the Company’s products and services, or (v) investments made in connection with treasury functions and cash management in the ordinary course of business;

(h) redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantees thereof in a manner that increases the aggregate liability (including any contingent liability) of the Company or any Subsidiary thereunder, or issue or sell any debt securities, except for (i) indebtedness or guarantees between or among the Company and any of its wholly owned Subsidiaries (including any guarantees by the Company of any obligations of any of its wholly owned Subsidiaries to Third Parties) and (ii) indebtedness for borrowed money that will be paid prior to the Closing, and which does not subject the Company or any of its Subsidiaries to any pre-payment or other penalties, that is incurred in the ordinary course of business and in an amount not to exceed $1,000,000 in aggregate principal amount, and (iii) letters of credit issued and maintained in the ordinary course of business to the extent undrawn;

(i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person, or would purport to limit, after the Effective Time, Parent or any of its Subsidiaries in any material respect;

(j) enter into any new line of business outside of the existing business of the Company and its Subsidiaries, other than pursuant to any product roadmaps in existence as of the date hereof and natural extensions or changes to such product roadmaps, in each case, which product roadmaps have been disclosed to Parent prior to the date hereof;

(k) (i) other than (x) in the ordinary course of business (including renewals consistent with the terms thereof) or (y) in a manner not material to the Company and its Subsidiaries, taken as a whole, amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any contract which constitutes a Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract, or (ii) enter into any Contract (other than any non-material amendments entered into in the ordinary course of business) that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, provided, that if another subsection of this Section 5.01 governs conduct or actions of the same type or nature as this Section 5.01(k), and such other subsection expressly permits such conduct or actions to be taken by the Company in conflict with this Section 5.01(k), then the Company or its Subsidiaries shall be permitted to take such conduct or action;

(l) (i) recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or (ii) negotiate, enter into, amend, modify or terminate any Collective Bargaining Agreement;

(m) grant any equity or equity-based awards (including Company Stock Option Awards, Company RSU Awards or Company Performance Share Awards);

(n) except (x) as required pursuant to a Company Plan in effect prior to the date of this Agreement, (y) as otherwise required by applicable Law or (z) as set forth in Section 5.01(n) of the Company Disclosure Letter, (i) grant or provide any severance or termination payments or benefits (including pursuant to any agreement or arrangement or amendment to any existing agreement or arrangement) to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, (iii) increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, other than increases of compensation payable to employees of the Company or its Subsidiaries or independent contractors and consultants of the Company or any of its Subsidiaries, in the ordinary course of business and for the avoidance of doubt (and not be way of limitation), the Company (and its Subsidiaries) shall be permitted to pay out compensation under its (or its Subsidiaries’) bonus, incentive, sales, commission, and similar plans and programs in effect prior to the date of this Agreement, with respect to the Company’s Management Bonus Plan, Performance Bonus Plan, and Semi-Annual Bonus Plan, for first half and second half 2016 performance, based on actual performance and otherwise in accordance with the terms of the applicable plan or program), (iv) establish, adopt, terminate or amend any material Company Plan (including with respect to any plan, program, agreement, or other arrangement by and between the Company and any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries that provides for any payments or benefits in connection with a change in control, whether alone or in combination with other events such as a termination of service (“Change of Control Severance Agreement”), or any plan, program, arrangement, policy or agreement that would be a material Company Plan if it were in existence on the date of this Agreement, (v) hire any employee of the Company or any of its Subsidiaries or engage any other individual to provide services to the Company or any of its Subsidiaries, other than in the ordinary course of business; (vi) terminate the employment of any current employee of the Company or any of its Subsidiaries with a title of Senior Vice President or above other than for cause or for performance-related reasons or (vii) promote any employee of the Company or any of its Subsidiaries to a position that reports directly to the Chief Executive Officer of the Company;

(o) waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(p) change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(q) (i) make or change any material election with respect to Taxes, (ii) adopt or change any method of Tax accounting, (iii) amend any material Tax Return, (iv) settle any material claim or assessment in respect of Taxes, (v) agree to an extension or waiver of the limitation period for any material claim or assessment in respect of Taxes, (vi) enter into any material closing agreement, or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(r) (i) compromise or settle any Proceeding, in each case made or pending by or against the Company or any of its Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of Proceedings that: (x) are for an amount (in excess of insurance proceeds), individually or in the aggregate, not to exceed $500,000, (y) do not involve an admission of guilt or impose any injunctive relief or a material restriction on the Company or its Subsidiaries and (z) do not involve material Company Owned Intellectual Property Rights or (ii) commence any Proceeding, other than in the ordinary course of business;

(s) take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article 8 not being satisfied, (ii) result in new or additional required approvals from any Governmental Authority in connection with the Transactions that would materially delay the consummation of the Transactions or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement or materially delay such consummation;

(t) authorize, apply for or cause to be approved the listing of Shares on any stock exchange, other than the NASDAQ;

(u) fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, invalidation, loss, impairment or dedication to the public domain of any Company Intellectual Property Rights that are material to the conduct of the Company’s business;

(v) cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage, other than in the ordinary course of business or if the Company, in its reasonable judgment, determines that such cancellation, termination or failure to keep in place would not result in the Company and its Subsidiaries having inadequate coverage, including after giving effect to any insured self-retention or co-insurance feature;

(w) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any Significant Subsidiary of the Company;

(x) acquire any fee interest in real property;

(y) enter into any material interest rate swaps, non-U.S. exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

(z) agree, resolve or commit to do any of the foregoing.

Section 5.02 No Solicitation.

(a) The Company shall, shall cause its Subsidiaries to and shall request that its Representatives, immediately cease (i) any communications, discussions or negotiations with any Person that may be ongoing with respect to a Company Acquisition Proposal, (ii) furnishing to any Person (other than Parent, Merger Sub, their respective Representatives and the Company’s Representatives) any information with respect to a Company Acquisition Proposal and (iii) cooperating with, assisting in, participating in, or knowingly facilitating or encouraging a Company Acquisition Proposal and, if applicable, shall request to have returned to the Company or destroyed any confidential information that has been provided to any Person during any such communications, discussions or negotiations occurring in the six (6) months prior to the date of this Agreement. From and after the date of this Agreement until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with Article 9, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any of its Representatives to (and shall use reasonable best efforts to cause such Persons not to), directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or knowingly facilitate any inquiry or the making or submission of any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (B) subject to Section 5.02(b), approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal, (C) subject to Section 5.02(b), approve or recommend, or publicly propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding, in each case relating to a Company Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement) or a Company Superior Proposal (each an “Alternative Company Acquisition Agreement”), (D) enter into, continue or otherwise participate in any discussions or negotiations regarding any Company Acquisition Proposal, or (E) agree to do any of the foregoing; provided, however, if, prior to the receipt of the Company Stockholder Approval, following the receipt of a bona fide written Company Acquisition Proposal that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Company Superior Proposal and that was not solicited in violation of this Section 5.02(a) made after the date of this Agreement, the Company may, in response to such Company Acquisition Proposal, and subject to compliance with Section 5.02(b), furnish information with respect to the Company to the Person making such Company Acquisition Proposal, and engage in discussions or negotiations with such Person regarding such Company Acquisition Proposal; provided, that (1) prior to furnishing, or causing to be furnished, any such nonpublic information relating to the Company to such Person, the Company enters into a confidentiality agreement with the Person making such Company Acquisition Proposal (an “Acceptable Company Confidentiality Agreement”) that (x) does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to this Section 5.02 and (y) contains provisions that in the aggregate are no less restrictive on such Person than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, that such agreement does not need to contain any provision prohibiting (including, any direct or indirect “standstill” or similar provisions that prohibit) the making of any Company Acquisition Proposal), and (2) promptly (but in any event within 24 hours) following furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives).

(b) Notwithstanding anything to the contrary in this Agreement, prior to the receipt of the Company Stockholder Approval, the Company Board may effect a Company Adverse Recommendation Change if (and only if): (I) (A) a written Company Acquisition Proposal that was not solicited in violation of Section 5.02(a) is made to the Company by a Third Party and such Company Acquisition Proposal is not withdrawn or (B) there has been a Company Intervening Event; (II) in the case of a Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal; and (III) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, however, none of the Company, the Company Board or any committee thereof shall make a Company Adverse Recommendation Change and/or authorize the Company to enter into any Alternative Company Acquisition Agreement unless:

(i) the Company Board provides Parent at least five (5) days’ prior written notice of its intention to take such action (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Company Adverse Recommendation Change), which notice shall include, as applicable, (A) the information with respect to the Company Superior Proposal that is specified in Section 5.02(c), as well as a copy of such Company Acquisition Proposal and any related Alternative Company Acquisition Agreement, or (B) the facts and circumstances in reasonable detail of the Company Intervening Event;

(ii) during the five (5) days following such written notice described in the foregoing clause (i) (or such shorter period as is specified in this Section 5.02(b) below), the Company Board and its Representatives have negotiated in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of this Agreement that may, at Parent’s sole discretion, be proposed by Parent in response to such Company Superior Proposal or Company Intervening Event, as applicable; and

(iii) at the end of the five (5) day period described in the foregoing clause (i) (or such shorter period as specified in this Section 5.02(b) below), the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed and irrevocably committed to in writing by Parent and capable of acceptance by the Company), that, as applicable (A) the Company Acquisition Proposal continues to be a Company Superior Proposal or (B) the Company Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that the failure to make such Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law.

Any amendment or modification to the conditionality, price or form of consideration of any Company Superior Proposal will be deemed to be a new Company Acquisition Proposal for purposes of this Section 5.02, and the Company shall promptly (but in any event within 24 hours of occurrence) notify Parent of any such new Company Acquisition Proposal and the Parties shall comply with the provisions of this Section 5.02(b) with respect thereto; provided, however, that the “matching period” set forth above shall in such circumstance expire on the later of three (3) days after the Company Board provides written notice of such new Company Acquisition Proposal to Parent and the end of the original five (5) day period described in clause (ii) above; provided, further, (x) whether or not there is a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 9.01, the Company Board shall submit this Agreement for approval by the Company stockholders at the Company Stockholders Meeting; and (y) in the event there is a Company Adverse Recommendation Change made in compliance with this Section 5.02(b) with respect to a Company Superior Proposal, the Company shall only enter into an Alternative Company Acquisition Agreement with respect thereto by terminating this Agreement in accordance with Section 9.01(f).

(c) In addition to the obligations of Parent and the Company set forth in Section 5.02(a) and Section 5.02(b), the Company (i) shall promptly (and in any event within 24 hours) notify Parent in writing of any inquiries, proposals or offers with respect to a Company Acquisition Proposal that are received by, or any non-public information with regard to such Company Acquisition Proposal is requested from, or any discussions or negotiations are sought to be initiated regarding such Company Acquisition Proposal with, the Company (or any of its Representatives), indicating, in connection with such notice, the identity of the Person or group of Persons making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers (and providing copies of all related written inquiries, proposals or offers, including proposed agreements) and (ii) thereafter shall keep Parent reasonably informed, on a reasonably prompt basis (and, in any event, within 24 hours) of the status of any material discussions or negotiations with respect to any such inquiries, proposal or offers and the details of any material changes to the status and material terms of any such inquiries, proposals or offers (including any material amendments thereto or any change to the scope or material terms or conditions thereof, and including copies of any written inquiries, proposals or offers, including proposed agreements and material modifications thereto).

Section 5.03 Company Stockholders Meeting. The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) as promptly as practicable after the date the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement for the purpose of voting on the approval and adoption of this Agreement in accordance with the DGCL. In connection with the Company Stockholders Meeting, the Company shall (i) subject to Section 5.02(b), recommend approval and adoption of this Agreement and the Transactions by the Company’s stockholders in the Proxy Statement and (ii) otherwise comply with all legal requirements applicable to such meeting. Subject to Section 5.02(b), the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and take all other actions reasonably necessary or advisable to secure the adoption of this Agreement by the Company’s stockholders. The Company shall keep Parent and Merger Sub reasonably updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub, and shall direct its proxy soliciting agent to provide Parent and its Representatives with the results of all proxy tabulations provided by such proxy soliciting agent to the Company. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Stockholders Meeting; provided, however, the Company shall have the right to adjourn or postpone the Company Stockholders Meeting: (i) after consultation with Parent, for not more than two (2) periods not to exceed ten (10) Business Days each if on the date on which the Company Stockholders Meeting is then-scheduled, the Company has not received proxies representing a sufficient number of Shares to obtain the Company Stockholder Approval; (ii) if on the date on which the Company Stockholders Meeting is then-scheduled, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; or (iii) after consultation with Parent, if the failure to adjourn or postpone the Company Stockholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required amendment or supplement to the Proxy Statement to be timely provided to the holders of Shares. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Law or the Company’s organizational documents. Without the prior written consent of Parent, the adoption of this Agreement and the Transactions (including the Merger) and compensation matters related to the Transactions shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the Transactions) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. Regardless of whether there is a Company Adverse Recommendation Change, the Company Stockholders Meeting shall be held in accordance with the terms hereof unless this Agreement is terminated in accordance with Article 9.

Section 5.04 Company ESPP and Compensation Arrangements.

(a) As soon as practicable following the execution and delivery of this Agreement, the Company shall take such actions as are necessary to suspend the Company ESPP and all amounts then credited to the accounts of participants in the Company ESPP which have not been used to purchase Shares prior to the date of this Agreement shall be returned to such participants (without interest thereon, except as otherwise required by applicable Law) as soon as practicable and in accordance with Section 11.1 of the Company ESPP and, prior to the Closing, the Company shall take such actions as are necessary to terminate the Company ESPP effective as of no later than immediately prior to the Closing.

(b) As soon as practicable following the date of this Agreement and prior to the Effective Time, the Company and the Company Board (or an appropriate committee of non-employee directors thereof) shall take such actions (including adopting a resolution consistent with the interpretive guidance of the SEC) as are required to cause the disposition of Shares, Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards and in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be, to the greatest extent reasonably possible under applicable Law and interpretations of the SEC, exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

(c) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.08.

Section 5.05 Payoff Letters. The Company shall use reasonable best efforts to obtain and deliver to Parent no later than five (5) Business Days prior to the Effective Time customary payoff letters with respect to (i) the satisfaction and release of all of the Company and its Subsidiaries’ liabilities and obligations (including all indebtedness for borrowed money, if any, of the Company and its Subsidiaries outstanding as of the Closing, but excluding any indemnification obligations that survive termination) under the Contracts set forth in Section 5.05 of the Company Disclosure Letter (the “Loan Documents”), (ii) the termination of the Loan Documents and (iii) the release of all Liens held pursuant to or otherwise related to the Loan Documents.

Section 5.06 Acceleration of Certain Company Stock Option Awards, Company RSU Awards and Company Performance Share Awards. The Company shall, prior to the Effective Time, cancel all outstanding awards of options to purchase shares of Company Stock, Company RSU Awards and Company Performance Share Awards held by any individual providing services to the Company or any of its Subsidiaries listed on Section 1.01(a) of the Company Disclosure Schedules and all members of the Company Board, and in exchange therefor, pay to each such former holder on the Business Day immediately prior to the Closing Date (a) in respect of each option award held by such former holder, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per share of Company Stock underlying such option award multiplied by (ii) the number of shares of Company Stock underlying such option award; (b) in respect of each Company RSU Award held by such former holder, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Stock underlying such Company RSU Award; and (c) in respect of each Company Performance Share Award held by such former holder, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Stock underlying such Company Performance Share Award (which shall be 100% of any portion of the Company

Performance Share Award for which the applicable performance-based vesting criteria previously have been met and 100% of the target number of shares of Company Stock set forth in the applicable award agreement governing the Company Performance Share Award as applied to any portion of the Company Performance Share Award that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the cancellation of such Company Performance Share Award pursuant to this Section 5.06).

ARTICLE 6

COVENANTS OF PARENT AND MERGER SUB

Section 6.01 Obligations of Merger Sub. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger and the other Transactions pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 6.02 Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the Parties hereto, Merger Sub Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger and the other Transactions, in accordance with the DGCL, by written consent.

Section 6.03 Director and Officer Indemnification.

(a) From and after the Effective Time, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding or investigation with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request or for the benefit of the Company or any of its Subsidiaries as a director, officer, member, trustee or fiduciary of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect on the date of this Agreement or in any agreement to which the Company or any of its Subsidiaries is a party, shall be assumed by the Surviving Corporation and shall survive the Merger and continue in full force and effect in accordance with their terms, and Parent shall cause Surviving Corporation to comply with all such terms. For a period of no less than six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or such documents of any successor to the business of the Surviving Corporation) to contain provisions regarding exculpation, indemnification and advancement of expenses that are at least as favorable as the exculpation, indemnification and advancement of expenses provisions contained in the certificate of incorporation, bylaws and comparable organizational documents of the Company and each of its Subsidiaries in effect as of immediately prior to the Effective Time, and during such six-year period shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately prior the Effective Time was a Company Indemnified Party; provided, however, all rights to indemnification in respect of any actual or threatened Proceeding made within such period shall continue until the disposition of such Proceeding or resolution of such Proceeding.

(b) For a period of no less than six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause Surviving Corporation to, indemnify and hold harmless (and advance funds in respect of the foregoing) each Company Indemnified Party to the fullest extent permitted under applicable Law against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of, or for the benefit of, the Company or any of its Subsidiaries as a director, officer, member, trustee, or fiduciary of another Person, whether asserted or claimed prior to, at or after the Effective Time. The Surviving Corporation shall use reasonable best efforts to assist in the defense of such matter with the Company Indemnified Party in the defense of any such Proceeding; provided, however, the Surviving Corporation shall only be required to indemnify and hold harmless, or advance expenses to, a Company Indemnified Party if and to the same extent such Company Indemnified Party is entitled to indemnification or advancement as of the date of this Agreement by the Company or its Subsidiaries pursuant to (i) the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or the applicable Subsidiary of the Company or (ii) any indemnification agreement between the Company or any of its Subsidiaries and such Company Indemnified Party. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Surviving Corporation will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek or consent to the termination of, any (x) Proceedings (including any Proceedings pending as of the date hereof) brought by stockholders of the Company (either on their own behalf or on behalf of the Company) against the Company, the Company Board or any individual director, officer or other employee of the Company, in any such case arising out of the transactions contemplated by the Mitel Merger Agreement or the transactions contemplated by this Agreement, or any results of any such Proceedings, or (y) Proceeding or threatened Proceeding arising out of or relating to (1) the Company’s actual or alleged breach or non-compliance with the terms of the Mitel Merger Agreement or the Company’s termination of the Mitel Merger Agreement to enter into this Agreement, or (2) this Agreement or any related agreement or the negotiation, execution, or performance of this Agreement or any related agreement or the transactions contemplated by this Agreement, in each case brought by Mitel or any of its Affiliates against the Company, Parent or any of their respective Subsidiaries, or any results of any such Proceedings, in each case for which indemnification may be sought by a Company Indemnified Party pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Company Indemnified Parties from all liability arising out of such Proceeding.

(c) Prior to the Effective Time, the Company shall obtain and fully pay the premiums for a non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of up to six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from the Company’s current D&O Insurance carriers or one or more insurance carriers with the same or better credit rating as the Company’s current D&O Insurance carriers with respect to directors’ and officers’ insurance policies in an amount and scope at least as favorable as the D&O Insurance; provided, however that (y) in no event shall the Company or the Surviving Corporation be required or permitted to expend for such policies pursuant to this sentence an aggregate amount in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of such coverage, and (z) if the aggregate premiums of such insurance coverage exceed such amount and the Company or the Surviving Corporation, as applicable, shall obtain a policy in accordance with this sentence, such policy shall provide the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 6.03.

(e) The provisions of this Section 6.03 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each indemnified or insured person hereunder (including the Company Indemnified Parties), his or her heirs and his or her representatives (who shall, for the avoidance of doubt, be deemed third-party beneficiaries of this Agreement for purposes of this Section 6.03) and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 6.04 Employee Matters. (a) For a period of at least one (1)-year following the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including, for the avoidance of doubt the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (individually a “Continuing Employee” and collectively the “Continuing Employees”) with (i) base salary (or wages) and cash bonus opportunities (excluding any equity compensation) that are no less favorable than the base salaries and cash bonus opportunities (excluding any equity compensation) provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) pension and welfare benefits (excluding defined benefit pension and retiree health) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those provided by the Company and its Subsidiaries immediately prior to the Effective Time.

(b) Parent further agrees that, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, grant all of the Continuing Employees credit for any service with the Company or its Subsidiaries (as well as service with any predecessor entity to the extent such service is taken into account under the applicable plan of the Company or its Subsidiaries prior to the Effective Time) earned prior to the Effective Time and with Parent, the Surviving Corporation, and any of their Subsidiaries or Affiliates on and after the Effective Time, (i) for eligibility and vesting purposes and (ii) for purposes of accrued vacation or paid time-off severance benefit determinations, and level of benefits under any benefit or compensation plan, program, agreement or arrangement (except with respect to benefit accruals under any defined benefit pension plan) that may be established or that is maintained by Parent or the Surviving Corporation or any of its Subsidiaries on or after the Effective Time; provided, however, such service shall not be recognized or credited to the extent that such recognition would result in a duplication of benefits provided to the Continuing Employee or to the extent that such service was not recognized under any similar Company Plan. Without limiting the foregoing, Parent shall use reasonable best efforts to cause to be waived any pre-existing conditions or limitations, exclusions, waiting periods and required physical examinations under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which the Continuing Employees (or their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing conditions or limitations, exclusions, waiting periods or required physical examinations would not have been satisfied or waived under the comparable Company Plan in which the Continuing Employee participated immediately prior to the Effective Time. Parent shall recognize, or use reasonable best efforts to cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which the Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Effective Time.

(c) Notwithstanding anything contained herein to the contrary, with respect to any Continuing Employees who (i) are based outside of the United States, Parent’s obligations under this Section 6.04 shall be in addition to, but not in contravention of, any obligations under the Law of the non-U.S. countries and political subdivisions thereof in which such Continuing Employees are based, and (ii) are covered by a Collective Bargaining Agreement, Parent’s obligations under this Section 6.04 shall (A) be in addition to, but not in contravention of, the terms and conditions of employment for such Continuing Employees as set forth in such Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms and applicable Law and (B) apply only to the extent permitted by applicable labor Law.

(d) For the avoidance of doubt, the Parties acknowledge and agree that the consummation of the Merger will constitute a “Change in Control” or “Change of Control” (or similar term), as applicable, within the meaning of (i) each of the Company’s Change of Control Severance Agreements set forth on Section 6.04(d) of the Company Disclosure Letter as entered into with those employees of the Company set forth on Section 6.04(d) of the Company Disclosure Letter, (ii) the Company’s Executive Severance Plan set forth on Section 6.04(d) of the Company Disclosure Letter, (iii) the Polycom, Inc. 2004 Equity Incentive Plan, Polycom, Inc. 2011 Equity Incentive Plan, and Vivu, Inc. 2008 Equity Incentive Plan, and each agreement governing the awards granted under such plans, and (iv) such plans, programs, agreements or other arrangements set forth on Section 6.04(d) of the Company Disclosure Letter, and shall have such other effects as specified in Section 6.04(d) of the Company Disclosure Letter.

(e) Nothing contained in this Section 6.04, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan, (ii) give any current or former employee, director or other independent contractor of the Company and its Subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative body, any third-party beneficiary or other rights under this Agreement or otherwise or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan or (B) retain the employment or services of any current or former employee, director or other independent contractor of the Company and its Subsidiaries.

Section 6.05 Mitel Termination Fee. Within ten (10) Business Days following the date hereof, Parent shall pay to the Company the amount of the Company Termination Fee (as defined in the Mitel Merger Agreement as of April 15, 2016) by wire transfer of immediately available funds to an account designated in writing by the Company to Parent. The Company shall repay to Parent the Company Termination Fee (as defined in the Mitel Merger Agreement as of April 15, 2016) by wire transfer of immediately available funds to an account designated in writing by Parent to the Company promptly following (a) (i) any termination of this Agreement pursuant to Section 9.01(b) or Section 9.01(c), primarily because the Company shall have entered into a definitive agreement with respect to any Company Acquisition Proposal with Mitel or any of its Subsidiaries (including if a court or other Governmental Authority or arbitrator (public or private) of competent jurisdiction determines that the Mitel Merger Agreement was not validly terminated prior to or concurrently with the execution of this Agreement), or (ii) any Company Acquisition Proposal is consummated with Mitel or any of its Subsidiaries, in each case within twelve (12) months following the date of such termination, or (b) any termination of this Agreement pursuant to Section 9.01(d), Section 9.01(e), or Section 9.01(f), or a termination of this Agreement pursuant to Section 9.01(g) because of a failure by the Company to comply with or perform any of its covenants or agreements hereunder or the occurrence of a Company Material Adverse Effect since the Company Balance Sheet Date. For purposes of this Section 6.05, all references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%.”

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.01 Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 7.03), each of Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable Law or Order to consummate and make effective the Transactions as promptly as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Transactions (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article 8); provided, however, that none of the Company, its Subsidiaries nor any of their respective Representatives shall provide notice to, or request consent from, any Third Party with respect to this Agreement or the Transactions without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed). Parent further acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the activities and circumstances described in Section 7.01 of the Company Disclosure Letter do not limit or otherwise affect Parent’s obligations under this Agreement.

(b) In furtherance, and not in limitation of the foregoing, each of Parent and the Company shall make, as promptly as reasonably practicable after the date of this Agreement (and in any event within fifteen (15) Business Days of the date of this Agreement in the case of the following clause (i) and within 30 days of the date of this Agreement in the case of the following clauses (ii) and (iii) (unless counsel to the Parties have previously agreed to extend such periods)), (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, (ii) an appropriate filing of a Notification of the Transactions with the German Federal Cartel Office (“Bundeskartellamt”) as prescribed by the ARC, and (iii) a notification to The Federal Antimonopoly Service of the Russian Federation pursuant to FLN 135 (the jurisdictions referenced in clauses (ii) and (iii), the “Required Jurisdictions”). Each of Parent and the Company shall use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing, and use reasonable best efforts to take all other actions necessary to cause the expiration or termination of (and not to extend) the applicable waiting periods regarding the foregoing as soon as reasonably practicable.

(c) Except as prohibited by applicable Law or Order or by applicable Governmental Authority, each of Parent and the Company shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any communication (other than any ministerial communications) received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) consult with each other prior to taking any material position in discussions with or filings to be submitted to any Governmental Authority regarding any of the Transactions, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation to be submitted to any Governmental Authority regarding any of the Transactions, and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the Transactions. Notwithstanding anything to the contrary herein, Parent shall, on behalf of the Parties, have control over and lead all communications and strategy, including all analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation, relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority in connection with consummating the Transactions, except for stockholder litigation as set forth in Section 7.08. The Parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.01 in a manner so as to preserve the applicable privilege.

(d) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority or arbitrator (public or private), each of Parent and the Company shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation (other than ministerial conversations) with any Governmental Authority or arbitrator (public or private) in respect of the Transactions (including with respect to any of the actions referred to in Section 7.01(a)) without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority or arbitrator (public or private) from participating or attending any such meeting or engaging in any such conversation, keep such non-participating Party reasonably apprised with respect thereto.

(e) Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Without limiting the generality of the foregoing, but subject to Section 7.01(f), each Party: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transactions; (ii) shall use reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Law or Contract, request by a Governmental Authority or arbitrator (public or private), or otherwise) by such Party in connection with the Transactions; and (iii) shall use reasonable best efforts to lift or cause to be overturned any restraint, injunction or other legal bar to the Transactions.

(f) For purposes of Section 7.01, “reasonable best efforts” shall include (A) contesting and resisting any Proceeding, and using reasonable best efforts to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any applicable Law; and (B) the obligation by Parent, Merger Sub, and any of their Subsidiaries to offer and consent to, and thereafter to implement, any of the following measures if doing so is necessary to enable the parties to avoid, resolve, or lift an Order or Proceeding or to obtain any approval of a Governmental Authority set forth in Section 8.01(c): (i) make any payment to any Governmental Authority as required by applicable Law or the terms of any governmental grant, authorization or permit, (ii) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (iii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iv) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries. Prior to the earlier of the Closing and the termination of this Agreement, neither Parent nor Merger Sub shall, and each of Parent and Merger Sub shall cause their affiliates to not, enter into any acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (or otherwise consummate any such transaction), in each case for the purchase of a corporation, partnership, or other business organization or business thereof (including all or substantially all of the assets of such business) within the Unified Communications as a Service industry that would reasonably be expected to prevent or materially delay the Merger.

Section 7.02 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement (and in any event within 30 days of the date of this Agreement), the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC the Proxy Statement. The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and the Securities Act and with all other applicable Law. The Company shall ensure that the Proxy Statement includes: (i) the opinion of the financial advisor referred to in Section 3.21; and (ii) a summary of the financial analysis conducted by such financial advisor. Subject to Section 7.02(d) and Section 5.02, the Proxy Statement shall include (i) a statement to the effect that the Company Board has determined that this Agreement and the Merger are advisable and (ii) the recommendation of the Company Board in favor of approval and adoption of this Agreement and the Merger. The Company shall use its reasonable best efforts to, as promptly as practicable after such filing, respond to comments of the SEC relating to the Proxy Statement. Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act. As promptly as practicable after the Proxy Statement is cleared by the SEC, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders.

(b) Parent shall furnish all information concerning Parent and its Subsidiaries to the Company, and provide such other assistance, as may be reasonably requested by the Company and shall otherwise reasonably assist and cooperate with the Company in the preparation, filing and distribution of the Proxy Statement, and the resolution of any comments received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by the Company and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(c) The Company shall notify Parent promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to participate in preparing the proposed response by the Company to comments received from the SEC or its staff and to provide comments on any proposed response thereto, and the Company shall give reasonable consideration to any such comments. The Company shall use reasonable best efforts to respond promptly to any comments of the SEC or their respective staff with respect to the Proxy Statement.

(d) No amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that the Company, in connection with a Company Adverse Recommendation Change made in compliance with the terms hereof may (and Parent shall comply with any request by the Company to) amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Company Adverse Recommendation Change, (ii) a statement of the reason of the Company Board for making such a Company Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing. Notwithstanding a Company Adverse Recommendation Change, the Company shall nonetheless submit this Agreement to the Company stockholders for approval and adoption, unless this Agreement is terminated in accordance with Article 9.

Section 7.03 Financing Cooperation.

(a) Parent shall, and shall cause its Subsidiaries (including Merger Sub) to, use reasonable best efforts (taking into account the expected timing of the Marketing Period), to take all actions and to do or cause to be done all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters (including as described in Section 7.03(b)(ii)); provided, however, Parent may (x) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (y) otherwise replace or amend the Debt Commitment Letter so long as such action would not reasonably be expected to delay or hinder the Closing and the terms are not materially less beneficial to Parent, with respect to conditionality, than those in the Debt Commitment Letter as in effect on the date of this Agreement. Parent shall not permit (x) any amendment or modification to be made to, or any waiver of any provision under, the Equity Commitment Letters that is adverse to the Company without the prior written consent of the Company or (y) any amendment or modification to be made to, or any waiver of any provision under, or the giving of any consent under or with respect to, the Debt Commitment Letter without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, modification, waiver or consent:

(i) reduces the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to such fees and original issue discount contemplated by the Debt Commitment Letter and related fee letters (including pursuant to any “flex” provisions thereof) in effect on the date hereof unless (A) the Debt Financing is increased by such amount, (B) such amount is available to be borrowed under any revolving credit facility and/or (C) such amount is available through additional equity contributions);

(ii) (A) imposes new or additional conditions or (B) otherwise adversely expands, amends or modifies any of the conditions precedent to the Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in each case of this subsection (ii), in a manner that would reasonably be expected to prevent or materially delay, hinder or prevent the ability of Parent to consummate the Closing or in a manner that would cause the satisfaction of the conditions to obtaining the Debt Financing less likely to occur; or

(iii) would otherwise materially adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or otherwise to timely consummate the Transactions.

Parent shall promptly deliver to the Company complete executed copies of any such amendment, modification, waiver, consent or replacement. For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by this Section 7.03(a) or Section 7.03(c) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 7.03(a) or Section 7.03(c).

(b) Parent shall, and shall cause its Subsidiaries (including Merger Sub) to, use reasonable best efforts to:

(i) maintain in effect the Commitment Letters in accordance with its terms;

(ii) negotiate and enter into Definitive Financing Agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter (including the “flex” provisions contained in any related fee letter) or on other terms in the aggregate materially no less favorable to Parent, as to conditionality, than the terms and conditions in the Debt Commitment Letter (including the “flex” provisions contained in any related fee letter) as promptly as practicable after the date hereof but in no event later than the Closing; provided, however, in no event shall any such Definitive Financing Agreement contain terms (other than those included in the Debt Commitment Letter) that would reasonably be expected to prevent or materially delay, hinder or prevent the Closing;

(iii) satisfy (or, if deemed advisable by Parent, seek the waiver of) on a timely basis all conditions applicable to Parent that are within its control as set forth in the Commitment Letters and to comply with all of its obligations pursuant to the Commitment Letter;

(iv) if all of the conditions set forth in Article 8 have been satisfied or, to the extent permitted hereunder, waived (other than those that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to waive such conditions), (A) cause the funding of the Financing at or prior to the Closing (together with other sources of funds, with respect to amounts required to pay the aggregate Merger Consideration and to consummate the Transactions); and (B) otherwise diligently and in good faith enforce its rights under the Commitment Letters, including if necessary by filing one or more Proceedings against any or all parties to the Commitment Letters to fully enforce the obligations of such party or parties therein;

(v) take each of the actions required of the Company and its Subsidiaries in Section 7.03(d) below (but not the proviso at the end thereof) with respect to itself and its Affiliates as necessary; and

(vi) (A) give the Company prompt notice of any material breach (or material breach threatened in writing) by any party to the Commitment Letter of which Parent has become aware or any termination of the Commitment Letter and (B) otherwise keep the Company reasonably and promptly informed of the status of its efforts to arrange the Financing (or any Alternate Debt Financing); provided that in no event shall Parent be under any obligation to disclose information that would waive the protection of attorney-client privilege if such party shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. Without limiting the foregoing, Parent agrees to notify the Company promptly if at any time any Lender notifies Parent that such source no longer intends to provide financing on the terms set forth therein.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 7.03 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent or any Affiliate thereof to pay any fees in excess of those contemplated by the Debt Commitment Letter (including pursuant to the “flex” provisions contained in any fee letter relating to the Debt Financing).

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter is terminated or modified in a manner materially adverse to Parent for any reason, Parent shall promptly notify the Company in writing and shall use reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable following such event on terms no less favorable to Parent in any material respect as those contained in the Debt Commitment Letter and in an amount sufficient, together with cash, if any, on hand of the Parent and its Subsidiaries and the Company, to fund the aggregate Merger Consideration and to consummate the Transactions (the “Alternate Debt Financing”) and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as provided under the Debt Commitment Letter originally issued, to the extent needed to fund the aggregate Merger Consideration and any other cash portion of the Merger Consideration, to consummate the Transactions, to refinance any indebtedness required to be refinanced in connection herewith and to pay related fees and expenses, and on terms and conditions (including all terms, termination rights, flex provisions and funding conditions) not materially less favorable in the aggregate to Parent than those included in the Debt Commitment Letter (an “Alternate Debt Commitment Letter”). Parent shall, and shall cause its Subsidiaries (including Merger Sub) to, use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and things necessary, proper or advisable to comply with the terms of Section 7.03(a) as though the references therein to Debt Commitment Letter and Debt Financing were instead references to the Alternate Debt Commitment Letter and the Alternate Debt Financing, respectively. Parent and Merger Sub shall, and shall cause their Affiliates to, use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Debt Financing on the terms and conditions described in any Alternate Debt Commitment Letter, including by complying with its obligations under Section 7.03(b) as though the references therein to Debt Commitment Letter and Debt Financing were instead references to the Alternate Debt Commitment Letter and the Alternate Debt Financing, respectively.

(d) Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to provide, and shall use reasonable best efforts to cause their respective Representatives to use reasonable best efforts to provide, Parent such cooperation as may be reasonably requested by Parent in connection with the Debt Financing or the Alternate Debt Financing. Such cooperation shall include:

(i) as promptly as reasonably practical, (x) furnishing Parent and the Lenders and their respective Representatives with the Required Information and (y) informing Parent if the Company or its Subsidiaries shall have Knowledge of any facts that would likely require the restatement of such financial statements for such financial statements to comply with GAAP;

(ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing and assisting Parent in obtaining ratings as contemplated by the Debt Financing;

(iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (confidential and public), prospectuses and similar documents required in connection with the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda to be included in offering documents contemplated by the Debt Financing;

(iv) using reasonable best efforts to cause its independent auditors to provide, consistent with customary practice, (A) consent to offering documents, private placement memorandum, bank information memorandum, prospectuses and similar marketing documents that include or incorporate the Company’s consolidated financial information and their reports thereon, in each case, to the extent such consent is required, (B) reasonable assistance in the preparation of pro forma financial statements by Parent, (C) customary comfort letters (including “negative assurance” comfort) upon completion of customary procedures, and (D) reasonable assistance and cooperation to Parent with respect to any auditor due diligence;

(v) using reasonable best efforts to assist Parent in connection with its preparation of pro forma financial information and pro forma financial statements to the extent necessary (or reasonably required by the Lenders) to be included in any offering documents; provided, that Parent shall have provided the Company with information relating to the proposed debt and equity capitalization that is required for such pro forma financial information in financial reports;

(vi) using reasonable best efforts to provide (x) monthly financial statements (excluding footnotes) within fifteen (15) Business Days of the end of each month prior to the Closing and (y) providing quarterly financial statements within forty (40) days of the end of each fiscal quarter prior to the Closing;

(vii) executing and delivering as of the Closing any guarantees, pledge and security documents, other Definitive Financing Agreements, or other certificates, documents as may be reasonably requested by Parent and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interests and guarantees);

(viii) using reasonable best efforts to assist Parent in obtaining waivers, consents, estoppels and approvals from other parties to material Real Property Leases, rights of way and other encumbrances and the Company Material Contracts and to arrange discussions among Parent and the Lenders and their respective Representatives with other parties to material Real Property Leases, rights of way and other encumbrances and the Company Material Contracts as of the Closing;

(ix) using reasonable best efforts to permit the Lenders involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date and to assist with other reasonable and customary collateral audits and due diligence examinations);

(x) taking all corporate actions reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and each of its Subsidiaries, if any (not needed for other purposes), to be made available at the Closing to consummate the Transactions; and

(xi) providing all documentation and other information about the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) to the extent reasonably requested at least five (5) Business Days prior to the anticipated Effective Time;

provided, however, (w) no obligation of the Company or any of its Subsidiaries, or any Lien on any of their respective assets, in connection with the Debt Financing or the Alternate Debt Financing shall be effective until the Effective Time; none of the Company or any of its Subsidiaries or any Representatives of any of the foregoing shall be required to pay any commitment or other fee or incur any other liability in connection with the Debt Financing or the Alternate Debt Financing prior to the Effective Time; (x) no director or officer of the Company or any of its Subsidiaries shall be required to execute any agreement, certificate, document or instrument with respect to the Debt Financing or the Alternate Debt Financing that would be effective prior to the Effective Time (other than the customary representation letters referred to in clause (iii) above); (y) neither the Company nor any of its Subsidiaries shall be required to take any action contemplated by this Section 7.03(c) that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries and (z) neither the Company nor its Subsidiaries shall be required to provide any information or take any action that will conflict with or violate its organizational documents or applicable Law, or would result in a violation or breach or default under any agreement to which the Company or any of its Subsidiaries is a party or which would result in the waiver of a legal privilege (provided that in the event that the Company or any other Subsidiary thereof does not provide any information in reliance on this clause (z), the Company or such Subsidiary (as applicable) shall use commercially reasonable efforts to provide notice to the Parent promptly upon obtaining knowledge that such information is being withheld, and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not have such an effect and to eliminate such restrictions).

(e) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information (i) as is customarily required to be disclosed in any rating agency presentations, offering documents, private placement memoranda, bank information memoranda (confidential and public), prospectuses and similar documents related to any Debt Financing or Alternate Debt Financing or (ii) to any Lenders or prospective Lenders, ratings agencies and other financial institutions and investors that are or may become parties to or investors in any Debt Financing or Alternate Debt Financing and to any underwriters, arrangers, initial purchasers or placement agents in connection with any Debt Financing or Alternate Debt Financing (and, in each case, to their respective counsel and auditors) in each case so long as such Persons are subject to confidentiality undertakings customary for financings of the same type as such Debt Financing or Alternate Debt Financing.

(f) The Company shall use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require (subject to the qualifications included in Section 7.03(d)) the cooperation of the Company under Section 7.03(d) at any time, and from time to time and on multiple occasions, between the date hereof and the Closing.

(g) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing or Alternate Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company and its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries.

(h) Parent shall promptly, at any time from and after the termination of this Agreement, upon request by the Company, reimburse the Company or any of its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees) incurred by such

Person in connection with its cooperation contemplated by this Section 7.03. The provisions of this Section 7.03(h) shall survive the termination of this Agreement.

(i) Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any loss, damages, claim, cost, liability, obligation or expense suffered or incurred in connection with any such Debt Financing or Alternate Debt Financing, any arrangement thereof and any information provided in connection therewith, except (A) information furnished in writing by or on behalf of the Company and its Subsidiaries for use therein and (B) to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company or its Subsidiaries. The provisions of this Section 7.03(i) shall survive the termination of this Agreement.

(j) Parent and Merger Sub expressly acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, their obligations hereunder, including their obligations to consummate the Closing, are not subject to, or conditioned on, receipt of any Debt Financing or Alternate Debt Financing.

(k) Notwithstanding anything in this Agreement to the contrary, the Company’s breach of any of its covenants required to be performed by it under this Section 7.03 will not be considered in determining the satisfaction of the conditions in Section 8.02(b) unless such breach results in, or is a cause of, Parent being unable to obtain the proceeds of the Debt Financing or Alternate Debt Financing prior to or at the Closing.

Section 7.04 Public Announcements. The initial press release with respect to the execution of this Agreement and the Transactions shall be a joint press release in a form reasonably acceptable to Parent and the Company. Thereafter, Parent and the Company (unless the Company Board has made a Company Adverse Recommendation Change) will use their respective reasonable best efforts to consult with the other Party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts, institutional investors or other similar Persons or (c) providing any statements (including press releases) which are public or are reasonably likely to become public, in any such case to the extent relating to the Transactions and excluding any routine employee communications (a “Public Statement”), in each case other than any Public Statements that are consistent in all material respects with the contents of prior Public Statements which have been previously approved by both Parent and the Company. In addition, Parent and the Company (unless the Company Board has made a Company Adverse Recommendation Change) agree to cause their respective directors and executive officers to refrain from taking any position in any such Public Statement that is, without limiting the obligations set forth in Section 6.01, (x) contrary to the positions previously taken by Parent and the Company with respect to this Agreement and the Transactions, including the Merger, or (y) reasonably likely to have a significant, adverse impact on the ability of the Parties to consummate the Transactions. None of the limitations set forth in this Section 7.04 shall apply to any disclosure of any information concerning this Agreement or the Transactions (i) required by applicable Law or Order; or (ii) in connection with any dispute among the Parties regarding this Agreement or the Transactions.

Section 7.05 Notice of Certain Events. Each of Parent and the Company shall promptly notify and provide copies to the other of:

(a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Transactions;

(b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Transactions;

(c) any Proceeding or investigation commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such Party’s representations or warranties, as the case may be, or that relate to the consummation of the Transactions; and

(d) the occurrence of any event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Transactions or (B) result in the failure of any condition to the Merger set forth in Article 8 to be satisfied; provided, that the delivery of any notice pursuant to this Section 7.05 shall not (i) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or (ii) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 7.06 Access to Information.

(a) Subject to Section 7.06(b), during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries and Representatives to: (a) provide Parent and its “Representatives” (for the purposes of this Section 7.06, as defined in the Confidentiality Agreement) (and the Debt Financing Source Parties, to the extent required by the Debt Commitment Letter) with reasonable access during normal business hours to the personnel and assets of the Company and its Subsidiaries and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries; and (b) provide Parent and Parent’s Representatives (and the Debt Financing Source Parties, to the extent required by the Debt Commitment Letter) with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and its Subsidiaries, as Parent, Parent’s Representatives and the Debt Financing Source Parties may reasonably request. All information exchanged pursuant to this Section 7.06 shall be subject to the provisions of the Confidentiality Agreement. Without limiting the generality of any of the foregoing and subject to Section 7.06(b), during the Pre-Closing Period, the Company shall promptly provide Parent and Parent’s Representatives (and the Debt Financing Source Parties, to the extent required by the Debt Commitment Letter) upon their reasonable request with copies of:

(i) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company’s senior management, including copies of the unaudited monthly consolidated balance sheets of the Company and its Subsidiaries and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure repots prepared for the senior management of the Company;

(ii) any written materials or communications distributed by or on behalf of the Company to its stockholders;

(iii) any material notice, correspondence, document or other communication sent by or on behalf of any of the Company or its Subsidiaries to any party to any Company Material Contract or sent to any of the Company or its Subsidiaries by any party to any Company Material Contract (other than any communication that relates solely to routine commercial transactions between the Company or any of its Subsidiaries and the other party to any such Contract and that is of the type sent in the ordinary course of business);

(iv) any notice, report or other document filed with or sent to any Governmental Authority on behalf of any of the Company or its Subsidiaries in connection with the Merger or any of the other Transactions; and

(v) any material notice, report or other document received by any of the Company or its Subsidiaries from any Governmental Authority.

(b) Notwithstanding the foregoing provisions in Section 7.06(a), the Company, in providing the access or information contemplated in Section 7.06(a), may restrict or otherwise prohibit access to any documents or information to the extent that: (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would waive any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or would result in the disclosure of any trade secrets of any third party; (iii) access to a Contract to which any of the Company or its Subsidiaries is a party as of the date of this Agreement or otherwise bound as of the date of this Agreement if such access would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; or (iv) unless otherwise required to be provided pursuant to Section 5.02, such documents or information relate directly to any Company Acquisition Proposal; provided, that, in the case of each of clauses (i), (ii) and (iii), the Company shall: (A) give reasonable notice to Parent of the fact that it is restricting or otherwise prohibiting access to such documents or information pursuant to this Section 7.06(b); (B) inform Parent with sufficient detail of the reason for such restriction or prohibition; and (C) use, and cause its Subsidiaries to use, reasonable best efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition.

(c) Any investigation conducted pursuant to the access contemplated by this Section 7.06 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company providing such access or its Subsidiaries or, create a material risk of damage or destruction to any material property or material assets of the Company or its Subsidiaries, and that complies with the terms, conditions and insurance requirements of the applicable Real Property Lease. Such access shall not include the right to perform “invasive” testing, soil, air or groundwater sampling or any Phase I or Phase II environmental assessments.

Section 7.07 Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from the NASDAQ and the deregistration of the Company Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.

Section 7.08 Stockholder Litigation. The Company shall promptly notify Parent of any stockholder litigation against it or any of its Subsidiaries or Representatives arising out of or relating to this Agreement, the Merger or the other Transactions and shall keep Parent reasonably informed regarding any such stockholder litigation. The Company shall give Parent reasonable opportunity to consult with it regarding the defense or settlement of any such stockholder litigation and shall give due consideration to Parent’s views with respect to such stockholder litigation. Notwithstanding anything to the contrary contained herein, the Company shall not settle or enter into any negotiations or settlement of any such litigation without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed).

Section 7.09 Anti-Takeover Law. If any Anti-Takeover Law is or may become applicable to the Merger or any of the other Transactions, the Company, the Company Board and the Parent Managing Member shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Anti-Takeover Law on the Transactions to the greatest extent permissible under such Anti-Takeover Law.

Section 7.10 Corporate Governance Matters. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and of any Subsidiary requested by Parent, effective at the Effective Time.

Section 7.11 Company Bonds. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, provide reasonable cooperation to Parent in connection with Parent’s efforts to (a) replace, concurrently with or after Closing, any Company Bonds, (b) obtain a “back-to-back” letter of credit, surety bond or other security interest for any Company Bonds, or (c) otherwise collateralize, concurrently with or after Closing, the obligations of the parties who are the current issuers of any Company Bonds or have provided a letter of credit or other credit support in connection with any Company Bonds; provided, however, that (x) the Company shall have no obligation to take any activities which affect the Company Credit Facility prior to Closing, (y) neither the Company nor its Subsidiaries shall be required to incur any expenses in connection with the foregoing which are not reimbursed by Parent and (z) any of the actions contemplated by this Section 7.11 are to take effect as of or following, and conditional upon, the Closing.

Section 7.12 Repatriation of Cash. No later than ten (10) Business Days prior to the anticipated Closing Date, Parent shall deliver written notice to the Company (a “Repatriation Notice”), and thereafter the Company and its Subsidiaries will use their commercially reasonable efforts to (i) lend or cause to be loaned to the Company prior to the Closing any cash balances held by the non-U.S. Subsidiaries of the Company designated in the Repatriation Notice to the extent of the applicable amounts set forth in the Repatriation Notice (the “Repatriation Loans”) and (ii) distribute or transfer or cause to be distributed or transferred to the Company before the Closing (including pursuant to the repayment of outstanding intercompany obligations) any cash balances held by the non-U.S. Subsidiaries of the Company designated in the Repatriation Notice in the manner reasonably requested by Parent to the extent of the applicable amounts set forth in the Repatriation Notice (the “Repatriation Distributions”), which amounts described in clauses (i) and (ii) shall not exceed, in the aggregate, the sum necessary to satisfy the condition set forth in Section 8.02(e); provided that such funds shall be available in the bank accounts of the Company described in clause (i) of the third sentence of Section 2.06(a) for the purposes set forth therein no later than the day immediately preceding the Closing Date. The Company agrees to treat any Repatriation Loans as debt for U.S. federal income Tax purposes to the fullest extent permitted by applicable Law. If this Agreement is terminated after any such Repatriation Loans have been made, then the Company and its Subsidiaries shall repay or cause to be repaid any such Repatriation Loans as soon as possible following such termination. Subject to the Company’s compliance with its obligations under this Section 7.12 and except in connection with any termination of this Agreement pursuant to Section 9.01(g) because of a failure by the Company to comply with or perform any of its covenants or agreements hereunder or the occurrence of a Company Material Adverse Effect since the Company Balance Sheet Date, Parent shall indemnify the Company and its Subsidiaries for any Taxes required to be paid, and any reasonable related costs, expenses and losses incurred, by the Company or any of its Subsidiaries with respect to the Repatriation Loans (including with respect to the repayment thereof pursuant to the immediately preceding sentence) or the Repatriation Distributions, including any such Taxes, costs, expenses and losses with respect to additional amounts received pursuant to this sentence, and including losses attributable to the utilization by the Company or any of its Subsidiaries of any Tax assets or attributes in connection with any of the foregoing, such that the Company and its Subsidiaries are in the same after-Tax position as if no actions pursuant to any Repatriation Notice had been taken and no indemnification payments had been received.

ARTICLE 8

CONDITIONS TO THE MERGER

Section 8.01 Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company):

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority or arbitrator (public or private) that prohibits, restrains, or makes illegal the consummation of the Merger.

(c) Governmental Consents. (i) The waiting period (or any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated; and (ii) receipt of the evidence of clearance of the Transactions from the relevant Governmental Authorities in the Required Jurisdictions or the expiration or termination of the waiting period applicable to the Merger under the Competition Law of the Required Jurisdictions.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in this Agreement, other than the Company Specified Representations and the Company Capitalization Representations, shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, and would not reasonably be expected to have or result in, a Company Material Adverse Effect; provided, however, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Letter (other than the update of Section 3.17(a) of the Company Disclosure Letter permitted pursuant to Section 3.17(a)) made or purported to have been made on or after the date of this Agreement shall be disregarded;

(ii) each of the representations and warranties contained in the first sentence of Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), the first three sentences of Section 3.06(b) (Subsidiaries), Section 3.10(b) (Absence of Certain Changes), Section 3.20 (Finder’s Fees, etc.), Section 3.21 (Opinion of Financial Advisor), and Section 3.22 (Anti-takeover Law) (collectively, the “Company Specified Representations”) shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties (other than those contained in Section 3.10(b) (Absence of Certain Changes)) shall be disregarded and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded; and

(iii) the representations and warranties contained in Section 3.05(a) and the second sentence of Section 3.05(b) (Capitalization) (collectively, the “Company Capitalization Representations”) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except for any inaccuracies in such representations and warranties which do not increase the Company’s fully diluted capitalization by more than 0.10% in the aggregate from the Company’s fully diluted capitalization as set forth in Section 3.05(a) and Section 3.05(b); provided, however, that for purposes of determining the accuracy of such representations and warranties any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Performance of Obligations. The Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Closing Date.

(c) Company Material Adverse Effect. Since the date hereof, there shall not have been any Company Material Adverse Effect which is continuing.

(d) Certificate. Parent shall have received a certificate on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (a), (b) and (e) have been duly satisfied.

(e) Minimum Cash Balance. As of the Closing, the Company (excluding its Subsidiaries) shall have no less than $475 million (inclusive of the amount specified in the Repatriation Notice) in U.S.  currency in its bank accounts in the United States.

Section 8.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a) Representations and Warranties.

(i) Each of the representations and warranties of Parent contained in this Agreement, other than Parent Specified Representations, shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect; provided, however, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded, and (B) any update of or modification to the Parent Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded; and

(ii) each of the representations and warranties contained in the first sentence of Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.08 (Ownership of Shares) and Section 4.09 (Finders’ Fees, etc.) (collectively, the “Parent Specified Representations”) shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded and (B) any update of or modification to Parent Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Performance of Obligations. Parent shall have complied with or performed in all material respects all of Parent’s covenants and agreements it is required to comply with or perform at or prior to the Closing Date.

(c) Certificate. The Company shall have received a certificate on behalf of Parent by Parent’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (a) and (b) have been duly satisfied.

ARTICLE 9

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned, only as follows:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval);

(b) by either Parent or the Company at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval) if (i) a court or other Governmental Authority or arbitrator (public or private) of competent jurisdiction shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of: (A) permanently restraining, enjoining or otherwise prohibiting the Merger; or (B) making the consummation of the Merger hereunder illegal or (ii) a Governmental Authority or arbitrator (public or private) of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger a Law having the effect of: (A) permanently restraining, enjoining or otherwise prohibiting the Merger; or (B) making the consummation of the Merger illegal;

(c) by either Parent or the Company if the Effective Time shall not have occurred 180 days from the date hereof (the “Outside Date”); provided, however, in the event the Marketing Period has commenced but the fifteen (15) consecutive Business Day period has not been completed on or before such date, the Outside Date shall be extended for the remaining fifteen (15) consecutive Business Day period plus five (5) Business Days; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Effective Time to have occurred by such time;

(d) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by Parent, prior to the receipt of the Company Stockholder Approval, if the Company, the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change;

(f) by the Company prior to the receipt of the Company Stockholder Approval if (A) the Company Board authorizes the Company to enter into an Alternative Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with the terms of Section 5.02(b) that did not result from a solicitation in breach of Section 5.02(a), (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Company Acquisition Agreement providing for a Company Superior Proposal that did not result from a solicitation in breach of, failure to comply with requirements to provide a “matching period” as set forth in, and any other material, willful and intentional breach of, Section 5.02, and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 9.03(b);

(g) by Parent at any time prior to the Effective Time if: (i) any of the Company’s representations or warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.02(a) would not be satisfied; or (ii) the Company shall have failed to comply with or perform its covenants or agreements contained in this Agreement, such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, if: (A) any inaccuracy in any of the Company’s representations or warranties or failure to comply with or perform the Company’s covenants or agreements is curable by the Company prior to the earlier of the Outside Date or 30 days after the date on which the Company is notified by Parent in writing of such inaccuracy or failure to comply with or perform; and (B) the Company is continuing to exercise reasonable best efforts to cure such inaccuracy or failure to comply with or perform, then Parent may not terminate this Agreement under this Section 9.01(g) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been cured in all material respects; provided, further, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(g) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(h) by the Company at any time prior to the Effective Time if: (i) any of Parent’s representations or warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.03(a) would not be satisfied; or (ii) Parent shall have failed to comply with or perform its covenants or agreements contained in this Agreement, such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, if: (A) any inaccuracy of any of Parent’s representations or warranties or failure to comply with or perform Parent’s covenants or agreements is curable by Parent prior to the earlier of the Outside Date or 30 days after the date on which Parent is notified by the Company in writing of such breach or failure to comply with or perform; and (B) Parent is continuing to exercise reasonable best efforts to cure such inaccuracy or failure to comply with or perform, then the Company may not terminate this Agreement under this Section 9.01(h) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been cured in all material respects; provided, further, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(h) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(i) by the Company in the event that (i) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing or unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective material covenants or agreements contained in this Agreement), (ii) Parent and Merger Sub have failed to consummate the Merger at the Closing pursuant to Section 2.01, (iii) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Merger, (iv) the Company has given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(i) if Parent and Merger Sub fail to consummate the Merger, and (iv) Parent and Merger Sub fail to consummate the Merger on the later of the expiration of such three (3) Business Day period and the date set forth in the foregoing notice.

Section 9.02 Notice and Effect of Termination.

(a) A Party terminating this Agreement pursuant to Section 9.01 (other than Section 9.01(a)) shall deliver a written notice to the other Party setting forth specific basis for such termination and the specific provision of Section 9.01 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 9.01 (other than Section 9.01(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

(b) In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall be of no further force or effect; provided, however, (i) Section 6.05, Section 7.03(e), Section 7.03(h), Section 7.03(i), Section 7.06(a), Section 7.12, this Section 9.02, Section 9.03, Article 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) the termination of this Agreement shall not relieve the Company from any liability for any Willful Breach of any representation, warranty or covenant contained in this Agreement.

Section 9.03 Termination Fee.

(a) Company Acquisition Proposals.

(i) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(c), and: (i) at or prior to the time of such termination a Company Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (ii) within 12 months after the date of any such termination, the Company shall have entered into a definitive agreement with respect to any Company Acquisition Proposal or any Company Acquisition Proposal is consummated (regardless of whether it is the same Company Acquisition Proposal), then the Company shall pay, or cause to be paid, to Parent, in cash at the time such transaction is consummated, a non-refundable fee in the amount of the Company Termination Fee; provided, however, for purposes of clause (ii) above, all references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%.”

(ii) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(d) and: (i) at or prior to the time of such termination a Company Acquisition Proposal shall have been publicly disclosed, announced, commenced, or made; and (ii) within 12 months after the date of any such termination, the Company shall have entered into a definitive agreement with respect to any Company Acquisition Proposal or any Company Acquisition Proposal is consummated (regardless of whether it is the same Company Acquisition Proposal), then the Company shall pay, or cause to be paid, to Parent, in cash at the time such transaction is consummated, a non-refundable fee in the amount of the Company Termination Fee; provided, however, for purposes of clause (ii) above, all references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%.”

(b) If this Agreement is terminated by: (A) Parent pursuant to Section 9.01(e); (B) by the Company pursuant to Section 9.01(f) or (C) unless the Company Stockholder Approval was received prior to such termination, by the Company pursuant to Section 9.01(c) and the Company Board or any committee thereof made a Company Adverse Recommendation Change; then in each case, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee. In the case of termination of this Agreement in the manner set forth in clauses (A) or (C) of this Section 9.03(b), the Company Termination Fee shall be paid by or on behalf of the Company within two (2) Business Days after such termination; and in the case of termination of this Agreement in the manner set forth in clause (B) of this Section 9.03(b), the Company Termination Fee shall be paid by the Company immediately prior to or concurrently with such termination.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 9.01(h) or Section 9.01(i), then Parent shall pay to the Company the Parent Termination Fee. The Parent Termination Fee payable pursuant to this Section 9.03(c) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 9.01(h) or Section 9.01(i), as applicable.

(d) Each of Parent and the Company acknowledges and agrees that (i) the agreements contained in this Section 9.03, are an integral part of the Transactions, (ii) without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement and (iii) any amount payable pursuant to this Section 9.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or Company, as applicable, in the circumstances in which such amount is payable. The Parties acknowledge and agree that in no event shall Parent and Merger Sub or Company, as applicable, be required to pay the Parent Termination Fee or the Company Termination Fee, as applicable, on more than one occasion. If the Company or Parent fails to pay when due any amount payable under this Section 9.03, then: (A) such Party shall reimburse the other Party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such other Party of its rights under this Section 9.03 incurred in connection with defending such Proceeding to collect such fees); and (B) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 300 basis points over the “prime rate” (as reported by Bloomberg L.P. on the date such overdue amount was originally required to be paid). If in any Proceeding to collect any Parent Termination Fee or Company Termination Fee, it is determined that such fees are not owed, the Party seeking the collection of such fees shall reimburse the other Party for all costs and expenses (including fees and disbursements of counsel).

(e) Notwithstanding anything to the contrary contained in this Agreement, except in the case of a Willful Breach by the Company (and subject to Section 6.05, Sections 7.03(h)-(i), the last sentence of Section 7.12 and Section 9.03(d)), (i) if this Agreement is terminated under circumstances where the Company Termination Fee or the Parent Termination Fee, as applicable, would be payable pursuant to this Section 9.03, the payment by the Company or Parent, as applicable, of the Company Termination Fee or the Parent Termination Fee, as applicable, shall be the sole and exclusive remedy of the Party being paid the Company Termination Fee or the Parent Termination Fee, as applicable, and its Related Persons against the Company or Parent and Merger Sub, as applicable, and their respective Related Persons, Representatives and Affiliates and the Debt Financing Source Parties and the Equity Financing Sources for (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement (including relating to the Financing), (ii) in no event will any Person being paid the Parent Termination Fee or the Company Termination Fee, as applicable, seek to recover any other money damages or seek any other remedy (including any remedy for specific performance, except solely in compliance with Section 10.11) based on a claim in law or equity with respect to (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement (including relating to the Financing), and (iii) upon payment of the Parent Termination Fee or the Company Termination Fee, as applicable, in accordance with this Section 9.03, no Party paying the Parent Termination Fee or the Company Termination Fee, as applicable, or any of its Affiliates or Representatives shall have any further liability or obligation to another Party relating to or arising out of this Agreement. The Company further agrees that (subject to Sections 7.03(h)-(i), the last sentence of Section 7.12 and Section 9.03(d)) the maximum aggregate liability of Parent, Merger Sub and all of their respective Related Persons and the respective Representatives and Affiliates, taken as a whole, arising out of or related to this Agreement shall be limited to an amount equal to the amount of the Parent Termination Fee, and in no event shall the Company seek to recover, or be entitled to recover, any money damages or other losses or damages of any kind, character or description in excess of such amount.

(f) The Company hereby covenants and agrees that it shall not, and shall cause its Subsidiaries not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Equity Financing Commitments, the Limited Guarantee or the negotiation, execution, performance, abandonment or termination of the transactions contemplated hereby or thereby (whether at law or in equity, under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil)) against Parent or any of its Related Persons and their respective Representatives and Affiliates except for claims: (i) against Parent and/or Merger Sub in accordance with and pursuant to the terms of this Agreement; (ii) against Parent and/or Merger Sub for indemnification or expense reimbursement under Section 7.03(h), Section 7.03(i) or the last sentence of Section 7.12 and Section 9.03(d), (iii) against the Guarantors under the Limited Guarantee, subject to the terms and limitations thereof; (iv) against the parties to the Equity Commitment Letters for specific performance of their respective obligations under the Equity Commitment Letters, subject to the terms and limitations thereof if, and only if, the conditions of Section 10.11(b) (in case of the foregoing, other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied (or waived); and (v) against Sponsor under the Confidentiality Agreement, subject to the terms and limitations thereof (the claims described in clauses (i) through (v) collectively, the “Retained Claims”).

ARTICLE 10

MISCELLANEOUS

Section 10.01 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit Section 9.02, Section 9.03 or any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.02 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the Parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the receipt of the Company Stockholder Approval, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under applicable Law without such approval having first been obtained; provided, further, no amendments or other modifications to or waivers of any Debt FS Provision shall be effective without the prior written consent of the Debt Financing Source Parties. A termination of this Agreement pursuant to Section 9.01 or a material amendment or waiver of this Agreement pursuant to Section 10.02 or Section 10.03 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof), as applicable.

Section 10.03 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.02, waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the shareholders or stockholders, as applicable, of any of Parent, Merger Sub or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 10.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. The Company (or the applicable Subsidiary) shall file all Tax Returns that to the Company’s knowledge are required by applicable law or that Parent reasonably notifies the Company in writing are required by applicable law with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees in connection with the consummation of the Merger, and, if required by applicable Law, Parent (or the applicable Subsidiary) shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns.

Section 10.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email (with confirmation) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.05):

if to Parent or Merger Sub, to:

c/o Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, New York 10022

Attention: General Counsel

Facsimile: 212-231-2680

E-mail: legalnotices@siriscapital.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Dan Clivner and Vijay Sekhon

Facsimile: 310-595-9501

E-mail: dclivner@sidley.com and vsekhon@sidley.com

if to the Company, to:

Polycom, Inc.

6001 America Center Drive

San Jose, California 95002

Attention: Sayed M. Darwish

Facsimile: 408-586-6025

Email: sayed.darwish@polycom.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Michael S. Ringler

Facsimile: 415-947-2099

Email: mringler@wsgr.com

and:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Robert S. Townsend

Facsimile: 415-268-7522

Email: rtownsend@mofo.com

Section 10.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.07 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; provided, however, (x) limited partners of investment funds affiliated with Sponsor, potential debt financing sources, Equity Financing Sources and Debt Financing Source Parties (as defined below) shall be permitted Representatives of Sponsor under the Confidentiality Agreement, (y) any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement and (z) all standstill or similar provisions set forth in the Confidentiality Agreement shall be superseded to the extent necessary to permit Parent to make additional proposals under Section 5.02(b), and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and permitted assigns; provided, however, notwithstanding the foregoing clause (b), following the Effective Time, the provisions of Section 6.03 shall be enforceable by each Party entitled to indemnification hereunder and his or her heirs and his or her representatives; provided, further, that the Lenders, any arrangers, investors, potential agents, potential arrangers, potential lenders, potential investors, underwriters, initial purchasers and placement agents providing or potentially providing, or acting in connection with, any Debt Financing, and each of their respective Affiliates and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, officers, directors, employees, advisors, attorneys or representatives and each of their respective successors and assigns (each, a “Debt Financing Source Party”, collectively, the “Debt Financing Source Parties”) shall be express third party beneficiaries with respect to Section 9.03, Section 10.02, this Section 10.07, Section 10.10, Section 10.12 and Section 10.13 (collectively, the “Debt FS Provisions”).

Section 10.08 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided, however, Parent may designate, prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided, further, such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other Party or due to Parent or such other Subsidiary. Any purported assignment without such consent shall be void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10 Governing Law; Exclusive Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction, except that, notwithstanding the foregoing, except as otherwise set forth in the Debt Commitment Letter as in effect as of the date of this Agreement, any legal suit, action, litigation, proceeding or claim (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Source Parties shall be exclusively governed by, and construed in accordance with, the Law of the State of New York; provided, however, with respect to the Debt Commitment Letter: (i) the interpretation of the definition of Target Material Adverse Effect (as defined in the Debt Commitment Letter) and whether or not a Target Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Specified Purchase Agreement Representations (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective Affiliates have the right (determined without regard to any notice requirement) to terminate its obligations under this Agreement, or to decline to consummate the

Transactions and (iii) the determination of whether such transactions have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the Law of the State of Delaware without giving effect to conflicts of law principles that would result in the application of the Law of any other jurisdiction.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.05 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Party in any way relating to this Agreement, the Debt Financing or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.

(c) Each Party hereby irrevocably consents and agrees, for the benefit of each other Party, that any legal action, suit or proceeding against it with respect to the confirmation and/or enforcement of an award rendered in a Delaware court pursuant hereto (an “Award”) may be brought in any court in a jurisdiction where the assets of such Party are located, and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such court with respect to any such action, suit or proceeding to confirm or enforce an Award. Each Party waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such court to confirm an Award and hereby further waives and agrees not to plead or claim in any such court that any such action or proceeding brought therein has been brought in an inconvenient forum.

Section 10.11 Remedies; Enforcement.

(a) Subject to Section 10.11(b), the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, subject to Section 10.11(b), the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including, subject to Section 9.03, monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Notwithstanding anything to the contrary in this Agreement, each Party agrees that the right of the Company to obtain and injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Merger Sub to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letters) shall be subject to the requirements that:

(i) with respect to any funding of the Equity Financing to occur at the Closing, all the conditions set forth in Section 8.01 and Section 8.02 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing);

(ii) the Debt Financing (or, in the case Alternative Debt Financing has been obtained in accordance with Section 7.03(c), such Alternate Debt Financing) has been funded or would be funded in accordance with the terms thereof at the Closing (solely as to the portion necessary to consummate the Closing), if the Equity Financing is funded at the Closing;

(iii) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.01, and;

(c) the Company has irrevocably confirmed to Parent in writing that (A) all conditions in Section 8.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any such open conditions, and (B) if specific performance is granted and if the Equity Financing and the Debt Financing were funded, the Closing would occur.

(d) Each Party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Company’s right to seek specific performance pursuant to this Section 10.11 shall include the right of the Company to cause Parent and/or Merger Sub to fully enforce the terms of the Commitment Letters, including by requiring Parent and/or Merger Sub to file one or more Proceedings against any party to the Commitment Letters to fully enforce the obligations of such party therein.

Section 10.12 No Recourse; Waiver of Claims. Notwithstanding anything herein to the contrary, the Company (on behalf of itself and its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives) hereby waives any rights or claims against any Debt Financing Source Party in connection with this Agreement, the Debt Commitment Letter or the Debt Financing (or any Alternate Debt Commitment Letter or Alternate Debt Financing, as applicable), whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives) agrees not to commence a Proceeding against any Debt Financing Source Party in connection with this Agreement or the Transactions (including any Proceeding relating to the Debt Financing or the Debt Commitment Letters (or any Alternate Debt Financing or Alternate Debt Commitment Letter, as applicable) or the transactions contemplated thereby). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source Party shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Company or any of its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives in connection with this Agreement or the Transactions (including the Debt Financing or the Debt Commitment Letters or the transactions contemplated thereby). Nothing in this Section 10.12 shall in any way (a) expand the circumstances in which Parent may be liable under this Agreement or as a result of the Transactions (including as a result of the Debt Financing or Alternate Debt Financing) or (b) limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each other thereunder or in connection therewith.

Section 10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY LEGAL PROCEEDING AGAINST THE DEBT FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS, THE DEBT COMMITMENT LETTER (OR ALTERNATE DEBT COMMITMENT LETTER), THE DEBT FINANCING (OR ALTERNATE DEBT FINANCING) OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO).

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

POLYCOM, INC.

By:	/s/ Sayed Darwish
Name:	Sayed Darwish
Title:	Chief Legal Officer & EVP of Corporate Development

[Signature Page to Merger Agreement]

TRIANGLE PRIVATE HOLDINGS I, LLC

By:	/s/ Jeffrey Hendren
Name:	Jeffrey Hendren
Title:

TRIANGLE PRIVATE MERGER SUB INC.

By:	/s/ Jeffrey Hendren
Name:	Jeffrey Hendren
Title:

[Signature Page to Merger Agreement]

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Of

POLYCOM, INC.

1. Name. The name of the corporation is Polycom, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 2711 Centerville Road Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 101,000, all of which shall be shares of common stock with the par value of $0.001 per share.

5. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability.

6.1 To the fullest extent permitted by the DGCL or any other law of the State of Delaware, as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

6.2 Neither any amendment nor repeal of this Article 6, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article 6 shall eliminate or reduce the effect of this Article 6 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 6, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

6.3 If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article 6 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware as so amended.

7. Indemnification.

7.1 The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, against expenses (including attorneys’ fees), judgments, losses, fines and amounts paid in settlement (collectively, “Losses”) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding commenced by such person only if the commencement of such Proceeding was authorized in the specific case by the Board of Directors.

7.2 The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, against Losses actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

7.3 Given that certain jointly indemnifiable claims (as defined below) may arise due to indemnification provided by certain indemnitee-related entities (as defined below) to the indemnified parties pursuant to this Article 7 (the “Indemnified Parties”), the Corporation shall be fully and primarily responsible for the payment to the Indemnified Parties in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article 7, irrespective of any right of recovery the Indemnified Parties may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the Indemnified Parties may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnified Parties or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to any of the Indemnified Parties in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of such Indemnified Parties against the Corporation, and the Indemnified Parties shall execute all documents reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Article 7, entitled to enforce this Article 7.

7.4 A right to indemnification arising under this Second Amended and Restated Certificate of Incorporation shall not be eliminated or impaired by an amendment to this Second Amended and Restated Certificate of Incorporation after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification is sought.

7.5 For purposes of this Article 7, the following terms shall have the following meanings:

(i) the term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation) from whom an Indemnified Party may be entitled to indemnification or advancement of expenses on account of Proceedings or Losses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(ii) the term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, Proceeding for which any of the Indemnified Parties shall be entitled to indemnification or advancement of expenses from both (i) the Corporation, on the one hand, and (ii) any indemnitee-related entity pursuant to any other agreement between any indemnitee-related entity and the Indemnified Party pursuant to which such Indemnified Party is indemnified, the laws of the jurisdiction of incorporation or organization of any indemnitee-related entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any indemnitee-related entity, on the other hand.

8. Corporate Opportunities.

8.1 In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Siris Capital Group, LLC (“Siris”) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) Siris and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article 8 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Siris, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

8.2 None of (i) Siris or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 8.3 of this Article 8. Subject to said Section 8.3 of this Article 8, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

8.3 The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, in which event the provisions of Section 8.2 of this Article 8 shall not apply to any such corporate opportunity.

8.4 In addition to and notwithstanding the foregoing provisions of this Article 8, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is either financially or legally unable, or not contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

8.5 For purposes of this Article 8, (i) “Affiliate” shall mean (a) in respect of Siris, any Person that, directly or indirectly, is controlled by Siris, controls Siris or is under common control with Siris and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

8.6 To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 8.

9. Adoption, Amendment or Repeal of By-Laws. The board of directors of the Corporation is authorized to adopt, amend or repeal the By-laws.

10. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

Annex B

OPINION OF MORGAN STANLEY & CO. LLC

2725 Sand Hill Road

Suite 200

Menlo Park, CA 94025

July 7, 2016

Board of Directors

Polycom, Inc.

6001 America Center Drive

San Jose, CA 95002

Members of the Board:

We understand that Polycom, Inc. (“Polycom” or the “Company”), Triangle Private Holdings I, LLC (“Parent” or the “Buyer”) and Triangle Private Merger Sub Inc., an indirect wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated 7th July 2016 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become an indirect wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.0005 per share (the “Company Common Stock”) of the Company, other than shares held by the Buyer or any of its subsidiaries (including Merger Sub) or the Company (including shares held as treasury stock or otherwise) or any of the Company’s wholly owned subsidiaries, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $12.50 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Reviewed the Merger Agreement, the draft commitment letters from a certain lender and equity co-investors substantially in the form of the drafts dated 7th July 2016 (the “Commitment Letters”) and certain related documents; and

9)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction, and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and certain of its affiliates and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer and its affiliates, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC
By:
Michael F. Wyatt
Managing Director

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, §258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
Proxy — Polycom, Inc.
SPECIAL MEETING OF STOCKHOLDERS, [ ], 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYCOM, INC.
PROXY—The undersigned stockholder of Polycom, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, dated [ ], 2016, for the Special Meeting of Stockholders of Polycom, Inc. to be held on [ ], 2016 at [ ], local time, at Polycom’s corporate headquarters in San Jose, California and, revoking all prior proxies, hereby appoints Peter A. Leav and Sayed M. Darwish, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, and to represent and to vote, as designated on the reverse side, all shares of common stock of Polycom, Inc. held of record by the undersigned on [ ], 2016 at the Special Meeting to be held on [ ], 2016, or any postponement or adjournment thereof.
The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1, 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
(Continued and to be signed on the other side)
Printed on recycled paper
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IMPORTANT SPECIAL MEETING INFORMATION 000004
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MR A SAMPLE Electronic Voting Instructions
DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week!
ADD 1 Instead of mailing your proxy, you may choose one of the voting
ADD 2 methods outlined below to vote your proxy.
ADD 3
ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
NNNNNNNNN ADD 5 Proxies submitted by the Internet or telephone must be received by
ADD 6 [ ], Eastern Time, on [ ], 2016.
Vote by Internet
  Go to www.envisionreports.com/PLCM
  Or scan the QR code with your smartphone
  Follow the steps outlined on the secure website
Vote by telephone
  Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
  Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Special Meeting Proxy Card 1234 5678 9012 345
q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. For Against Abstain
1. To adopt the Agreement and Plan of Merger, dated as of July 8, 2016, by and among Polycom, Inc., Triangle Private Holdings I, LLC +
and Triangle Private Merger Sub Inc., as it may be amended from time to time.

2.	To approve any proposal to adjourn or postpone the special meeting to a later date or dates, if necessary or appropriate, (1) to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement, or (2) if the failure to adjourn or postpone would reasonably be expected to be a violation of applicable law.

3.	To approve, by non-binding, advisory vote, compensation that will or may become payable to Polycom’s named executive officers in connection with the merger.
NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
This Proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MMMMMMM 1UP X 2878421 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
Proxy — Polycom, Inc.
SPECIAL MEETING OF STOCKHOLDERS, [•], 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYCOM, INC.
PROXY—The undersigned stockholder of Polycom, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, dated [•], 2016, for the Special Meeting of Stockholders of Polycom, Inc. to be held on [•], 2016 at [•], local time, at Polycom’s corporate headquarters in San Jose, California and, revoking all prior proxies, hereby appoints Peter A. Leav and Sayed M. Darwish, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, and to represent and to vote, as designated on the reverse side, all shares of common stock of Polycom, Inc. held of record by the undersigned on [•], 2016 at the Special Meeting to be held on [•], 2016, or any postponement or adjournment thereof.
The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1, 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
(Continued and to be signed on the other side)
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